As filed with the Securities and Exchange Commission on August 13, 2008

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AHC GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6211	26-3118623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor,

Berkeley Heights, New Jersey 07922

(908) 787-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

O’Connell Benjamin

President

Connell Corporate Center

300 Connell Drive, 5th Floor,

Berkeley Heights, New Jersey

(908) 787-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Victor J. DiGioia, Esq. Michael Goldstein, Esq. Becker & Poliakoff, LLP 45 Broadway New York, NY 10006 Telephone: 212-599-3322 Facsimile: 212-557-0295	Jeffrey Brandel, Esq. Nicole Larsen, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street Suite 500 Denver, Colorado 80202 Telephone: 303-892-7331 Facsimile: 303-893-1379

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective, and after the conditions to the proposed mergers, described in the enclosed proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
common stock, $.001 par value per share	71,056,934	Not applicable	$49,739,853	$1,955

(1)	The estimated maximum number of shares of common stock, $.001 par value per share, of AHC Group, Inc. to be registered consists of the sum of (i) the shares that may become issuable to holders of Parascript, LLC units in connection with the proposed merger described in this joint proxy statement/ prospectus, and (ii) the shares that will be exchanged for shares of Authentidate Holding Corp. outstanding immediately prior to the closing on a fully diluted basis.
(2)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (x) 71,056,934, the estimated maximum number of shares of the registrant to be issued in accordance with the Agreement and Plan of Merger, and multiplied by (y) $.70, the average of the bid and asked prices per share of Authentidate Holding Corp. common shares, as reported by the Nasdaq Capital Market within 5 business days prior to August 13, 2008.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/ prospectus is not complete and may be changed. These securities may not be issued or sold nor may proxies be solicited until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 13, 2008

AUTHENTIDATE HOLDING CORP LOGO	PARASCRIPTLOGO
AUTHENTIDATE HOLDING CORP.	PARASCRIPT, LLC

To the Stockholders of Authentidate and Unitholders of Parascript:

The board of directors of Authentidate Holding Corp. and the manager of Parascript, LLC have unanimously approved an agreement and plan of merger that will result in Authentidate and Parascript becoming wholly-owned subsidiaries of a new Authentidate holding corporation. The new Authentidate holding corporation will be temporarily called AHC Group, Inc., and after the merger AHC Group, Inc. will change its name to Authentidate Holding Corp. and will trade under Authentidate’s current Nasdaq stock symbol, “ADAT.” Current Authentidate stockholders will receive shares in the new holding corporation to replace their existing Authentidate shares. Any shares issued to Parascript members in the transaction will be shares of the new holding corporation.

•

AHC Group, Inc. or “New Authentidate” is a wholly owned subsidiary of Authentidate formed solely to effect the plan of merger and has not conducted any business. Under the merger agreement, Authentidate and Parascript will survive as wholly owned subsidiaries of New Authentidate and New Authentidate will be renamed “Authentidate Holding Corp.” on the closing of the transaction;

•	New Authentidate will increase the number of authorized shares to 100,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.10 par value.

•	Authentidate stockholders will exchange their existing shares of Authentidate common stock, for an equal number of shares of common stock in New Authentidate;

•

all of the outstanding units of Parascript will be exchanged for a total of up to $10,000,000 in cash and 30,000,000 shares of New Authentidate common stock, all of the shares of Authentidate’s subsidiary Authentidate International AG the (“AG Shares”), and a junior unsecured note (the “Note”) in the principal amount of $20,000,000 subject to adjustments (the “Note”). Principal and interest on the Note is subject to certain restrictions on payment. The amount of merger consideration will be reduced by certain amounts required to pay outstanding debt and obligations and certain Parascript expenses of the merger;

•

after the closing, New Authentidate will form a subsidiary to exploit certain markets for Parascript’s image analysis and pattern recognition technology. The Parascript unitholders will also be entitled to receive additional shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved for fiscal years 2010 and 2011 divided by $3.00 (the “Earn—Out Shares”), less certain Parascript expenses of the merger;

•

all of the              Authentidate employee stock options and              Authentidate common stock purchase warrants expected to be outstanding at the closing of the merger will represent the right to receive an equal number of shares of Authentidate common stock on the same terms and conditions as the original warrants and options;

•	the size of the board of directors of Authentidate will be increased from six to nine members;

•

            ,             ,              and              will remain members of the Authentidate board of directors after the merger. Ross Johnson, the Chairman of the Board of Authentidate and              will resign from the board effective with the closing of the merger;

•	, , , and Aron Katz have been nominated by Parascript and will join the Authentidate board of directors effective at the closing of the merger;

•	Aron Katz will become non-executive Chairman of the Board of New Authentidate effective at the closing of the merger;

•	Jeffrey Gilb, currently the Chief Executive Officer of Parascript will become Chief Executive Officer of New Authentidate after the merger and join the Board of Directors; and

•	O’Connell Benjamin will remain President of Authentidate after the merger.

Certain key directors, officers, members and stockholders of Parascript and Authentidate have agreed to vote their shares and/or units FOR the approval of the merger.

It is contemplated that Parascript unitholders will hold, in the aggregate, approximately 46.4% of the issued and outstanding shares of New Authentidate common stock following the merger, but before the exercise of any outstanding warrants or options, or conversion of the Series B Preferred Stock; but before the issuance of any Earn-Out Shares; and 42.2% on a fully diluted basis assuming exercise of all options and warrants, and the conversion of Series B Preferred Stock but before the issuance of any of the Earn-Out Shares. A vote in favor of the agreement and plan of merger will be effective whether or not the actual ownership percentages differ from the estimated ownership percentages set forth above.

Authentidate’s common stock trades under the symbol “ADAT”. On August     , 2008, the closing, high and low price for Authentidate common stock reported was $             per share, $             and $            , respectively. On August     , 2008, Authentidate had              shares of common stock outstanding.

After careful consideration, the board of directors of Authentidate and the manager of Parascript have determined that the merger is in the best interests of their respective Stockholders and Members, and the board and the manager unanimously recommend voting FOR approval of the agreement and plan of merger and related transactions.

This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In particular, please see the section entitled “Risk Factors” starting on page 15 of this document for a discussion of risks associated with the merger. The merger cannot be completed unless Authentidate’s Stockholders and Parascript’s members consider and approve the agreement and plan of merger and we have scheduled a stockholder’s meeting and a meeting of members for you to vote on the agreement and plan of merger. The dates, times and places of the meetings are as follows:

For Authentidate Stockholders: , 2008 at 10:30 a.m. at	For Parascript members: , 2008 at 10:30 a.m. at the offices of Parascript 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of Authentidate stockholders or the special meeting of Parascript members, please take the time to vote. Your failure to vote will have the same effect as voting against the approval and adoption of the merger agreement.

The parties anticipate scheduling a closing of the merger as soon as practicable following the Stockholders’ meetings.

O’Connell Benjamin	Jeffrey Gilb
President	Chief Executive Officer
Authentidate Holding Corp.	Parascript, LLC

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AUTHENTIDATE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated and was first mailed to stockholders and members on or about                     , 2008.

AUTHENTIDATE HOLDING CORP.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

To the Stockholders of AUTHENTIDATE HOLDING CORP.

NOTICE IS HEREBY GIVEN that the Special Meeting of holders of the common stock of AUTHENTIDATE HOLDING CORP., will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Terminal, New York, New York 10017 on                     , 2008 at 10:30 a.m., Eastern time, for the following purposes:

1.	Approve and adopt the Agreement and Plan of Merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc., a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company, and the transactions contemplated by the merger agreement.

2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals; and

3.	To transact such other business as may properly come before the Authentidate Special Meeting or any adjournment or postponement of the meeting.

The approval of the Agreement and Plan of Merger will also consititue the approval of all of the transactions contemplated by the merger agreement including: the formation of AHC Group, Inc. and the adoption of its certificate of incorporation, the awarding of options to purchase 875,000 shares of common stock to directors of Authentidate, the adoption of employee and director stock option plans for AHC Group, Inc. and other actions described in this joint proxy statement/prospectus.

The close of business on                     , 2008 has been fixed as the record date (“Record Date”) for the determination of Stockholders entitled to notice of and to vote at, the Special Meeting and any adjournment thereof. The approval and adoption of the agreement and plan of merger requires the affirmative vote of a majority of the outstanding shares of Authentidate common stock.

All Stockholders are urged either to attend the Special Meeting or to be represented by proxy. If a majority of the Stockholders present or represented by proxy vote for adjournment or postponement, it is Authentidate’s intention to adjourn the Special Meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

You are cordially invited to attend the Special Meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the Special Meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of Authentidate, in writing, prior to the Special Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE AUTHENTIDATE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors

Victor J. DiGioia

Secretary

Berkeley Heights, New Jersey

                    , 2008

Parascript, LLC

6899 Winchester Circle, Suite 200

Boulder, CO 80301-3696

(303) 547-4053

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD                     , 2008

Dear Parascript Unitholder:

A special meeting of unitholders of Parascript, LLC, a Wyoming limited liability company, will be held on                     , 2008, at             a.m., Mountain Daylight Time, at 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301.

At the special meeting, you will be asked to:

1.	Approve and adopt the Agreement and Plan of Merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company, and the transactions contemplated by the merger agreement.

2.	Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to review the joint proxy statement/prospectus carefully.

Parascript’s manager has set the close of business on                     , 2008, as the record date for determining unitholders entitled to receive notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Parascript had             units outstanding and entitled to vote, including             common units and             preferred units. Parascript will admit to the special meeting (1) all unitholders of record at the close of business on                     , 2008, (2) persons who have been granted valid proxies and (3) the other persons that Parascript, in its sole discretion, may elect to admit.

The affirmative vote of the holders of at least 70% of the outstanding units voting as a single class is required for approval of proposal 1 above. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and an adjournment of the Parascript special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

I look forward to seeing you at the meeting.

Sincerely,

Jeffrey Gilb

President & CEO

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Special Meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your units are represented at the Special Meeting. If you do attend, you may revoke any prior proxy and vote your units in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of Parascript, in writing, prior to the Special Meeting of Members.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE PARASCRIPT SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Authentidate and Parascript desire to avail themselves of certain “safe harbor” provisions of the Act and are therefore including this special note to enable them to do so. Forward-looking statements in this joint proxy statement/prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involving known and unknown risks, uncertainties and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon our management’s best estimates based upon current conditions and the most recent results of operations. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. Authentidate and Parascript have based these forward-looking statements on their current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, those set forth under “Risk Factors” in this joint proxy statement/prospectus. The forward-looking statements contained in this joint proxy statement/prospectus include statements about the following:

•	our ability to integrate Authentidate’s and Parascript’s businesses and operations;

•	the benefits of the merger, including business prospects, anticipated synergies and cost savings;

•	the anticipated growth and growth strategies of Authentidate and Parascript;

•	the need for additional capital and the availability of financing;

•	the combined company’s ability to successfully manage relationships with customers and other important relationships;

•	the willingness of customers to continue using the products and services of the combined company;

•	the combined company’s ability to integrate the management teams and employees of Authentidate and Parascript;

•	the challenges encountered in managing larger operations;

•	the ability to retain key employees;

•	management’s ability to focus on other ongoing business concerns given the additional work as a result of the merger;

•	the compatibility of business cultures;

•	the compatibility of technologies and systems;

•	market acceptance of the combined company’s products and services;

•	the ability of each company to implement its business plans;

•	technological changes;

•	competition;

•	pricing of products and services;

•	decisions by the USPS and other postal service customers;

•	economic conditions in the United States, Asian and European markets; and

•	other risks to the company’s business set forth in the reports of Authentidate filed with the Securities and Exchange Commission.

For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see Authentidate’s quarterly reports on Form 10-Q and the annual report on Form 10-K and other Exchange Act filings that are made with the SEC.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

i

ANNEX

A.	Agreement and plan of merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company (without exhibits and schedules).

B.	Fairness Opinion of Duff & Phelps, LLC.

C.	Certificate of Incorporation of AHC Group, Inc. (New Authentidate)

D.	By-Laws of AHC Group, Inc. (New Authentidate)

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q.	What is the proposed transaction? (See Page )

A.	The board of directors of Authentidate Holding Corp. and the manager of Parascript, LLC have unanimously approved an agreement and plan of merger that will result in Authentidate and Parascript becoming wholly-owned subsidiaries of a new Authentidate holding corporation called AHC Group, Inc. The new Authentidate holding corporation will trade under Authentidate’s current Nasdaq stock symbol, “ADAT,” and current Authentidate stockholders will receive the same number of shares they currently own in the new Authentidate holding corporation to replace their Authentidate existing shares. Any shares issued to Parascript members in the transaction will be shares of the new Authentidate holding corporation.

AHC Group, Inc. or “New Authentidate” is a wholly owned subsidiary of Authentidate formed solely to effect the plan of merger and has not conducted any business. Under the merger agreement, Authentidate and Parascript will survive as wholly owned subsidiaries of New Authentidate and New Authentidate will be renamed “Authentidate Holding Corp.” on the closing of the transaction.

Q.	Why Are Authentidate and Parascript Proposing the Merger? (See Pages )

A.	The board of directors of Authentidate and the manager of Parascript identified several reasons for the merger including the expectation that the combined company:

•	will have more diversified sources of revenue;

•	the opportunity to expand and widen its product mix;

•	the ability to address new markets to which either company would have limited access acting separately;

•	the ability to utilize Authentidate’s net operating losses;

•	anticipated synergies resulting from a larger entity with lower combined expenses due to the elimination of duplicative overhead; and

•	compatible technologies that would contribute to the growth of the combined company.

Q.	What Will Parascript Preferred Unitholders Receive for Their Parascript Preferred Membership Units? (See Page )

A.	All of the Preferred Units collectively will be entitled to the following consideration after payments to satisfy amounts owed to Diversified Investors Capital Services of North America, Inc., Parascript’s business and financial advisor (“Diversified”):

(i)	At Closing, Parascript Management, Inc., for the benefit of Parascript members (“the Exchange Agent”), will receive between $8,500,000 and $10,000,000 in cash (the “Closing Cash Payment”). From this cash, the Exchange Agent will make or retain certain payments, including, if required, to repay the Silicon Valley Bank loan. Any cash remaining will be distributed by the Exchange Agent to the Preferred Unit holders on an equal per-Preferred Unit basis; and

(ii)	At the Closing, the Exchange Agent will receive 30,000,000 shares of New Authentidate common stock (the “Closing Shares”). The Exchange Agent will distribute Closing Shares with a value of Fourteen Million Dollars ($14,000,000) to the holders of Preferred Units on an equal per-Preferred Unit basis, with the value of such shares equal to the average closing price of a share of AHC common stock on the NASDAQ Capital Market for the five (5) business days immediately preceding the closing date; and

(iii)	All of the shares of Authentidate International AG (the “AG Shares”) will be issued to the Exchange Agent on January 2, 2009, and AG Shares with a value of Seven Million Five Hundred Thousand

Dollars ($7,500,000), as determined by the Exchange Agent, will be distributed by the Exchange Agent to the Preferred Unit holders on an equal per-Preferred Unit basis; and

(iv)	After the closing, New Authentidate will form a subsidiary to exploit certain markets for Parascript’s image analysis and pattern recognition technology. Shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved by this new subsidiary for fiscal years 2010 and 2011, divided by $3.00 (the “Earn—Out Shares”) will be delivered to the Exchange Agent on or before June 1, 2012. The Exchange Agent will distribute such shares, to the Preferred Unit holders on an equal per-Preferred Unit basis; and

(v)	A junior unsecured promissory note with a Twenty Million Dollar ($20,000,000) aggregate principal amount (as may be adjusted pursuant to the terms of the merger agreement) with an interest rate of 10%, will be issued to the Exchange Agent by Parent at Closing, and any payments on such note will be distributed by the Exchange Agent to the Preferred Unit holders on an equal per-Preferred Unit basis; and

(vi)	Certain other payments as set forth in “The Agreement and Plan of Merger—Consideration to be Received by the Parascript Unitholders”

Notwithstanding the foregoing, after the Preferred Unit holders have received collectively Forty-Four Million Four Hundred Fifteen Thousand Dollars ($44,415,000) of cash and/or securities under the provisions above (the “Liquidation Preference”), all additional payments of cash and/or securities in excess of the Liquidation Preference will be distributed to all the unit holders on an equal per-unit basis.

Q.	What Will Parascript Unitholders Receive for Their Parascript Membership Units? (See Page )

A.	Subject to the fulfillment of the payments set forth above under “What Will Parascript Preferred Unitholders Receive for Their Parascript Preferred Membership Interests?” all of the holders of Parascript units collectively will be converted into the right to receive the following:

(i)	Any Closing Shares with a value in excess of Fourteen Million Dollars ($14,000,000), less shares to be delivered to Diversified in payment of its fee, to be distributed by the Exchange Agent to the unit holders on an equal per-unit basis; and

(ii)	Any AG Shares with a value in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000), less shares to be delivered to Diversified in payment of its fee, to be distributed by the Exchange Agent to the unit holders on an equal per-unit basis;

(iii)	Certain other payments as set forth in “The Agreement and Plan of Merger—Consideration to be Received by the Parascript Unitholders;” and

(iv)	Any consideration that was not paid to the preferred unit holders or delivered to Diversified in payment of its fee, to be distributed by the Exchange Agent to the unit holders on an equal per-unit basis.

Q.	What will the Holders of Parascript Options Receive in the Merger? (See Page )

A.	The options to purchase preferred units and common units will automatically vest immediately prior to the effective time of the mergers and become fully exercisable. The holder of such option may then exercise the option and upon the mergers, participate in the merger consideration with the preferred unitholders and common unitholders, as appropriate. Any unexercised options at the effective time of the mergers will terminate.

Q.	Will Authentidate Stockholders Receive Any Shares as a Result of the Merger? (See Page )

A.	Yes, Authentidate stockholders will exchange their existing shares for an equal number of shares in New Authentidate.

Q.	What Will the Name of Each Company Be after the Merger? (See Page )

A.	Authentidate's name will be changed to AHC, Inc. after the merger and will become a wholly owned subsidiary of AHC Group, Inc. or “New Authentidate”. AHC Group, Inc., will change its name to Authentidate Holding Corp. Parascript will become a wholly-owned limited liability company of New Authentidate and the name will remain Parascript, LLC.

Q.	What Risks Should I Consider? (See Page )

A.	You should review “Risk Factors” beginning on page . You should also review the factors considered by Authentidate’s board of directors and Parascript’s manager in making their recommendations to stockholders and members. See “Recommendation of the Authentidate board of directors” beginning on page and “Recommendation of Parascript’s manager” beginning on page .

Q.	What Stockholder and Member Approvals Are Needed? (See Page )

A.	The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Authentidate common stock. As of the close of business on the Authentidate record date for the Special Meeting, Authentidate's directors, officers and their respective affiliates, beneficially owned and were entitled to vote approximately shares of Authentidate common stock or approximately, in the aggregate, % of the voting power of Authentidate's shares entitled to vote at the Special Meeting as a single class. All of these stockholders have agreed to vote for the merger.

In addition, Parascript unitholders must approve the merger agreement, which requires the affirmative vote of the holders of at least 70% of the outstanding units of Parascript on the record date. As part of the execution of the merger agreement, four Parascript unitholders, who collectively owned 6,727,570 preferred units of Parascript, representing approximately 66% of the outstanding units of Parascript as of August 7, 2008, entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these unitholders agreed, solely in the unitholder’s capacity as a unitholder, to vote all of its Parascript units in favor of adoption of the merger agreement.

Q.	Will the Parascript Members Recognize Gain or Loss for Tax Purposes? (See Page )

A.	A Parascript unitholder will, depending upon his or her adjusted tax basis in his or her units, likely recognize taxable gain (but not loss) in connection with the Parascript merger. The aggregate amount of such gain should generally be equal to the lesser of the consideration (other than New Authentidate shares) received by such unitholder (including the relief of Parascript liabilities allocated to such unitholder immediately prior to the mergers), and the excess (if any) of the fair market value of such unitholder’s Parascript units over such unitholder’s adjusted tax basis in his or her units. Depending upon whether the unitholder elects not to recognize such gain under the installment method, all such gain may be recognized in the year of the mergers, or a portion of the gain may be recognized over time as consideration is received. In either case, the gain should consist of gain from the sale of a capital asset and/or ordinary income from the recapture of foreign losses or depreciation. The majority of any recognized gain will likely be treated as effectively connected with a United States trade or business. A Parascript unitholder may recognize ordinary interest income in the nature of original issue discount with respect to the Note in advance of receiving payments on the Note. For a more detailed discussion of material U.S. federal income tax consequences of the Parascript Merger to Parascript unitholders, see “Material United State Federal Income Tax Consequences,” below.

Q.	Am I Entitled to Dissenters' or Appraisal Rights? (See Page )

A.

Under Delaware law, holders of Authentidate's common are not entitled to dissenters’ rights in the merger, and under the Wyoming Limited Liability Company Act and Parascript’s operating agreement, Parascript unitholders are not entitled to appraisal rights. In addition, the operating agreement provides that if the managers and the members holding at least 70% of the outstanding units approve a merger, consolidation or similar transaction involving the sale of all or substantially all of the units and the approved sale is structured as a merger, each holder of units is required to waive any dissenters’ rights, appraisal rights, or similar rights that such holder may have in connection with such merger.

Q.	Does the Board of Directors of Authentidate Recommend Voting in Favor of the Parascript Merger? (See Page )

A.	Yes. After careful consideration, Authentidate's board of directors unanimously recommends that its Stockholders vote in favor of the approval of the merger.

Q.	Has the Special Committee of the Board of Directors of Authentidate received a Fairness Opinion in Connection with the Merger? (See Page )

A.	Yes. The Special Committee of the Board of Directors of Authentidate has received an opinion from Duff & Phelps, LLC, to the effect that, as of the date of the opinion, the Closing Consideration paid for the membership interests of Parascript, LLC, from a financial point of view, is fair to Authentidate.

Q.	Does the Manager of Parascript Recommend Voting in Favor of the Parascript Merger? (See Page )

A.	Yes. After careful consideration, Parascript’s manager unanimously recommends that its unitholders vote in favor of the proposed agreement and plan of merger.

Q.	Has the Parascript Manager Received a Fairness Opinion in Connection with the Merger? (See Page )

A.	No.

Q	When Do You Expect the Transaction to Be Completed? (See Page )

A.	Authentidate and Parascript are working toward completing their merger as quickly as possible. The parties anticipate holding a closing and completing the transaction as soon as practicable following the stockholders’ and unitholders’ meetings.

Q.	When and Where Are the Stockholder Meetings? (See Pages and )

A.	The Authentidate Special Meeting will take place on , 2008 at 10:30 a.m., local time, at . The Parascript Special Meeting will take place on , 2008 at 10:30 a.m., local time, at .

Q.	What If I Do Not Vote? (See Page and )

A.	If you fail to vote, such failure will have the same effect as voting against the approval and adoption of the merger agreement.

Q.	If My Authentidate Shares Are Held in “Street Name” by My Broker, Will My Broker Automatically Vote My Shares for Me?

A.	Generally, no. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. For members of the New York Stock Exchange, certain proposals other than the election of directors are “non-discretionary.” This means that brokers who have received no instructions from their clients do not have discretion to vote on those items. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q.	What if I Fail to Instruct My Broker?

A.	Generally, the broker holding your shares in “street name” may vote the shares only if you provide the broker with appropriate instructions. If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted for the purpose of determining the existence of a quorum at Authentidate’s Special Meeting, but will not be voted on any of the proposals at the Special Meeting. A broker non-vote will have the same effect as a vote against the proposals at the Authentidate Special Meeting.

Q.	Can I Change My Vote after I Have Delivered My Proxy? (See Page and )

A	Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways:

1.	You can revoke your proxy.

2.	You can submit a new proxy bearing a later date.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Authentidate before your stockholder meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

3.	If you are a holder of record, you can attend your stockholder meeting and vote in person. Simply attending your stockholder meeting, however, will not revoke your proxy. Please note that if your shares are held in “street name” by a broker, bank or other nominee, and you wish to vote in person at the Special Meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

Q.	Should Authentidate stockholders and Parascript unitholders Send in Their Unit Certificates Now? (See Page )

A.	No. After we complete the merger, the Authentidate exchange agent, Continental Stock Transfer and Trust Company, and the Parascript Exchange Agent, will send Parascript members written instructions to exchange their Parascript units for the new certificates and the merger consideration, respectively.

Q.	What Do I Need to Do Now? (See Pages , and )

A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope. In order to assure that we obtain your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person.

Q.	Who Can Help Answer My Questions?

A.	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

If you are an Authentidate stockholder:

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor,

Berkeley Heights, New Jersey 07922

(908) 787-1700

Attention: William A. Marshall

Chief Financial Officer

If you are a Parascript Member:

Parascript, LLC

6899 Winchester Circle

Suite 200

Boulder, Colorado 80301

(303) 381-3100

Attention: Jeffrey Gilb

Chief Executive Officer

PLEASE REQUEST DOCUMENTS FROM AUTHENTIDATE OR PARASCRIPT NOT LATER THAN                     , 2008. UPON REQUEST, AUTHENTIDATE OR PARASCRIPT WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

See the section entitled “Where You Can Find More Information” beginning on page      of this joint proxy statement/prospectus for more information about the documents referred to in this joint proxy statement/prospectus.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the respective proposals described in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Authentidate and its wholly-owned subsidiary to be created in connection with the merger has been provided by Authentidate and information contained in this joint proxy statement/prospectus regarding Parascript has been provided by Parascript.

The cost of this joint proxy statement/prospectus and the solicitation of each of Authentidate’s stockholders and Parascript’s members has been borne by Authentidate and Parascript.

SUMMARY

This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus. It may not contain all of the information that may be important to you. Before voting, you should carefully read the entire joint proxy statement/prospectus, the appendices and other documents to which this joint proxy statement/prospectus refers in their entirety to fully understand the merger agreement and the transactions contemplated by the merger agreement. In addition, Authentidate incorporates by reference important business and financial information about Authentidate into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Companies

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(908) 787-1700

www.authentidate.com

Authentidate is a worldwide provider of secure workflow management software and web-based services. Authentidate and its subsidiaries provide software applications and web-based services that address a variety of business needs for Authentidate’s customers, including increasing revenues, reducing costs, raising service levels, improving productivity, providing automated audit trails, enhancing compliance with regulatory requirements and reducing paper based processes. Authentidate’s scalable offerings are primarily targeted at enterprises and office professionals and incorporate security technologies such as rules based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax-based communication capabilities to electronically facilitate secure and trusted workflows. Authentidate currently operates its business in the United States and Germany with technology and service offerings that address emerging growth opportunities based on the regulatory and legal requirements specific to each market. In the United States the business is engaged in the development and sale of web-based services largely based on Authentidate’s Inscrybe™ platform and related capabilities. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM). In Germany the business is engaged in the development and sale of software applications that provide electronic signature and time stamping capabilities for a variety of corporate processes including electronic billing and archiving solutions. Authentidate’s web-based services and software applications are compliant with applicable digital signature rules and guidelines. Authentidate sells its web-based services and software applications through a direct sales effort and reseller arrangements.

During fiscal 2007, Authentidate took several steps to sharpen its strategic business focus and realigned its operations accordingly. In the United States Authentidate continued to invest in developing its Inscrybe™ platform and launched Inscrybe Healthcare, a trusted content exchange service specifically targeting the needs of enterprises in the healthcare sector. In June 2007 it completed the sale of its Document Management Solutions and Systems Integration businesses that were strategically not relevant to its business direction and in August 2007 Authentidate launched Inscrybe Office™ which brings together the power of online communications with a number of powerful features, such as electronic signatures, content authentication and trusted time stamps using the USPS EPM seal. Meanwhile, Authentidate’s operating unit in Germany continued to grow acceptance for its electronic invoicing product, and made a successful entry into the German healthcare market with its security technology offerings.

In July 2007, Authentidate entered into a new three-year license agreement with the USPS to act as a non-exclusive authorized service provider of the USPS EPM. Pursuant to this license agreement, the USPS granted Authentidate a non-exclusive, worldwide license to use its applicable trademarks and other intellectual property rights for the EPM service in order to enable Authentidate to offer the EPM service directly to the market. The USPS will define and maintain the technical and operational standards for the EPM service, and serve as backup verifier for all EPM transactions. Authentidate is the first provider to be authorized in a new standards-based EPM service model created by the USPS to help ensure performance standards and facilitate the development of a multi-provider environment. Authentidate previously operated the EPM service on behalf of the USPS since March 2003, under a strategic alliance agreement that expired on July 31, 2007.

On November 26, 2007, Authentidate’s Board of Directors promoted Mr. O’Connell Benjamin to the office of President to fill one of the positions formerly held by Mr. Suren Pai, who departed as Authentidate’s President and Chief Executive Officer and resigned as a member of Authentidate’s Board of Directors. In January 2008, Authentidate announced a comprehensive plan intended to accelerate revenue growth and enhance shareholder value in the second half of fiscal 2008 and beyond. The plan, set forth in a series of strategic initiatives, follows a detailed assessment of Authentidate’s business strategy and operations by senior management and the Board of Directors. Pursuant to this plan, Authentidate intends to enhance its sales and customer service capabilities by leveraging its existing resources and adding resources, focus its marketing and sales efforts on additional segments of the healthcare industry and continue to manage Authentidate’s operating costs. In January 2008, Authentidate completed the downsizing of its management team and certain product development resources and recorded severance costs in the second and third quarters of fiscal 2008.

Authentidate’s revenues consist principally of transaction fees for web-based services, software license fees, hosting fees and maintenance charges. Growth in our business is affected by a number of factors, including general economic and business conditions, and is characterized by long sales cycles. The timing of customer contracts, implementations and ramp-up to full utilization can have a significant impact on results and Authentidate believes its results over a longer period of time provide better visibility into its performance.

Parascript, LLC

6899 Winchester Circle, Suite 200

Boulder, Colorado 80301

Telephone No. (888) 772-7478

or (303) 381-3100

www.parascript.com

Parascript is a limited liability company that was founded in 1996 to commercialize its intelligent pattern recognition software. Parascript’s intelligent pattern recognition software interprets human thinking and behavioral patterns based on cognitive science, pattern recognition, neural networks and artificial intelligence. For over a decade, Parascript has continually improved and adapted its intelligent pattern recognition software to make it usable in a variety of applications. Parascript’s software is versatile in that it is “trainable” to recognize patterns in many different types of data, and is not limited to handwriting recognition. Potential current and future applications of Parascript’s intelligent pattern recognition technology are in the fields of pharmaceutical research, medical diagnosis, and genetic research.

One of the primary applications of Parascript’s intelligent pattern recognition software is to handwriting recognition, where data captured from scanned forms, checks, envelopes, and other documents containing handwritten text is interpreted and converted to alphanumeric electronic data. Parascript’s software achieves a high level of accuracy in interpreting handwriting, and significantly decreases the time required to process documents and complete transactions. In broader applications, Parascript’s software assists in increasing security, accuracy, and productivity in tasks that require speedy and objective review, analysis and decision making based on available information.

Parascript’s software and recognition engines are most commonly distributed to end users by independent resellers and integrators that combine Parascript’s software with the integrator’s own software products and services. Parascript has designed its software to be flexible and continues to make adjustments to allow compatibility with a number of devices and operating systems such as Windows 2000, Windows XP, Unix, Linux and Open VMS.

The original and most successful implementation of Parascript’s software has been for mail sorting, handling, routing and shipping functions. This application of Parascript’s software is used extensively by the United States Postal Service, several foreign postal services, and numerous large corporations. The second most successful implementation of Parascript’s software is for check and remittance authentication and processing functions. End users that apply Parascript’s software to these functions are typically banks and retail stores. Governmental and commercial end users of Parascript’s software also benefit from the software’s ability to automate the entry and processing of a large variety of forms, such as applications, and forms used in human services and benefits administration departments.

Parascript’s revenue is derived primarily from software license fees, ongoing maintenance services fees, and professional services fees for customizing software to an end user’s specific needs.

The Merger

(See Page    )

On the closing, the plan of merger will result in Authentidate and Parascript becoming wholly-owned subsidiaries of a new Authentidate holding corporation. After the merger, the new Authentidate will change its name to Authentidate Holding Corp. and will trade under Authentidate’s current Nasdaq stock symbol, “ADAT.” Current Authentidate stockholders will receive an equal number of shares in the new holding corporation to replace their existing Authentidate shares. Any shares issued to Parascript members in the transaction will be shares of the new holding corporation.

The Structure of the Merger

(see page    )

Authentidate stockholders will exchange their existing shares of Authentidate common stock for an equal number of shares of common stock in New Authentidate, and Parascript members will exchange their units for the merger consideration.

To accomplish the combination of Authentidate and Parascript, Authentidate formed a new company, AHC Group, Inc., with two subsidiaries, AHC Merger Sub, Inc. and Parascript Merger Sub, LLC. New Authentidate is a wholly owned subsidiary of Authentidate formed solely to effect the plan of merger and has not conducted any business. New Authentidate will increase the number of authorized shares to 100,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.10 par value.

At the time the merger is completed:

•	Authentidate Holding Corp. will be merged into Authentidate Merger Sub Inc., and Authentidate Holding Corp will be the surviving corporation and will change its name to AHC, Inc.;

•	Parascript, LLC will be merged into Parascript Merger Sub LLC, and Parascript, LLC will be the surviving company; and

•	New Authentidate will change its name from AHC Group, Inc. to Authentidate Holding Corp.

The result of the merger is that the new Authentidate Holding Corp. will be a public company and continue to trade on Nasdaq under the symbol “ADAT” and will have two wholly owned subsidiaries, AHC, Inc., and Parascript, LLC.

What You Will Receive in the Merger

(See Page    )

Authentidate. In the merger, each share of Authentidate common stock will entitle its holder to one share of New Authentidate common stock.

Parascript. All of the outstanding units of Parascript will be exchanged for a total of up to $10,000,000 in cash, 30,000,000 shares of New Authentidate common stock, all of the shares of Authentidate’s subsidiary Authentidate International AG ( the “AG Shares”) and a junior unsecured note in the principal amount of $20,000,000, subject to adjustments. Principal and interest on the Note is subject to certain restrictions on payment. The amount of the merger consideration to be received by the Parascript members will be reduced by certain amounts required to pay outstanding debt and obligations, and certain Parascript expenses of the merger.

Parascript unitholders will also be entitled to payments from two promissory notes assigned by Parascript prior to the mergers.

After the closing, New Authentidate will form a subsidiary to exploit certain markets for Parascript’s image analysis and pattern recognition technology. The Parascript unitholders will also be entitled to receive additional shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved for fiscal years 2010 and 2011, divided by $3.00 (the “Earn—Out Shares”), less certain Parascript expenses of the merger.

Of the merger consideration set forth above, the preferred unitholders will be entitled to receive cash and securities valued at $44,415,000 pursuant to the terms of the preferred units. The preferred unitholders and common unitholders will be entitled to receive the remaining amount of the merger consideration pro-rata in accordance with their unit ownership.

Treatment of Stock Options and Warrants

(See Page    )

Authentidate. When the merger is completed, holders of outstanding Authentidate stock options to acquire shares of Authentidate common stock will receive options to acquire an equal number of shares of New Authentidate common stock, and holders of outstanding warrants to acquire shares of Authentidate common stock will receive warrants to acquire an equal number of shares of new Authentidate common stock.

Parascript. The options to purchase preferred units and common units will automatically vest immediately prior to the effective time of the mergers and become fully exercisable. The holder of such option may then exercise the option and upon the mergers, participate in the merger consideration with the preferred unitholders and common unitholders, as appropriate. Any unexercised options at the effective time of the mergers will terminate.

Recommendations of the Board of Directors and Manager

(See Pages     to    )

To Authentidate Stockholders: The Authentidate board of directors believes that the merger is fair to Stockholders and in their best interests, and unanimously voted to approve the merger agreement, and unanimously recommends that all stockholders vote FOR the approval of the agreement and plan of merger.

To Parascript Members: The Parascript manager believes that the merger is fair to Parascript unitholders and in their best interests, and unanimously voted to approve the merger agreement, and unanimously recommends that all unitholders vote FOR the approval of the agreement and plan of merger.

(See Pages     to    )

Opinion of Authentidate Financial Adviser: In deciding to approve the merger, the Authentidate board of directors considered all information available to it and the recommendation of the Special Committee which in turn was based, in part, on the opinion of its financial adviser, Duff & Phelps, that, as of the date of its opinion, and subject to and based on the Closing Consideration referred to in its opinion, the purchase of the membership interests of Parascript, LLC, is fair, from a financial point of view, to Authentidate. Duff & Phelps has provided no opinion as to whether the merger is fair, from a financial point of view, to the Parascript members. The full text of this opinion is attached as Appendix B to this joint proxy statement/prospectus. Authentidate urges its stockholders to read the opinion of Duff  & Phelps in its entirety.

Authentidate’s Dividend Policy Differs from Parascript’s

(see page    )

Authentidate has never declared or paid cash dividends on its common stock. The payment of any dividends by Authentidate on its common stock in the future will be at the discretion of New Authentidate’s board of directors and will depend upon, among other things, future earnings, operations, capital requirements, New Authentidate’s general financial condition, and general business conditions. New Authentidate does not intend to pay dividends in the foreseeable future. Authentidate currently has 28,000 shares of Series B Preferred Stock outstanding, which have the right to receive dividends equal to an annual rate of 10% of the issue price payable on a semi-annual basis.

Distributions to Parascript unitholders are determined by its manager, Parascript Management Inc. Parascript is not required to distribute cash to its unitholders to cover income tax liabilities, but endeavors to do so on an annual basis in an amount equal to the federal and state income tax liability of the unitholders as a consequence of the allocation of the income by Parascript to the unitholders for the immediately preceding calendar year. Once Parascript’s tax returns are completed, Parascript estimates (assuming maximum federal and state tax rates) the amount of tax liability for unitholders and historically has made distributions to cover these tax liabilities. Additional distributions are sometimes made after taking into account the outlook for the current fiscal year, tax distributions already made, capital spending plans, the potential for acquisitions, the capital structure, and other business needs. There is no guarantee that additional distributions will be made in any given year. Additional distributions, if paid, vary in amount from year to year.

Differences Exist between Rights of Authentidate Stockholders and Parascript Unitholders

(see page    )

After the merger, Parascript unitholders will become New Authentidate stockholders and their rights as stockholders will be governed by the certificate of incorporation and by-laws of New Authentidate and the Delaware General Corporation Law, or the DGCL. There are a number of differences between Authentidate’s certificate of incorporation and bylaws and Parascript’s articles of organization and operating agreement, and there are a number of differences between the DGCL and the Wyoming Limited Liability Company Act. The material differences are summarized in this joint proxy statement/prospectus under “Comparative Rights of Authentidate Stockholders and Parascript Unitholders” beginning on page     .

Interests of Directors and Executive Officers in the Merger

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Some of the directors and executive officers of Authentidate and Parascript have interests in the merger that are different from, or are in addition to, the interests of their company’s stockholders. The Authentidate board of directors and the Parascript manager were aware of and discussed these potentially conflicting interests when they approved the merger. These interests include the following:

•	Executive officers beneficially own unvested options to purchase 295,833 shares of common stock. These options vest upon the closing of the merger.

•

In addition, in connection with the merger, directors were granted an aggregate of 875,000 options exercisable at $ .76 per share, subject to the approval of the merger by the stockholders. The foregoing includes grants to members of the special committee that negotiated the merger and recommended its approval to the board of directors. A vote for the merger will constitute the approval by the stockholders of the issuance of these options.

•

In the event of the merger is approved, O’Connell Benjamin, Authentidate’s President, would have the right to terminate his employment with Authentidate for any reason within a limited period of time following the change of control, and such termination would be deemed a termination for good reason. In such an event, Authentidate would be required to pay to Mr. Benjamin (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to twelve months of his base salary in effect as of the termination date; and (c) continued participation in Authentidate’s benefit plans (or comparable plans) until the end of the month of the one-year anniversary of the termination of his employment. Further, 100,000 options granted to Mr. Benjamin would be deemed vested and exercisable for two years following the termination date.

•

Upon the closing of the merger, Jeffrey Gilb, Chief Executive Officer of Parascript, will become Chief Executive Officer of Authentidate. In connection with this appointment Mr. Gilb will enter into a new             year employment agreement with New Authentidate and will be granted options to purchase             shares of New Authentidate Common Stock.

•

Upon the closing, Aron B. Katz, the Chairman of the Board of the manager of Parascript will become the Chairman of the Board of Authentidate. In addition. Jeffrey Gilb,             ,              and             will become directors of New Authentidate.

Dissenters’ Rights

(See Pages     and    )

Under Delaware law, Authentidate’s common stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Under Wyoming law, Parascript’s members are not entitled to dissenters’ rights in connection with the merger.

The Stockholder Meetings

(See Pages     and     )

Special Meeting of Authentidate’s Stockholders. The Authentidate Special Meeting will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Terminal, New York, New York 10017 on                    , 2008 at 10:30 a.m., Eastern time. You are entitled to notice of, and to vote at, the Authentidate special meeting if you owned Authentidate common stock at the close of business on                     , 2008, the record date. On the record

date, there were             shares of Authentidate common stock outstanding and entitled to vote at the Authentidate special meeting.

Each share of Authentidate common stock is entitled to one vote on each proposal at the Authentidate special meeting, subject to the voting limitations described below. The affirmative vote of the holders of a majority of the outstanding shares of Authentidate common stock as of the record date is required for the approval and adoption of the merger agreement and each other proposal presented at the Authentidate special meeting. The holders of record of a majority of the total number of outstanding shares of Authentidate common stock entitled to vote, represented either in person or by proxy, will constitute a quorum at the Authentidate special meeting.

As of the record date, Authentidate directors and executive officers and their affiliates owned and were entitled to vote approximately     % of the outstanding shares of Authentidate common stock.

Special Meeting of Parascript’s Members. The Parascript Special Meeting will be at                    , on                     , 2008 starting at 10:30 a.m., Central time.

The affirmative vote of the holders of at least 70% of the outstanding units voting as a single class is required for approval of proposal 1 above. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and an adjournment of the Parascript special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

Board of Directors and Management Following the Merger

(See Page     )

Immediately after the merger, Authentidate’s board of directors will consist of nine persons, four nominated by Authentidate, four nominated by Parascript, and the Company’s Chief Executive Officer Jeffrey Gilb. Each director serves for a one-year term. Authentidate and Parascript have exchanged proxies that provide that each party to the proxy shall vote for the directors nominated by the board of directors of New Authentidate for four years. Each of Authentidate and Parascript will nominate four directors for election to the board.

Effective at the closing of the merger, the directors and executive officers of New Authentidate will be:

Name	Office
Aron B. Katz	Chairman of the Board of Directors

Jeffrey Gilb	Chief Executive Officer and Director

Director

Director

Director

Director

Director

Director

Director

O’Connell Benjamin	President

William A. Marshall	Chief Financial Officer, Treasurer and Principal Accounting Officer

Tax Considerations

(See Page    )

The Authentidate Merger. A holder of Authentidate common stock will not recognize gain or loss upon receipt of New Authentidate common stock solely in exchange for the holder’s Authentidate Stock.

The Parascript Merger. You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment

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Authentidate is accounting for the merger in accordance with Financial Accounting Standards Board Statement No.141 Business Combinations (SFAS No.141). Based on the requirements of SFAS No. 141, principally that all consideration is being paid by Authentidate, post transaction ownership percentages has current Authentidate stockholders owning the majority of New Authentidate and the new board of directors consists of a majority of independent directors, Authentidate will be the acquirer for accounting purposes and intends to account for the merger as an acquisition using the purchase method of accounting. As a result, the assets and liabilities of Parascript will be recorded at their estimated fair values as of the closing date, and Parascript’s operating results will be included with New Authentidate’s beginning at the closing of the merger.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval except the listing of New Authentidate’s securities, and the use of the same trading symbol, is subject to the approval of the Nasdaq Stock Market.

Effective Time of the Merger; Exchange of Shares

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The merger will become effective when we file the certificate of merger with the Secretary of State of Delaware. We expect to file the certificate as soon as practicable after the stockholder meetings, subject to approvals by Authentidate’s stockholders and Parascript’s members at the Special Meetings, and satisfaction or waiver of the terms and conditions of the merger agreement.

Continental Stock Transfer & Trust Company will act as exchange agent for the merger and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Continental Stock Transfer & Trust Company until you have received these materials. Continental Stock Transfer & Trust Company will issue new Authentidate certificates to all Parascript Members exchanging their units as promptly as practicable following receipt by the Exchange Agent of your letter of transmittal and other required documents. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

Conditions to the Merger; Termination

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Authentidate’s and Parascript’s obligations under the agreement and plan of merger are subject to the prior satisfaction or waiver of a number of conditions, including the following:

•	the agreement and plan of merger must be approved by the requisite number of Authentidate’s stockholders, and the requisite number of Parascript’s members;

•	no provision of any law or regulation and no judgment, injunction, order or decree will prohibit or enjoin consummation of the merger;

•	no material adverse change to the condition, business or operations of Parascript or Authentidate, as defined in the agreement and plan of merger, may have occurred;

•	New Authentidate shall have entered into written employment agreement with Jeffrey Gilb on terms mutually agreeable;

•	The registration statement of which this joint proxy statement/prospectus is a part must be declared effective by the SEC;

•	Nasdaq must approve of the listing of New Authentidate’s securities; and

•	other contractual conditions set forth in the merger agreement.

If the law permits, Parascript or Authentidate may each waive conditions for the benefit of their stockholders and members and complete the merger even though one or more of these conditions has not been met. Authentidate’s and Parascript’s stockholders and members approval of the merger, the merger agreement and the transactions contemplated by the merger agreement cannot be waived. Authentidate cannot assure you that the conditions will be satisfied or waived or that the merger will occur.

Termination of Merger Agreement

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Parascript and Authentidate may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Authentidate and Parascript members have approved it. Also, either company may decide, without the consent of the other, to terminate the merger agreement, subject to a variety of conditions, in a number of circumstances. These circumstances include, among others:

•	the merger not having been completed by December 31, 2008, which may be extended by mutual written consent of the parties;

•	any court or governmental entity issuing a final order or judgment preventing completion of the merger;

•

the recommendation to stockholders by the board of directors of Authentidate, of an alternative transaction, and the payment, under certain conditions, by Authentidate or Parascript of $3,000,000 to the non-terminating company; and

•	certain breaches under the merger agreement, including breaches of representations and warranties which cannot be timely cured.

Further, Parascript may terminate the merger agreement if Authentidate does not have cash to pay the closing cash payment. If the merger agreement is so terminated, Authentidate will pay Parascript $500,000.

Selected Historical Financial Data of Authentidate

The selected financial data as of and for the years ended June 30, 2007 through 2003 has been derived from the Authentidate audited financial statements. The selected financial data as of March 31, 2008 and for the nine month periods ended March 31, 2008 and 2007 has been derived from the Authentidate unaudited financial statements which, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information. The following selected financial data should be read in conjunction with Authentidate’s Consolidated Financial Statements, including the related notes, and “Authentidate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended March 31,		Year Ended June 30,
(in thousands, except per share amounts)	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)
Statement of Operations Data:
Continuing operations:
Revenues	$4,392	$3,678	$4,998	$4,493	$3,772	$1,384	$1,380
Operating expenses	18,880	16,887	23,070	24,037	24,989	13,255	11,342
Loss	(14,488)	(13,209)	(16,118)	(17,435)	(19,566)	(16,781)	(10,782)
Net loss	(13,178)	(11,488)	(15,063)	(17,823)	(19,184)	(15,669)	(9,839)
Basic and diluted net loss per common share	(0.38)	(0.33)	(0.44)	(0.52)	(0.57)	(0.59)	(0.50)
Other Financial Data:
Continuing operations:
Net cash used in operating activities	$(12,112)	$(11,907)	$(14,852)	$(13,743)	$(10,821)	$(7,629)	$(6,736)
Net cash used in investing activities (1)	(1,241)	(1,765)	(2,303)	(3,188)	(2,337)	(1,296)	(368)
Net cash provided by (used in) financing activities	(35)	(35)	(53)	(60)	2,072	81,046	7,126
Net increase (decrease) in cash, cash equivalents and marketable securities	(13,400)	(13,491)	(14,274)	(16,599)	(11,486)	70,529	1,191
Net cash provided by (used in) discontinued operations	—	186	2,901	425	(410)	(1,527)	1,231
Balance Sheet Data:
Current assets	$7,979	$38,292	$34,094	$50,008	$66,660	$77,993	$7,367
Current liabilities	3,845	6,822	5,379	7,970	6,654	5,435	5,444
Working capital	4,134	31,470	28,715	42,038	60,006	72,558	1,923
Marketable securities (2)	12,352	—	—	—	—	—	—
Total assets	34,954	53,325	48,704	64,534	79,709	94,237	25,046
Total long term liabilities	140	229	140	229	693	83	5,734 (3)
Shareholders’ equity	30,969	46,274	43,185	56,335	72,362	88,718	13,869

(1)	Excludes purchases and sales of marketable securities.
(2)	Marketable securities were reclassed to long-term assets in FY 2008.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources.

(3)	Long-term liabilities excluding discounts of approximately $3.1 million on convertibles debentures. The discounts pertain to beneficial feature and fair value of warrants issued with debentures.

Selected Historical Financial Data of Parascript

The selected financial data as of and for the years ended December 31, 2007 through 2003 has been derived from the Parascript audited financial statements. The selected financial data as of March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 has been derived from the Parascript unaudited financial statements which, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information. The following selected financial data should be read in conjunction with Parascript’s Consolidated Financial Statements, including the related notes, and “Parascript’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three months ended March 31,		Years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
Dollars in thousands, except ratios and per-share data
Consolidated Statement of Operations Data (1):
Net revenues	$2,845	$3,313	$22,748	$15,733	$24,068	$23,019	$15,817
Cost of revenue	304	365	1,363	1,230	1,362	1,766	1,567
Research and development expenses	2,234	1,907	7,366	7,003	6,860	6,485	5,600
Selling, general and administrative expenses	1,675	2,019	7,241	6,364	6,297	4,501	4,808
Operating income (loss)	(1,368)	(978)	6,778	1,136	9,549	10,267	3,842
Interest expense	(21)	(39)	(149)	(39)	(58)	(112)	(5)
Other (income) expense, net	79	70	320	272	(45)	190	61
Income (loss) from continuing operations before income taxes	(1,310)	(947)	6,949	1,369	9,446	10,345	3,898
Income tax expense (benefit)	—	—	16	18	18	36	25
Income (loss) from continuing operations	(1,310)	(947)	6,933	1,351	9,428	10,309	3,873
Per unit/share data:
Basic income (loss) from continuing operations per unit/share	(0.13)	(0.10)	0.70	0.14	1.08	1.22	0.46
Basic units/shares outstanding	9,941	9,925	9,930	9,877	8,762	8,446	8,481
Total cash distributions per unit	0.31	—	0.01	0.67	0.72	0.80	1.06
Diluted income (loss) from continuing operations per unit/share	(0.13)	(0.10)	0.70	0.14	1.06	1.03	0.39
Diluted units/shares outstanding	9,941	9,925	9,967	9,967	8,854	10,001	10,045
Distribution data:
Cash distributions	3,115	—	106	6,639	6,292	6,884	9,019

	March 31, 2008	December 31,
		2007	2006	2005	2004	2003
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,536	$601	$403	$3,072	$2,084	$738
Working capital (deficiency)	(1,538)	2,896	(3,261)	5,128	2,124	75
Total assets	4,724	9,264	5,587	11,557	4,847	3,519
Deferred revenue, including current portion	1,011	1,187	3,973	4,238	914	379
Long term obligations	1	3	498	594	445	143
Members’ equity (deficit)	(582)	3,878	(2,708)	5,245	2,429	1,341

(1)	Includes operating results of Applied Intelligence Solutions, LLC which is being shut down by Parascript. Operating income (loss) of Applied Intelligence Solutions, LLC was ($495) and ($604) for the three months ended March 31, 2008 and 2007, respectively, and ($2,186) for 2007, ($2,503) for 2006, ($1,801) for 2005, ($1,370) for 2004, and ($480) for 2003.

Summary Unaudited Pro Forma Combined Financial Information and Historical and Pro Forma per Share Data

The summary below sets forth unaudited combined pro forma financial information for Authentidate after giving effect to the transaction described in this joint proxy statement/prospectus for the periods indicated. The historical per share data for Authentidate does not give effect to the transaction. Historical per share data for Parascript is not presented as such data is not applicable or not meaningful. The pro forma equivalent information for Parascript will be the same as the corresponding information for Authentidate. The unaudited pro forma combined financial information is presented for illustrative informational purposes only and is not necessarily indicative of what the financial position or results of operations would have been had the transaction occurred as of the dates or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations will be. The following information should be read in conjunction with the historical financial statements of Authentidate and Parascript and the notes thereto and the unaudited pro forma combined financial information and the notes thereto included elsewhere in this joint proxy statement/prospectus.

(in thousands, except per share amounts)	Nine Months Ended March 31, 2008	Year Ended June 30, 2007
Pro forma information (1)
Revenues	$16,662	$18,931
Net loss from continuing operations	(9,224)	(13,576)
Net loss from continuing operations per share-basic and diluted	(0.14)	(0.21)
Book value per share	0.80	N/A
Dividends per share	—	—
Total assets	73,533	N/A
Total long-term liabilities	15,691	N/A
Shareholders’ equity	51,369	N/A

Historical per share amounts (1)
Net loss from continuing operations-basic and diluted	(0.38)	(0.47)
Book value per share	0.90	1.25
Dividends per share	—	—

(1)	Net loss from continuing operations includes expenses for incremental legal fees and settlements, professional fees and severance of approximately $3.9 million and $2.4 million for the periods ended March 31, 2008 and June 30, 2007, respectively. These amounts are Authentidate expenses and do not relate to the transaction.

Market for Authentidate’s Common Equity and Related Stockholder Matters

Authentidate’s common stock currently trades on the Nasdaq Capital Market under the symbol “ADAT.” Parascript is a private company and its common units and preferred units are not publicly traded. The following is the range of high and low closing prices for Authentidate’s common stock for the periods indicated below:

	High	Low
Fiscal Year 2008
1st Quarter	$1.60	$1.14
2nd Quarter	1.22	0.55
3rd Quarter	0.78	0.39
4th Quarter	0.55	0.39

Fiscal Year 2007
1st Quarter	$2.69	$1.64
2nd Quarter	2.06	1.42
3rd Quarter	1.68	1.25
4th Quarter	1.70	1.40

Fiscal Year 2006
1st Quarter	$3.61	$2.45
2nd Quarter	2.67	1.91
3rd Quarter	3.90	1.92
4th Quarter	3.96	2.24

Because the market price of Authentidate common stock is subject to fluctuation, the market value of the shares of Authentidate common stock that holders of Parascript members will receive in the merger may increase or decrease prior to and following the vote on the merger. Parascript members are urged to obtain current market quotations for Authentidate common stock. We cannot assure you of the future prices or trading markets for Authentidate common stock.

On December 18, 2007, Authentidate received a letter from the Nasdaq Stock Market advising that Authentidate did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). The letter stated that Authentidate had until June 16, 2008 to regain compliance and provided an option for Authentidate to transfer the listing of its common stock to the Nasdaq Capital Market. Authentidate availed itself of this option on June 11, 2008 and was afforded an additional 180 calendar days to comply with the minimum bid price requirement while continuing its listing on the Nasdaq Capital Market.

Authentidate Stockholders

As of July 31, 2008, there were approximately 468 holders of record of Authentidate’s common stock. Authentidate believes that there are in excess of 10,000 holders of its common stock.

Authentidate Dividend Policy

Authentidate has not paid any dividends on its common stock since its inception. Authentidate does not expect to pay any dividends on its common stock in the foreseeable future and plans to retain earnings, if any, to finance the development and expansion of its business. Further, Authentidate’s Certificate of Incorporation authorizes its Board of Directors to issue Preferred Stock with a preferential right to dividends. Authentidate currently has 28,000 shares of Series B Preferred Stock outstanding which have the right to receive dividends equal to an annual rate of 10% of the issue price payable on a semi-annual basis.

Sales of Unregistered Securities

For the nine months ended March 31, 2008, Authentidate issued an aggregate of 71,874 shares of restricted common stock to those of its non-executive directors that elected to receive shares of common stock in lieu of a portion of the cash fees earned for their service as members of Authentidate’s board of directors pursuant to its 2001 Non-Executive Director Stock Option Plan, as amended. In April 2008, Authentidate issued 34,659 shares of restricted common stock and in July 2008, it issued 77,897 shares of restricted common stock in connection with this program. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Repurchase of Equity Securities

Authentidate did not repurchase any of its equity securities during fiscal year ended June 30, 2007 or the nine months ended March 31, 2008.

Parascript Dividend Information

Distributions to Parascript unitholders are determined by its manager, Parascript Management Inc. Parascript is required to distribute available cash, if any, to its unitholders to cover income tax liabilities, and endeavors to do so on an annual basis in an amount equal to the federal and state income tax liability of the unitholders as a consequence of the allocation of the income by Parascript to the unitholders for the immediately preceding calendar year. Once Parascript’s tax returns are completed, Parascript estimates (assuming maximum federal and state tax rates) the amount of tax liability for unitholders and historically has made distributions to cover these tax liabilities. Additional distributions are sometimes made after taking into account the outlook for the current fiscal year, tax distributions already made, capital spending plans, the potential for acquisitions, the capital structure, and other business needs. There is no guarantee that additional distributions will be made in any given year. Additional distributions, if paid, vary in amount from year to year.

RISK FACTORS

The financial statements contained in this joint proxy statement/prospectus and the related discussion describe and analyze each of Authentidate’s and Parascript’s financial performance and condition for the periods indicated and provide pro forma financial information for the companies on a combined basis as if the merger had occurred on March 31, 2008, and for the nine months ended March 31, 2008 and the year ended June 30, 2007. For the most part, this information is historical. Authentidate’s and Parascript’s prior results, and the pro forma financials, however, are not necessarily indicative of New Authentidate’s future performance or financial condition following the merger. Authentidate and Parascript, therefore, have included the following discussion of certain factors that could affect New Authentidate’s future performance or financial condition following the merger. These factors could cause New Authentidate’s future performance or financial condition after the merger to differ materially from the prior performance or financial condition of Authentidate or Parascript or from management’s expectations or estimates of New Authentidate’s future performance or financial condition after the merger.

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

Authentidate’s Stockholders Will Be Substantially Diluted as a Result of the Merger and the Parascript Members Will Own Approximately 46.4% of New Authentidate’s Outstanding Common Shares.

New Authentidate will issue 30,000,000 shares of its common stock as part of the consideration for 100% of Parascript’s outstanding units in the merger. As of July 31, 2008, there were 34,614,833 shares of Authentidate common stock outstanding, and 41,056,934 shares of common stock on a fully diluted basis. Upon completion of the merger, Parascript members will collectively own approximately 46.4% of New Authentidate’s outstanding common stock, and 42.2% of New Authentidate on a fully diluted basis. Therefore, after the merger, the Parascript members will have significant influence over matters of New Authentidate.

Authentidate’s Stock Price Is Volatile and the Value of the Authentidate Common Stock Issued in the Merger Will Depend on its Market Price at the Time of the Merger; Number of Shares is Fixed.

Under the plan of merger, the number of shares of New Authentidate’s common stock that Parascript members will receive is unaffected by the share price of Authentidate’s common stock. Increases in the value of New Authentidate’s common stock will result in a higher price being paid by New Authentidate for Parascript and more value received by Parascript Members in the merger. Decreases in the value of Authentidate’s common stock will result in a lower price being paid by New Authentidate for Parascript and less value received by Parascript members in the merger. It is likely that you will not know the value of New Authentidate’s common stock to be issued in the merger at the time of either the Authentidate’s Special Meeting of Stockholders or the Parascript Special Meeting of Unitholders.

Under the agreement and plan of merger, neither Authentidate nor Parascript will have the right to terminate or renegotiate the agreement and plan of merger or to resolicit proxies as a result of any increase or decrease in the value of Authentidate’s outstanding common stock.

The market price of Authentidate’s common stock has been and New Authentidate’s common stock price may continue to be volatile. The market price of New Authentidate stock may fluctuate significantly and decrease in response to various factors, including without limitation:

•	quarterly variations in operating results;

•	the announcement of management changes;

•	general market conditions in the securities industry;

•	announcements and actions by competitors;

•	limited trading volume of New Authentidate’s securities;

•	regulatory and judicial actions; and

•	general economic conditions.

In addition, as a result of the number of shares to be issued in the merger, and the potential dilution of Authentidate’s stockholders percentage ownership of the Company, the price of Authentidate’s common stock is likely to continue to be volatile following the merger.

Authentidate’s Common Stock Has Had Low Trading Volume and Any Sale of a Significant Number of Shares is Likely To Depress the Trading Price.

Authentidate’s common stock is quoted on the Nasdaq Capital Market. Traditionally, the trading volume of the common stock has fluctuated significantly. Because of this periodic limited trading volume, the former Parascript members may not be able to sell quickly any significant number of the Authentidate shares, and any attempted sale of a large number of Authentidate shares will likely have a material adverse impact on the price of the Authentidate common stock. Because of the limited number of shares being traded at times, the price per share is subject to volatility and may continue to be subject to rapid price swings in the future.

New Authentidate May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on New Authentidate’s ability to realize the anticipated growth opportunities and synergies from combining Authentidate and Parascript. The integration of Authentidate and Parascript will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, Authentidate may not achieve anticipated synergies or other benefits of the merger. Following the merger, New Authentidate and Parascript must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter the following difficulties, costs and delays involved in integrating these operations:

•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to continue using the services of the combined company;

•	difficulties in successfully integrating the management teams and employees of Authentidate and Parascript;

•	challenges encountered in managing larger operations;

•	the loss of key employees;

•	diversion of the attention of management from other ongoing business concerns;

•	potential incompatibility of technologies and systems;

•	potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and

•	potential incompatibility of business cultures.

If the combined company’s operations after the merger do not meet the expectations of existing customers of Authentidate and Parascript, then these customers may cease doing business with the combined company altogether, which would harm our results of operations and financial condition.

If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, we may not realize the anticipated benefits of the merger.

Costs Associated with the Merger are Difficult to Estimate, May Be Higher than Expected and May Harm the Financial Results of the Combined Company.

We will incur substantial direct transaction costs associated with the merger, and additional costs associated with consolidation and integration of operations. If the total costs of the merger exceed estimates, or the benefits of the merger do not exceed the total costs of the merger, our financial results could be adversely affected.

The Merger May Result in Disruption of Authentidate’s and Parascript’s Existing Businesses, Distraction of Their Management and Diversion of Other Resources.

The integration of Authentidate’s and Parascript’s businesses may divert management time and resources from the main businesses of both companies. This diversion of time and resources could cause the market price of New Authentidate’s common stock to decrease. The new management will need to spend some of their time integrating Parascript’s and Authentidate’s operations. This could cause New Authentidate’s business to suffer.

Failure to complete the merger could negatively impact the stock price of Authentidate common stock and the future business and financial results of Authentidate and Parascript because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the merger.

Although Authentidate and Parascript have agreed to make an effort to obtain stockholder and unitholder approval, respectively, of the proposals relating to the merger, there is no assurance that these proposals will be approved, and there is no assurance that Authentidate and Parascript will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, Authentidate and Parascript will be subject to several risks, including:

•

Being required to pay the other company a termination fee, which each company is required to do in certain circumstances relating to the termination of the merger agreement. See “The Merger Agreement—Termination” beginning on page     ; and

•

Having had the focus of management of each of the companies directed toward the merger and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies.

In addition, each company would not realize any of the expected benefits of having completed the merger.

If the merger is not completed for any reason, the price of Authentidate common stock and/or the overall value of Parascript may decline to the extent that the current market price of Authentidate common stock or the current value of Parascript reflects a market assumption that the merger will be completed and that the related benefits will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in Authentidate’s or Parascript’s business. In addition, Authentidate’s business and Parascript’s business may be harmed, and the price of Authentidate’s stock and the overall value of Parascript may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger. Customers may delay, redirect or defer purchasing decisions, which could negatively affect the business and results of operations of Authentidate and Parascript, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Authentidate and Parascript may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities that could adversely affect Authentidate or Parascript, as applicable, if the merger is not completed. This may adversely affect the ability of Authentidate and Parascript to attract and retain key management and marketing and technical personnel, which could harm the companies’ businesses and results.

Some costs related to the merger, such as legal, accounting, filing, printing and mailing, must be paid and expensed if the merger is not completed. In addition, if the merger is not completed and Parascript’s manager or

Authentidate’s board of directors determines to seek another merger or business combination, there can be no assurance that they will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the merger.

The merger agreement limits Authentidate’s and Parascript’s ability to pursue an alternative proposal to the merger and requires Authentidate and Parascript to pay a termination fee of $3 million or $500,000, depending upon the circumstances surrounding termination.

The merger agreement prohibits Authentidate and Parascript from soliciting, initiating, encouraging or entertaining certain inquiries or acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Covenants” beginning on page     . The merger agreement also provides for the payment by Authentidate and Parascript of a termination fee of $3 million or $500,000 if the merger agreement is terminated in certain circumstances. See “The Merger Agreement—Termination” beginning on page     .

These provisions limit Authentidate’s and Parascript’s ability to pursue offers from third parties that could result in greater value to each company. The payment of this termination fee could have an adverse effect on the financial condition of each company.

Some of Authentidate’s and Parascript’s Directors and Officers Have a Conflict of Interest.

In considering the recommendation of Authentidate’s board of directors and Parascript’s manager to vote for the proposal to adopt the merger agreement and approve the merger, you should be aware that members of Authentidate’s board of directors and Parascript’s Manager, as well as officers of each company, have interests in the merger that differ from your interests. These interests may create potential conflicts of interests for these directors and officers in the future. Both Authentidate’s board of directors and Parascript’s manager were aware of each of these interests when it considered and adopted the merger agreement.

These interests include the following:

•	Executive officers of Authentidate beneficially owned options to purchase shares of common stock. These options vest upon the closing of the merger.

•

In addition, in connection with the merger, directors were granted an aggregate of 875,000 options exercisable at $ .76 per share, subject to the approval of the merger by the stockholders. The foregoing includes grants to members of the special committee that negotiated the merger and recommended its approval to the board of directors. A vote for the merger will constitute the approval by the stockholders of the issuance of these options.

•

In the event of the merger is approved, O’Connell Benjamin, Authentidate’s President, would have the right to terminate his employment with Authentidate for any reason within a limited period of time following the change of control, and such termination would be deemed a termination for good reason. In such an event, Authentidate would be required to pay to Mr. Benjamin (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to twelve months of his base salary in effect as of the termination date; and (c) continued participation in our benefit plans (or comparable plans) until the end of the month of the one-year anniversary of the termination of his employment. Further, 100,000 options granted to Mr. Benjamin would be deemed vested and exercisable for two years following the termination date.

•

Upon the closing of the merger, Jeffrey Gilb, Chief Executive Officer of Parascript, will become Chief Executive Officer of Authentidate. In connection with this appointment Mr. Gilb will enter into a new              year employment agreement with Authentidate and will be granted options to purchase              shares of Authentidate Common Stock.

•

Upon the closing, Aron B. Katz, the Chairman of the Board of the manager of Parascript will become the Chairman of the Board of Authentidate. In addition. Jeffrey Gilb,              and              will become directors of Authentidate.

The Former Principal Members, Officers and Directors of Parascript after the Merger Will Own a Substantial Interest in Authentidate’s Voting Stock and Initially Control the Board of Directors.

Upon completion of the merger, Parascript’s former officers, directors and members who had greater than 5% of the voting power of Parascript’s common stock will, in the aggregate, beneficially own approximately     % of Authentidate’s outstanding voting shares. In addition, former officers and members of Parascript will constitute a majority of the board of directors following the merger. As a result, these stockholders, acting together, will have the ability to substantially influence the outcome of matters submitted to Authentidate’s stockholders for approval, including:

•	election of the board of directors;

•	removal of any of the directors;

•	amendment of the articles of incorporation or by-laws; and

•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving Authentidate.

These stockholders will have substantial influence over the management and affairs of New Authentidate. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving New Authentidate, or discouraging a potential acquirer from making a tender offer for its shares which would prevent Stockholders from realizing the benefits of the transaction, such as a purchase price premium or significant increase in stock price.

The Market Price of Authentidate Common Stock May Decline as a Result of the Merger.

The market price of New Authentidate common stock may decline as a result of the merger if the integration of the Parascript and Authentidate businesses is unsuccessful or if the costs of implementing the integration are greater than expected. The market price also may decline if New Authentidate does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on New Authentidate’s financial results is not consistent with the expectations of financial or industry analysts.

The Conversion or Exercise of Outstanding Convertible Securities May Result In Dilution to Authentidate’s Common Stockholders.

Dilution of the per share value of the combined company’s common shares could result from the conversion of most or all of the currently outstanding shares of Authentidate preferred stock and from the exercise of the currently outstanding Parascript and Authentidate options and warrants.

Preferred Stock—Authentidate currently has 28,000 shares of Series B preferred stock outstanding, which are convertible, in total, into 500,000 shares of common stock.

Warrants and Options—In addition, immediately following the merger it is anticipated that there will be outstanding: warrants to purchase 400,000 shares of common stock at exercise prices ranging from $.39 to $20 per share and options to purchase 5,542,101 shares of common stock at exercise prices ranging from $.41 to $10.58.

The conversion or exercise of these warrants and options, and conversion of these convertible securities and the sale of the underlying common stock, or even the potential of such conversion or exercise and sale, may have a depressive effect on the market price of our securities and will cause dilution to New Authentidate’s stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding convertible securities can be expected to convert or exercise them at a time when Authentidate would, in all likelihood, be able to obtain any needed capital on terms more favorable to Authentidate than the exercise terms provided by the outstanding options and warrants. Dilution could create significant downward pressure on the trading price of our common stock if the conversion or exercise of these securities encouraged short sales. Even the mere perception of eventual sales of common shares issued on the conversion of these securities could lead to a decline in the trading price of our common stock.

Risks Related to Authentidate’s Business

Failure to increase Authentidate’s revenue and keep Authentidate’s expenses consistent with revenues could prevent Authentidate from achieving and maintaining profitability.

Authentidate incurred net losses of approximately $15,063,000, $17,823,000 and $19,184,000 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively, and a net loss of approximately $13,178,000 for the nine months ended March 31, 2008. Authentidate has expended, and will continue to be required to expend, substantial funds to pursue product development projects, enhance Authentidate’s marketing and sales efforts and to otherwise operate Authentidate’s business. Therefore, Authentidate will need to generate higher revenues to achieve and maintain profitability and cannot assure you that Authentidate will be profitable in any future period. Authentidate’s prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line, which characterizes Authentidate’s business, such as the difficulty in creating a viable market, the significant related development and marketing costs and the overall competitive environment in which Authentidate operate. This risk may be more acute in light of Authentidate’s disposition of Authentidate’s other operating segments. Accordingly, there can be no assurance that Authentidate will be able to achieve profitable operations in future operating periods.

Authentidate has a Significant Portion of its Capital Invested in Auction Rate Securities.

Authentidate currently has approximately $10,825,000 invested in Auction Rate Securities (“ARS”), which represents all of its marketable securities. While the face value of the ARS owned by Authentidate has not changed since the quarter ended March 31, 2008, the decline in the U.S. credit markets has impacted the liquidity of financial instruments, including ARS. As a result, the potential value of Authentidate’s ARS portfolio, which may be realized upon the sale thereof, may be less than the face value of the investments. Consequently, in the event Authentidate is unable to receive sufficient cash funds from the sale of its ARS portfolio prior to the Closing Date, Authentidate may not be able to pay the Closing Cash Payment, and following the payment of the Closing Cash Payment, New Authentidate may not have sufficient net working capital to fund its ongoing business operations and pay expenses related to the merger and the transactions contemplated by the agreement and plan of merger.

Authentidate’s capital requirements are significant and Authentidate has historically financed Authentidate’s operations through private placements of securities.

Authentidate’s capital requirements have been and will continue to be significant. Authentidate has been substantially dependent upon private placements of Authentidate’s securities and on short-term and long-term loans from lending institutions to fund such requirements. Authentidate is expending significant amounts of capital to develop, promote and market Authentidate’s software and services, such as Authentidate’s Inscrybe Healthcare platform and related modules and Authentidate’s Inscrybe Office offering. Due to these expenditures, Authentidate has incurred significant losses to date. Authentidate used approximately $14,852,000, $13,473,000 and $10,821,000 in cash for continuing operating activities for the fiscal years ended June 30, 2007, 2006 and 2005, respectively and $12,112,000 for the nine months ended March 31, 2008. No assurances can be given that Authentidate will be able to attain sales levels and support Authentidate’s costs through revenues derived from operations. If Authentidate is unable to attain projected revenue levels for Authentidate’s business, it may be necessary to raise additional capital to fund operations and to meet Authentidate’s obligations in the future.

If the United States Postal Service cancels Authentidate’s new license agreement, Authentidate may need to incur additional costs in Authentidate’s efforts to successfully commercialize this technology.

In July 2007, Authentidate entered into a new three-year license agreement with the U.S. Postal Service® (USPS) to act as a non-exclusive authorized service provider of the USPS Electronic Postmark® (EPM). Pursuant to this license agreement, the USPS granted the company a non-exclusive, worldwide license to use its applicable trademarks and other intellectual property rights for the EPM service in order to enable us to offer the EPM service directly to the market. The USPS will define and maintain the technical and operational standards for the EPM service, and serve as backup verifier for all EPM transactions. Authentidate is the first provider to be authorized in a new standards-based EPM service model created by the USPS to help ensure performance standards and facilitate the development of a multi-provider environment. Authentidate has operated the EPM service on behalf of the USPS since March 2003, under a strategic alliance agreement that expired on July 31, 2007.

This license agreement is effective as of August 1, 2007 and will expire in three years unless it is sooner terminated in accordance with its terms. Either party may terminate the agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable cure periods. In addition, either party may terminate the agreement for any reason, upon 120 days notice to the other party. The USPS will also have the right to terminate the license agreement upon written notice in connection with a change in control transaction affecting Authentidate. No assurances can be given that the USPS will not terminate this agreement which termination could adversely affect Authentidate’s ability to commercialize this technology.

Authentidate’s license with the USPS may also be adversely affected by recently enacted legislation regarding the USPS. On December 20, 2006, the President signed into law PL 109-435. This statute defines as “postal services” essentially the carriage of paper and printed matter, but grandfathers other services that were being offered by the USPS as of January 1, 2006, which Authentidate believes would include the EPM. However, the legislation further directs the Postal Regulatory Commission (PRC) to review non-postal services within two years to determine whether they should continue taking into account “the public need for the service” and “the ability of the private sector to meet the public need for the service.” Based upon this legislation, the PRC may review the current licensing arrangement for the EPM. Accordingly, there can be no assurance the USPS will not terminate this licensing program, which could adversely affect Authentidate’s ability to commercialize this technology.

Authentidate depends on growth in the software as a service market, and lack of growth or contraction in this market could materially adversely affect Authentidate’s sales and financial condition.

Authentidate’s software and internet solutions compete with other “software as a service” solutions. Demand for Authentidate’s solutions and software offerings is driven by several factors, including an increased focus on protecting business-critical applications, government and industry regulations requiring data protection and integrity, and the growth in the market for software as a service. Segments of the computer and software industry have in the past experienced significant economic downturns and decreases in demand as a result of changing market factors. A change in the market factors that are driving demand for offerings of software as a service could adversely affect Authentidate’s sales, profitability and financial condition.

Authentidate has been named as a party to several class action and derivative action lawsuits, and Authentidate may be named in additional litigation, all of which could require significant management time and attention and result in significant legal expenses. An unfavorable outcome in one or more of these lawsuits could have a material adverse effect on Authentidate’s business, financial condition, results of operations and cash flows.

Several purported class action complaints were filed in federal courts alleging that Authentidate and certain of Authentidate’s current and former directors and former officers violated the federal securities laws. Subsequently, four purported shareholder derivative actions were filed against certain current and former directors and former officers based on allegations substantially similar to those set forth in the purported class actions. The expense of defending such litigation may be substantial and the time required to defend the actions could divert management’s attention from the day-to-day operations of Authentidate’s business, which could adversely affect Authentidate’s business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on Authentidate’s business, results of operations and cash flows.

Authentidate’s success is dependent on the performance of Authentidate’s management and the cooperation, performance and retention of Authentidate’s executive officers and key employees.

Authentidate’s business and operations are substantially dependent on the performance of Authentidate’s senior management team and executive officers. If Authentidate’s management team is unable to perform it may adversely impact Authentidate’s results of operations and financial condition. Authentidate does not maintain “key person” life insurance on any of Authentidate’s executive officers. The loss of one or several key employees could seriously harm Authentidate’s business. Any reorganization or reduction in the size of Authentidate’s employee base could harm Authentidate’s ability to attract and retain other valuable employees critical to the success of Authentidate’s business.

If Authentidate loses key personnel or fails to integrate replacement personnel successfully, Authentidate’s ability to manage Authentidate’s business could be impaired.

Authentidate’s future success depends upon the continued service of Authentidate’s key management, technical, sales, finance, and other critical personnel. Other than Authentidate’s President, CFO and the President of Authentidate’s German operation, Authentidate’s key personnel do not have employment agreements and Authentidate cannot assure you that Authentidate will be able to retain them. Key personnel have left Authentidate in the past and there likely will be additional departures of key personnel from time to time in the future. The loss of any key employee could result in significant disruptions to Authentidate’s operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of Authentidate’s disclosure controls and procedures and Authentidate’s internal control over financial reporting, and the results of Authentidate’s operations. In addition, hiring, training, and successfully integrating replacement sales and other personnel could be time consuming, may cause additional disruptions to Authentidate’s operations, and may be unsuccessful, which could negatively impact future revenues.

Authentidate’s reported financial results could be adversely affected by changes in financial accounting standards or by the application of existing or future accounting standards to Authentidate’s business as it evolves. For example, accounting for employee stock options under FAS 123(R) has had a material impact on Authentidate’s consolidated results of operations and earnings per share.

As a result of the enactment of the Sarbanes-Oxley Act and the review of accounting policies by the SEC and national and international accounting standards bodies, the frequency of accounting policy changes may accelerate. For example, the adoption of FAS123(R) in fiscal 2006 required Authentidate to adopt a different method of determining and accounting for the compensation expense of our employee stock options. As a result of the adoption of FAS 123(R), Authentidate’s losses during fiscal 2008, 2007 and 2006 were higher than they would have been had Authentidate not been required to adopt FAS 123(R). This will continue to be the case for future periods. This and other possible changes to accounting standards, could adversely affect Authentidate’s reported results of operations. Further, accounting policies affecting software revenue recognition have been the subject of frequent interpretations, which could significantly affect the way we account for revenue related to Authentidate’s products. As Authentidate enhances, expands and diversifies its business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way Authentidate accounts for revenue, could have a significant adverse effect on its reported results although not necessarily on its cash flows.

If the carrying value of Authentidate’s long-lived assets is not recoverable, an impairment loss must be recognized which would adversely affect Authentidate’s financial results.

Authentidate evaluates its long-lived assets, including property and equipment, goodwill, acquired product rights, and other intangible assets, whenever events or circumstances occur which indicate that these assets might be impaired. Goodwill is evaluated annually for impairment at the end of each fiscal year, regardless of events and circumstances. In fiscal 2005, Authentidate recorded an impairment charge of approximately $4,800,000 for goodwill and other long-term intangible assets. As of March 31, 2008, Authentidate had approximately $7,300,000 of goodwill principally from our acquisition of our German subsidiary, Authentidate International,

AG. Authentidate will continue to evaluate the recoverability of the carrying amount of its long-lived assets, and Authentidate may incur substantial impairment charges, which could adversely affect its financial results.

Authentidate has incurred significant additional costs concerning Authentidate’s international operations and may incur additional costs in the future.

Authentidate has incurred substantial costs in supporting the operation of Authentidate’s German subsidiary, Authentidate International, AG. In June 2007, Authentidate entered into a new one-year employment agreement with Mr. Jan Wendenburg, the Chief Executive Officer of Authentidate International, pursuant to which he received a base salary of approximately, 210,000 Euros. Further, for the fiscal years ended June 30, 2007, 2006 and 2005, and the nine months ended March 31, 2008 Authentidate advanced or made capital investments of approximately $3,372,000 to this subsidiary. Authentidate cannot provide any assurance that Authentidate will recoup any of these amounts from this subsidiary. Authentidate expects to incur additional costs in the future in connection with the operations of this subsidiary.

Developing and implementing new or updated software and services may take longer and cost more than expected.

Authentidate relies on a combination of internal development, strategic relationships, licensing and acquisitions to develop Authentidate’s software and services. The cost of developing new software and services, such as Inscrybe Healthcare and related modules and Inscrybe Office, is inherently difficult to estimate. Authentidate’s development and implementation of proposed software and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. If Authentidate is unable to develop new or updated software and services on a timely basis and implement them without significant disruptions to the existing systems and processes of Authentidate’s customers, Authentidate may lose potential revenues and harm Authentidate’s relationships with current or potential customers.

New or updated software and services will not become profitable unless they achieve sufficient levels of market acceptance, which may require significant efforts and costs.

There can be no assurance that customers and potential customers will accept from Authentidate new or updated software and services. The future results of Authentidate’s business will depend, in significant part, on the success of Authentidate’s software and services. Current and potential customers may choose to use similar products and services offered by Authentidate’s competitors or may not purchase new or updated software or services, especially when they are initially offered and if they require changes in equipment or workflow. For software and services Authentidate is developing or may develop in the future, there can be no assurance that Authentidate will attract sufficient customers or that such software and services will generate sufficient revenues to cover the costs of developing, marketing and providing such software and services. Furthermore, there can be no assurance that any pricing strategy that Authentidate implements for any new software and services will be economically viable or acceptable to the target markets. Failure to achieve broad penetration in target markets with respect to new or updated software and services could have a material adverse effect on Authentidate’s business prospects. Further, achieving market acceptance for new or updated software and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by potential customers.

Authentidate does not have patents on all the technology Authentidate uses, which could harm Authentidate’s competitive position.

On May 2, 2006, Authentidate was issued Authentidate’s first U.S. patent and Authentidate also has seven issued foreign patents. On April 17, 2008, the U.S. patent and trademark office mailed Authendidate a Notice of Allowance for another Authentidate patent application to issue as a patent. In addition, Authentidate has nine U.S. and ten foreign and one PCT patent applications pending relating to the technology and business processes underlying Authentidate’s services and applications. However, some of the technology embodied in some of Authentidate’s current products cannot be patented. Authentidate has registered the trademarks “Authentidate” and “CareCert” in the U.S., the trademark “Authentidate” in Germany and in the European Community and a number of other trademarks as Madrid Protocol international registrations. Authentidate has also sought to register a number of additional trademarks in the U.S. and certain foreign markets, including “Inscrybe,” “MyInscrybe” and “Inscrybe Office.” Authentidate continues to take steps to protect Authentidate’s intellectual property rights including filing additional trademark and patent applications where appropriate. Authentidate relies on confidentiality agreements with Authentidate’s key employees to the extent Authentidate deems it to be necessary. Authentidate further intends to file patent applications for any new products Authentidate may develop, to the extent that Authentidate believes that any technology included in such products is patentable. There can be no assurance that any patents in fact, will be issued or that any such patents that do issue will be effective to protect Authentidate’s products and services from duplication by other manufacturers or developers or to prevent Authentidate’s competitors from offering similar products and services.

Other companies operating within Authentidate’s business segments may independently develop substantially equivalent proprietary information or otherwise obtain access to Authentidate’s know-how, much of which is maintained as trade secrets. In addition, there can be no assurance that Authentidate will be able to afford the expense of any litigation which may be necessary to enforce Authentidate’s rights under any patent. Although Authentidate believes that the products Authentidate sells do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. On August 25, 2005, Authentidate became aware of an action filed against it entitled TimeCertain LLC vs. Authentidate Holding Corporation, Authentidate, Inc. and NCipher Inc. The plaintiff in this matter had claimed that Authentidate’s products and systems incorporating secure time-stamping technology, including but not limited to the USPS Electronic Postmark system, infringes certain of its patent rights. This matter has resulted in a favorable settlement for the company in which all of the plaintiff’s claims were dismissed with prejudice and the case terminated (for additional information, see “Legal Proceedings”). Authentidate has investigated patents held by third parties of which Authentidate is aware and believes that Authentidate’s products and services do not infringe on the claims of these patents. Although Authentidate has not received notice of any other claims that Authentidate’s products or services are infringing, Authentidate can not provide any assurances that Authentidate’s products and services do not infringe upon any third party patents, including the patents Authentidate has investigated.

In the event that products Authentidate sells, or services Authentidate provides, are deemed to infringe upon the patents or proprietary rights of others, Authentidate could be required to modify Authentidate’s products and/or services or obtain a license for the manufacture, use and/or sale of such products and services. There can be no assurance that, in such an event, Authentidate would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon Authentidate’s business. Moreover, there can be no assurance that Authentidate will have the financial or other resources necessary to defend against a patent infringement or proprietary rights violation action. In addition, if Authentidate’s products, services or proposed products or services are deemed to infringe upon the patents or proprietary rights of others, Authentidate could, under certain circumstances, become liable for damages or subject to an injunction, which could also have a material adverse effect on Authentidate’s business.

Because Authentidate derives a majority of Authentidate’s revenues from a few software and service offerings, any decline in demand for these offerings could severely harm Authentidate’s ability to generate revenues.

Authentidate derives a majority of Authentidate’s revenues from a limited number of software and service offerings. In addition, Authentidate’s focus on building Authentidate’s business is concentrated on markets for software and services where content integrity, workflow automation, electronic signatures and time and date stamping are important to customers. As a result, Authentidate is particularly vulnerable to fluctuations in demand for these offerings, whether as a result of competition, product obsolescence, technological change, customer spending, or other factors. If Authentidate’s revenues derived from Authentidate’s software and service offerings were to decline significantly, Authentidate’s business and operating results would be adversely affected. Additionally, for the year ended June 30, 2007, Authentidate reported that two customers accounted for approximately 43% of Authentidate’s consolidated revenues. As a result, if Authentidate’s relationships with these or other significant customers were disrupted, Authentidate could lose a significant percentage of its anticipated revenues which could have a material adverse effect on Authentidate’s business.

Some of Authentidate’s software and service offerings have long and unpredictable sales cycles, which may impact Authentidate’s quarterly operating results.

Transactions for some of Authentidate’s software and service offerings require customers to undertake customized installations to integrate the solutions into their legacy systems and require them to modify existing business practices. The period from Authentidate’s initial contact with a potential customer until the execution of an agreement is difficult to predict and can be in excess of six months. The sales cycles for these transactions can be long and unpredictable due to a number of uncertainties such as:

•	customers’ budgetary constraints;

•	the need to educate potential customers about Authentidate’s software and service offerings;

•	the timing of customers’ budget cycles;

•	delays caused by customers’ internal review processes;

•	customers’ willingness to invest resources and modify their network infrastructures to take advantage of Authentidate’s offerings; and

•	for sales to government customers, governmental regulatory, approval and purchasing requirements.

Authentidate is unable to control or influence many of these factors. Further, Authentidate has experienced delays in the pace of adoption and use by Authentidate’s customers of Authentidate’s transaction-based offerings, such as Inscrybe Healthcare, which has adversely affected Authentidate’s earnings. Authentidate may experience similar delays with Inscrybe Office as well. During the sales cycle and the implementation period, Authentidate may expend substantial time, effort and money preparing contract proposals, negotiating contracts and implementing solutions without receiving any related revenue. In addition, many of Authentidate’s expenses are relatively fixed in the short term, including personnel costs and technology and infrastructure costs. Accordingly, Authentidate’s inability to generate sufficient revenues from these offerings has a direct impact on Authentidate’s results of operations.

The failure to properly manage Authentidate’s growth could cause Authentidate’s business to lose money.

Authentidate is expanding Authentidate’s sales and marketing efforts in order to develop and pursue existing and potential market opportunities. This growth is expected to place a significant demand on management and operational resources. In order to manage growth effectively, Authentidate must implement and improve Authentidate’s operational systems and controls on a timely basis. If Authentidate fails to implement these systems and controls, Authentidate’s business, financial condition, results of operations and cash flows will be materially and adversely affected.

Authentidate’s software and Web-based services and Web site may be subject to intentional disruption.

Although Authentidate believes it has sufficient controls in place to prevent intentional disruptions, such as software viruses specifically designed to impede the performance of Authentidate’s software and Web-based services, Authentidate may be affected by such efforts in the future. Further, despite the implementation of security measures, this infrastructure or other systems that Authentidate interfaces with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, programming errors, attacks by third parties or similar disruptive problems, resulting in the potential misappropriation of Authentidate’s proprietary information or interruptions of Authentidate’s services. Any compromise of Authentidate’s security, whether as a result of Authentidate’s own systems or systems that they interface with, could substantially disrupt Authentidate’s operations, harm Authentidate’s reputation and reduce demand for Authentidate’s services.

Performance problems with Authentidate’s systems or system failures could cause Authentidate to lose business or incur liabilities.

Authentidate’s customer satisfaction and Authentidate’s business could be harmed if it experiences transmission delays or failures or loss of data in the systems it uses to provide services to Authentidate’s customers, including transaction-related services. These systems are complex and, despite testing and quality control, Authentidate cannot be certain that problems will not occur or that they will be detected and corrected promptly if they do occur. In providing these services, Authentidate relies on internal systems as well as communications and hosting services provided by third parties, such as the Internet. To operate without interruption, both Authentidate and the service providers Authentidate uses must guard against:

•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures or crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.

Authentidate has experienced periodic system interruptions in the past, and Authentidate cannot guarantee that they will not occur again. In the event of a catastrophic event at one of Authentidate’s data centers or any third party facility Authentidate uses, Authentidate may experience an extended period of system unavailability, which could negatively impact Authentidate’s business. Further, if such an event caused the loss of stored data, it could have a material adverse impact on Authentidate’s business or cause it to incur material liabilities. Although Authentidate maintains insurance for Authentidate’s business, Authentidate cannot guarantee that its insurance will be adequate to compensate us for all losses that may occur or that this coverage will continue to be available on acceptable terms or in sufficient amounts.

In addition, some of Authentidate’s Web-based services may, at times, be required to accommodate higher than expected volumes of traffic. At those times, Authentidate may experience slower response times or system failures. Any sustained or repeated interruptions or disruptions in these systems or slow down in their response times could damage Authentidate’s relationships with customers. Further, the Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it which could harm its reliability and performance. Any significant interruptions in Authentidate’s services or increases in response time could result in a loss of potential or existing users of services and, if sustained or repeated, could reduce the attractiveness of Authentidate’s services.

Authentidate’s software and service offerings may not be accepted by the market, which would seriously harm Authentidate’s business.

Demand and market acceptance for Authentidate’s software and service offerings remain subject to a high level of uncertainty. Achieving widespread acceptance of these offerings will continue to require substantial marketing efforts and the expenditure of significant funds to create and maintain brand recognition and customer demand for such offerings. Demand for Authentidate’s software and services depend on, among other things:

•	the perceived ability of Authentidate’s offerings to address real customer problems;

•	the perceived quality, price, ease-of-use and interoperability of Authentidate’s offerings as compared to Authentidate’s competitors’ offerings;

•	the market’s perception of how easy or difficult it is to deploy Authentidate’s software or services, especially in complex, network environments;

•	the continued evolution of electronic commerce as a viable means of conducting business;

•	market acceptance and use of new technologies and standards;

•	the ability of network infrastructures to support an increasing number of users and services;

•	the pace of technological change and Authentidate’s ability to keep up with these changes; and

•	general economic conditions, which influence how much money Authentidate’s customers and potential customers are willing to allocate to their information technology budgets.

There can be no assurance that adequate marketing arrangements will be made and continued for Authentidate’s software and services and there can be no assurance that any of these offerings will ever achieve or maintain widespread market acceptance or that such offerings will be profitable.

If Authentidate cannot continuously enhance its software and Web-based service offerings in response to rapid changes in the market, Authentidate’s business will be harmed.

The software-based services industry and computer industry are characterized by extensive research and development efforts which result in the frequent introduction of new products and services which render existing products and services obsolete. Authentidate’s ability to compete successfully in the future will depend in large part on Authentidate’s ability to maintain a technically competent research and development staff and its ability to adapt to technological changes in the industry and enhance and improve Authentidate’s software and Web-based service offerings and successfully develop and market new offerings that meet the changing needs of Authentidate’s customers. Although Authentidate is dedicated to continued improvement of its offerings with a view towards satisfying market needs with the most advanced capabilities, there can be no assurance that Authentidate will be able to continue to do so on a regular basis and remain competitive with products offered by other manufacturers. At the present time, Authentidate does not have a targeted level of expenditures for research and development. Authentidate will evaluate all opportunities but believes the majority of its research and development will be devoted to enhancements of Authentidate’s existing software and Web-based services.

If Authentidate’s software and Web-based service offerings are not competitive, Authentidate’s business will suffer.

Authentidate is engaged in the highly competitive businesses of developing software-based workflow and authentication offerings. These markets are also continually evolving and, in some cases, subject to rapid technological change. Many of Authentidate’s competitors have greater financial, technical, product development, marketing and other resources than Authentidate does. These organizations may be better known than Authentidate is and have more customers than Authentidate does. Authentidate cannot provide assurance that it will be able to compete successfully against these organizations. Authentidate believes that the principal competitive factors affecting its markets include performance, ease of use, scalability, manageability, price and customer service and support. There can be no assurance that Authentidate will be able to successfully incorporate these factors into its software and Web-based services and compete against current or future competitors or that competitive pressure Authentidate faces will not harm its business. If Authentidate is unable to develop and market products to compete with the products of competitors, Authentidate’s business will be materially and adversely affected.

Authentidate’s business, including Inscrybe Healthcare, Inscrybe Office and Authentidate’s electronic signing solutions are relatively new business lines and although the level of competition for these offerings is unknown at this point in time, the field of software-based solutions is highly competitive. There can be no assurances, however, that any of Authentidate’s offerings will achieve market acceptance.

Authentidate also expects that competition will increase as a result of industry consolidations and the formation of new companies with new, innovative offerings. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their software and service offerings to address the needs of Authentidate’s prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could harm Authentidate’s business.

Authentidate’s software and Web-based services are complex and are operated in a wide variety of computer configurations, which could result in errors or product failures.

Authentidate’s software and Web-based services are complex and may contain undetected errors, failures or bugs that may arise when they are first introduced or when new versions are released. These offerings may be used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in Authentidate’s software or services or may expose undetected errors, failures or bugs in such offerings. Authentidate’s customers’ computer environments are often characterized by a wide variety of configurations that make pre-release testing for programming or compatibility errors difficult and time-consuming. Despite testing by us and by others, errors, failures or bugs may not be found in new products or releases after commencement of commercial use. Errors, failures or bugs in Authentidate’s offerings could result in negative publicity, returns, loss of or delay in market acceptance of Authentidate’s software or services or claims by customers or others. Alleviating these problems could require significant expenditures of Authentidate’s capital and resources and could cause interruptions, delays or cessation of Authentidate’s licenses which could cause us to lose existing or potential customers and would adversely affect Authentidate’s financial condition results of operations and cash flows. Most of Authentidate’s license agreements with customers contain provisions designed to limit Authentidate’s exposure to potential product liability claims. It is possible, however, that these provisions may not prove effective in limiting Authentidate’s liability.

Authentidate has a significant amount of net operating loss carry forwards which Authentidate may not be able to utilize in certain circumstances.

At June 30, 2007, the date of Authentidate’s most recent year end, Authentidate had net operating loss (“NOL”) carry forwards for federal income tax purposes of approximately $96,000,000 available to offset future taxable income. Under Section 382 of the Code, following an “ownership change,” special limitations apply to the use by a “loss corporation” of its (i) net operating loss (“NOL”) carry forwards arising before the ownership change and (ii) net unrealized built-in losses (“NUBILs”) (if such losses existed immediately before the ownership change and exceed a statutory threshold amount) recognized during the five years following the ownership change ((i) and (ii) are referred to collectively as the “Applicable Tax Attributes”). After an ownership change, the amount of the loss corporation’s taxable income for each post-change taxable year that may be offset by the Applicable Tax Attributes is limited to the product of the “long-term tax-exempt rate” (published by the IRS for the month of the ownership change) multiplied by the value of the loss corporation’s stock (the “Section 382 Limitation”). To the extent that the loss corporation’s Section 382 Limitation in a given taxable year exceeds its taxable income for the year, that excess increases the Section 382 Limitation in future taxable years.

As a result of the merger, Authentidate may experience an ownership change. Under Section 382, the determination of whether an ownership change has occurred is based on ownership shifts involving persons or groups that are or are deemed to be “5% Stockholders.” If the merger results in an ownership change for Authentidate a Section 382 Limitation will apply to the Applicable Tax Attributes of Authentidate. Authentidate has not yet determined whether the merger will result in an ownership change. Further, whether or not the merger causes an ownership change, New Authentidate may experience an ownership change after the merger as a result of future changes in the ownership of its stock that could result in additional Section 382 Limitations.

Risks Related to Authentidate’s Common Stock

Authentidate’s stock price is volatile and could decline.

The price of Authentidate’s common stock has been, and is likely to continue to be, volatile. For example, Authentidate’s stock price during the fiscal year ended June 30, 2008 traded as low as $.37 per share and as high as $1.60 per share. Authentidate cannot assure you that your initial investment in Authentidate’s common stock will not fluctuate significantly. The market price of Authentidate’s common stock may fluctuate significantly in response to a number of factors, some of which are beyond Authentidate’s control, including:

•	quarterly variations in Authentidate’s operating results;

•	announcements Authentidate makes regarding significant contracts, acquisitions, dispositions, strategic partnerships, or joint ventures;

•	additions or departures of key personnel;

•	the introduction of competitive offerings by existing or new competitors;

•	uncertainty about and customer confidence in the current economic conditions and outlook;

•	reduced demand for any given software or Web-based service offering; and

•	sales of Authentidate’s common stock.

In addition, the stock market in general, and companies whose stock is listed on The Nasdaq Capital Market, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of Authentidate’s common stock, regardless of Authentidate’s actual operating performance.

Since Authentidate has not paid dividends on its common stock, you may not receive income from this investment.

Authentidate has not paid any dividends on Authentidate’s common stock since its inception and does not contemplate or anticipate paying any dividends on Authentidate’s common stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of Authentidate’s business.

The exercise of Authentidate’s outstanding options and warrants, or conversion of Authentidate’s outstanding shares of Series B Preferred Stock, may depress Authentidate’s stock price.

As of June 30, 2008, the following options and warrants were outstanding:

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Stock options to purchase approximately 4,217,101 shares of common stock at exercise prices ranging from $.41 to $10.58 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is $3.87 per share. These stock options are employee and non-executive director options.

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Immediately exercisable warrants to purchase approximately 400,000 shares of common stock at exercise prices ranging from $.39 to $20.00 per share. The weighted average exercise price of the outstanding warrants is $10.65.

•	Stock options to purchase 375,000 shares of common stock at an exercise price of $3.25 per share to an independent consultant which are exercisable upon achieving certain sales levels.

In addition, there are currently outstanding 28,000 shares of Authentidate’s Series B Preferred Stock. The holder of the Series B Preferred Stock may convert these shares into shares of Authentidate’s common stock at a conversion price equal to $1.40 per share. Accordingly, the outstanding 28,000 shares of Series B Preferred Stock are presently convertible into an aggregate of 500,000 shares of Authentidate’s common stock.

To the extent that these securities are exercised or converted, dilution to Authentidate’s shareholders will occur. Moreover, the terms upon which Authentidate will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise or convert them at a time when Authentidate would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities. Further, in the event the conversion price of the Series B Preferred Stock is lower than the actual trading price on the day of conversion, the holder could immediately sell all of its converted common shares, which would have a dilutive effect on the value of the outstanding common shares. Furthermore, the significant downward pressure on the trading price of Authentidate’s common stock as Series B

Preferred Stock holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of Series B Preferred Stock or other shareholders. This would place further downward pressure on the trading price of Authentidate’s common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series B Preferred Stock could lead to a decline in the trading price of Authentidate’s common stock.

Authentidate is currently not in compliance with The Nasdaq Capital Market $1.00 minimum bid price requirement and failure to regain and maintain compliance with this standard could result in delisting and adversely affect the market price and liquidity of our common stock.

On June 12, 2008, Authentidate announced that effective June 13, 2008, the listing of the Company’s common stock will be transferred from the NASDAQ Global Market to the NASDAQ Capital Market. As previously announced on December 18, 2007, Authentidate received a letter from the NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The letter stated that the Company had until June 16, 2008 to regain compliance and provided an option for Authentidate to transfer the listing of its common stock to the NASDAQ Capital Market. Upon such transfer, Authentidate would be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

Prior to June 11, 2008, Authentidate submitted a transfer application with NASDAQ to transfer listing of its common stock to the NASDAQ Capital Market. On June 11, 2008, NASDAQ approved the transfer application, and Authentidate will be afforded an additional compliance period of 180 calendar days, or until December 12, 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

New Authentidate’s common stock will continue to trade under the symbol “ADAT.” The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

Risks Related To Parascript’s Business

Because Parascript derives a majority of its license revenue from sales of a single product line any decline in demand for that product line could severely harm its ability to generate revenue and its results of operations.

Parascript derives a majority of its revenue from licensing of a single product, AddressScript®, and related support, click fees and professional services revenue. In particular, Parascript’s future success depends in part on continuing to license this product in new locations in addition to the increasing amount of click fees (royalties) and support fees. Much of this revenue is derived from the sale of bundled packages by integrators and strategic partners in which the Parascript product is an integral part of the processing system. Parascript’s strategic partners have contractual arrangements with Parascript, but may have no obligation to renew these contracts in the future. In addition, there is no guarantee that the manufacturers will continue to sell the products containing the Parascript technology at the same rate or the same price as they currently are. If Parascript’s products fail to meet the needs of its existing and target customers and partners, or if they do not compare favorably in price and performance to competing products, Parascript’s growth will be limited. Parascript is particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints of its potential customers or other factors. If revenue Parascript derives from these software products were to decline significantly, including as a result of customers not renewing subscriptions, its business and operating results would be adversely affected.

If Parascript fails to manage its direct and indirect sales channels, including sales to system integrators effectively, its sales could decline.

Parascript markets its products and related services both directly to end-users and through a variety of indirect sales channels, which primarily include system integrators and resellers.

Direct Sales. A portion of Parascript’s revenue is derived from sales by its direct sales force to end-users. This sales channel involves a number of special risks, including:

•	longer sales cycles associated with direct sales efforts;

•	a limited market in terms of companies that have the capability of integrating Parascript’s software directly into their operations;

•	difficulty in hiring, training, retaining and motivating a direct sales force; and

•	the requirement of a substantial amount of training for sales representatives to become productive and training that must be updated to cover new and updated products.

Integrator and Strategic Partners. A significant portion of Parascript’s revenue is derived from sales through its integrator and strategic partners that incorporate Parascript’s products into their products or bundle them with other software to create a processing solution for an end user. Parascript’s reliance on this sales channel involves a number of special risks, including:

•	its lack of control over the shipping dates or volume of systems shipped;

•	its integrators are not subject to minimum sales requirements or any obligation to market Parascript’s products to their customers;

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its integrators may terminate or renegotiate their arrangements with Parascript and new terms may be less favorable in recognition of Parascript’s increasingly competitive relationship with certain partners;

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the development work that Parascript must generally undertake under agreements with strategic partners may require Parascript to invest significant resources and incur significant costs with little or no associated revenue;

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the time and expense required for the sales and marketing organizations of Parascript’s integrators to become familiar with its products may make it more difficult to introduce those products to the market;

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Parascript’s integrators and strategic partners may develop, market and distribute their own products and market and distribute products of Parascript’s competitors, which could reduce Parascript’s sales; and

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if Parascript fails to manage its distribution channels successfully, its distribution channels may conflict with one another or otherwise fail to perform as Parascript anticipates, which could reduce Parascript’s sales and increase its expenses, as well as weaken its competitive position.

Parascript’s international sales and operations involve special risks that could increase its expenses, adversely affect its operating results and require increased time and attention of its management.

Parascript’s international operations are subject to special risks in addition to those faced by its domestic operations, including:

•	potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of Parascript’s intellectual property rights than those in the U.S.;

•	imposition of foreign laws and other governmental controls, including trade and employment restrictions;

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fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce its customers’ ability to obtain financing for software products or which could make its products more expensive in those countries;

•	difficulties in hedging foreign currency transaction exposures;

•	longer payment cycles for sales in foreign countries and potential difficulties in collecting accounts receivable;

•	difficulties in staffing, managing and operating international operations, including difficulties related to administering stock plans in some foreign countries;

•	difficulties in coordinating the activities of its geographically dispersed and culturally diverse operations;

•	seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

•	costs and delays associated with developing software in multiple languages; and

•	war or terrorism, particularly in Russia, in which Parascript has facilities.

The market for some of Parascript’s products appears to be reaching maturity which could result in Parascript retaining its market share, but finding that the market itself is shrinking.

There may be a time-limited opportunity to achieve and maintain a significant share of the check and remittance processing market as financial institutions have been promoting electronic payments which could significantly reduce the amount of check processing traffic. The reduction in the size of the check and remittance processing market could result in declining revenues which could have a negative effect on Parascript’s operating results.

Similarly, if the volume of mail currently being handled in the United States decreases due to changes in technology, cultural changes or economic uncertainties, the effect on Parascript’s ability to license new products as well as decrease royalty revenues from existing licenses could be significant. This decrease could have a negative effect on Parascript’s operating results.

Parascript faces increasing competition, which places pressure on its pricing and which could prevent Parascript from increasing revenue or maintaining profitability. In addition, Parascript may face competition from better-established companies that have significantly greater resources.

The market for Parascript’s products is intensely competitive and is likely to become even more so in the future. Parascript’s current principal competitors may offer their products at a significantly lower price than Parascript’s products, which has resulted in pricing pressures on sales of Parascript’s products. Parascript also faces the possibilities of competitors achieving technological success rates that are comparable with Parascript’s. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margins or the failure of Parascript’s products to achieve or maintain more widespread market acceptance, any of which could have a material adverse effect on its business, results of operations and financial condition.

Parascript also faces current and potential competition from current strategic partners and integrators who may develop or acquire comparable pattern recognition software in an attempt to differentiate their systems. If device manufacturers can develop their own software that is as reliable as the Parascript products, the demand for Parascript’s products will decrease. Furthermore, even if Parascript’s products provide greater functionality and are more effective than certain other competitive products, potential customers might accept limited functionality as part of a bundled solution in lieu of purchasing separate products which require more administration. Many of Parascript’s potential competitors have substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases; and

•	substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than Parascript can to new or changing opportunities, technologies, standards or customer requirements. For the foregoing reasons, the combined company may not be able to compete successfully against Parascript’s current and future competitors, and its results of operations could be adversely affected.

Parascript products may contain significant errors and failures, which may subject it to liability for damages suffered by end-users.

Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Parascript’s end-user customers use its products in applications that are critical to their businesses, including for signature verification and fraud protection, and may have a greater sensitivity to defects in Parascript’s products than to defects in other, less critical software products. Particularly in the area of payment and remittance processing, through an error in or failure of Parascript’s software products or as a result of the customer’s misuse of Parascript’s software products, the customer could suffer significant damages and seek to recover those damages from Parascript. Although Parascript’s software licenses generally contain protective provisions limiting its liability, a court could rule that these provisions are unenforceable. If a customer is successful in proving its damages and a court does not enforce the protective provisions in Parascript’s software licenses, Parascript could be liable for the damages suffered by its customers and other related expenses, which could adversely affect its operating results.

Product errors or failures could cause delays in new product releases or product upgrades, or Parascript’s products might not work in combination with other hardware or software, which could adversely affect market acceptance of Parascript’s products or a strategic partner’s ability to integrate the Parascript software into its equipment. If Parascript’s customers were dissatisfied with product functionality or performance, or if Parascript were to experience significant delays in the release of new products or new versions of products, it could lose competitive position and revenue and its business and operating results could be adversely affected.

Parascript’s customer base is heavily concentrated.

Parascript relies heavily upon and derives the majority of its revenues from sales to two companies that provide products and service to the United States Postal Service under multiple licensing agreements. During 2007, 2006, and 2005, Parascript generated approximately 46%, 15% and 73.5%, respectively, of its revenue from these two companies. Parascript will continue to have a relatively highly concentrated customer base for the foreseeable future. If existing contracts with these customers are terminated or if either of these customers were to use other suppliers for the software products that Parascript currently provides, Parascript may not be able to replace the business. This could have a material adverse effect on Parascript’s business.

A significant portion of Parascript’s postal revenues are based upon performance-improvement contracts, under which payment amounts are contingent and uncertain.

A significant portion of Parascript’s postal revenues are based upon performance-improvement contracts. Parascript is paid based on pre-negotiated process improvement metrics such as read rate, error reduction and depth of sort. Payments on performance improvement contracts are fully contingent and based on actual improvements versus a test sample deck. If Parascript is unable to provide actual improvements, Parascript’s financial condition and results of operations would be adversely affected.

Failure to protect its intellectual property rights could impair Parascript’s ability to protect its proprietary technology and establish the Parascript brand.

Intellectual property is critical to Parascript’s success, and it relies upon trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect its proprietary technology and the Parascript brand. Any of its trademarks may be challenged by others or invalidated through administrative process or litigation. Parascript currently has four issued patents in the United States with seven additional patents pending and twelve corresponding patents applied for or issued internationally, and it may be unable to obtain further patent protection in the future. In addition, any issued patents may not provide Parascript with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to Parascript in every country in which its products are available. The laws of some foreign countries may not be as protective of intellectual property rights as United States laws, and mechanisms for enforcement of intellectual property rights may be inadequate. As a result Parascript’s means of protecting its proprietary technology and brands may not be adequate. Furthermore, despite its efforts, Parascript may be unable to prevent third parties from infringing upon or misappropriating its intellectual property, including the misappropriation or misuse of the content of its proprietary databases. Any such infringement or misappropriation could have a material adverse effect on Parascript’s business, results of operations and financial condition.

Parascript’s operating results may be volatile and difficult to predict.

The susceptibility of Parascript’s operating results to significant fluctuations makes any prediction, including Parascript’s estimates of future operating results, unreliable. In addition, Parascript believes that period-to-period comparisons of its operating results are not necessarily meaningful and you should not rely on them as indications of Parascript’s future performance. Parascript’s operating results have in the past varied, and may in the future vary significantly due to factors such as the following:

•	demand for its products;

•	size and timing of significant orders for its products;

•	slowdown or a decrease in spending on information technology by its current and/or prospective customers;

•	marketing by its competitors of products that are directly competitive with its products;

•	management, performance and expansion of its international operations;

•	foreign currency exchange rate fluctuations;

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customers’ desire to consolidate their purchases of enterprise reporting and business intelligence software to one or a very small number of vendors from which a customer has already purchased software;

•	general domestic and international economic and political conditions, including war, terrorism, and the threat of war or terrorism;

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sales cycles and sales performance of its indirect channel partners; changes in the way it and its competitors price their respective products and services, including maintenance and transfer fees; continued successful relationships and the establishment of new relationships with integrators;

•	changes in its level of operating expenses and its ability to control costs;

•	outcome or publicity surrounding any pending or threatened lawsuits;

•	ability to make new products and product enhancements commercially available in a timely manner;

•	budgeting cycles of its customers;

•	failure to successfully manage its acquisitions;

•	defects in its products and other product quality problems;

•	failure to successfully meet hiring needs and unexpected personnel changes;

•	changes in perpetual licensing models to term or subscription-based models with respect to which license revenue is not fully recognizable at the time of initial sale;

•	changes in service models with respect to which consulting services are performed on a fixed-fee, rather than variable fee, basis.

Because the Parascript software products are typically shipped shortly after orders are received, total revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter.

Furthermore, several factors may require Parascript, in accordance with accounting principles generally accepted in the United States, to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

•	whether the license agreement includes both software products that are then currently available and software products or other enhancements that are still under development;

•	whether the license agreement relates entirely or partly to software products that are currently not available;

•	whether the license agreement requires the performance of services that may preclude revenue recognition until successful completion of such services;

•	whether the license agreement includes acceptance criteria that may preclude revenue recognition prior to customer acceptance; and

•	whether the license agreement includes undelivered elements (including limited terms or durations) that may preclude revenue recognition prior to customer acceptance.

Parascript’s business historically has been seasonal.

Parascript’s business historically has been seasonal. Results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. Parascript’s quarterly revenues have historically been highest in the fourth calendar quarter, corresponding to the typical installation and completion cycles of its largest integrators. Based on the historically higher revenues in the fourth quarter and the relatively consistent nature of Parascript’s fixed costs throughout the year, Parascript has typically generated a very significant percentage of its full year profits during the calendar fourth quarter. Since Parascript typically earns a disproportionate part of its annual profits in the calendar fourth quarter as a result of the seasonal buying patterns, it is difficult to forecast future results with certainty. If for any reason Parascript’s revenues fall below those normally expected during its fourth quarter, Parascript’s business, financial condition, and results of operations could be adversely affected.

If Parascript is sued by third parties for alleged infringement of their proprietary rights, its results of operations could suffer.

The software and pattern recognition software industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into Parascript’s market increases, the possibility of an intellectual property claim against it grows. Parascript’s technologies and products may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing its business plan. There can be no assurance that Parascript would be successful in any such suit.

Changing regulations in the check and remittance processing industry may affect Parascript adversely.

As electronic payment processing continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Such regulation is likely in the areas of electronic transmission, non-signature check verification, and digital processing. Any of these could potentially have a material adverse effect on Parascript’s business, results of operations and financial condition.

Risks Related to the Combined Company

The Combined Companies May Require Additional Financing; Potential lack of Liquidity.

In order for the combined companies to have the opportunity for future success and profitability, they periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). In the past, Authentidate actively pursued a variety of funding sources including private offerings, and has consummated certain transactions in order to address its respective capital requirements. The combined company may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties, and there can be no assurance that it will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if New Authentidate is unable to generate adequate cash from operations, and if New Authentidate is unable to find sources of funding, it would have an adverse impact on its liquidity and operations.

If the combined company is unable to maintain and expand, or enter into new, indirect sales channels relationships its operating results would decline.

Parascript’s indirect sales channels accounted for approximately 82.2% and 97.3% of its revenues in 2007 and 2006, respectively. The combined company intends to continue to rely on Parascript’s indirect sales channels for a significant portion of its revenue. Parascript depends on its indirect sales channels in the U.S. credit markets has impacted the liquidity of financial instruments, including system integrators and resellers to offer its products to a larger customer base through a direct sales effort. None of these parties is obligated to continue selling Parascript’s products or to make any purchases from Parascript. If they are unsuccessful in their efforts or are unwilling or unable to market and sell Parascript’s new product offerings, Parascript’s operating results will suffer. Parascript cannot control the level of effort these parties expend or the extent to which any of them will be successful in marketing and selling its products. Some of Parascript’s indirect sales channels also market and sell products that compete with Parascript’s products or may decide to do so in the future. Parascript may not be able to prevent these parties from devoting greater resources to support its competitors’ products and/or eliminating their efforts to sell its products.

If the combined company is not able to develop new and enhanced products that achieve widespread market acceptance, it may be unable to recover product development costs, and its earnings and revenue may decline.

Recent changes in banking laws arising from the Check Clearing for the 21st Century Act (“Check 21”) have created an additional immediate need for banks to be able to process, verify and handle digital copies of checks. While Parascript has developed a product to address these new regulations, there is no certainty that the product will be accepted into the market, will reach the technological superiority of the other Parascript products or will be accepted and purchased by financial institutions as a solution to the challenges presented by Check 21. If companies do not address these emerging trends and laws, then the market for Parascript’s products may develop more slowly than it expects, which could adversely affect its operating results. Developing and maintaining awareness of the Parascript brand is critical to achieving widespread acceptance of Parascript’s existing and future products. Furthermore, Parascript believes that the importance of brand recognition will increase as competition in its market develops. Successful promotion of the Parascript brand will depend largely on the effectiveness of the combined company’s marketing efforts and on its ability to develop reliable and useful products at competitive prices. If the combined company fails to successfully promote the Parascript brand, or if its expenses to promote and maintain the Parascript brand are greater than anticipated, its results of operations and financial condition could suffer.

We must continue extensive research and development in order to remain competitive. If our products fail to gain market acceptance, our business, operating results and financial condition could be materially adversely affected by lower sales.

Our ability to compete effectively with our character recognition product line will depend upon our ability to meet changing market conditions and develop enhancements to our products on a timely basis in order to maintain our competitive advantage. Rapidly advancing technology and rapidly changing user preferences characterize the markets for products incorporating character recognition technology. Our continued growth will ultimately depend upon our ability to develop additional technologies and attract strategic alliances for related or separate product lines. There can be no assurance that we will be successful in developing and marketing product enhancements and additional technologies, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that our new products and product enhancements will adequately meet the requirements of the marketplace, will be of acceptable quality, or will achieve market acceptance.

If our new products fail to gain market acceptance, our business, operating results and financial condition would be materially adversely affected by the lower sales. If we are unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition may be materially and adversely affected by lower sales.

Product defects could cause substantial damage to the combined company’s reputation and operating results.

If the combined company’s products have product defects, it could damage the combined company’s reputation, revenues, profitability and result in other costs, any of which could adversely affect the combined company’s operating results which could cause its common stock price to go down.

The parties’ products are extremely complex and are constantly being modified and improved, and as such they may contain undetected defects or errors when first introduced or as new versions are released. As a result, the parties could in the future face loss or delay in recognition of revenues as a result of software errors or defects. In addition, the parties’ products are typically intended for use in applications that are critical to a customer’s business. As a result, the parties believe that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally.

There can be no assurance that, despite its testing, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenues or delay in market acceptance, diversion of development resources, damage to the combined company’s reputation, adverse litigation, or increased service and warranty costs, any of which would have a material adverse effect upon its business, operating results and financial condition.

THE AUTHENTIDATE SPECIAL MEETING

Time, Place and Purpose of the Authentidate Special Meeting

The Authentidate Special Meeting will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Terminal, New York, New York 10017 on                     , 2008 at 10:30 a.m., Eastern time.

At the special meeting, you will be asked to:

1.	Approve and adopt the Agreement and Plan of Merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company, and the transactions contemplated by the merger agreement.

2.	Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

3.	To transact such other business as may properly come before the Authentidate Special Meeting or any adjournment or postponement of the meeting.

Who Can Vote at the Authentidate Special Meeting

Only holders of record of Authentidate common stock at the close of business on                     , the record date, are entitled to notice of, and to vote at, the Authentidate special meeting. On the record date, there were              shares of Authentidate common stock outstanding and entitled to vote at the Authentidate special meeting, held by approximately              holders of record. Each share of Authentidate common stock is entitled to one vote at the Authentidate special meeting. Shares that are held in Authentidate’s treasury are not entitled to vote at the Authentidate special meeting.

Other Matters that Will be Approved by a Vote For the Agreement and Plan of Merger

The approval of the Agreement and Plan of Merger will also constitute the approval of all of the transactions contemplated by the merger agreement including:

1.	the formation of AHC Group, Inc.

2.	the adoption of the certificate of incorporation of AHC Group, Inc.,

3.	the awarding of options to purchase 875,000 shares of common stock to directors of Authentidate.

Recommendation of Authentidate’s Board of Directors

The Authentidate board of directors, after careful consideration of all information available to it and the recommendation of the Special Committee which in turn was based, in part, on the opinion of Duff & Phelps, LLC, unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Mergers—Authentidate’s Reasons for the Mergers; Recommendation of the Mergers by the Authentidate Board of Directors”.

Votes Required

Each share of Authentidate common stock is entitled to one vote on each proposal at the Authentidate special meeting, subject to the voting limitations described below. The affirmative vote of the holders of a majority of the outstanding shares of Authentidate common stock as of the record date is required for the approval and adoption of the merger agreement and each other proposal presented at the Authentidate special meeting. The holders of record of a majority of the total number of outstanding shares of Authentidate common stock entitled to vote, represented either in person or by proxy, will constitute a quorum at the Authentidate special meeting.

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Authentidate common stock outstanding and entitled to vote at the Authentidate special meeting as of the record date, voting as a single class, either in person or by proxy.

As of the close of business on the Authentidate record date for the Special Meeting, Authentidate’s directors, officers and their respective affiliates, beneficially owned and were entitled to vote approximately              shares of Authentidate common stock or approximately, in the aggregate,     % of the voting power of Authentidate's shares entitled to vote at the Special Meeting as a single class. All of these Stockholders have agreed to vote for the merger.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

If you are an Authentidate stockholder and your Authentidate shares are held in an account at a broker, bank or other nominee and you wish to vote, you must instruct the broker, bank or other nominee on how to vote your shares. If an executed proxy card returned by a broker, bank or other nominee holding Authentidate shares on your behalf indicates that the broker, bank or other nominee does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against the merger agreement. This is called a broker non-vote. Your broker, bank or other nominee will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. If you own shares of Authentidate common stock through a broker, bank or other nominee and attend the Authentidate special meeting, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owners of the shares of Authentidate common stock and authorizing you to vote.

Quorum and Voting

A majority of our outstanding shares of common stock as of the Record Date must be present at the meeting in person or by proxy in order to hold the meeting and conduct business. This presence is called a quorum. Shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card. In addition, abstentions and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum.

Broker non-votes and abstentions will be counted towards the determination of a quorum which, according to Authentidate’s Bylaws, will be the presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Special Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. The persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies or for other reasons. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting.

Stockholders whose shares are registered in their own names may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct.

In the event that you return a properly signed proxy card on which no directions are specified, your shares will be voted FOR Proposal No. 1 and in the discretion of the proxy holders as to any other matters that may properly come before the meeting.

Revocation of proxies

Any proxy may be revoked at any time before it is voted. A stockholder may revoke a proxy by

•	notifying the Secretary of Authentidate either in writing prior to the Special Meeting or in person at the Special Meeting;

•	by submitting a proxy bearing a later date or by voting in person at the Special Meeting; or.

•	attending the Authentidate Special Meeting and voting in person although attendance at the Authentidate Special Meeting will not in and of itself constitute a revocation of a proxy.

•

Revocation is effective only upon receipt of such notice by the Secretary of Authentidate. Stockholders who hold their shares through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

Solicitation of proxies

Authentidate will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of Authentidate’s common stock held of record by such persons, and Authentidate may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

THE PARASCRIPT SPECIAL MEETING

Time, Place and Purpose of the Parascript Special Meeting

The Parascript Special Meeting will be held at 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301 on                     , 2008 at 10:30 a.m., Mountain Daylight time.

At the special meeting, you will be asked to:

1.	Approve and adopt the Agreement and Plan of Merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company, and the transactions contemplated by the merger agreement.

2.	Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

Recommendation of Parascript’s Manager

Parascript’s manager unanimously recommends that proposals 1 and 2 above be approved by the Parascript unitholders and that the Parascript unitholders vote “FOR” the approval of proposals 1 and 2 above.

Record Date and Voting Record Date; Voting Power

Only holders of Parascript units as of the close of business on                     , 2008, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the Parascript special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were              common units and              preferred units outstanding. Each Parascript unit entitles the holder thereof to one vote on each matter submitted for member approval. See “Security Ownership of Certain Beneficial Owners and Officers and Directors of Parascript” on page      of this joint proxy statement/prospectus for information regarding persons known to the manager of Parascript to be the beneficial owners of more than 5% of the outstanding Parascript units.

Required Vote; Quorum

The holders of a majority of the outstanding Parascript units on the record date must be present, either in person or by proxy, at the Parascript special meeting to constitute a quorum.

The affirmative vote of the holders of at least 70% of the units voting as a single class is required for approval of proposal 1 above. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your units will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and an adjournment of the Parascript special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

Because the required vote of the Parascript unitholders with respect to the merger agreement is based upon the total number of outstanding units of Parascript, the failure to submit a proxy card (or to vote in person at the Parascript special meeting) or the abstention from voting by a Parascript unitholder will have the same effect as a vote against approval of the merger agreement.

How to Vote

If you are a unitholder of record of Parascript as of the applicable record date referred to above, you may vote in person at the Parascript special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Parascript special meeting, Parascript urges you to vote by proxy to ensure your vote is counted. You may still attend the Parascript special meeting and vote in person if you have already voted by proxy.

To vote in person, come to the Parascript special meeting and a representative of Parascript will give you a ballot when you arrive.

To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Parascript before the Parascript special meeting, Parascript will vote your units as you direct.

All properly executed proxies that are not revoked will be voted at the Parascript special meeting and at any adjournments or postponements of the Parascript special meeting in accordance with the instructions contained in the proxy. If a holder of Parascript units executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of the Parascript proposals. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Jeffrey Gilb at 303-381-4173 or email at jeff.gilb@parascript.com.

Revocation of Proxy

All properly executed proxies that are not revoked will be voted at the Parascript special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of each of the Parascript proposals. A Parascript unitholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	notifying the Secretary of Parascript either in writing prior to the Special Meeting or in person at the Special Meeting;

•	by submitting a proxy bearing a later date or by voting in person at the Special Meeting; or

•	attending the Parascript Special Meeting and voting in person although attendance at the Parascript Special Meeting will not in and of itself constitute a revocation of a proxy.

Revocation is effective only upon receipt of such notice by the Secretary of Parascript. Unitholders who hold their units through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the units to be voted.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the agreement and plan of merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Authentidate stockholders and Parascript members. You should read the agreement and plan of merger annexed to this joint proxy statement/prospectus and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

General

Authentidate and Parascript have entered into a merger agreement that provides for the combination of the two companies through a series of mergers under a single holding company. Upon the closing of the mergers, Authentidate and Parascript will become wholly owned subsidiaries of the same parent company. The new Authentidate holding company will be temporarily called AHC Group, Inc., and after the merger, AHC Group, Inc. will change its name to Authentidate Holding Corp. In this joint proxy statement/prospectus, we call the new holding company “New Authentidate.” New Authentidate will trade under Authentidate’s current Nasdaq stock symbol, “ADAT” after the merger.

Authentidate stockholders will receive in the merger one share of New Authentidate common stock for each share of Authentidate common stock that they hold immediately prior to the merger. All of the Authentidate employee stock options and common stock purchase warrants expected to be outstanding at the closing of the merger, will represent the right to receive an equal number of shares of Authentidate common stock on the same terms and conditions as the original warrants and options.

In the merger, all of the outstanding units of Parascript will be exchanged for a total of up to $10,000,000 in cash, 30,000,000 shares of New Authentidate common stock, all of the shares of Authentidate’s subsidiary Authentidate International AG, and a junior unsecured note in the principal amount of $20,000,000, subject to adjustment. Principal and interest on the Note is subject to certain restrictions on payment. After the closing, New Authentidate will form a subsidiary to exploit certain markets for Parascript’s image analysis and pattern recognition technology. The Parascript unitholders will also be entitled to receive additional shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved for fiscal years 2010 and 2011, divided by $3.00 (the “Earn—Out Shares”). Parascript unitholders will also be entitled to payments from two promissory notes assigned by Parascript prior to the merger. The amount of the merger consideration to be received by the Parascript members will be reduced by certain amounts required to pay outstanding debt and obligations, and certain Parascript expenses of the merger. The merger consideration is described in more detail below as described under “The Merger Agreement—Merger Consideration Received by Parascript Members.”

The rights of holders of New Authentidate common stock will be different from the rights of Parascript members since the New Authentidate certificate of incorporation and bylaws in effect immediately after the mergers will be different from the governing documents of Parascript. See “Comparison of Rights Prior to and After the Merger” for a description of material differences.

The agreement and plan of merger is attached to this joint proxy statement/prospectus as Appendix A. The exhibit and schedules to the merger agreement are not included but may be obtained from Authentidate upon request.

Background of the Merger

Over the past 24 months, the Authentidate board of directors discussed various alternatives to enhance stockholder value and improve Authentidate’s operating performance. On February 15, 2006, the Authentidate board of directors met and discussed whether the DocStar business unit was consistent with Authentidate’s strategic plan. At the meeting, the board agreed to engage Duff & Phelps to assist Authentidate in the consideration of the sale of DocStar. Duff & Phelps subsequently submitted an analysis of DocStar to the board for its consideration.

In June 2006, management presented the board with an update on business under development and new product offerings. The board considered the progress of Authentidate and whether the consideration of strategic alternatives was warranted. At the meeting, the strategic planning committee headed by Charles Johnston was authorized to engage an investment banker and consider potential acquisition candidates. Subsequently, Mr. Johnston began interviewing possible investment bankers and exploring potential sources of acquisition candidates.

In October 2006, an investment advisor for Parascript was informed in confidence by Aron B. Katz, a member of Parascript’s manager’s Board of Directors, that a pending transaction with Mitek Systems, Inc. was incurring some difficulties and Mr. Katz was not confident of its completion. A representative of Diversified advised Mr. Katz that he knew of Authentidate, which had a potentially interesting business opportunity with possibilities of growth and of synergies with Parascript’s business. Further, he advised that Authentidate had cash with which to make an acquisition and net operating losses that could remain with a combined company.

On October 11, 2006, the Authentidate board of directors met and further discussed the progress of the Company and whether strategic alternatives should be considered by Authentidate. Management provided an assessment of all areas of Authentidate’s business and advised of the start of a positive reception to Authentidate’s new products. The members of the board discussed various strategic alternatives and discussed the profile of suitable acquisition candidates.

In late November 2006, Diversified subsequently met a former investment banker for Authentidate and the investment banker was requested to inquire whether Authentidate would be interested in considering an acquisition candidate. The investment banker contacted Charles Johnston and Mr. Johnston and another director, David Luce, had several telephone conferences concerning whether there was any interest in meeting Mr. Katz.

In December 2006, Mr. Katz and Mr. Johnston conferred by telephone and confirmed a general interest in continuing discussions. The parties agreed to continue discussions after the first of the year.

In December 2006, Diversified arranged for Mr. Katz to meet with Charles Johnston, a director of Authentidate. Messrs. Katz and Johnston confirmed what Diversified had previously communicated to Mr. Katz.

On January 17, 2007, the Authentidate board met and approved the letter of intent to sell DocStar to a group led by the senior managers of the division. The board discussed other strategic actions to enhance shareholder value including the possible divestiture of Authentidate’s operations in Germany, Authentidate AG.

On January 23, 2007, Mitek notified Parascript that it was terminating the merger agreement with Parascript.

In February 2007, Mr. Katz and Diversified had several general conversations with Mr. Johnston and Mr. Luce. On advice of counsel, at Mr. Luce’s request, Parascript and Authentidate exchanged mutual nondisclosure agreements.

In February 2007, Mr. Katz met with Mr. Luce and further assessed the nature and growth possibilities of Authentidate’s business, as well as the potential synergies between Authentidate and Parascript. The major issues identified by Mr. Katz were Authentidate’s operational losses and the rules related to limitation of the use of net operating losses.

On March 1, 2007, the Authentidate board conducted a special meeting to confirm that DocStar was not part of Authentidate’s strategic plan and that the DocStar sale would not adversely affect the continued viability of the Authentidate’s ongoing software business.

On March 30, 2007, Parascript through its investment advisor provided a summary of historical financial information to Mr. Johnston and Mr. Luce. The information provided, as well as publicly available information on Parascript from the Mitek registration statement on Form S-4, was reviewed with the directors by counsel to Authentidate. Mr. Johnston recommended that the representatives of Parascript meet Authentidate’s Chief Executive Officer, Suren Pai, to determine whether further discussions were warranted.

On April 11, 2007, Parascript and Authentidate exchanged a mutual nondisclosure agreement. Subsequently, Parascript provided a corporate presentation on the company and audited financial statements for the previous two years.

On April 15, 2007, Victor J. DiGioia, of Becker & Poliakoff, LLP, Authentidate’s counsel, Suren Pai, Authentidate’s chief executive officer at the time, Mr. Katz, and Parascript’s investment advisor, met and discussed both companies, possible technological and product synergies and other operational and business issues. Over the following two weeks there were telephonic and in person meetings between the representatives of Authentidate and Parascript.

On April 23, 2007, Parascript’s manager’s board of directors met telephonically and resolved that Mr. Katz meet with at least a majority of the Authentidate board to determine if there was a genuine interest by Authentidate in pursuing a transaction and that Mr. Jeffrey Gilb, Parascript’s chief executive officer, and others of Parascript’s management meet with Authentidate to better understand Authentidate’s business and to determine if any synergies exist and/or if the combination of Parascript and Authentidate could work operationally.

On April 26, 2007, Authentidate’s board met to further discuss the terms of the sale of DocStar. The board also preliminarily discussed continuing discussions with Parascript. William A. Marshall, Authentidate’s chief financial officer, provided an analysis of the Parascript financial information and noted the inconsistency of the revenue and the difficulty in evaluating the business. The board convened in executive session and elected to form a special committee of the board of directors. Mr. Waters was recommended as the chairman after consideration of his experience in providing merger and acquisition services to several private equity organizations since 2001.

On May 9, 2007, the Authentidate board of directors met and formed a special committee consisting of four independent directors, Ranjit Singh, Ted Sheridan, David Luce and John Waters, and appointed John Waters as the chairman of the committee.

During the period May 12, 2007 through May 22, 2007, John Waters and Aron Katz conducted numerous meetings and telephone conferences and arrived at a preliminary term sheet. At Mr. Waters’s request, Mr. DiGioia prepared the outline of the broad terms of the transaction and disseminated the term sheet to the members of the special committee. Mr. Waters then scheduled a meeting of the special committee to discuss the term sheet.

On May 20, 2007, Parascript signed a finder’s fee agreement with Diversified covering the merger.

On May 24, 2007, the special committee met to consider the term sheet with Parascript. The committee received an update from Mr. Waters on the negotiations and reviewed the preservation of the net operating loss carry forwards (“NOLs”) and developed a list of action items for counsel and the accounting staff. The committee considered various models to structure the transaction.

On May 30, 2007, the special committee engaged Duff & Phelps to prepare financial models based on projections for Authentidate and Parascript, as provided by the special committee, to assist the special committee in its determination whether the proposals under consideration were viable from a financial prospective. These findings were presented to the Special Committee by Duff & Phelps on June 7, 2007.

On June 7, 2007, the special committee convened to discuss the transaction. Mr. Waters stated that Duff & Phelps would be engaged to perform due diligence on Parascript. The committee discussed the preparation of pro forma projections and other financial analyses. The committee convened in executive session and voted unanimously to recommend the approval of the engagement of Duff & Phelps to the board of directors. The committee also discussed the need to engage a tax specialist to assess the impact of the transaction on the NOLs.

During the period from June 1, 2007 to July 10, 2007, Mr. Waters and Mr. Katz negotiated numerous versions of the term sheet. Mr. DiGioia prepared a complete version of all the term sheets and circulated drafts among the members of the special committee, management and the representatives of Parascript. A final version of the term sheet was completed on July 10, 2007, and Mr. Waters discussed with Duff & Phelps the need to update their analysis and detailed presentation for the committee and Authentidate board of directors.

The special committee scheduled a meeting on August 7, 2007 at which all of Authentidate’s directors, and its chief executive officer and chief financial officer attended by invitation. The representatives of Duff & Phelps prepared a detailed analysis of Parascript and the terms of the transaction. They reported on all the details of the history of Parascript and Parascript’s financial performance. After the presentation, the participants engaged in a question and answer session with Duff & Phelps, and after all directors had an opportunity to have their questions answered, the special committee convened in executive session. The special committee unanimously approved the following recommendation to the board of directors:

1.	The board authorized the Chairman of the Special Committee to execute the non-binding letter of intent on behalf of the Company;

2.	The board authorized the Special Committee to complete due diligence and negotiate a definitive agreement, for the further approval of the board of directors; and

3.	The board authorized the Special Committee to engage an investment banker to represent the Company in the transaction.

On August 8, 2007, the audit committee of Authentidate met to consider the various matters including the preservation of the NOLs in light of the consideration of a transaction with Parascript. The committee authorized the engagement of a tax specialist to render an opinion on the NOLs after the merger.

On August 8, 2007, the Authentidate board of directors convened to consider the terms of a proposed transaction with Parascript. The Board considered the benefits to the shareholders and the availability of alternative transactions, as well as other considerations. At the conclusion of the discussion, the Authentidate board resolved to authorize the special committee to negotiate and enter into a non-binding letter of intent with the final terms of any transaction to be approved by the board of directors.

During the period August 8, 2007 through September 22, 2007, Mr. Waters and Mr. Katz continued to negotiate various terms of the transaction and Authentidate and Parascript continued with their due diligence investigation and analysis. Mr. Sheridan developed independent financial models and conferred with Mr. Katz and Jeffrey Gilb, the Chief Executive Officer of Parascript.

On September 11, 2007, Authentidate announced that it is engaged in negotiations concerning a potential business combination between Authentidate and a private company.

On September 25, 2007, the special committee convened to discuss the current version of the term sheet. Mr. DiGioia outlined the principal changes in the term sheet from the earlier versions and advised that the fundamental changes in the structure of the transaction would require further approval from the board of directors of Authentidate. The special committee discussed the cash required to close the transaction, the need for financing and pro forma cash flow projections giving effect to the merger. The special committee approved the revised terms and recommended the acceptance of the terms to the Authentidate board of directors.

On October 3, 2007, the Authentidate board of directors met to consider, among other matters, the revised terms of the transaction. The Authentidate board considered the revised terms and the propriety of entering into a letter of intent with Parascript and a divided board by a 4 – 3 vote approved the revised terms and authorized the special committee to enter into a nonbinding letter of intent. The chairman of the board abstained and Suren Pai, the former chief executive officer of Authentidate, voted against the adoption of the non-binding letter of intent. The board also considered strategic alternatives to the transaction and engaged a separate investment banker to pursue strategic acquisitions.

During the period October 2007 through November 2007, the parties continued to negotiate the terms of the transaction and review due diligence materials. On November 9, 2007 a confidential data room was established to facilitate the due diligence investigation and on November 12, 2007, Jeffrey Brandel, of Davis Graham & Stubbs, LLP, attorneys for Parascript and Victor J. DiGioia of Becker & Poliakoff, LLP, conducted a conference call with all professionals related to the transaction and developed a schedule for completion of the transaction.

On November 14, 2007, the Authentidate board convened in a special session to consider various matters including a report from Mr. Waters on the revision of the three year pro forma analysis prepared by Duff & Phelps to reflect updated financial projections from Parascript. The revised report was subsequently reviewed by the members for the special committee, which directed further negotiations on the conditions of the stock issuances and the timing of cash payments.

Parascript’s manager’s board of directors met telephonically in December 2007 and resolved to consider options other than a transaction with Authentidate when they determined that the potential transaction could not be accomplished based on the cash and current value of the stock to be received by Parascript.

In December 2007, the parties determined changes to the financial condition and operating performance of each company rendered the original terms of the transaction no longer viable and negotiations resumed on the principal terms of the transaction.

On January 8, 2008, the board of Authentidate convened a special meeting to consider, among other matters, whether the transaction was still viable in light of the need for additional financing and the changes in financial condition of each company. The board requested Mr. Waters to determine whether continued negotiations were warranted.

During the first five months of 2008, Mr. Katz continued on an informal basis to monitor Authentidate’s progress, including Authentidate’s changes to management.

On February 13, 2008, the Authentidate board met and Mr. Waters reported that the terms of the transaction were substantially revised. Mr. Katz had proposed substantially reducing the cash payment on closing in return for all of the shares of Authentidate’s German subsidiary. Mr. Waters presented the other terms under consideration and the board discussed issues raised concerning Authentidate’s continuing losses from operations and whether the combined entity would have sufficient cash flow to pay debt service and support continuing operations.

On April 7, 2008, Mr. Waters advised the board that a transaction with Parascript was unlikely since the parties had significant differences on the terms of the revised transaction. The board discussed other strategic alternatives.

On May 2, 2008, at a meeting of the Authentidate board of directors, Mr. Waters reported that Mr. Katz had indicated a willingness to substantially revise the terms of the transaction and Mr. Waters was continuing negotiations.

In May 2008, Mr. Katz concluded that a merger with Authentidate may be desirable based on the changes in Authentidate’s management and Authentidate’s recent sales trends and its potential for growth but that the consideration received by Parascript members would need to be revisited.

On May 23, 2008, Mr. Waters received a revised offer from Mr. Katz addressing the issues raised by the special committee and the board on the terms of the transaction. Mr. Waters directed the preparation of new analyses based on the revised financial terms and the new projections. The parties continued to exchange proposals.

On May 24, 2008, Parascript’s manager’s board of directors met, and after discussions, resolved that Mr. Katz should pursue negotiations with Authentidate along the general terms outlined by Mr. Katz at that meeting.

On May 30, 2008, Mr. Katz forwarded revised projections to Mr. Waters, which were disseminated to the members of the special committee.

In early June 2008 the Parascript manager’s board directed Bill Pearlman, a director of Parascript’s manager and former CEO of Parascript, to visit Authentidate and validate the board’s preliminary conclusions related to Authentidate, its business, and the desirability of terms of the transaction. A revised offer was made to Authentidate and in mid-June Parascript was advised by Authentidate that its Board had approved a revised letter of intent.

On June 16, 2008, the Authentidate board met to consider the revised letter of intent with Parascript. Mr. DiGioia furnished a draft of the letter of intent to the members of the board and discussed all of the principal terms of the transaction. The board discussed the issues concerning the preservation of the NOLs and considered corporate actions that could be undertaken to reduce the likelihood of a change of control. Mr. DiGioia and Mr. Marshall reported on the conclusions of the tax professionals and the risks associated with the transaction from a tax perspective. After completion a full discussion of the revised terms and their affect on Authentidate, the board approved the nonbinding letter of intent.

On June 16, 2008, the Special Committee formally engaged Duff & Phelps as its financial advisor to provide a fairness opinion relating to the transaction with Parascript.

On June 18, 2008, a nonbinding letter of intent was executed by the parties. Becker & Poliakoff, LLP redrafted the agreement and plan of merger and Davis Graham & Stubbs, LLP reviewed the drafts on behalf of Parascript. The parties exchanged multiple drafts of all transaction documents and proceeded to conduct and complete the due diligence investigation. The parties requested and received a final analysis of the issues concerning the NOLs and the structure required to reduce the tax burden on the members of Parascript. The parties considered and developed the dual merger structure and proceeded to draft the transaction documents accordingly.

In July 2008 the board of directors of Parascript’s manager approved the terms of and the entering into of the merger transaction.

On July 21, 2008, the Authentidate board of directors convened a special meeting of the board of directors. The president and the chief financial officer of Authentidate were invited to attend the meeting along with a representative of Becker & Poliakoff, LLP, counsel to Authentidate. Representatives of Duff & Phelps attended the meeting and prior to the meeting the Special Committee disseminated an information package which included a presentation of Duff & Phelps financial analysis regarding the fairness of the transaction. Mr. Waters and counsel made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. Duff & Phelps reviewed with Authentidate’s Special Committee the financial analyses prepared in connection with the proposed transaction. Based upon and subject to the various considerations and assumptions described in the fairness opinion, Duff & Phelps advised the Special Committee that the Closing Consideration was fair, from a financial point of view, to Authentidate. Following extensive discussions and the Special Committee’s recommendations to the board of directors, Authentidate’s board of directors, by unanimous vote:

1.	determined that the terms of the merger agreement and the transaction contemplated by the merger agreement were advisable, fair to and in the best interests of Authentidate and its stockholders;

2.	adopted resolutions approving the agreement and plan of merger and the transactions contemplated thereby; and

3.	recommended that Authentidate’s stockholders approve the agreement and plan of merger and the transactions contemplated by the merger agreement.

Authentidate’s Reasons for the Merger and Recommendation of Authentidate’s Board of Directors

The Authentidate board of directors, after careful consideration, has unanimously approved the merger and the agreement and plan of merger, the payment of the merger consideration and the proposed issuance of New Authentidate common stock. The Authentidate board believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the approval of the agreement and plan of merger.

In the course of its deliberations regarding the merger, Authentidate’s board of directors consulted with its management and its legal and financial advisors.

The Authentidate board of directors identified and considered various material factors, including:

•

Parascript’s historical operations. The information concerning Authentidate’s and Parascript’s respective historical businesses, financial results and prospects, including the result of Authentidate’s due diligence review of Parascript.

•

Opinion of Financial Advisor. The opinion of the Special Committee’s financial advisor, Duff & Phelps (which will receive a fee for its services as financial advisor to Authentidate in connection with the merger, which fee is not contingent upon the completion of the merger), that, as of July 21, 2008 and subject to the matters stated in its opinion, the Closing Consideration is fair, from a financial point of view, to Authentidate.

•

Ownership interests of New Authentidate. The expectation that Authentidate common stockholders will hold, in the aggregate, approximately 53.6%, Parascript unitholders will hold approximately 46.4% of the issued and outstanding shares of New Authentidate common stock following the merger but before the exercise of any outstanding warrants or options; and Authentidate common stockholders will hold approximately 57.8% and Parascript unitholders will hold approximately 42.2% on a fully diluted basis assuming exercise of all options and warrants, but before the issuance of any Earn-Out Shares.

•

Access to New Technology. The benefits to Authentidate’s product development of technology developed by Parascript as well as the risk that unanticipated obsolescence of Parascript technology, or technological development by a third party, may materially and adversely affect the business benefits anticipated to result from the merger.

•

Authentidate’s and Parascript’s Business Condition and Prospects. Authentidate’s board of directors considered information concerning the business, financial condition, results of operations and prospects of Authentidate and Parascript and the need for additional capital in the foreseeable future. The board also evaluated the anticipated technological and operational synergies as a result of the proposed transaction as well as the growth opportunities and financing alternatives that may be available to the combined company.

•

Terms of the Merger. Authentidate’s board of directors considered all of the terms and conditions of the merger agreement and the related exhibits as reviewed with Authentidate’s legal advisors and senior executive officers.

•

New Authentidate’s Board of Directors. The fact that the merger agreement provides that the New Authentidate board of directors after the merger will initially consist of nine directors, and Authentidate and Parascript will each designate four directors, the majority of whom will qualify as independent directors, with the remaining director being the CEO of New Authentidate, Jeffrey Gilb, the current CEO of Parascript. In addition, Aron B. Katz, a member of the board of Parascript’s manager, will become chairman of the board of directors of New Authentidate.

•	Merger Costs. The fees and expenses associated with the merger and the costs incurred whether or not the transaction is completed.

•

Potential Price Appreciation of Authentidate Common Stock. Authentidate’s board reviewed the recent and historical trading prices of Authentidate common stock and the potential for appreciation in the value of Authentidate common stock following the merger.

•

Anticipated Benefits. Authentidate’s board considered the anticipated benefits to the employees, suppliers, customers, and creditors of Authentidate from the combined company and creditors of Parascript as a result of the merger based on the financial condition, operating history and prospects of Authentidate and Parascript as a combined company following the merger.

•

The Likelihood of Completion of the Merger. Authentidate’s board considered the absence of any apparent regulatory or other impediments to the proposed acquisition, the capital required to complete the merger and an assessment of the likelihood that the proposed acquisition would be consummated.

•

Strategic Alternatives. Authentidate’s board considered strategic alternatives for Authentidate, including remaining independent with internal growth or growth through acquisitions and possible alternative partners.

•

Potential Conflicts. The risk that certain of Authentidate’s directors and officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of Authentidate stockholders.

The foregoing discussion of information and factors considered by the Authentidate board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Authentidate board of directors. In view of the wide variety of factors considered by the Authentidate’s board of directors, the Authentidate board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Authentidate board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors of Authentidate may have given different weight to different factors.

In considering the recommendation of Authentidate’s board of directors with respect to the merger agreement, Authentidate stockholders should be aware that some members of the board of directors of Authentidate have interests in the merger that are different from, or are in addition to, the interests of Authentidate stockholders generally. Please see “The Merger—Interests of Certain Persons in the Merger” at page      of this joint proxy statement/prospectus for further discussion.

Parascript’s Reasons for the Merger and Recommendation of Parascript’s Manager

The Parascript manager, after careful consideration, has unanimously approved the merger and the agreement and plan of merger. The Parascript manager believes that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the merger and the related transactions.

In the course of its deliberations regarding the merger, Parascript’s manager consulted with Parascript’s management and its legal and financial advisors.

Parascript’s Manager identified and considered various material factors, including:

•

Consideration to Be Paid by Authentidate. Parascript’s manager considered the financial terms of the merger, including the total value of the consideration as well as the allocation of the total consideration to be delivered to the unitholders between cash and Authentidate stock. Parascript’s manager considered the value to be received by the unitholders of Parascript in the merger in relation to the historical valuations of Parascript and its equity interests.

•

Liquidity of Authentidate Common Stock. Parascript’s manager considered the opportunity of unitholders of Parascript to become stockholders of a larger combined software company with liquidity in its common stock.

•

Authentidate’s and Parascript’s Business Condition and Prospects. Parascript’s manager considered information concerning the business, financial condition, results of operations and prospects of Parascript and Authentidate as a combined company. The manager evaluated the anticipated technological and operational synergies as a result of the proposed transaction as well as the growth opportunities and financing alternatives that may be available to the combined company.

•

Terms of the Merger. Parascript’s manager considered all of the terms and conditions of the merger agreement and the related exhibits as reviewed with Parascript’s legal advisors and senior executive officers.

•

Potential Price Appreciation of Authentidate Common Stock. Parascript’s manager considered the recent and historical trading prices of Authentidate common stock and the potential for appreciation in the value of Authentidate common stock following the merger.

•

Anticipated Benefits. Parascript’s manager considered the anticipated benefits to the employees, suppliers, customers, and creditors of Parascript as a result of the merger based on the financial condition, operating history and prospects of Authentidate and Parascript as a combined company following the merger.

•

The Likelihood of Completion of the Merger. Parascript’s manager considered the absence of any apparent regulatory or other impediments to the proposed acquisition and an assessment of the likelihood that the proposed acquisition would be consummated.

•

Strategic Alternatives. Parascript’s manager considered strategic alternatives for Parascript, including remaining independent with internal growth or growth through acquisitions and possible alternative partners.

•

Ownership Interests of New Authentidate. Parascript’s manager considered the relative ownership interests of Authentidate stockholders and Parascript unitholders in Authentidate following the merger. Parascript’s manager evaluated the shares of Authentidate common stock outstanding at approximately the time the merger agreement was executed and the number of shares of Authentidate common stock that are anticipated to be issued to Parascript unitholders in the merger.

The foregoing discussion of information and factors considered by the Parascript manager is not intended to be exhaustive but is believed to include the material factors considered by the Parascript manager. In view of the wide variety of factors considered by the Parascript’s manager, the Parascript manager did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Parascript manager did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors of Parascript’s manager may have given different weight to different factors.

In considering the recommendation of Parascript’s manager with respect to the merger agreement, Parascript members should be aware that some members of the board of directors of Parascript’s manager have interests in the merger that are different from, or are in addition to, the interests of Parascript members generally. Please see “The Merger—Interests of Certain Persons in the Merger” at page      of this joint proxy statement/prospectus for further discussion.

Fairness Opinion

On July 16, 2008, the Special Committee of the Board of Directors of Authentidate (the “Special Committee”) retained Duff & Phelps, LLC (“Duff & Phelps”) to provide an opinion addressing the fairness, from a financial point of view to the Company, of the Closing Consideration (defined below) to be paid by the

Company in the transactions contemplated by and among Authentidate and Parascript. The Closing Consideration consists of:

a)	up to $10,000,000 in cash, subject to reduction as provided in the Merger Agreement;

b)	30,000,000 shares of Parent Common Stock (referred to herein after as “New Authentidate” or “Parent”);

c)	all of the shares of Authentidate International AG (“Authentidate AG”) owned by Authentidate or Parent, to be distributed on January 2, 2009; and

d)	a junior unsecured promissory note in the aggregate principal (face) amount of $20,000,000 (as may be adjusted pursuant to the Merger Agreement) bearing interest at the rate of 10% per annum, to be issued by Parent on the Closing Date.

On July 21, 2008 Duff & Phelps delivered to the Special Committee an opinion that, as of that date, and based upon and subject to the assumptions, factors and other limitations described in the opinion, the Closing Consideration to be paid in the proposed transaction is fair to Authentidate from a financial point of view. Duff & Phelps’ opinion is addressed to the Special Committee, and is directed only to the financial terms of the proposed transaction, and does not constitute a recommendation to any Authentidate stockholder as to what action a stockholder should, or should not take in connection with the proposed transaction.

Duff & Phelps did not express an opinion as to the Earn-Out Payment and did not include the Earn-Out Payment in the Closing Consideration for purposes of its opinion due to the speculative nature of the consideration. The Special Committee, after consideration of a number of factors and consultation with Duff & Phelps, concluded that issuance of the Earn-Out Shares will have a low probability of causing significant dilution to the stockholders of New Authentidate in 2012. Factors considered by the Special Committee included:

•	Commercial viability of product is unproven;

•	Size of market is unknown; and

•	Earn-Out Shares will be valued at $3.00 per share, which is approximately five times the trading price of Authentidate common stock at the time of the acceptance of the terms.

In arriving at its opinion, Duff & Phelps’ procedures included, but were not limited to the following:

•

Discussions with Authentidate’s and Parascript’s respective management concerning their respective businesses, operations, assets, financial condition and prospects in order to obtain an explanation and clarification of data provided;

•	Consideration of the due diligence report prepared by Duff & Phelps in August 2007, at the request of the Special Committee of Authentidate;

•

A review and analysis of Authentidate’s historical operating and financial results, public Securities and Exchange Commission filings, and other publicly available business and financial information concerning Authentidate and its industry;

•	A review and analysis of certain interim and internal financial statements and operating data for Parascript and Authentidate provided by the companies’ respective management;

•	A review and analysis of historical trading price and trading volume of Authentidate’s common stock;

•

A review and analysis of financial and market data for publicly-traded companies engaged in the same or similar lines of business and, to the extent publicly available, of financials of certain business combination transactions to develop operating comparisons to Authentidate and Parascript;

•

A review and analysis of financial forecasts prepared by Parascript’s management, including detailed cash flow projections, which were represented to us as being reasonably prepared and based upon the best currently available information and good faith estimates of Parascript management; and

•	Analysis of other facts and data considered reasonable and appropriate under the circumstances.

Duff & Phelps assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. Duff & Phelps assumed that the Parascript financial forecasts provided by Parascript management were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parascript, at the time of preparation, of the future operating and financial performance of Parascript. Duff & Phelps did not assume any responsibility for or make or obtain any independent evaluation, or appraisal of the assets or liabilities of Parascript or Authentidate.

Under the terms of the Duff & Phelps engagement letter, Authentidate has agreed to pay Duff & Phelps a customary fixed fee for rendering its opinion. The fee is not contingent upon the outcome of Duff & Phelps’ analysis or the tenor of its conclusions. Whether or not the proposed transaction is consummated, Authentidate has agreed to pay Duff & Phelps for professional fees incurred and its reasonable out-of-pocket expenses, and to indemnify it against specified liabilities relating to or arising out of services performed by Duff & Phelps as a financial advisor to the Special Committee.

In arriving at its opinion, Duff & Phelps performed a variety of financial and comparative analyses. In the paragraphs to follow, these analyses are summarized. These analyses should be considered in their entirety.

Financial Analysis. In performing its analysis, Duff & Phelps analyzed the value of the equity Authentidate will contribute to New Authentidate and the value of New Authentidate equity Authentidate stockholders will receive post the transaction.

The equity value of New Authentidate was determined based on the sum of the equity Authentidate will contribute, the equity Parascript will contribute and the realizable value of Authentidate’s net operating losses, less $30,000,000 for the cash and promissory note to be paid as part of the Closing Consideration. The amount of New Authentidate equity Authentidate will receive was determined based on the number of common shares outstanding for Authentidate and the total number of issued New Authentidate shares after the merger.

Valuation Analysis of Parascript. Duff & Phelps estimated Parascript’s equity contribution based on a combination of the Income and Market Approach.

Discounted Cash Flow Analysis. Based upon financial forecasts prepared by Parascript, Duff & Phelps performed a discounted cash flow analysis to estimate the equity value of Parascript. Duff & Phelps estimated Parascript’s future free cash flows (incorporating Parascript management’s financial forecast) for the fiscal years ending 2008 to 2012. To assess the value of Parascript beyond this period, a terminal value was calculated by growing the 2012 debt-free cash flows by a long-term growth rate and capitalizing the cash flow by the weighted average cost of capital (“WACC”) less the long-term growth rate assumed. Duff & Phelps then converted Parascript’s projected net debt-free cash flows and terminal value to their present value equivalent using the WACC. In conducting its analysis, Duff & Phelps employed a range of WACC estimates between 15.0% and 17.0%.

The WACC is the rate of return a hypothetical investor would require for investing in the operating assets of Parascript. The WACC is comprised of estimates of an industry participant’s cost of equity and cost of debt capital. The cost of equity assumption used by Duff & Phelps was derived using the “capital asset pricing model”, a well recognized and widely used model for this purpose.

Market Trading Analysis. Duff & Phelps estimated the value of Parascript’s equity using market trading multiples for select publicly traded companies. Duff & Phelps analyzed publicly available financial information and calculated projected 2008 and 2009 revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) valuation ratios for each of the select publicly traded companies identified by Duff &

Phelps. In connection with this analysis, the following companies were utilized: Open Text Corp., Monotype Imaging Holdings Inc., Vasco Data Security International Inc., Tecnologia Avanzata Dei Sistemi Spa, Double-Take Software, and Iris Group.

Based on Parascript’s projected performance as compared to the selected companies, Duff & Phelps selected a range of EBITDA and Reveune based valuation ratios to be applied to certain performance metrics of Parascript to provide indications of the value of Parascript.

Market Transaction Analysis. In addition to utilizing the pricing guidance of select publicly traded companies, Duff & Phelps identified change of control transactions that involved the acquisition of businesses deemed comparable to Parascript by searching filings and databases of the Securities and Exchange Commission and other services. The search was limited to transactions where sufficient financial information was available in order to arrive at relevant valuation ratios (multiples of operating results to disclosed acquisition price).

The transactions identified were announced between May 16, 2006 and May 21, 2008 and included: Cbay, Inc./ MedQuist, Inc.; Nuance Communications, Inc. / Escription, Inc.; Servic Point Solutions SA/UCAD N.V.; 3i Infotech, Ltd./ J&B Software, Inc.; Captaris Inc./Oce N.V.; Health Benefits Direct Corporation/Atiam Technologies; BasWare oyj/Digital Vision Technologies Limited; VASCO Data Security Int. Inc./Able N.V.; Open Text Corp/Hummingbird Ltd.; Ingenix, Inc./NWH Inc.; and VASCO Data Security International Inc./ Logico Smart Card Solutions AG.

No company, transaction, or business used in the market trading analysis or market transaction analysis is identical to Parascript. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics, and other factors, that could affect the acquisition, public trading or other values of the selected public companies or selected transactions to which Parascript is being compared.

Based on the discounted cash flow method, the market trading analysis, and the market transaction analysis, as summarized above, an estimated aggregate equity value of $45,900,000 to $54,500,000 was determined for Parascript.

Valuation Analysis of the Company. The equity value of Authentidate was estimated based upon the recently traded price as of July 21, 2008 and the Company’s shares outstanding and was determined to be within a range of $21,100,000 to $23,500,000.

The implied revenue valuation ratios for Authentidate were estimated from the latest available financials and benchmarked against selected public companies. In connection with this analysis, the following companies were selected: Entrust Inc., Iris Group, Captaris Inc., Readsoft Ab, Enghouse Systems Ltd., Formpipe Software Ab, Top Image Systems Ltd, Medasys Sa, and Omtool Ltd.

Based on the implied revenue valuation ratios for Authentidate, the equity value of Authentidate AG was estimated. The equity value of Authentidate AG was excluded from the amount Authentidate will contribute to New Authentidate as the stock of Authentidate AG will be paid to the Sellers.

Authentidate has accumulated approximately $112.0 million of net operating loss carryforwards (“NOLs”) as of June 30, 2008. Authentidate management has been advised and the Special Committee has instructed Duff & Phelps to assume that the merger will not trigger a change of control and thus the Company’s NOLs can be applied towards pretax income of New Authentidate. Further, the Special Committee has instructed Duff & Phelps to assume that the transaction will not limit in any way, the ability of the Company to use its NOLs. The realizable value of the NOLs was estimated by discounting the projected tax savings due to the NOLs to their present value.

Conclusion. Duff & Phelps based its conclusions upon the result of the value that Authentidate will give up as compared to the value that it will receive due to its continuing ownership of New Authentidate in the transaction. The value range for New Authintidate based on the equity value Authentidate will contribute as part of the transaction, the equity value Parascript will contribute as part of the transaction, the realizable value of the NOLs less $30,000,000 for the cash and promissory note to be paid as part of the Closing Consideration was determined to be $51,500,000 to $60,500,000. Based on the above described analysis and Authentidate’s pro forma ownership of New Authentidate, Authentidate will effectively exchange its aggregate current stand alone equity value of $21,100,000 to $ 23,500,000 for a majority interest in New Authentidate with a value of $27,589,000 to $32,410,000 as a result of the merger.

Summary of Duff & Phelps Analysis. The summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The full text of Duff & Phelps’ opinion, dated July 21, 2008, which sets forth the assumptions made and matters considered, is attached to this document as Annex B. Duff & Phelps’ opinion is directed only to the “fairness” of the Closing Consideration to be paid by Authentidate and does not constitute a recommendation to any Authentidate shareholder as to how such a shareholder should vote with respect to the proposed transaction.

In its analyses, Duff & Phelps necessarily made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Authentidate and Parascript. Duff & Phelps also relied upon certain representations and assumptions provided by Authentidate and Parascript. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Although Authentidate gave significant weight to the opinion and report of Duff & Phelps, Duff & Phelps’s opinion and its related analyses were among many factors considered by Authentidate’s board of directors in its evaluation of the proposed transaction. Therefore, the Duff & Phelps opinion should not be viewed as determinative of the views of Authentidate’s board of directors or management with respect to the proposed transaction. Duff & Phelps’s analysis and opinion is valid only as of the date of its issuance.

About Duff & Phelps. Duff & Phelps is a leading independent financial advisory firm, offering a broad range of consulting and investment banking services. Duff & Phelps has advised clients on valuation and corporate finance issues since 1932. Duff & Phelps was retained by the Special Committee of the Board of Directors of Authentidate to act as its financial advisor in connection with the transaction based on Duff & Phelps expertise in providing such analyses to clients.

Material Contracts Between Parascript And Authentidate

Other than contracts relating to the merger agreement and the merger described in this joint proxy statement/prospectus, there are no material contracts between Parascript and Authentidate.

Interests of Directors and Executive Officers In The Merger

When Authentidate's stockholders are considering the recommendation of Authentidate's board of directors that they vote in favor of the adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement and the other proposals set forth in this joint proxy statement/prospectus, Authentidate

Stockholders should be aware that some of the directors and officers of Authentidate have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Authentidate stockholders generally. The Authentidate board of directors was aware of these interests and considered them, among other matters, when they adopted and approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

Similarly, when Parascript's members are considering the recommendation of Parascript's manager that they vote in favor of the approval of the agreement and plan of merger, Parascript members should be aware that some of the directors of Parascript’s manager and some of the officers of Parascript have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Parascript members generally. The Parascript manager was aware of these interests and considered them, among other matters, when it adopted and approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

These special interests on behalf of Parascript and Authentidate directors and officers include the following:

•	Executive officers of Authentidate beneficially own unvested options to purchase 295,833 shares of common stock. These options vest upon the closing of the merger.

•

In addition, in connection with the merger, Authentidate’s directors were granted an aggregate of 875,000 options exercisable at $ .76 per share, subject to the approval of the merger by the stockholders. The foregoing includes grants to members of the special committee that negotiated the merger and recommended its approval to the board of directors. A vote for the merger will constitute the approval by the stockholders of the issuance of these options.

•

In the event the merger is approved, O’Connell Benjamin, Authentidate’s President, would have the right to terminate his employment with Authentidate for any reason within a limited period of time following the change of control, and such termination would be deemed a termination for good reason. In such an event, Authentidate would be required to pay to Mr. Benjamin (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to twelve months of his base salary in effect as of the termination date; and (c) continued participation in our benefit plans (or comparable plans) until the end of the month of the one-year anniversary of the termination of his employment. Further, 100,000 options granted to Mr. Benjamin would be deemed vested and exercisable for two years following the termination date.

•

Upon the closing of the merger, Jeffrey Gilb, Chief Executive Officer of Parascript, will become Chief Executive Officer of Authentidate. In connection with this appointment Mr. Gilb will enter into a new              year employment agreement with Authentidate and will be granted options to purchase              shares of Authentidate Common Stock.

•

Upon the closing, Aron B. Katz, a member of the Board of the manager of Parascript, will become the Chairman of the Board of Authentidate. In addition, Jeffrey Gilb,             ,              and              will become directors of Authentidate.

The Authentidate board of directors and special committee and the Parascript manager were aware of and discussed these potentially conflicting interests when they approved the merger.

THE AGREEMENT AND PLAN OF MERGER

The following is a brief summary of the material provisions of the agreement and plan of merger dated as of August 6, 2008, a copy of which (without exhibits or schedules) is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the agreement and plan of merger. We urge all stockholders of Authentidate and members of Parascript to read the agreement and plan of merger in its entirety for a more complete description of the terms and conditions of the merger.

General

Authentidate and Parascript have entered into a merger agreement that provides for the combination of the two companies through a series of mergers under a single holding company. Upon the closing of the mergers, Authentidate and Parascript will become wholly owned subsidiaries of the same parent company.

Structure of the Mergers

Preliminary Transactions

The merger agreement provides that Authentidate and Parascript will become wholly owned subsidiaries of the same corporation through the following steps:

First, Authentidate formed a new subsidiary, AHC Group, Inc., a Delaware corporation, solely to allow Authentidate and Parascript to effect the mergers.

Second, AHC Group, Inc. formed two subsidiaries, AHC Merger Sub Inc., a Delaware corporation, and Parascript Merger Sub LLC, a Delaware limited liability company.

Closing Transactions

At the time of the closing of the transaction, Authentidate Holding Corp. will merge with and into AHC Merger Sub Inc., with Authentidate Holding Corp. surviving the merger. We refer to this merger as the “Authentidate Merger.” At the same time as the Authentidate Merger, Parascript will merge with and into Parascript Merger Sub LLC, with Parascript surviving the merger. We refer to this merger as the “Parascript Merger” and, together with the Authentidate Merger, as the “mergers.”

Concurrently with the mergers, AHC Group, Inc. will change its name to Authentidate Holding Corp. (“New Authentidate”), and the original Authentidate Holding Corp. will change its name to AHC, Inc.

The result of the mergers will be a parent company, Authentidate Holding Corp., which is the New Authentidate, with two wholly owned subsidiaries AHC, Inc. (the original Authentidate Holding Corp.) and Parascript, LLC. The shares of Authentidate Holding Corp. will be listed on the Nasdaq Capital Market under the symbol “ADAT.”

Conversion of Authentidate Shares

All issued and outstanding shares of Authentidate common stock will automatically be converted into the right to receive shares of New Authentidate common stock at the effective time of the merger. Authentidate stockholders will receive in the merger one share of New Authentidate common stock for each share of Authentidate common stock that they held immediately prior to the merger.

All shares of Authentidate that are held as treasury stock or that are owned by a subsidiary of Authentidate immediately prior to the effective time of the merger shall be cancelled and no shares of New Authentidate shall be exchanged for these shares.

Merger Consideration to be Received by Parascript Unitholders

Generally

In the merger, all of the outstanding units of Parascript will be exchanged for a total of up to $10,000,000 in cash, 30,000,000 shares of Authentidate common stock, all of the shares of Authentidate’s subsidiary Authentidate International AG (the “AG Shares”), and a junior unsecured note in the principal amount of $20,000,000, subject to adjustment (the “Note”). Principal and interest on the Note is subject to certain restrictions on payment. After the closing, New Authentidate will form a subsidiary to exploit Parascript’s pattern recognition technology. The Parascript unitholders will also be entitled to receive additional shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved for fiscal years 2010 and 2011, if any, divided by $3.00 (the “Earn—Out Shares”). Parascript unitholders will also be entitled to payments from two promissory notes assigned by Parascript prior to the merger.

All Parascript units that are held by Parascript or that are owned by any subsidiary of Parascript immediately prior to effective time of the merger, shall cease to be outstanding and shall be cancelled and retired and merger consideration shall be delivered in exchange for these units.

Payments and Deliveries

At the closing, the Parascript unitholders will receive, in the aggregate, less certain amounts required to pay outstanding debt and obligations, the following:

•	up to $10,000,000 in cash;

•	30,000,000 shares of Authentidate;

•	the Note, subject to adjustment as set forth below.

In addition, the Parascript unitholders will receive, less certain amounts required to pay outstanding debt and obligations, on or around January 2, 2009, AG Shares, and on or before June 1, 2012, Earn-Out Shares, if any. The Parascript unitholders will also receive payments received from the repayment of two promissory notes assigned to the Exchange Agent for the benefit of the members.

The Cash Payment

The cash payment of up to $10,000,000 is subject to adjustment and deduction (the “Cash Payment”). The Cash Payment will be made to the Exchange Agent, who will then, pursuant to the Exchange Agent Agreement, (i) make the required three percent (3%) payment to Diversified, (ii) if required, repay amounts loaned to Parascript by Parascript’s lender, Silicon Valley Bank, (iii) distribute approximately $1,424,044 of an accrued distribution to certain Parascript members who have not previously received cash from a distribution declared by Parascript to its members in 2006, and (iv) pay certain withholding and other taxes resulting from the Merger. Any remaining amounts of merger consideration will be paid to the preferred unitholders pro rata on a per-preferred unit basis, subject to the limitations set forth below.

As stated above, Authentidate has approximately $10,825,000 in investments in auction rate securities (“ARS”) as of June 30, 2008. The market for ARS has been adversely affected by a down turn in the credit markets and there may not be a market for the ARS held by Authentidate without accepting a sale price that is less than the face amount of the ARS. Accordingly, the parties agreed to an adjustment at the closing on the cash payment in the event Authentidate is required to discount the ARS to obtain the cash required for the closing payment. If Authentidate cannot pay the $10,000,000 cash closing payment in full, then the cash payment shall be reduced to the greater of (A) $8,500,000 or (B) $10,000,000 less fifty percent (50%) of any discounts with respect to the ARS (i) realized by the closing with respect to any ARS sold by Authentidate in its sole discretion on or before the closing, and (ii) unrealized with respect to any ARS owned by Authentidate at closing.

If Authentidate is unable to pay the full amount of the cash payment at closing, the difference between the amount paid and $10,000,000 will be added to the principal amount of the Note.

The New Authentidate Shares

At the closing, Authentidate shall cause to be issued to the Exchange Agent, for the benefit of the Parascript members, an aggregate of 30,000,000 shares of New Authentidate. After the delivery of 900,000 of these shares to Diversified in partial payment of its fee, the Exchange Agent will distribute Closing Shares with a value of Fourteen Million Dollars ($14,000,000) to the holders of preferred units on an equal per-preferred unit basis, with the value of such shares equal to the average closing price of a share of AHC common stock on the NASDAQ Capital Market for the five (5) business days immediately preceding the closing date. If the Exchange Agent determines that the New Authentidate shares to be delivered to the preferred unitholders do not have a value of $14,000,000, then all of such shares will be delivered to the preferred unitholders. The remaining shares, will be distributed by the Exchange Agent to all of the Parascript unitholders on an equal per-unit basis subject to the limitations set forth below.

The AG Shares

Authentidate will transfer to the Exchange Agent, for the benefit of the Parascript members, all of the shares of its subsidiary based in Düsseldorf, Germany, Authentidate International AG (the “AG Shares”). The AG Shares will be delivered to the Exchange Agent, for the benefit of the Parascript members on January 2, 2009. Three percent (3%) of the AG Shares will be delivered to Diversified in partial payment of its fee, and then AG Shares with a value, as determined by the Exchange Agent, of $7,500,000 will be distributed to the preferred unitholders pro rata in accordance with their preferred unit holdings subject to the limitations set forth below. If the Exchange Agent determines that the AG Shares to be delivered to the preferred unitholders do not have a value of $7,500,000, then all of such AG Shares will be delivered to the preferred unitholders. The remaining AG Shares, if any, will be distributed pro rata to all unitholders. During the period between the closing and the date of delivery of the AG Shares, Authentidate will continue to operate Authentidate AG in the ordinary course of business, except that Authentidate will not be required to make any further capital contributions to or other investments in Authentidate AG.

The Note

The Note is a junior unsecured obligation of New Authentidate on the following terms:

•	Principal Amount—$20,000,000, provided, that the principal amount of the Note is subject to adjustment as follows:

1.	if the Cash Payment is less than $10,000,000, the difference between the amount paid and $10,000,000 will be added to the principal amount of the Note;

2.	if interest is not timely paid due to insufficient EBITDA of New Authentidate, as described below, such unpaid interest will be added to the principal amount of the Note;

3.	if the calendar 2008 year end net working capital of Parascript is less than $4,000,000, the difference between $4,000,000 and Parascript’s year end net working capital will be deducted from the principal amount of the Note; and

4.	the amount of any indemnification obligations of Parascript (up to $5,000,000) will be deducted from the principal amount of the Note.

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Interest—Interest is payable semi-annually at the rate of 10% per annum, provided that any such payment may be added to the principal amount of the Note in lieu of payment in cash if New Authentidate reasonably determines that it has an insufficient amount of consolidated earnings from operations before interest, taxes, depreciation and amortization (“EBITDA”) after considering New Authentidate’s reasonable, current and projected capital needs.

•	Maturity—Five years from the closing of the mergers.

•	Prepayment—New Authentidate may prepay the principal without any prepayment premium at any time.

•	Default—In the event of default, as defined in the Note, all outstanding interest and principal becomes immediately due and payable and the interest increases to 13.5% per annum.

The Note will be made and delivered to the Exchange Agent for the benefit of the Parascript members. The Exchange Agent will distribute three percent (3%) of any payments of principal and interest to Diversified in partial payment of its fee, and the balance to the preferred unitholders pro rata on a per-preferred unit basis subject to the limitations set forth below.

The Earn-Out Shares

After the closing, New Authentidate will form a subsidiary to exploit certain markets for Parascript’s image analysis and pattern recognition technology. The Parascript unitholders will also be entitled to receive additional shares of New Authentidate common stock equal to ten times the average annual EBITDA achieved for fiscal years 2010 and 2011, divided by $3.00.

These shares will be delivered to the Exchange Agent on or before June 1, 2012. The Exchange Agent will distribute such shares, less three percent (3%) of such shares to be delivered to Diversified in partial payment of its fee, to the Preferred Unit holders on an equal per-Preferred Unit basis subject to the limitations set forth below.

Assigned Notes

Prior to the effectiveness of the mergers, Parascript will assign to the Exchange Agent, for the benefit of the Parascript members, the promissory note, dated March 17, 2007, in the principal amount of $2,450,000 and due December 31, 2008, made by Aron B. Katz in favor of Parascript (the “ABK Note”), and the promissory note, dated February 15, 2007, as amended, in the principal amount of $175,000 and due December 31, 2008, made by William Pearlman in favor of Parascript (the “Pearlman Note”), together with accrued interest on such notes. The Exchange Agent will distribute any payments made on the ABK Note and the Pearlman Note to the preferred unitholders on an equal per-preferred unit basis, subject to the limitation set forth below.

Once the total amount of cash and value of the New Authentidate shares paid to the preferred unitholders as described above reaches $44,415,000, which is the amount of the liquidation preference of the preferred units under Parascript’s limited liability company agreement, any remaining amount of cash or New Authentidate shares to be paid or distributed by the Exchange Agent will be paid to all unitholders pro rata on a per-unit basis.

Other Matters that Will be Approved by a Vote For the Agreement and Plan of Merger

The approval of the Agreement and Plan of Merger will also constitute the approval of all of the transactions contemplated by the merger agreement including:

The formation of AHC Group, Inc.

AHC Group, Inc., or New Authentidate, will become the sole stockholder of Authentidate and the sole member of Parascript after the merger. New Authentidate is authorized to issue 100,000,000 shares Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of the date of the closing of the merger, 28,000 shares of preferred stock will be designated Series B Preferred Stock. For a description of the capitalization of New Authentidate see “Description of New Authentidate Capital Stock”, beginning on page     .

Grant of options to former directors of Authentidate

The board of directors recognized the amount of hours expended by the board with limited or no cash compensation in connection with the consideration of the merger, in particular, the Chairman of the Special Committee, John Waters. Accordingly, in connection with the merger, and subject to the approval of the merger by the stockholders of Authentidate, the board awarded the following option grants:

Name	Amount of Options
Ross Johnson	150,000
Charles Johnston	100,000
David Luce	200,000
J. Edward Sheridan	100,000
Ranjit C. Singh	100,000
John Waters	225,000

Total	875,000

Employee and Director Stock Option plans

Employee Plan

New Authentidate has adopted the 2008 Employees Stock Option Plan (the “2008 Plan”) which provides for the grant of options to purchase up to              shares of our common stock. After the closing of the merger, New Authentidate will file a registration statement with the SEC to register the shares issuable upon exercise of the options which may be granted under the 2008 Plan.

Under the terms of the 2008 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment (“ISOs”) under Section 422 of the Code, or options which do not so qualify (“Non-ISOs”). Prior to the merger, there will be not options outstanding under the 2008 plan.

The 2008 Plan is administered by the Management Resources and Compensation Committee designated by New Authentidate’s Board of Directors. This committee has the discretion to determine:

•	the eligible employees to whom, and the times and the price at which, options will be granted;

•	whether such options shall be ISOs or Non-ISOs;

•	the periods during which each option will be exercisable; and

•	the number of shares subject to each option.

The Board or Committee shall have full authority to interpret the 2008 Plan and to establish and amend rules and regulations relating thereto.

Under the 2008 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder (as defined in the 2000 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISOs options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which become exercisable in any calendar year shall not exceed $100,000. The “fair market value” will be the closing NASDAQ price, or if our common stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of our common stock, or if the common stock is not quoted by any of the above, by the Board of Directors acting in good faith.

Non-Executive Director Plan

New Authentidate adopted the 2008 Non-Executive Director Stock Option Plan (the “2008 Directors Plan”). Options are granted under the 2008 Directors Plan to (i) non-executive directors as defined and (ii) members of any advisory board we may establish who are not full-time employees of Authentidate or any of our subsidiaries. Under the 2008 Director Plan, each non-executive director will automatically be granted an option to purchase              shares upon joining the Board and an option to purchase              shares each September 1st thereafter, pro rata, based on the time the director has served during the prior year. In addition, new directors will be entitled to purchase restricted stock from New Authentidate at a price equal to 80% of the closing price on the date of purchase up to an aggregate purchase price of $100,000.

Non-executive directors shall have the option to elect to receive up to 50% of their cash director compensation, including amounts payable for committee service, service as a committee chair and per meeting fees, in restricted shares of the New Authentidate’s common stock. The number of shares of restricted stock that would be issued to a director would be computed by dividing the cash amount to be converted into shares of restricted stock by the fair market value of the company’s common stock as of the date the fees are earned. The closing price of the company’s common stock on the last trading day of each fiscal quarter will be used to determine the fair market value of the common stock which may be issued in lieu of the fees paid for service as a director during such period.

The term non-executive director refers to those of our directors who are not otherwise a full-time employee of New Authentidate or any subsidiary. In addition, each eligible member of an advisory board will receive, upon joining the advisory board, and on each anniversary of the effective date of his appointment, an option to purchase              shares of New Authentidate’s common stock.

There is no aggregate cap on the number of options which may be granted under the 2008 Director Plan. This provides us with greater flexibility in expanding the Board of Directors without having to obtain stockholder approval for additional shares under the 2008 Director Plan. Since the amount, timing and terms of options granted under the 2008 Director Plan are non-discretionary, the imposition of a cap on the number of options which may be granted under the 2008 Director Plan would only serve to increase the burden of administering the 2008 Director Plan.

The exercise price for options granted under the 2008 Director Plan is 100% of the fair market value of the common stock on the date of grant. The “fair market value” is the closing price of New Authentidate’s common stock as reported by NASDAQ, or if the common stock is not quoted by NASDAQ, the closing bid price as reported by the National Quotation Bureau, Inc., or a market maker of our common stock, or if the common stock is not quoted by any of the above by the Board of Directors acting in good faith. The exercise price of options granted under the 2008 Director Plan must be paid at the time of exercise in cash. The term of each option commences on the date it is granted and unless terminated sooner as provided in the 2008 Director Plan, expires ten years from the date of grant. The 2008 Director Plan must be administered by either our full Board of Directors or a committee of the Board consisting of not less than two directors who are not entitled to participate in the Director Plan. The administrator has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the administrator will make all determinations of the interpretation of the 2008 Director Plan. Options granted under the 2008 Director Plan are not qualified for incentive stock option treatment.

Treatment of Stock Options and Warrants

Authentidate

At the effective time of the merger, each Authentidate warrant and option that remains outstanding and unexercised following the effective time of the merger, will be deemed amended and be exercisable for New

Authentidate common stock. The terms and conditions of the warrants and options will remain the same, except that the shares covered by the option or warrant will be an equal number of shares of New Authentidate.

Parascript

The options to purchase preferred units and common units will automatically vest immediately prior to the effective time of the mergers and become fully exercisable. The holder of such option may then exercise the option and upon the mergers, participate in the merger consideration with the preferred unitholders and common unitholders, as appropriate. Any unexercised options at the effective time of the mergers will terminate.

Exchange of Stock Certificates

Authentidate

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General. When the merger is completed, Authentidate common stock and Series B preferred stock will automatically convert into the right to receive shares of New Authentidate common stock and Series B preferred stock, respectively.

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Surrender of Shares Of Authentidate Stock. After the effective time of the merger, Authentidate's transfer agent, Continental Stock Transfer & Trust Company, will deliver to Authentidate’s stockholders of record, a letter of transmittal and instructions to exchange certificates. An Authentidate stockholder who surrenders his or her certificate to Continental Stock Transfer & Trust Company, together with a duly executed letter of transmittal, will receive a certificate representing the shares of New Authentidate common stock or Series B preferred stock that the stockholder is entitled to receive. The surrendered certificates will be canceled. Holders of Authentidate common stock and Series B preferred Stock should not send in their certificates until they receive a letter of transmittal from Continental Stock Transfer & Trust Company.

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No Further Registration or Transfer of old Authentidate Common Stock. At the effective time, the stock transfer books of old Authentidate will be closed and there will be no further transfers of shares of Authentidate common stock on the records of Authentidate. After the effective time, the holders of Authentidate stock certificates will cease to have any rights with respect to such shares of Authentidate common stock except to exchange the certificate for shares of Authentidate common stock or as otherwise provided by law.

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Lost Certificates. If any Authentidate certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of loss to New Authentidate. New Authentidate may require the owner of such certificate to deliver a bond as indemnity against any claim that may be made against New Authentidate with respect to the Authentidate certificates alleged to have been lost, stolen or destroyed.

AUTHENTIDATE STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL FROM CONTINENTAL STOCK TRANSFER & TRUST COMPANY.

Parascript

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General. When the merger is completed, Parascript’s preferred units and common units will automatically convert into the right to receive the Parascript Merger Consideration in accordance with the Exchange Agent Agreement.

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Surrender of Parascript Units. After the effective time of the merger, the Exchange Agent will deliver to Parascript’s unitholders a letter of transmittal and instructions. Parascript unitholders who deliver a duly executed letter of transmittal will receive the Parascript Merger Consideration that such person is entitled to receive.

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No Further Registration or Transfer of Parascript Units. At the effective time, the transfer books of Parascript will be closed and there will be no further transfers of Parascript Units on the records of Parascript. After the effective time, the holders of Parascript Units will cease to have any rights with respect to such units except for its portion of the Parascript Merger Consideration as otherwise provided by law.

Expenses

Generally, Authentidate and Parascript will each pay its own transaction costs and expenses in connection with the merger, except that the merger consideration paid to the Parascript unitholders will be reduced by the three percent fee to be paid to Diversified, Parascript’s financial advisor.

Authentidate Dissenters’ Rights

Under Delaware law, Authentidate's common stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Parascript Dissenter’s Rights

Under the Wyoming Limited Liability Company Act and Parascript’s operating agreement, Parascript unitholders are not entitled to appraisal rights. In addition, the operating agreement provides that if the managers and the members holding at least 70% of the outstanding units, approve a merger, consolidation or similar transaction involving the sale of all or substantially all of the units and the approved sale is structured as a merger, each holder of units is required to waive any dissenters’ rights, appraisal rights, or similar rights that such holder may have in connection with such merger.

Listing of New Authentidate Common Stock on the Nasdaq Capital Market; Delisting and Deregistration of old Authentidate Common Stock after the Mergers

New Authentidate common stock currently is not traded or quoted on a stock exchange or quotation system. However, New Authentidate intends to apply to list the following shares of New Authentidate common stock on the Nasdaq Capital Market under the same symbol as Authentidate Holding Corp., “ADAT” subject to official notice of issuance:

•	New Authentidate common stock to be issued in the mergers;

•	common stock reserved for issuance upon exercise of outstanding options, warrants and convertible securities of Authentidate outstanding immediately prior to the merger; and

•	common stock reserved for issuance upon exercise of Authentidate equity-based awards.

When the mergers are completed, the Authentidate common stock currently listed on the Nasdaq Capital Market will cease to be listed on the Nasdaq Capital Market and will be deregistered under the Exchange Act.

Accounting Treatment

Authentidate is accounting for the merger in accordance with Financial Accounting Standards Board Statement No.141 Business Combinations (SFAS No.141). Based on the requirements of SFAS No. 141, principally that all consideration is being paid by Authentidate, post transaction ownership percentages has current Authentidate stockholders owning the majority of New Authentidate and the new board of directors consists of a majority of independent directors, Authentidate will be the acquirer for accounting purposes and intends to account for the merger as an acquisition using the purchase method of accounting. As a result, the assets and liabilities of Parascript will be recorded at their estimated fair values as of the closing date, and Parascript's operating results will be included with New Authentidate's beginning at the closing of the merger.

Material U.S. Federal Income Tax Consequences

THE DISCUSSION SET FORTH BELOW IS INCLUDED BY AUTHENTIDATE AND PARASCRIPT FOR THE BENEFIT OF AUTHENTIDATE STOCKHOLDERS AND PARASCRIPT UNITHOLDERS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH STOCKHOLDER AND UNITHOLDER SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND SUBSEQUENT OWNERSHIP OF NEW AUTHENTIDATE COMMON STOCK, THE NOTE, AND AG SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

This discussion of the material U.S. federal income tax aspects of the Authentidate Merger and the Parascript Merger is based upon current provisions of the Internal Revenue Code of 1986, the (“Code”), existing and proposed regulations and current administrative rulings and court decisions, and the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes, as amended (the “U.S.-Germany Tax Treaty”), all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) as to the federal income tax consequences of the mergers and at the closing of the mergers, no legal opinion will be rendered concerning the income tax consequences of the merger. Furthermore, this summary is not binding on the IRS, and the IRS is not precluded from adopting a contrary position.

This summary is general in nature and does not address any state or local taxes, federal taxes other than income taxes, or the tax consequences in jurisdictions other than the United States. This summary applies only to Parascript unitholders and Authentidate stockholders who hold their units, common stock, and/or New Authentidate shares as capital assets within the meaning of Section 1221 of the Code. In addition, it does not address all tax consequences that may be relevant to a taxpayer, nor does it apply to a holder of Authentidate common stock, Parascript units, or New Authentidate shares with a special status, such as:

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a regulated investment company or real estate investment trust;

•	a qualified retirement plan or individual retirement account;

•	a person that holds Parascript units, Authentidate common stock or New Authentidate shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation, small business investment company or other pass-through entity;

•	a person who acquired Parascript units or Authentidate common stock through the exercise of options or otherwise as compensation;

•	an investor in a partnership, S corporation, small business investment company or other pass-through entity;

•	a person whose functional currency for tax purposes is not the U.S. dollar; and,

•	a person liable for alternative minimum tax.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Parascript units, Authentidate common stock or New Authentidate shares the tax treatment of a partner of the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns Parascript units, Authentidate common stock or New Authentidate shares should consult its tax advisor regarding the specific tax consequences of the mergers and subsequent ownership of New Authentidate shares and AG Shares.

This summary is based upon certain assumptions, including the assumptions that there will be full compliance without waiver with all of the provisions in the Merger Agreement, that no substantive condition to the mergers will be waived, no substantive term of the Merger Agreement will be amended and that the representations and covenants contained in the Merger Agreement, this joint proxy statement/prospectus and certificates of officers of Authentidate and Parascript, and others, are currently true, correct and complete and will remain so, and will be complied with, at all relevant times.

As used herein, the term “U.S. holder” means any person who will acquire New Authentidate shares in the mergers, and who is a U.S. person. The term “U.S. person” means a person that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust.

Consequences of the Authentidate Merger to U.S. Holders of Authentidate Common Stock

The anticipated U.S. federal income tax consequences of the Authentidate Merger to U.S. holders of Authentidate common stock are as follows.

Tax Status of the Authentidate Merger

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The Authentidate Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, together with the Parascript Merger, as a transfer to a corporation controlled by the transferor group within the meaning of Section 351 of the Code (either, a “tax-free exchange”). It is a condition of the mergers that the parties to the Merger Agreement will not take any action reasonably likely to cause the exchange of Authentidate common stock for New Authentidate shares not to so qualify as a Section 351 exchange. Except where otherwise noted, this summary assumes that the Authentidate Merger will qualify as a tax-free exchange within the meaning of Section 368(a) or Section 351 of the Code.

Exchange of Authentidate Common Stock for New Authentidate Shares

•	A U.S. holder who exchanges Authentidate common stock for New Authentidate shares pursuant to the Authentidate Merger should not recognize gain or loss on the exchange.

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The aggregate adjusted tax basis of the New Authentidate shares received by an Authentidate stockholder will equal the Authentidate stockholder’s aggregate adjusted tax basis in the Authentidate common stock surrendered by such stockholder in the Authentidate Merger.

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An Authentidate stockholder’s holding period of the New Authentidate shares received pursuant to the Authentidate Merger will include the Authentidate stockholder’s holding period of the Authentidate common stock surrendered in the Authentidate Merger.

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Authentidate stockholders who bought shares of Authentidate at different prices or times, or otherwise own shares with unequal bases or holding periods, must make the above determinations separately for each share of Authentidate common stock surrendered in the Authentidate Merger, taking into account the adjusted tax basis and holding period of each surrendered share.

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If the IRS were to successfully challenge the qualification of the Authentidate Merger as a tax-free exchange, a U.S. holder would generally be required to recognize gain or loss with respect to the Authentidate common stock surrendered in the Authentidate Merger equal to the difference between such holder’s adjusted tax basis in the surrendered stock and the fair market value, as of the closing of the mergers, of the New Authentidate shares received in the Authentidate Merger. Generally, in such event, the U.S. holder’s tax basis in the New Authentidate shares received would equal the fair market value of such New Authentidate shares as of the date of the Authentidate Merger, and the U.S. holder’s holding period for the New Authentidate shares would begin on the day after the Authentidate Merger. Any gain or loss that a U.S. holder recognizes with respect to its Authentidate common stock would be characterized as gain or loss from the sale of a capital asset. The deductibility of capital losses would be subject to limitation. See “Material U.S. Federal Income Tax Consequences—Taxation of Capital Gains and Losses,” below.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE ALLOWANCE OR DEDUCTIBILITY OF ANY LOSS THEY MAY HAVE WITH RESPECT TO THEIR AUTHENTIDATE COMMON STOCK SHOULD THE AUTHENTIDATE MERGER NOT QUALIFY AS A TAX-FREE EXCHANGE.

Consequences of the Parascript Merger to U.S. Holders of Parascript Units

The anticipated U.S. federal income tax consequences of the Parascript Merger to U.S. holders of Parascript units are as follows.

Amount of Gain Recognized in the Parascript Merger

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The exchanges of Parascript units and Authentidate common stock for shares of New Authentidate are intended to qualify as exchanges to which Section 351 of the Code applies. Such exchanges will qualify under Section 351 of the Code only if the Parascript unitholders and the Authentidate shareholders “control” New Authentidate immediately after the exchange. This control requirement will not be satisfied if Parascript unitholders and/or Authentidate shareholders have, as of the closing of the mergers, fixed plans or binding obligations to sell or otherwise dispose of more than 20% of the outstanding shares of New Authentidate in connection with or immediately after the mergers.

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If the exchanges of Parascript units and Authentidate common stock for New Authentidate shares pursuant to the mergers fail to qualify as an exchange to which Section 351 of the Code applies, the Parascript Merger should be fully taxable to the Parascript unitholders. In that event, Parascript unitholders could defer a portion of any gain (and recovery of basis in their Parascript units) until receipt of payments under the Note and receipt of the AG Shares by reporting the exchange of their Parascript units for New Authentidate shares on the installment method (subject to various limitations and conditions on installment reporting). Alternatively, Parascript unitholders may elect out of installment reporting and report all gain on the exchange in the taxable year in which the Parascript Merger occurs. See “Material U.S. Federal Income Tax Consequences—Reporting Gain on the Installment Method,” below.

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The parties to the Merger Agreement represent in the Merger Agreement that they are not aware of any fact or circumstance that would be reasonably likely to prevent the mergers from qualifying as exchanges described in Section 351 of the Code. The remainder of this discussion assumes that the mergers qualify as exchanges to which Section 351 of the Code applies.

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Gain should be recognized by a Parascript unitholder to the extent of the excess, if any, of such Unitholder’s allocable share of any Parascript liabilities (as determined pursuant to Treasury Regulations under Section 752 of the Code), over such unitholder’s adjusted tax basis in its units immediately prior to the Parascript Merger.

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Each Parascript unitholder will generally recognize additional gain as a result of its receipt of the Note, the AG Shares, and the unitholder’s share of the Cash Payment. The amount of any Parascript unitholder’s gain should generally be equal to the lesser of (i) (A) the fair market value of all Parascript Merger consideration received by such Parascript unitholder reduced by (B) the excess (if any) of the unitholder’s adjusted tax basis in its units immediately prior to the Parascript Merger over the unitholder’s share of any Parascript liabilities (as determined pursuant to Treasury Regulations under Section 752 of the Code; and (ii) the fair market value of the Parascript Merger consideration other than New Authentidate shares. The timing of the recognition of this gain will depend upon whether the Parascript unitholder elects out of the installment method under Section 453 of the Code. See “Material U.S. Federal Income Tax Consequences—Election Out of the Installment Method,” below.

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Each Parascript unitholder may recognize U.S.-source taxable income in connection with the Parascript Merger as a result of the recapture of overall foreign losses associated with Parascript’s foreign branch in Moscow. Each Parascript unitholder is encouraged to consult with its own tax advisor in order to ascertain the impact of the foreign loss recapture rules on its taxable income.

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The fair market value of the AG Shares received or to be received by a U.S. holder will depend upon each U.S. holder’s own circumstances, taking into account restrictions, if any, on the U.S. holder’s ability to sell such shares, and the U.S. holder’s degree of control of New Authentidate, if any.

PARASCRIPT UNITHOLDERS SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE FAIR MARKET VALUE OF ALL CONSIDERATION RECEIVED BY THEM IN THE PARASCRIPT MERGER.

Reporting Gain Under the Installment Method

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If a U.S. holder of Parascript units does not “elect out” of the installment method (see “Material U.S. Federal Income Tax Consequences—Election Out of the Installment Method,” below), the U.S. holder will defer gain recognition (and any basis recovery) with respect to the Parascript Merger. In particular, a U.S. holder who does not elect out of the installment method will recognize gain, but not loss, upon any receipt of (i) such unitholder’s share of the Cash Payment, (ii) AG Shares, or (iii) payments under the Note.

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If the IRS determines that the AG Shares have a “stated maximum selling price” because their value can be determined by December 31, 2008, the annual income recognized by a Parascript unitholder who reports under the installment method should bear the same ratio to the total gain recognized by such Parascript unitholder in the Parascript Merger as the consideration received by the Parascript unitholder in such year (other than New Authentidate shares) bears to the aggregate consideration received by the Parascript unitholder (other than New Authentidate shares). The total income recognized by such unitholder and all consideration treated as received by such unitholder should be calculated for these purposes based upon the assumption that the initial face amount of the Note will be paid in full.

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If the IRS determines that the AG Shares do not have a “stated maximum selling price” because their value cannot be determined by December 31, 2008, the annual income recognized by a Parascript unitholder who reports under the installment method should be equal to the excess of the fair market value of all property received during such year (treating a portion of any property as interest as otherwise described herein), over one-sixth of the Parascript unitholder’s basis, if any, remaining after allocating its adjusted tax basis in its units to the New Authentidate shares it received in the Parascript Merger. See “Material U.S. Income Tax Consequences—Basis and Holding Period of Property Received in the Parascript Merger,” below.

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The installment method applies only to certain types of income. In particular, the installment method does not apply to the recapture of depreciation under Sections 1245 or 1250 of the Code. A U.S. holder may be required to recognize gain in the Merger, to the extent attributable to these items of income, in the year of the Parascript Merger.

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A U.S. holder of Parascript units who reports under the installment method will be subject to the special interest charge rules imposed by Section 453A of the Code in the event that such Parascript unitholder’s unpaid installment obligations have face amounts in excess of $5 million in the aggregate. In the absence of guidance directly on point, it is unclear how this rule will be applied to the contingent payments under the Notes or to the AG Shares.

AS DISCUSSED BELOW WITH RESPECT TO THE BASIS COMPUTATION OF THE NEW AUTHENTIDATE SHARES ISSUED IN THE PARASCRIPT MERGER, THERE IS SIGNIFICANT UNCERTAINTY RELATING TO THIS BASIS COMPUTATION. THIS UNCERTAINTY CAUSES UNCERTAINTY IN THE AMOUNT OF GAIN THAT SHOULD BE RECOGNIZED AND REPORTED IN ACCORDANCE WITH THE INSTALLMENT METHOD. EACH PARASCRIPT UNITHOLDER SHOULD CONSULT THEIR TAX ADVISOR CONCERNING THESE TAX CONSEQUENCES.

Election out of the Installment Method

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A U.S. holder who elects not to report under the installment method for the Note and the AG Shares and who does not report under the open transaction method (discussed below), should recognize gain in the year of the Parascript Merger, in addition to any gain recognized as a result of the relief of such Parascript unitholder’s share of Parascript liabilities, equal to the lesser of (i) (A) the fair market value of all Parascript Merger consideration received by such Parascript unitholder, reduced by (B) the excess (if any) of the unitholder’s adjusted tax basis in its units immediately prior to the Parascript Merger over the unitholder’s share of any Parascript liabilities (as determined pursuant to Treasury Regulations under Section 752 of the Code); and (ii) the sum of such Parascript unitholder’s share of (A) the issue price of the noncontingent payments due under the Note, (B) the fair market value of the Contingent Payments due under the Note, (C) the fair market value of the right to receive the AG Shares, and (D) the Cash Payment. The issue price of the noncontingent payments due under the Note is likely equal to the principal amount of such noncontingent payments. See “Material U.S. Federal Income Tax Consequences—Reporting of Interest and Original Issue Discount on the Note for U.S. Holders,” below.

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A U.S. holder may elect not to report under the installment method and, instead of recognzing all gain in the year of the Parascript Merger as described above, may report under the open transaction method. However, the open transaction method of reporting is available only if the fair market values of the Note or the AG Shares are not reasonably ascertainable at the time of the Parascript Merger. The IRS takes the position that the open transaction method is available only in rare and extraordinary circumstances. The IRS could assert that the open transaction treatment is unavailable for the Note and the AG Shares, and we believe such assertion will likely be sustained if challenged. A U.S. holder who reports under the open transaction method for the Note would likely report gain on the Parascript Merger with respect to the Note only when and as payments are received under the Note. Similarly, a U.S. holder who reports under the open transaction method for the AG Shares would report gain on the Parascript Merger with respect to the AG Shares only when and as the AG Shares are received based upon the fair market value of the AG Shares when received. A U.S. holder who reports under the open transaction method (for either the Note or the AG Shares) may be able to claim accelerated recovery of basis in the U.S. holder’s units to the extent, if any, that such basis is not allocable to New Authentidate shares received in the merger. See “Material U.S. Federal Income Tax Consequences—Basis and Holding Period of Property Received in Parascript Merger,” below.

PARASCRIPT UNITHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF REPORTING UNDER THE INSTALLMENT METHOD OR OF ELECTING OUT OF THE INSTALLMENT METHOD OF REPORTING WITH RESPECT TO THE NOTE, THE CASH PAYMENT, AND THE AG SHARES.

Basis and Holding Period of Property Received in the Parascript Merger

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A U.S. holder of Parascript units who reports gain from the Parascript Merger on the installment method will hold the AG Shares received in the Parascript Merger with an adjusted tax basis equal to the fair market value at the time of receipt of such shares.

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A U.S. holder of Parascript units who elects not to report gain from the Parascript Merger under the installment method will hold the AG Shares received in the Parascript Merger with an adjusted tax basis equal to the fair market value of the right to receive the AG Shares at the closing of the Parascript Merger.

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It is unclear how a U.S. holder of Parascript units should calculate its basis with respect to New Authentidate shares (including any Earn-Out Shares) received or to be received in the Parascript Merger. Generally speaking, a transferor in a Section 351 exchange should take shares received in the exchange with an aggregate adjusted tax basis equal to the lesser of (i) the fair market value of such shares; or (ii) such transferor’s adjusted tax basis in the transferred property (reduced, but not below zero, by any liabilities of the transferor assumed by the transferee) allocated among all shares issued or to be issued in the exchange. However, it is unclear how to apply this rule in the context of the Earn-Out Shares because the number of shares to be issued is indeterminate. We believe that a reasonable approach, at least with respect to the initially issued New Authentidate shares, is to apply the general rule stated above with an assumed issuance of Earn-Out Shares based upon the fair market value of a unitholder’s rights to the Earn-Out Shares as of the closing of the Parascript Merger. In other words, each Parascript unitholder would take each initial New Authentidate share received with a basis equal to the lesser of (i) the Parascript unitholder’s adjusted tax basis in its units immediately prior to the Parascript Merger, reduced, but not below zero, by such unitholder’s share of Parascript liabilities (as determined pursuant to Treasury Regulations under Section 752 of the Code) immediately prior to the Parascript Merger, divided by the number of shares issued or to be issued (assuming that the number of Earn-Out Shares issued will be equal to the number of New Authentidate shares that would be issued as Earn-Out Shares to such Parascript unitholder based upon the projected EBITDA for 2010 and 2011 of the subsidiary to be formed to exploit certain markets for Parascript’s image analysis and pattern recognition technology), and (ii) the fair market value of each share received. This approach, however, could be successfully challenged by the IRS.

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Each New Authentidate share received by a U.S. holder of Parascript units should have a holding period that includes the Parascript unitholder’s holding period for the units exchanged for the New Authentidate shares. This result is not free from doubt in the case of a U.S. holder who exchanges Parascript units for a combination of New Authentidate shares and other consideration and who, because of the amount of boot received, is required to recognize all the gain inherent in the Parascript units exchanged. A Parascript unitholder may have separate holding periods in its Parascript units, depending on when and how such units were acquired.

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The fair market value of New Authentidate shares received or to be received by a U.S. holder might differ from the trading value of those shares at the time of the Parascript Merger, depending upon each U.S. holder’s own circumstances, taking into account restrictions, if any, on the U.S. holder’s ability to sell such New Authentidate shares, and whether the U.S. holder is deemed to control New Authentidate.

PARASCRIPT UNITHOLDERS SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE FAIR MARKET VALUE OF ALL CONSIDERATION RECEIVED BY THEM IN THE PARASCRIPT MERGER.

Character of Gain Recognized in the Parascript Merger

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Gain recognized on the Parascript Merger will generally be taxable to a Parascript unitholder as capital gain. However, a portion of this gain should be separately computed and taxed as ordinary income under Section 751 of the Code to the extent (if any) attributable to “unrealized receivables”

(including assets the disposition of which would give rise to depreciation recapture) or “inventory items” held by Parascript immediately prior to the Parascript Merger. As discussed above in “Material U.S. Federal Income Tax Consequences—Reporting Gain on the Installment Method,” the portion of a Unitholder’s amount realized in the Parascript Merger attributable to the recapture of depreciation will be taxable as ordinary income and will not be eligible for the installment method.

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Any capital gain recognized by a Parascript unitholder in the Parascript Merger will be short-term capital gain for a U.S. holder whose Parascript units have been held for one year or less at the time of the Parascript Merger and will be long-term capital gain to a U.S. holder whose units have been held for more than one year at the time of the Parascript Merger. See “Material U.S. Federal Income Tax Consequences—Taxation of Capital Gains and Losses.”

Reporting of Interest and Original Issue Discount for U.S. Holders

Imputed Interest on Receipt of Earn-Out Shares

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U.S. holders will be required to report imputed interest income on the receipt of the Earn-Out Shares when such shares are received. The amount of imputed interest income on the receipt of the Earn-Out Shares will be calculated by discounting the fair market value of the Earn-Out Shares received at the “test rate” from the date the Earn-Out Shares are transferred to the closing of the Parascript Merger. The excess of the fair market value of the Earn-Out Shares over such present value will be treated as a payment of interest. The term “test rate” will generally be determined as described in “Material U.S. Federal Income Tax Consequences—Contingent Payments” below.

Original Issue Discount on the Note

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U.S. holders will be required to report interest (and original issue discount taxed in a manner similar to interest) on the Note in amounts and at times that may be unrelated to actual payments of interest on the Note.

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Payments of principal on the Note are subject to certain contingencies. In particular, the principal amount of the Note is to be reduced by the excess, if any, of $4,000,000 over the net working capital of Parascript at the end of the year of the Parascript Merger. Additionally, the principal amount of the Note is to be reduced by the amount of any indemnification claims by Authentidate (up to $5,000,000). See “Merger Consideration to be Received by Parascript Unitholders—the Note.” Thus, a portion of the principal of the Note should be treated as subject to contingencies (the “Contingent Principal”).

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For federal income tax purposes, payments with respect to the contingent portion of the Note, including interest on the Contingent Principal and, likely, payments of Contingent Principal (“Contingent Payments”) should be treated separately from noncontingent payments on the Note. Noncontingent payments on the Note consist of all payments on the Note that are not treated as Contingent Payments.

Noncontingent Payments

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Noncontingent payments on the Note should be treated as a separate debt instrument (the “Noncontingent Note”). The issue price of the Noncontingent Note should be the principal amount of the Noncontingent Note. Interest on the Noncontingent Note should be treated as original issue discount.

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U.S. holders (including both cash and accrual basis taxpayers) should accrue original issue discount on the Noncontingent Note in the manner described below and report such original issue discount as taxable income when accrued, whether or not it has been paid. Thus, U.S. holders should be required to report such taxable income even if New Authentidate is unable to make payments of interest on the Noncontingent Note, and even if (and after) New Authentidate becomes insolvent.

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A U.S. holder of the Noncontingent Note must include in gross income for U.S. federal income tax purposes an amount equal to the sum of the “daily portions” of such original issue discount for all days during the taxable year on which such holder holds the Noncontingent Note. The daily portions of original issue discount required to be included will be determined under a constant yield method by allocating to each day during the taxable year on which the U.S. holder holds the debt instrument a pro rata portion of the original issue discount on the Noncontingent Note which is attributable to the “accrual period” in which such day is included. The amount of original issue discount attributable to each accrual period will be the product of the “adjusted issue price” of the debt instrument at the beginning of such accrual period multiplied by the “yield to maturity” of the debt instrument (properly adjusted for the length of the accrual period).

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The “adjusted issue price” of a Noncontingent Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, less the amount of any cash payments made in all prior accrual periods. The “yield to maturity” of a Noncontingent Note is that discount rate which, when used in computing the present value of all principal and stated interest payments to be made under the debt instrument, produces an amount equal to the issue price of the debt instrument. An “accrual period” may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

Contingent Payments

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U.S. holders should take into account Contingent Payments when received. Each Contingent Payment will be treated as a payment of principal in an amount equal to the present value of the Contingent Payment, determined by discounting the Contingent Payment at the “test rate” from the date the Contingent Payment is made to the issue date of the Note (except, as discussed below, for a Contingent Payment that become fixed more than six months before becoming due). The amount of the Contingent Payment that exceeds the amount treated as principal will be treated as a payment of interest. U.S. holders generally must report as taxable interest income the portion of a contingent payment that is treated as interest when that payment is received.

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For purposes of measuring the principal and interest portions of a Contingent Payment, the “test rate” will generally be the lowest “applicable federal rate,” as published by the Internal Revenue Service in effect for the three months ending with the first month in which there is a binding written contract that substantially sets forth the terms under which the Parascript Merger occurs, or, if lower, the lowest applicable federal rate in effect during the three month period ending with the month in which the Parascript Merger occurs. However, when a Contingent Payment consists of a payment of stated principal accompanied by a payment of stated interest at a rate in excess of the applicable federal rate, the test rate will be the stated interest rate.

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If a Contingent Payment becomes fixed more than six months before the payment is due, that Contingent Payment will be treated as a separate debt instrument on the date the payment becomes fixed. An amount equal to the issue price of this debt instrument will be treated as interest or principal under the rules applicable to contingent payments described above. The U.S. holder will be required to account for any amount treated as interest as if it had been paid as interest on the date that the Contingent Payment became fixed. To determine the issue price of this separate debt instrument, the Contingent Payment is discounted at the test rate from the maturity date of the separate debt instrument to the date that the amount of the Contingent Payment becomes fixed. The test rate is determined in the manner described in the preceding bullet point, except that the date the Contingent Payment is due is used in place of the date the Contingent Payment is made.

Ownership of AG Shares

Distributions

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Authentidate AG does not anticipate paying dividends in the foreseeable future. However, subject to the discussion under “Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable by Authentidate AG on AG Shares generally would be treated as foreign source dividend income to the extent paid out of current or accumulated earnings and profits of Authentidate AG. If a U.S. holder receives foreign currency (such as Euros) in connection with a dividend distribution from Authentidate AG, the amount realized generally will be based on the U.S. dollar value of the foreign currency received in the distribution, as of the date of distribution. A distribution on AG Shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted basis in such AG Shares and then as capital gain. See “Material U.S. Federal Income Tax Consequences—Sale or Other Disposition of AG Shares” below.

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German withholding tax on dividends paid by Authentidate AG to a U.S. holder is generally reduced to 15%, 5% (for 10% shareholders of the dividend paying corporation), or 0% (for 80% shareholders, subject to limitation) pursuant to the U.S.-Germany Tax Treaty. For U.S. income tax purposes, a U.S. holder generally may claim the amount of German withholding tax paid either as a deduction from gross income or as a credit against U.S. federal income tax liability, subject to complex limitations that must be determined and applied on an individual basis.

Sale or Other Dispositions of AG Shares

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Subject to the discussion under “Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company” and “Material U.S. Federal Income Tax Consequences—Controlled Foreign Corporation” below, in general, if a U.S. holder of AG Shares sells or otherwise disposes of AG Shares in a taxable disposition:

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A U.S. holder will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and its adjusted tax basis in such AG Shares;

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Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the AG Shares sold is more than one year at the time of such sale or other taxable disposition (see “Material U.S. Federal Income Tax Consequences—Taxation of Capital Gains and Losses,” below); and

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Any gain or loss will generally be treated as U.S.-source income for U.S. foreign tax credit purposes, although special rules apply to a U.S. holder who either has a tax home outside the United States or has a fixed place of business outside the United States to which this gain is attributable.

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A U.S. holder who is a cash basis taxpayer and who receives foreign currency, such as euros, in connection with a sale or other taxable disposition of AG Shares, will realize an amount based on the U.S. dollar value of the foreign currency received with respect to such AG Shares as determined on the settlement date of such sale or other taxable disposition.

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A U.S. holder who is an accrual basis taxpayer and who receives foreign currency, such as euros, in connection with a sale or other taxable disposition of AG Shares, generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of such AG Shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. A U.S. holder who is an accrual basis taxpayer and does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose might have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received on the date of the sale (or other taxable disposition) of AG Shares and the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and will be in addition to gain or loss, if any, recognized on the sale (or other taxable disposition) of AG Shares.

Passive Foreign Investment Company

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U.S. holders of AG Shares would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if Authentidate AG is or were to become a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes.

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The tests for determining PFIC status are applied annually and are dependent upon a number of factors, some of which are beyond Authentidate AG’s control. For 2009 and later tax years, Authentidate AG can provide no assurance concerning whether or not it will be a PFIC for those years. Authentidate AG undertakes no obligation to make or issue to U.S. holders any determinations of Authentidate AG’s status as a PFIC for any taxable year.

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In general terms, Authentidate AG will be a PFIC for any tax year in which either (i) 75% or more of Authentidate AG’s gross income is passive income or (ii) the average percentage, by fair market value, of Authentidate AG’s assets that produce or are held for the production of passive income is 50% or more. Passive income includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For example, Authentidate AG could be a PFIC for a tax year if it has (i) losses from sales activities but interest income (and/or other passive income) that exceeds those losses or (ii) positive gross profit from sales but interest income (and/or other passive income) constitutes 75% or more of Authentidate AG’s total gross income. Thus, Authentidate AG could be a PFIC even without recognizing substantial amounts of passive income.

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If Authentidate AG is, or were to become, a PFIC for any year in which a U.S. holder owns AG Shares, gain on a disposition (or deemed disposition) of AG Shares and certain distributions with respect to AG Shares (so-called “excess distributions”) would be subject to a special adverse tax regime. Such gains and excess distributions received by a U.S. holder would be subject to such adverse tax consequences only to the extent attributable to the period during which such U.S. holder held AG Shares. The portion of such gains and excess distribution allocable to the current year would be includible as ordinary income in the current year. The U.S. holder would be taxed on prior years’ allocations at the highest marginal rates applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. U.S. holders must report any gains or distributions received from a PFIC by filing a Form 8621 with their U.S. federal income tax returns

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The rules described above for excess distributions will not apply to a U.S. holder if the U.S. holder makes a “qualifying electing fund” (“QEF”) election for the first taxable year of the U.S. holder’s holding period for AG Shares during which Authentidate AG is a PFIC and it complies with specified reporting requirements. A QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. holder who makes a QEF election generally must report on a current basis his or her share of Authentidate AG’s ordinary income and net capital gain for any taxable year in which Authentidate AG is a PFIC, whether or not Authentidate AG distributes those earnings. Authentidate AG makes no guarantees that it will provide to a U.S. holder the information required to make a QEF election. A U.S. holder who makes a QEF election must file a Form 8621 with their U.S. federal income tax returns.

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Special adverse rules apply to U.S. holders of AG Shares for any year in which Authentidate AG is a PFIC and has a non-U.S. subsidiary that is also a PFIC (a “lower-tier PFIC”). If Authentidate AG is a PFIC and a U.S. holder of AG Shares does not make a QEF election (as described above) in respect of any lower-tier PFIC, the U.S. holder could incur liability for the deferred tax and interest charge described above if (i) Authentidate AG receives a distribution from, or disposes of all or part of Authentidate AG’s interest in, the lower-tier PFIC or (ii) the U.S. holder disposes of all or part of AG Shares. A QEF election that is made for AG Shares will not apply to a lower-tier PFIC, although a separate QEF election might be made with respect to a lower-tier PFIC. Authentidate AG may be unable to cause any lower-tier PFIC to provide the information necessary for an effective QEF election to be made with respect to such lower-tier PFIC.

Controlled Foreign Corporation

Certain U.S. holders would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if, after the distribution of the AG Shares to the Parascript unitholders, Authentidate AG were to be treated as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes.

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A foreign corporation is treated as a CFC if (i) more than 50% of the total combined voting power of all classes of voting stock of such corporation or (ii) more than 50% of the total value of the stock of such corporation is owned (directly, indirectly, or constructively) by “United States shareholders.” The term “United States shareholder” means a “United States person” who owns (directly, indirectly, or through the application of certain constructive ownership rules) 10% or more of the total combined voting power of all classes of voting stock. A U.S. holder or a domestic partnership is generally treated as a United States person. The PFIC rules (discussed above) generally do not apply to a United States shareholder of a CFC.

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Authentidate AG’s status as a CFC depends on (i) the percentage of AG Shares held (directly, indirectly, or through the application of certain constructive ownership rules) by United States shareholders and (ii) the period during which such persons hold AG Shares. Accordingly, Authentidate AG can provide no certainty concerning its status as a CFC for the 2009 taxable year and later tax years.

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If a foreign corporation is a CFC for a period of 30 consecutive days or more during any taxable year, every person who is a United States shareholder of the CFC and who owns stock in such CFC on the last day of the taxable year on which such corporation is a CFC must include in gross income his pro rata share of the sum of the following items of the CFC (such share being referred to as the United States shareholder’s “Subpart F Inclusion”): (i) “subpart F income” earned during the year, (ii) previously excluded subpart F income withdrawn from investment in less developed countries and foreign base company shipping operations, and (iii) investment of earnings in “United States property” for the year. In general, subpart F income includes certain types of passive income and related party income, but does not include other types of active business income. A United States shareholder’s basis in the stock of a foreign corporation is increased by the amount of any Subpart F Inclusion with respect to that foreign corporation. Income and earnings of a CFC not expressly covered by one of these rules are not taxed currently to United States shareholders under Subpart F. A complete discussion of the components of a Subpart F Inclusion is beyond the scope of this disclosure. United States shareholders must report their pro rata share of Subpart F Inclusions with respect to a CFC, and other information, by filing a Form 5471 with their U.S. federal income tax returns.

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In some cases, all or a portion of the gain recognized by certain U.S. persons on the sale of stock in certain foreign corporations can be converted into ordinary dividend income (“Section 1248 Gain”), in cases where the gain would otherwise be treated as capital gain. This rule generally applies to U.S. persons who owned (directly, indirectly, or through the application of certain constructive ownership rules) 10% or more of the voting stock in a foreign corporation at any time during the previous five years when the corporation was a CFC. The recognized gain is converted into Section 1248 Gain only to the extent of earnings and profits of the foreign corporation that were derived after 1962 and while the corporation was a CFC, and only to the extent of earnings and profits attributable to the stock sold or exchanged. Earnings and profits of certain lower-tier foreign corporations may also be taken into account. A complete discussion of Section 1248 of the Code is beyond the scope of this disclosure.

U.S. HOLDERS OF AG SHARES ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THEIR OWNERSHIP OF AG SHARES.

Ownership by U.S. Holders of New Authentidate Shares Received in the Authentidate or Parascript Mergers

Taxation of Distributions

•

The gross amount of distributions, if any, payable with respect to New Authentidate shares generally will be treated as dividend income to the extent paid out of current or accumulated earnings and profits of New Authentidate, as determined under U.S. federal income tax principles. Dividends, if any, received by individual U.S. holders are currently subject to a 15% maximum U.S. federal income tax rate. A distribution with respect to New Authentidate shares in excess of New Authentidate’s then-current accumulated earnings and profits should be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted basis in such New Authentidate shares, and any additional excess should be capital gain. See “Material U.S. Federal Income Tax Consequences—Taxation of Capital Gains and Losses,” below.

•	Dividend income with respect to New Authentidate shares will generally be U.S.-source income for U.S. federal income tax purposes.

Taxation of Disposition or Sale

•

A U.S. holder who sells or otherwise disposes of New Authentidate shares (or is deemed to have sold or disposed of them) in a taxable disposition will recognize gain or loss equal to the difference (if any) between the amount realized on such sale or other taxable disposition and its adjusted tax basis in such New Authentidate shares.

•

Any gain or loss on the sale or other disposition of New Authentidate shares by a U.S. holder should be capital gain or loss and should be long-term capital gain or loss if the U.S. holder’s holding period for the New Authentidate shares sold is more than one year at the time of such sale or other taxable disposition.

Consequences of the Parascript Merger to Non-U.S. Holders of Parascript Units

A “non-U.S. holder” is a holder other than a U.S. holder. The anticipated U.S. federal income tax consequences of the Parascript Merger to U.S. holders of Parascript units are as follows:

•

Under the position of the IRS in Revenue Ruling 91-32, 1991-1 C.B. 107, income and gain recognized by a non-U.S. holder as a result of the Parascript Merger will, to the extent attributable to a U.S. trade or business of Parascript, generally be treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and thus be subject to U.S. federal income tax. Parascript conducts certain research and development activities through a branch in Russia. That portion of the income and gain recognized by a non-U.S. holder as a result of the Parascript Merger that is attributable to the Russian branch should thus not be treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business.

•

Gain recognized by non-U.S. holders as a result of the Parascript Merger will generally consist of short-term or long-term capital gain and ordinary income, as discussed under “Material U.S. Federal Income Tax Consequences—Consequences of Parascript Merger for U.S. Holders.” Any such gain will be taxed at rates that apply to nonresident individuals, foreign corporations, foreign estates or foreign trusts, as applicable. See “Material U.S. Federal Income Tax Consequences—Taxation of Capital Gains and Losses.”

•

A non-U.S. holder who recognizes taxable gain on the Parascript Merger may report the receipt of its share of the Cash Payment, the AG Shares, and payments of principal under the Note under the installment method or may elect not to report under the installment method, as discussed under “Material U.S. Federal Income Tax Consequences—Reporting Gain Under the Installment Method.”

Ownership of an Interest in the Note by a Non-U.S. Holder

Subject to the discussion of back-up withholding below, how interest (including additional interest, if any) paid or original issue discount deemed paid to a non-U.S. holder on the Note will be taxed depends upon whether it is U.S. trade or business income. The Note is not intended to be in “registered form,” as such term is defined in Treasury Regulation Section 5f.103-1.

U.S. Trade or Business Income

•

Interest paid or original issue discount deemed paid on the Note that is recognized by a non-U.S. holder will be exempt from the U.S. withholding tax described below if such income or gain is “U.S. trade or business income,” i.e., if it is income (i) effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder. To claim this exemption, a non-U.S. holder must provide a properly executed Form W-8ECI (if no treaty applies) or Form W-8BEN (if a treaty applies), or any successor form, prior to the payment of interest or accrual of original issue discount. These forms must be periodically updated.

•

Interest paid or original issue discount deemed paid on the Note that is treated as U.S. trade or business income of a non-U.S. holder will be taxed on a net basis at regular graduated U.S. rates. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax, on a net income basis, at rates of up to 35%, subject to applicable U.S. income tax treaties.

Non-U.S. Trade or Business Income

•

U.S. withholding tax at a rate of 30% applies to the gross amount of interest and original issue discount actually paid on the Note to a non-U.S. holder if such interest paid is not U.S. trade or business income, unless a treaty applies to reduce or eliminate the withholding tax rate. A non-U.S. holder claiming the benefits of a treaty generally will be required to obtain and to provide a U.S. taxpayer identification number. In addition, special reporting and withholding procedures are provided under applicable Treasury Regulations for payments made through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

•

Payments on the Note will generally be treated as payments of original issue discount to the extent of accrued but unpaid original issue discount on the Note, and will then be subject to withholding as discussed above. For a discussion of how original issue discount accrues on the Note, see “Material U.S. Federal Income Tax Consequences—Reporting of Interest and Original Issue Discount for U.S. Holders.”

Sale, Exchange or Retirement of an Interest in the Note

•

On a sale, exchange or retirement of the an interest in the Note, accrued but unpaid original issue discount on the Note will generally be subject to withholding in the manner described above under “Material U.S. Federal Income Tax Consequences—Non-U.S. Trade or Business Income.”

•

Gain realized by a non-U.S. holder on the sale, exchange or retirement of an interest in the Note, other than gain which is treated as U.S. trade or business income or which is in the nature of accrued but unpaid original issue discount, will generally not be subject to U.S. federal income or withholding tax. For a discussion of U.S. trade or business income, see “Material U.S. Federal Income Tax Consequences—Ownership of the Note by a Non-U.S. Holder,” above.

•

Gain realized by a non-U.S. holder on the sale, exchange or retirement of an interest in the Note that is treated as U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax at rates of up to 35%, subject to applicable U.S. income tax treaties. See “Material U.S. Federal Income Tax Consequences—Ownership of the Note by a Non-U.S. Holder,” above.

Ownership of New Authentidate Shares

•

New Authentidate does not anticipate making distributions in the foreseeable future. The gross amount of distributions, if any, payable by New Authentidate to non-U.S. holders with respect to New Authentidate shares generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. A distribution on New Authentidate shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted basis in such shares and then as gain from the sale of New Authentidate Shares in a taxable disposition. See “Material U.S. Federal Income Tax Consequences—Sale or other disposition of New Authentidate Shares,” below for more detail.

•

In general, dividends that are paid or deemed to be paid to a non-U.S. holder by New Authentidate will be subject to U.S. federal withholding tax unless the income is U.S. trade or business income. The rate of withholding tax on dividends paid or deemed to be paid to an individual by New Authentidate is generally equal to 30% of the gross amount of the dividend, although the rate may be reduced for non-U.S. holders that are eligible for the benefits of an applicable tax treaty. In the case of a non-U.S. holder that is a corporation, such dividends also may be subject to the branch profits tax, on a net income basis, at rates of up to 35%, subject to applicable U.S. income tax treaties.

•

In general, a non-U.S. holder will not be subject to U.S. federal income tax on dividends (other than any tax withheld by New Authentidate), if any, received from New Authentidate with respect to New Authentidate shares, unless such dividend income is treated as U.S. trade or business income.

Sale or Other Disposition of New Authentidate Shares

•

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of New Authentidate shares unless such gain is treated as U.S. trade or business income. See “Material U.S. Federal Income Tax Consequences—Ownership of the Note by a Non-U.S. Holder,” above.

Ownership Of Authentidate AG Shares By A Non-U.S. Holder

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In general, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on dividends, if any, received from Authentidate AG with respect to AG Shares, unless such income is U.S. trade or business income. See “Material U.S. Federal Income Tax Consequences—Ownership of the Note by a Non-U.S. Holder,” above.

Sale or Other Disposition of AG Shares

•

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of AG Shares unless such gain is treated as U.S. trade or business income. See “Material U.S. Federal Income Tax Consequences—Ownership of the Note by a Non-U.S. Holder,” above.

Imputed Interest on the Earn-Out Shares

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A non-U.S. holder will be subject to U.S. withholding tax on any imputed interest recognized on the receipt of Earn-Out Shares in the Parascript Merger. See “Material U.S. Federal Income Tax Consequences—Reporting of Imputed Interest and Original Issue Discount for U.S. Holders,” for a description of how the amount of imputed interest will be determined. The gross amount of any such imputed interest will be subject to U.S. withholding tax at a rate of 30% unless (i) a treaty applies to reduce or eliminate withholding or (ii) the income is U.S. trade or business income. A non-U.S. holder who is claiming the benefits of a treaty generally will be required to obtain and to provide a U.S. taxpayer identification number and to file Form W8-BEN. Special procedures are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

•

If such imputed interest is treated as U.S. trade or business income, such income will be taxed on a net basis at regular graduated U.S. rates. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax on a net income basis at rates of up to 35%, subject to applicable U.S. income tax treaties.

Taxation of Capital Gains and Losses

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Long-term capital gains of individual taxpayers are currently subject to a 15% maximum U.S. federal income tax rate for capital gains. Corporate taxpayers are currently subject to a corporate level tax of 35%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

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U.S. holders of New Authentidate shares (i) may be subject to information reporting and (ii) may be subject to backup withholding (currently at a rate of 28%) on distributions with respect to New Authentidate shares or on the proceeds from a sale or exchange of New Authentidate shares. Payments of distributions on, or the proceeds from the disposition of, New Authentidate shares through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. holder who:

•	furnishes a correct taxpayer identification number and certifies that the U.S. holder is not subject to backup withholding on IRS Form W-9 (or substitute form); or,

•	is otherwise exempt from backup withholding.

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Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner

•

In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN.

Resale of Authentidate Shares/Resales by Affiliates

No shares of New Authentidate common stock (or certificates therefore) shall be issued in exchange for any stock or units to any person who may be an “affiliate” of Parascript until such person shall have delivered to Authentidate a duly executed agreement pursuant to which the affiliate confirms its obligations under Rule 145 under the Exchange Act that such person shall be subject to the restrictions described in such letter, and such shares (or certificates therefore) shall bear a legend describing such restrictions.

Stockholders who are deemed “affiliates” of Parascript under Rule 145 of the Securities Act will only be permitted to transfer their shares of Authentidate common stock issued in the merger under the following circumstances:

•	pursuant to an effective registration statement under the Securities Act;

•	in compliance with Rule 145; or

•	pursuant to an exemption from the registration requirements of the Securities Act.

Both Authentidate and Parascript expect that each of their affiliates will agree with New Authentidate that the affiliate will not transfer any shares of stock received in the mergers, except in compliance with the Securities Act. Resales of New Authentidate common stock by affiliates of Authentidate and Parascript are not being registered pursuant to the registration statement of which this document forms a part.

Governmental And Regulatory Approvals

The transaction contemplated by the agreement and plan of merger will not require any regulatory approval. However, approval of the Nasdaq Capital Market for the listing of New Authentidate common stock after the merger is required.

The Effective Time

At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in the offices of counsel to Authentidate in New York, New York unless another place is agreed by Authentidate and Parascript.

Representations And Warranties

In the merger agreement, each of Authentidate and Parascript has made a number of representations and warranties to the other with respect to it and its subsidiaries, where applicable, that relate to a number of matters, including:

•	its incorporation or formation, good standing and qualification to do business;

•	its certificate of incorporation and bylaws with respect to Authentidate, and its certificate of formation and operating agreement with respect to Parascript;

•	its capitalization;

•	its authority to enter into the merger agreement;

•	required consents, waivers and regulatory and other approvals;

•	its power and authority to own, lease and operate its properties and to carry on its business; the effect of the merger, or entering into the merger agreement, on its outstanding obligations;

•	its NASDAQ listing with respect to Authentidate; its filings and reports with the SEC with respect to Authentidate;

•	its financial statements and liabilities;

•	absence of undisclosed liabilities; its accounts receivable; changes in its business since March 31, 2008;

•	the accuracy of its books and records; the completeness and accuracy of information being supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;

•	title to and condition of the assets and properties it owns and leases and the sufficiency of these assets to conduct its business;

•	identification of transactions with certain related parties;

•	the existence of pending or threatened litigation;

•	its intellectual property, the other intellectual property that it uses and infringement of other intellectual property;

•	its compliance with applicable laws and governmental authorizations;

•	the absence of certain changes and events; no material adverse change; its taxes;

•	its employee benefit plans;

•	employee matters;

•	labor disputes and compliance;

•	its agreements, contracts and commitments;

•	inventories

•	brokers’ and finders’ fees in connection with the merger; and

•	its insurance.

The representations and warranties in the merger agreement are complicated and are not easily summarized. Parascript and Authentidate urge you to read carefully the articles in the merger agreement entitled “Representations and Warranties of the Authentidate” and “Representations and Warranties of Parascript.”

Conduct Of Business Of Authentidate And Parascript Pending The Merger

Each of Authentidate and Parascript has agreed that until the closing of the merger (or the merger agreement terminates), or unless the other party to the merger agreement consents in writing or as required by law, it and its subsidiaries will conduct their respective businesses in the usual, regular and ordinary course in all material respects, and not enter into any new material line of business. Each of Authentidate and Parascript has also agreed to use all commercially reasonable efforts to:

•	provide full and free access to each other’s personnel, properties, contracts, books and records and other documents and data, and cooperate and assist to investigate the other party’s properties;

•	assets and financial condition;

•	confer with each other prior to implementing material operational decisions outside the ordinary course of business of each company’s current business plan;

•	report periodically upon request of the other party concerning the overall status of its business, operations and finances;

•	make no material changes in management personnel without consulting with the other party;

•	maintain assets in a state of repair and condition consist with the ordinary course of business;

•	comply with all legal requirements and contractual obligations applicable to each party’s operations of business;

•	continue in full force and effect is current insurance coverage; and

•	maintain all books and records related to its business in the ordinary course of business.

Mutual Covenants

Between the date of the merger agreement and the closing of the merger, each of Authentidate and Parascript has generally agreed not to, without the consent of the other party or except as expressly permitted by the terms of the merger agreement:

•	enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to its assets, its business or its liabilities;

•

sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

•

release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

•

change any of its methods of accounting in effect at December 31, 2007, or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $25,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year then ended;

•

incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, and in no event in excess of the limit on “advances” under Parascript’s loan agreement, or in the case of Authentidate, $100,000, in the aggregate;

•

enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on such party or substantially less advantageous to such party than arrangements, agreements or contracts existing on the date hereof;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of such party;

•

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its ordinary course of business, or (ii) which are legally required to be paid, discharged or satisfied;

•

knowingly take, or agree to commit to take, any action that would make any representation or warranty of such party contained herein inaccurate in any respect at, or as of any time prior to, the closing date;

•	agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating such party for an amount in excess of $100,000.

Authentidate and Parascript mutually agree to promptly notify the other in writing if it becomes aware of:

•	any fact or condition that causes or constitutes a breach of any of the other party’s representations and warranties in the merger agreement;

•

the occurrence after the date of the merger agreement of any fact or condition that would be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition; and

•	the occurrence of any breach of any covenant of the other party or of the occurrence of any event that may make the satisfaction of the conditions of such party impossible or unlikely.

Until the merger agreement is terminated pursuant to the terms of the merger agreement, each party will not, and shall cause its representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than such other party) relating to any acquisition proposal. Such party shall notify the other party of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of an acquisition proposal by the other party. Notwithstanding the foregoing, prior to the approval of the merger agreement by the members of Parascript or the stockholders of Authentidate, neither party shall be prohibited from furnishing nonpublic information regarding such party to, or entering into discussions with, any person, group or entity in response to any such inquiry or proposal that is submitted to such party by such person, group or entity (and not withdrawn) if the boards of directors (or similar governing body) of such party concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors (or similar governing body) of such party to comply with its fiduciary obligations to its members in the case of Parascript or the stockholders in the case of Authentidate under applicable law.

Each party shall use its best efforts to cause their respective conditions to be satisfied.

Parascript Covenants

Between the date of the merger agreement and the closing date of the merger, Parascript has generally agreed not to, without the consent of Authentidate or except as otherwise expressly permitted by the terms of the merger agreement:

•

make no distributions of cash in excess of $500,000, other than tax distributions to its members; provided that Parascript shall be entitled to make payments of amounts required to be withheld under the Internal Revenue Code Section 1446 with respect to members who are foreign persons, including required quarterly estimated withholding payments;

•

cooperate with Authentidate and New Authentidate and assist each of them in identifying the governmental authorizations required by each of them to operate the business from and after the closing date and either transferring existing governmental authorizations of Parascript to Authentidate or New Authentidate, where permissible, or obtaining new governmental authorizations for each of them;

•

upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Authentidate to consummate the merger and transactions contemplated by the merger agreement, all without further consideration; and

•	increase the compensation payable to or to become payable to any executive officer or any employee, consultant or independent contractor of Parascript or Parascript Management, Inc.;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in Parascript’s ordinary course of business).

Between the date of the merger agreement and the closing date of the merger, Parascript has agreed to:

•

deliver to Authentidate within 15 days after the end of each month a copy of Parascript’s unaudited consolidated financial statements for such month prepared in a manner and containing information consistent with Parascript’s current practices and certified by such Parascript’s chief financial officer, director of finance or comparable position;

•	terminate any and all stock option plans or agreements, including, without limitation, the Common Unit Option/Issuance Plan;

•	assign or shall cause to be assigned to the Exchange Agent certain promissory notes held by Parascript for the benefit of the Unitholders; and

•

provide and make available to New Authentidate and Authentidate necessary information related to the employees of the Member Representative to be transferred to Parascript, on or before the effective date, or to Authentidate on the effective date of the merger, at the option of Parascript.

Authentidate Covenants

Between the date of the merger agreement and the closing date of the merger, Authentidate has generally agreed not to, without the consent of Parascript or except as otherwise expressly permitted by the terms of the merger agreement:

•	make any material modification to any material contracts of Authentidate or governmental authorizations;

•	establish, adopt or enter into any employee benefit plan or arrangement;

•	except as may be required by applicable law, amend, or take any other actions with respect to, any of employee plans of Authentidate;

•	declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

•

issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards) except for any grant of options in the ordinary course of business, consistent with past practices;

•	amend or otherwise modify the terms of any such rights, warrants or options;

•	take any action to accelerate the exercisability of stock options;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); and

•	adopt or propose to adopt any amendments to its charter or bylaws.

Between the date of the merger agreement and the distribution of the AG Shares on January 2, 2009, Authentidate has generally agreed not to, without the consent of Parascript or except as otherwise expressly permitted by the terms of the merger agreement:

•

AG shall not, and New Authentidate will not allow or permit AG to take, without the prior written consent of Parascript, or following the closing, the Member Representative, which shall not be unreasonably withheld, conditioned or delayed, any of the actions that would be otherwise be prohibited by the merger agreement as described above if AG were to be substituted for Authentidate; provided, however, that during the period between the closing date and January 2, 2009, the Member Representative shall have the right, in its sole discretion, to provide funding for the operation of AG in the ordinary course of business consistent with past practice; and provided, further, that neither New Authentidate nor Authentidate shall have any liability of AG that may result from the absence of any funding by the Member Representative. Prior to the Effective Date, AG, New Authentidate nor Authentidate will execute a license agreement in respect of the intellectual property of each of AG and Authentidate being used as of the date of the merger agreement by the other party, provided that such license agreement shall be approved by the express written consent of Parascript which consent shall not be unreasonably withheld.

Between the date of the merger agreement and the closing date of the merger, Authentidate and New Authentidate have agreed to:

•	adopt a shareholder rights plan in order to preserve the net operating loss;

•

permit Parascript to claim, on its final partnership tax return, any deductions for compensation paid to employees of Parascript resulting from the vesting, exercise, or exchange of any options, other Parascript equity, or any other form of compensation in connection with this transaction, and that New Authentidate and Authentidate will not attempt to claim such deductions on their tax returns.

Mutual Conditions

The obligations of Authentidate and Parascript to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, on or prior to the closing date, of each of the following conditions (any or all of which may be waived by Authentidate, New Authentidate, the merger subsidiaries or Parascript to the extent permitted under applicable law):

•

no order by a governmental body of competent jurisdiction, statute, rule or regulation which has the effect of making the consummation of the transactions contemplated by the merger agreement unlawful or otherwise prohibited will have been entered, issued, promulgated, or enacted;

•	Authentidate and Parascript will have obtained any required governmental authorizations necessary to consummate the mergers;

•

no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of either party has occurred having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of such party;

•	The three directors who will serve on the Audit Committee of the Board of Directors of Authentidate will be appointed and agree to serve;

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The designated Parascript members and the designated AHC stockholders will have executed a proxy agreement prior to the filing of the definitive Proxy Statement with the SEC, providing for the election of directors as set forth in the merger agreement;

•	The SEC will have declared the Form S-4 effective and no stop order suspending such effectiveness will be in effect;

•	The Exchange Agent Agreement will have been executed.

Parascript Conditions

The obligations of Parascript to consummate the transactions contemplated by the merger agreement is subject to the satisfaction, on or prior to the closing date, of each of the following conditions (any or all of which may be waived by Parascript in whole or in part to the extent permitted by law):

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The Board of Directors of Authentidate shall have caused the nomination and election of nine directors consisting of four individuals designated by Authentidate’s Board of Directors, four individuals designated by Parascript, and the Chief Executive Officer of New Authentidate as the ninth director. Three nominees of each of Authentidate and Parascript shall meet the “independent director” definition under the NASDAQ rules and under any other legal requirement;

•	Authentidate shall have made a reasonably acceptable written offer of employment to all of the persons providing services to Parascript and the Member Representative;

•	The Parascript member approval shall have been obtained;

•	Parascript shall have received from Authentidate cash flow projections for calendar years 2008, 2009 and 2010.

Authentidate Conditions

The obligations of Authentidate to consummate the transactions contemplated by the merger agreement is subject to the satisfaction, on or prior to the closing date, of each of the following conditions (any or all of which may be waived in whole or in part by Authentidate to the extent permitted by law):

•	The AHC Stockholder Approval shall have been obtained;

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To the extent required to be paid to Silicon Valley Bank on or prior to the Closing Date, Authentidate shall have received, in a form reasonably acceptable to it, a payoff letter and release for Parascript’s liability to Silicon Valley Bank;

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Parascript shall cause or have caused such assets, liabilities and contracts as they relate to Parascript’s business and which are currently the assets or obligations of Parascript Management, Inc., Total Recognition Products, LLC, Total Recognition Systems, LLC and Governmental Postal Recognition Systems, LLC, to be transferred and assigned to Parascript and Parascript shall cause or have caused either the transfer of ownership of the entities set forth above (other than Parascript Management, Inc.) to an entity other than Parascript, or the dissolution of the entities set forth above (other than Parascript Management, Inc.).

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Authentidate shall have received from Parascript audited financial statements for the last three fiscal years, or longer if required by Regulation S-X and the General Rules and Regulations of the Securities Act, and Authentidate shall have received from Parascript cash flow projections for calendar years 2008, 2009 and 2010.

•	Authentidate shall have received an opinion of Duff & Phelps, to the effect that the Closing Consideration is fair to Authentidate from a financial point of view.

Other Agreements

Voting Agreement

As part of the execution of the merger agreement, Authentidate’s directors, officers and their respective affiliates, who beneficially owned and were entitled to vote approximately              shares of Authentidate common stock or approximately, in the aggregate,     % of the voting power of Authentidate’s shares entitled to vote at the Special Meeting as a single class, have agreed to vote for the merger. In addition, four Parascript unitholders, who collectively owned 6,727,570 preferred units of Parascript, representing approximately 66% of the outstanding units of Parascript, entered into voting agreements, agreeing to, solely in the unitholder’s capacity as a unitholder, vote all of its Parascript units in favor of adoption of the merger agreement.

Proxy Agreement

The shareholders and members who entered into the voting agreement described above also enter into a four year proxy agreement that provides that each party to the agreement shall vote for the election of directors nominated by the board of New Authentidate, and shall vote to nominate for election to the board of New Authentidate the four nominees of the Parascript representative and the four nominees of the Authentidate representatives.

Exchange Agent Agreement

Parascript Management, Inc., Parascript’s manager, will act as the exhange agent under the Exchange Agent agreement with Parascript. The exchange agent will receive the merger consideration and be assigned certain promissory notes for the benefit of the Parascript unitholders, after which it will make payments of such cash and securities as provided for and described in this joint proxy statement/prospectus.

INFORMATION ABOUT AUTHENTIDATE

Business

General

Authentidate is a worldwide provider of secure workflow management software and web-based services. Authentidate and its subsidiaries provide software applications and web-based services that address a variety of business needs for Authentidate’s customers, including increasing revenues, reducing costs, raising service levels, improving productivity, providing automated audit trails, enhancing compliance with regulatory requirements and reducing paper based processes. Authentidate’s scalable offerings are primarily targeted at enterprises and office professionals and incorporate security technologies such as rules based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax-based communication capabilities to electronically facilitate secure and trusted workflows. Authentidate currently operates its business in the United States and Germany with technology and service offerings that address emerging growth opportunities based on the regulatory and legal requirements specific to each market. In the United States the business is engaged in the development and sale of web-based services largely based on Authentidate’s Inscrybe™ platform and related capabilities. In the United States, Authentidate offers Authentidate’s patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM). In Germany the business is engaged in the development and sale of software applications that provide electronic signature and time stamping capabilities for a variety of corporate processes including electronic billing and archiving solutions. Authentidate’s web-based services and software applications are compliant with applicable digital signature rules and guidelines. Authentidate sells Authentidate’s web-based services and software applications through a direct sales effort and reseller arrangements.

General Business Developments during Fiscal Year 2007

During fiscal 2007, Authentidate took several steps to sharpen its strategic business focus and completed the realignment of its operations accordingly. In the United States, it continued to invest in developing its Inscrybe™ platform, which brings together an integrated suite of capabilities to enable the trusted exchange of content seamlessly via fax or over the web, and incorporates use of the U.S. Postal Service (USPS) Electronic Postmark® (EPM). As discussed below, utilizing this platform, the company launched Inscrybe Healthcare, a trusted content exchange service specifically targeting the needs of enterprises in the healthcare sector, and divested its Document Management Solutions and Systems Integration businesses that were strategically not relevant to its business direction. Meanwhile, the company’s operating unit in Germany continued to grow acceptance for its electronic invoicing product, and made a successful entry into the German healthcare market with its security technology offerings.

In October 2006, the company announced the launch of Inscrybe™ Healthcare, a web-based enterprise-class service that brings together an integrated suite of capabilities to enable participants in the healthcare industry to securely exchange and track a variety of documents such as certificates of medical necessity (eCMN), prior authorizations (ePA), claims attachments (eCA), plans of care (ePOC) and physician orders (eOrder) seamlessly over the web and via fax. Inscrybe Healthcare also features MDKeyBank™, a physician credentialing tool that establishes a physician’s electronic identity, enabling the signing of electronic medical forms online.

In June 2007, the company announced that it had completed the sale of its Document Management Solutions and Systems Integration businesses, including its wholly-owned subsidiary DJS Marketing Group, Inc., to Astria Solutions Group, LLC (“Astria”). Astria is a newly formed New York limited liability company organized by members of the acquired businesses’ senior management team. Under the terms of the definitive Asset Purchase Agreement, dated as of May 31, 2007 (“Asset Purchase Agreement”), the company received approximately $7,100,000 for the acquired businesses and related assets (including cash of $750,000). Astria paid the company approximately $3,250,000 in cash, issued to the company a $2,000,000 seven-year note bearing an interest rate of

8.5%, assumed approximately $1,600,000 in liabilities related to the acquired businesses, and agreed to pay the company approximately $270,000 based on the collection of deferred accounts receivable following the closing. In connection with the sale, Astria also entered into a seven-year lease for a portion of the building owned by the company in Schenectady, New York where the acquired businesses are located and received a six-month exclusive option from the company to purchase the land and building for $2,427,000.

The note is secured by the assets of the acquired businesses sold by the company to Astria. The Note is subordinated to the interests of the senior creditor and mezzanine lender to Astria as set forth in an intercreditor and subordination agreement among the company, Astria, and the senior creditor and mezzanine lender.

The Document Management Solutions and Systems Integration businesses and the related assets and liabilities have been presented as discontinued operations and assets held for sale in the consolidated financial statements for all periods presented. The results of operations for discontinued operations were not significant for these periods. Unless otherwise indicated, all information presented in this joint proxy statement/prospectus relates to our continuing operations.

In July 2007, the company announced that it had entered into a new three-year license agreement with the USPS to act as a non-exclusive authorized service provider of the USPS EPM. Pursuant to this license agreement, the USPS granted the company a non-exclusive, worldwide license to use its applicable trademarks and other intellectual property rights for the EPM service in order to enable the company to offer the EPM service directly to the market. The USPS will define and maintain the technical and operational standards for the EPM service, and serve as backup verifier for all EPM transactions. Authentidate is the first provider to be authorized in a new standards-based EPM service model created by the USPS to help ensure performance standards and facilitate the development of a multi-provider environment. The company previously operated the EPM service on behalf of the USPS since March 2003, under a strategic alliance agreement that expired on July 31, 2007.

In consideration for the licenses granted to it, Authentidate pays the USPS a quarterly license fee and a per EPM transaction fee if Authentidate’s volume of EPM transactions exceeds a contractually specified level during a particular quarter. This license agreement is effective as of August 1, 2007 and will expire in three years unless it is sooner terminated in accordance with its terms. Either party may terminate the agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable cure periods. In addition, either party may terminate this agreement for any reason, upon 120 days notice to the other party. The USPS will also have the right to terminate the license agreement upon written notice in connection with a change in control transaction affecting Authentidate.

In August 2007 the company announced the commercial launch of Inscrybe™ Office, a new web-based service for business or personal use, to securely and conveniently sign, seal and confirm receipt of important documents over the web. In addition to supporting multiple electronic signatures on the same document, the new service offers senders and recipients the benefits of secure and verifiable online document exchange, with optional features such as acknowledgment of receipt, verification of recipient identity, and audit trails. Inscrybe™ Office offers a selection of individual subscription plans, and for enterprises facilitates consolidated billing through group accounts. For a monthly subscription fee, each plan offers a user an unlimited number of document transactions utilizing electronic signatures. In addition, for a given transaction a user has the option to apply content authentication and verification features at a nominal charge. Inscrybe™ Office is available to anyone with web access, via MyInscrybe™.com, a new self-serve portal designed to provide individual users personalized access to Authentidate offerings.

On November 26, 2007, Authentidate’s Board of Directors promoted Mr. O’Connell Benjamin to the office of President to fill one of the positions formerly held by Mr. Suren Pai, who departed as Authentidate’s President and Chief Executive Officer and resigned as a member of Authentidate’s Board of Directors. In January 2008, Authentidate announced a comprehensive plan intended to accelerate revenue growth and enhance shareholder value in the second half of fiscal 2008 and beyond. The plan, set forth in a series of strategic initiatives, follows a detailed assessment of Authentidate’s business strategy and operations by senior management and the Board of Directors. Pursuant to this plan, Authentidate intends to enhance its sales and customer service capabilities by leveraging its existing resources and adding resources, focus its marketing and sales efforts on additional segments of the healthcare industry and continue to manage Authentidate’s operating costs. In January 2008, Authentidate completed the downsizing of its management team and certain product development resources and recorded severance costs in the second and third quarters of fiscal 2008.

Authentidate intends to continue its efforts to market our software applications and web-based services in the United States and European markets. Authentidate also intends to focus on identifying additional applications and markets where its technology can address customer needs.

Authentidate’s revenues consist principally of transaction fees for web-based services, software license fees, hosting fees and maintenance charges. Growth in our business is affected by a number of factors, including general economic and business conditions, and is characterized by long sales cycles. The timing of customer contracts, implementations and ramp-up to full utilization can have a significant impact on results and we believe our results over a longer period of time provide better visibility into our performance.

For the fiscal year ended June 30, 2007 two customers (Liberty Medical Group and ISKV) accounted for approximately 43% of Authentidate’s consolidated revenues.

Products and Services

Authentidate’s business in the US provides hosted services that enable customers to securely conduct the trusted exchange of electronic content. Authentidate’s Inscrybe Healthcare service is currently targeted at the medical supply and home healthcare sectors. Authentidate’s new Inscrybe Office service is targeted primarily at enterprises and office professionals in a variety of document intensive markets. Authentidate’s offerings include:

Inscrybe™ Healthcare—a secure web-based information network that enables users to efficiently and cost-effectively exchange time-sensitive information via the web or fax. Inscrybe Healthcare incorporates electronic signatures, content authentication using the USPS EPM, workflow intelligence and HIPAA compliance. It is used to track and manage all kinds of structured and unstructured data and can be interfaced with existing in-house and external systems. Inscrybe Healthcare includes the following workflow automation modules:

•	eReferral—automates the entire order placement and tracking process between the physician office and the homecare provider

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eCMN—provides an automated process for certificates of medical necessity, written orders and other documentation required by home medical equipment suppliers to support reimbursement of equipment and service claims

•	ePOC—enables online processing of plan of care forms between home health agencies, skilled care providers and physicians to facilitate timely patient care and reimbursement

•	eCA—provides an electronic submission and tracking process for claims attachments required for proper processing of healthcare claims

•	ePA—automates the processing management of prior authorizations, prior approvals and treatment authorization requests required by state Medicaid programs and certain healthcare plans

•	MDKeyBank™—provides a technically compliant physicians credentialing tool that allows for the electronic signing of electronic medical forms online

•	Discharge—defines workflows for patient discharge referrals, eligibility verification and acceptances.

Inscrybe™ Office—a web-based service, for business or personal use, to securely and conveniently sign, seal and confirm receipt of important documents over the web. The service supports multiple electronic signatures on the same document, provides optional features such as acknowledgment of receipt, verification of recipient identity, content authentication using the USPS EPM and audit trails. Inscrybe Office can be used for legally binding or compliance-dependent transactions such as business or personal contracts, agreements, closing documents, transcripts, offer letters, prescriptions, authorizations and other important documents.

USPS EPM Service—enables a user to have a digital record of a transaction created and stored by a trusted third party that can be used to verify the content, date, time and parties related to the transaction in the future. The EPM can be used to verify the authenticity of a document or file sent electronically as of a specific point in time and allows users to detect whether or not documents or files stamped with an EPM seal have been altered or modified. The USPS EPM incorporates our proprietary content authentication technology and is branded by the USPS pursuant to a non-exclusive, worldwide license agreement between the USPS and the company. Under the license agreement, the USPS will define and maintain the technical and operational standards for the EPM service, and serve as backup verifier for all EPM transactions.

In instances where the above structured services may not exactly match the business needs of our customers, we also design and provide custom solutions that leverage the technical and operational capabilities that form the basis of the above services.

Authentidate’s business in Germany provides signature-based business process software applications and solutions that feature easy integration, economic efficiency, and platform independence. Our subsidiary, Authentidate International, AG, is a Certification Service Provider, accredited by the German Regulatory Authority for Telecommunications and Post in accordance with the German Electronic Signature Act and European directives. The German Electronic Signature Act established the conditions required to give digital documents legal validity through the use of electronic signatures, granting them an equivalent status to conventional paper documents (i.e. enabling them to be used as evidence in legal disputes). As an accredited provider, our solutions generate legally valid time stamps in accordance with the German Electronic Signature Act and European guidelines. Our current products and services include the following:

eBilling Signature Server—enables centralized application of qualified signatures to a user’s electronic invoice generation process to permit development of a large volume of electronic invoices. Related modules include the Signature Check Server for high volume signature verification and the eSign Client module for generating qualified signatures at the employee workstation.

eArchive Module—enables verification of qualified signatures stored in document management and archive systems. During the verification process the integrity and authenticity of the data is checked.

Scan Signature Module—integrates qualified personal signatures in processes for mass document recording.

eTimeStamp Module—creates qualified time stamps to provide proof of time and date for electronic documents.

eMail Security Server—provides a centralized secure e-mail solution providing Public Key Infrastructure functions, such as the signing, verifying, encoding and decoding of e-mails and attachments.

Signamus Signature Service and Signature Check Webservice—provides an out-sourced qualified signature and verification service for entities and a 7 x 24 web service to verify signatures and time stamps.

As in the US, in Germany we also provide customized security software solutions to customers, primarily in the healthcare space today.

Sales and Marketing

We sell our software and web-based services primarily through a direct sales effort and reseller arrangements. Authentidate’s resellers typically receive a commission based on a percentage of the value of customer agreements we enter into due to their efforts. In cases where our contracts have a term exceeding one year, we generally defer revenue derived from these contracts and recognize it over the life of the contract.

Supply Relationships

Authentidate uses AT&T, Inc., to provide and maintain a secure hosting center at a facility in New York to host our web-based services, including the USPS EPM Service. Authentidate also uses a hosting center in Europe to maintain a secure data center for our overseas operations. Authentidate believes that there are sufficient alternative suppliers of these services. Authentidate augments its own staff of software developers by using third party consultants and our software and services incorporate products and services which Authentidate’s license from unaffiliated third parties. Authentidate believes that adequate alternative suppliers of these products and services exist on commercially reasonable terms so as to mitigate any adverse impacts caused by the termination of any of our existing relationships.

Competition

The markets in which we compete are highly competitive and rapidly changing. Although Authentidate believes there is no single company that directly competes with its content authentication services and solutions, Authentidate is aware of efforts by other companies to develop products or services to either compete directly with its services and solutions or that could be used as alternatives to its offerings. These companies offer fax products, web based processing of medical forms and signature solutions that could compete with Authentidate’s services and solutions. In addition, companies with which we do not presently directly compete may become competitors in the future through their product development in the area of secure online services and such companies may have greater financial, technological, and marketing resources than Authentidate does.

Patents and Trademarks

On May 2, 2006, we were issued our first U.S. patent, Patent No. 7,039,616, titled “Method for Proof of Transaction”. Authentidate also has seven issued foreign patents, and nine U.S. and ten foreign and one PCT patent applications pending relating to the technology and business processes underlying our services and applications. We have registered the trademarks “Authentidate” and “CareCert” in the U.S., the trademark “Authentidate” in Germany and in the European Community and a number of other trademarks as Madrid Protocol international registrations. We have also sought to register a number of additional trademarks in the U.S. and certain foreign markets, including “Inscrybe,” “MyInscrybe,” and “Inscrybe Office.” No assurance can be given that registration will be obtainable or if obtained will be effective to protect our trademarks. Authentidate believes its trade names and patents are important to its business. The source code for our software products is also protected both as a trade secret and as a copyrighted work. Some of our customers are beneficiaries of a source code escrow account arrangement which enables the customer to obtain a contingent future limited right to use our source code solely for the customer’s internal use. If its source code is accessed, the likelihood of misappropriation or other misuse of our intellectual property may increase.

Research and Development

The market for Authentidate’s software and services is characterized by rapid technological change involving the application of a number of advanced technologies, including those relating to computer hardware and software, communication technologies, mass storage devices, electronic signatures, content authentication and other related technologies. Authentidate’s ability to be competitive depends upon its ability to anticipate and effectively react to technological changes, changing market conditions for our software and services, and the requirements of our customers. Product development expenses for the fiscal years ended June 30, 2007, 2006, and 2005 were $2,594,000, $3,575,000 and $2,704,000, respectively.

Authentidate’s product development activities are focused on enhancing our applications and services and developing new application and services to address customer and market needs. Current development efforts are focused on enhancing our current applications and services and developing additional applications for the healthcare market.

Intellectual Property

Other companies operating in our market may independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how. In addition, there can be no assurance that Authentidate will be able to afford the expense of any litigation which may be necessary to enforce or defend our rights under any patent. Although Authentidate believes that the software and services Authentidate sells do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. In the event that the software or services we sell are deemed to infringe upon the patents or proprietary rights of others, Authentidate could be required to modify our software or services or obtain a license for the use and/or sale of such products. There can be no assurance that, in such an event, Authentidate would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. In addition, if Authentidate’s current or proposed software or services are deemed to infringe upon the patents or proprietary rights of others, it could, under certain circumstances, become liable for damages or subject to an injunction, which could also have a material adverse effect on its business. These matters are discussed more fully under “Legal Proceedings”. It is Authentidate’s policy to investigate allegations of third party intellectual property rights to the extent that they are brought to our attention or to the extent that Authentidate becomes independently aware of such third party intellectual property rights to ensure that our current and proposed software and services do not infringe on any such rights. Although Authentidate has not received notice of any other claims that our software or services are infringing, Authentidate can not provide any assurances that its software or services does not infringe upon any other patents, including the patents Authentidate has investigated.

Employees

At June 30, 2007, Authentidate employed 74 full-time employees throughout our operations, including our senior management. None of its employees are represented by a collective bargaining agreement and Authentidate believes that its employee relations are satisfactory. In the normal course of business, Authentidate also contracts with third parties to provide support for various projects.

Government Regulation

Compliance with federal, state, local, and foreign laws, including laws enacted for the protection of the environment has to date had no material effect upon our capital expenditures, results of operations, or competitive position. Although Authentidate does not anticipate any material adverse effects in the future based on the nature of its operations, no assurance can be given such laws, or any future laws enacted, will not have a material adverse effect on its business.

Corporate Information

Authentidate Holding Corp. was organized in August 1985 as Bitwise Designs, Inc. and reincorporated under the laws of the state of Delaware in May 1992. We changed our name to Authentidate Holding Corp. in March 2001. Our executive offices are presently located at the Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922, and its telephone number is (908) 787-1700. Authentidate, Inc. was organized as a majority-owned subsidiary during our 2000 fiscal year. In 2001, Authentidate completed an exchange offer with most of the other shareholders of this subsidiary and presently own approximately 98% of the outstanding capital stock of this company. Authentidate International AG was formed through a joint venture in March, 2000 with Authentidate’s subsidiary, Authentidate, Inc. On March 15, 2002, Authentidate acquired all of the outstanding capital stock of this company not held by our subsidiary.

Properties

Authentidate’s executive offices and certain operations are located at the Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922. Authentidate also has 26,000 square feet of office and production space in a company owned facility located at 2165 Technology Drive, Schenectady, New York 12308 which is leased to Astria Solutions Group, LLC.

Authentidate entered into the lease agreement for Authentidate’s executive offices on July 11, 2005. The lease is for a term of ten years and four months, with a commencement date of October 1, 2005 and covers approximately 19,700 total rentable square feet. The pro-rated annual rent in the first year was $324,000 increasing to $512,000 in year 2 and increasing at regular intervals until year 10 when the annual rent will be approximately $561,000. The lease also provides Authentidate with a one-time option to renew the lease for a term of five years at the then-current market rate. Authentidate also has an option to terminate the lease five years and four months after the commencement date and upon 12 months prior notice to the landlord. If Authentidate exercises this option, Authentidate would be required to pay an early termination fee of approximately $568,000. As part of the lease agreement, Authentidate posted a letter of credit securing Authentidate’s lease payments of approximately $512,000.

The offices of Authentidate’s subsidiary Authentidate International, AG are located at Rethelstraße 47, D-40237 Dusseldorf. Authentidate leases approximately 1,052 square meters at an annual rent of approximately $300,000 pursuant to a lease agreement dated December 28, 2007. The lease is for a term of five years and two months commencing on May 1, 2008 and provides us AG with options to renew the lease for two additional five year terms at the then-current market rate.

Legal Proceedings

Authentidate was named as the defendant in a claim filed by Shore Venture Group in the federal District Court for the District of New Jersey, under the caption Shore Venture Group, LLC, et al v. Authentidate Holding Corp., Authentidate, Inc. and John T. Botti. The complaint in this case was filed on March 2, 2005 and an amended complaint was filed on or about April 26, 2005. On October 12, 2005, the parties entered into an agreement to arbitrate the claims asserted against us by plaintiffs. On October 19, 2005, the Court approved and entered a Consent Order referring the case to arbitration by the American Arbitration Association and staying the lawsuit pending resolution of the arbitration. In this case, the claimants sought additional shares of the common stock of our subsidiary, Authentidate, Inc., and had withdrawn a number of other claims in the arbitration, including claims for damages in connection with an alleged copyright infringement and rights under one or more of our patent applications. An arbitration hearing in this matter concluded on September 10, 2007. On December 20, 2007, Authentidate received the decision of the arbitrators, which was rendered on December 19, 2007, awarding the claimants damages in the amount $1,079,262 plus interest in the amount of $563,676. The arbitrators further awarded the claimants per diem interest at the rate of $303 from December 12, 2007 through the date the award was rendered. Following a post-hearing briefing, the arbitrators awarded the claimants attorneys’ fees of $241,038 on January 31, 2008. The arbitration award extinguishes any interest of Shore Ventures in any shares of stock or stock options of Authentidate Holding Corp. or Authentidate, Inc. The full amount for this settlement was accrued as of December 31, 2007 and was paid in February 2008.

Between June and August 2005, six purported shareholder class actions were filed in the United States District Court for the Southern District of New York against Authentidate and certain of its current and former directors and former officers. Plaintiffs in those actions alleged that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933. The securities law claims were based on the allegations that we failed to disclose that our August 2002 agreement with the USPS contained certain performance metrics, and that the USPS could cancel the agreement if we did not meet these metrics; that we did not disclose complete and accurate information as to our performance under, and efforts to renegotiate, the USPS agreement; and that when Authentidate did disclose that the USPS might cancel the agreement, the market price of our stock declined. On October 5, 2005 the Court consolidated the class actions under the caption In re Authentidate Holding Corp. Securities Litigation., C.A. No. 05 Civ. 5323 (LTS), and appointed the Illinois State Board of Investment as lead plaintiff under the Private Securities Litigation Reform Act. The plaintiff filed an amended consolidated complaint on January 3, 2006, which asserted the same claims as the prior complaints and also alleged that Authentidate violated the federal securities laws by misrepresenting that it possessed certain patentable technology. On July 14, 2006, the Court dismissed the amended complaint in its entirety; certain claims were dismissed with prejudice and plaintiff was given leave to replead those claims which were not dismissed with prejudice. In August 2006, plaintiff filed a second amended complaint, which does not assert any claims relating to the company’s patents or under the Securities Act of 1933, but which otherwise is substantially similar to the prior complaint. The second amended complaint seeks unspecified monetary damages. The company moved to dismiss the second amended complaint on November 13, 2006. The motion is pending before the court.

In addition to the class action complaints, four purported shareholder derivative actions were filed against certain current and former directors and former officers of Authentidate in June and July 2005 in the United States District Court for the Southern District of New York. These federal court derivative actions were based on substantially the same events and factual allegations as the original class action complaints and asserted claims that Authentidate was injured by an alleged breach of fiduciary duty, waste, mismanagement, violations of Sarbanes-Oxley, and misappropriation of inside information. The derivative complaints sought, among other things, damages, equitable relief, restitution, and payment of costs and expenses incurred in the litigation (including legal fees). Plaintiffs in the derivative actions entered into a Court-approved stipulation providing for the consolidation of their actions and the selection of Maxine Philips as the lead plaintiff. Plaintiffs filed a consolidated complaint on November 14, 2005, which defendants moved to dismiss on January 13, 2006 on the ground that plaintiffs had not made a proper demand on the Board of Directors. On March 20, 2006, before the motion to dismiss was decided, plaintiffs in the federal court derivative action voluntarily dismissed their complaint without prejudice. On April 6, 2006, the court held a hearing to confirm, among other things, that plaintiffs had not received any payment or other consideration for the dismissal of their claims. At the hearing plaintiffs agreed to file a motion seeking court approval for the dismissal. Plaintiffs filed this motion on April 18, 2006 and the court entered an order dismissing the consolidated complaint on May 5, 2006. Subsequently, on May 25, 2006, the plaintiffs sent a letter to the Board of Directors demanding that it file a derivative suit on behalf of the company which asserts the same claims as the complaint which plaintiffs voluntarily dismissed only weeks earlier.

On December 13, 2005, a purported shareholder derivative action was filed in the Supreme Court of New York, Schenectady County, entitled Elkin v. Goldman et al., No. 2005-2240. Plaintiff in that action demanded that our Board of Directors file a derivative action on behalf of the company against nine of its current and former directors and former officers. The complaint asserts the same claims that are alleged in the first federal court derivative actions. The Board of Directors, following a recommendation from a committee of the Board composed of outside, non-employee directors who were advised by independent outside counsel, concluded that commencing litigation, as demanded by Elkin, is not in Authentidate’s best interest.

In addition, Authentidate is subject to other claims and litigation arising in the ordinary course of business. Authentidate management considers that any liability from any reasonably foreseeable disposition of such other claims and litigation, individually or in the aggregate, would not have a material adverse effect on Authentidate’s consolidated financial position, results of operations or cash flows.

AUTHENTIDATE EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The Board of Directors, the Management Resources and Compensation Committee and senior management share responsibility for establishing, implementing and continually monitoring our executive compensation program, with the Board making the final determination with respect to executive compensation. The goal of our executive compensation program is to provide a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and certain of our other most highly-compensated executive officers as determined in accordance with applicable SEC rules, which are collectively referred to herein as the Named Executive Officers.

Objectives of Our Executive Compensation Program

Authentidate’s executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives necessary to achieve Authentidate’s strategic objectives in the highly competitive and dynamic industry in which Authentidate competes;

•	motivate and reward executives whose knowledge, skills and performance are critical to Authentidate’s success;

•	align the interests of Authentidate’s executives and stockholders by motivating executives to increase stockholder value;

•	to increase Authentidate’s company’s long-term profitability and, accordingly, increase stockholder value;

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provide a competitive compensation package in which a significant portion of total compensation is determined by company and individual results and the creation of stockholder value; and foster a shared commitment among executives by coordinating their company and individual goals.

Authentidate’s Executive Compensation Program

Authentidate’s executive compensation consists of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Consistent with the emphasis Authentidate places on performance-based incentive compensation, cash incentive bonuses and long-term equity incentive compensation in the form of stock options constitute a significant portion of Authentidate’s total executive compensation. Authentidate’s structured its cash incentive bonuses to be primarily tied to the achievement of predetermined company and individual performance goals, which are established at the beginning of each year (or in the case of Named Executive Officers who have commenced employment during the applicable fiscal year, at the time of or shortly following their engagement by Authentidate), on an individualized basis.

Within the context of the overall objectives of Authentidate’s compensation program, Authentidate determined the specific amounts of compensation to be paid to each of Authentidate’s executives in 2007 based on a number of factors including:

•	Authentidate’s understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

•	Authentidate’s executives’ performance during the fiscal year in general and as measured against predetermined company and individual performance goals;

•	the roles and responsibilities of Authentidate’s executives;

•	the individual experience and skills of, and expected contributions from, Authentidate’s executives;

•	the amounts of compensation being paid to Authentidate’s other executives;

•	Authentidate’s executives’ historical compensation and performance at Authentidate; and

•	any contractual commitments Authentidate has made to Authentidate’s executives regarding compensation.

Each of the primary elements of Authentidate’s executive compensation is discussed in detail below, including a description of the particular element and how it fits into Authentidate’s overall executive compensation program. In the descriptions below, Authentidate highlights particular compensation objectives that Authentidate has designed Authentidate’s executive compensation program to address. However, it should be noted that Authentidate has designed the various elements of Authentidate’s compensation program to complement each other and thereby collectively serve all of Authentidate’s executive compensation objectives. Accordingly, whether or not specifically mentioned below, Authentidate believes that each element of Authentidate’s executive compensation program, to a greater or lesser extent, serves each of Authentidate’s compensation objectives.

Base Salary

Authentidate’s approach is to pay Authentidate’s executives a base salary that is competitive with those of other executive officers in Authentidate’s peer group of competitive companies. Authentidate believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Authentidate also believes that attractive base salaries can motivate and reward executives for their overall performance. The base salary of each Named Executive Officer is reviewed annually, and may be adjusted in accordance with the terms of such executive officer’s employment agreement, where applicable, and certain performance criteria, including, without limitation: (i) individual performance and experience; (ii) Authentidate’s performance as a company; (iii) the functions performed by the executive officer; (iv) past salary; and (v) changes in the compensation peer group in which Authentidate competes for executive talent. Discretion is used to determine the weight given to each of the factors listed above and such weight may vary from individual to individual and the Management Resources and Compensation Committee may decline to assign relative weight or ranking to these factors, in its discretion. Evaluations of base salary are made regardless of whether a Named Executive Officer has entered into an employment agreement with Authentidate, and annual adjustments, if any, to the base salary of Authentidate’s Named Executive Officers are analyzed within the context of the terms and conditions of such employment agreements. Although evaluations of and recommendations as to base salary are made by the Management Resources and Compensation Committee and senior management, the ultimate determination is made by the Board of Directors. Salary levels for each of Authentidate’s Named Executive Officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

To the extent that Authentidate has entered into employment agreements with Authentidate’s Named Executive Officers, the base salaries of such individuals reflect the initial base salaries that Authentidate negotiated with them at the time of their initial employment or promotion and Authentidate’s subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of Authentidate’s company, Authentidate’s executives’ performance and increased experience, any changes in Authentidate’s executives’ roles and responsibilities and other factors. The initial base salaries that Authentidate negotiated with Authentidate’s executives were based on Authentidate’s understanding of base salaries for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of Authentidate’s existing executives and other factors. Authentidate has entered into employment agreements with each of Messrs. Benjamin, Marshall and Wendenburg, the terms of which are summarized below.

During the fiscal year ended June 30, 2007, the base salary of Mr. Pai averaged $362,500, reflecting a mid-year increase of $25,000. In January 2007, Authentidate entered into a new employment agreement with Mr. Pai pursuant to which his base salary for the remainder of fiscal 2007 was set at $375,000. During fiscal

2007, the base salary of Mr. Marshall was $260,000, reflecting no change from the rate Authentidate compensated him during fiscal 2006. Mr. Marshall’s employment with Authentidate commenced in February 2006. During fiscal 2007, the base salary of Mr. Wendenburg was 210,000 Euros, reflecting a change of 10,000 Euros that was effective in April 2006 prior to the end of fiscal 2006.

Cash Incentive Bonuses

Consistent with Authentidate’s emphasis on performance incentive compensation programs, Authentidate’s executives are eligible to receive cash incentive bonuses primarily based upon their performance as measured against predetermined company and individual goals covering operations, business development and commercialization, and corporate and financial achievements. These goals are recommended by senior management to the Management Resources and Compensation Committee, and then by the Management Resources and Compensation Committee to the Board of Directors, at the beginning of each year. The goals are ultimately set by the Board of Directors. If a Named Executive Officer joined Authentidate’s company during a particular year, these performance goals are established at the time of or shortly following their employment. The primary objective of Authentidate’s cash incentive bonuses is to motivate and reward Authentidate’s Named Executive Officers for meeting Authentidate’s short-term objectives using a performance-based compensation program with objectively determinable goals that are specifically tailored for each executive. In addition, Authentidate may reserve a portion of each executive’s annual cash incentive bonus to be paid at Authentidate’s discretion based on the executive’s overall performance. Authentidate maintains this discretionary portion of the annual cash incentive bonuses in order to motivate Authentidate’s executives’ overall performance and their performance relating to matters that are not addressed in the predetermined performance goals that Authentidate set. Authentidate believes that every important aspect of executive performance is not capable of being specifically quantified in a predetermined objective goal. For example, events outside of Authentidate’s control may occur after Authentidate has established the executives’ performance goals for the year that require Authentidate’s executives to focus their attention on different or other strategic objectives.

Authentidate establishes the target amount of Authentidate’s cash incentive bonuses at a level that represents a meaningful portion of Authentidate’s executives’ currently paid out cash compensation, and set additional thresholds and maximum performance levels above and below these target levels. In establishing these levels, in addition to considering the incentives that Authentidate wants to provide to Authentidate’s executives, Authentidate also considers the bonus levels for comparable positions at similarly situated companies, Authentidate’s historical practices and any contractual commitments that Authentidate has relating to executive bonuses.

Overall, the targets for the performance measures were set at levels that Authentidate believed to be achievable with strong performance by Authentidate’s executives. Although Authentidate cannot always predict the different events that will impact Authentidate’s business during an upcoming year, Authentidate set Authentidate’s performance goals for the target amount of annual incentive cash bonuses at levels that Authentidate believes will be achieved by Authentidate’s executives a majority of the time. Authentidate’s maximum and threshold levels for these performance goals are determined in relation to Authentidate’s target levels, are intended to provide for correspondingly greater or lesser incentives in the event that performance is within a specified range above or below the target level, and are correspondingly easier or harder to achieve. Authentidate set the performance goals for the maximum amount at a level that Authentidate believes will be achieved in some years, but will not be achieved a majority of the time. At the end of each year, the Management Resources and Compensation Committee evaluates the performance of each executive officer and provides to the Board its recommendation for the amount of the cash incentive bonus to be paid to each such executive for that year, with the Board making the final determination as to the amount of the cash incentive bonus.

Based upon the employment agreements that they have entered into with Authentidate, Messrs. Pai, Marshall and Wendenburg are each entitled to a bonus of up to 50% of their base salary, contingent on the achievement of certain financial metrics. The employment agreements entered into with Messrs. Pai and

Marshall further provided that their bonus was guaranteed during the first fiscal year, or portion thereof, of their employment. During the 2007 fiscal year, Messrs. Pai, Marshall and Wendenburg received a bonus of $70,000, $48,438 and $53,050, respectively, which amounts were either earned under their employment agreements or for their performance for fiscal 2006. For Authentidate’s 2006 and 2005 fiscal years Authentidate paid Mr. Pai a bonus amount of $175,000 in November 2005 pursuant to his original employment agreement with Authentidate in which he was entitled to a guaranteed bonus of $175,000 for his full year of service as Authentidate’s Chief Executive Officer and President. As Mr. Pai commenced employment with Authentidate in November 2004, this bonus amount is allocable over Authentidate’s 2005 and 2006 fiscal years. Because Mr. Marshall joined Authentidate in the middle of the 2006 fiscal year, his bonus for 2006 was prorated to reflect the portion of the year he worked for Authentidate. Mr. Wendenburg received a bonus of $153,508 in fiscal 2006 for performance in fiscal 2005. As noted above, the amount of the bonus paid to each Named Executive Officer also reflects the extent to which such executive achieved the milestones established at the beginning of the year, plus the amount of the discretionary bonus that is based on Authentidate’s assessment of their overall performance during the year.

Long-Term Equity Incentive Compensation

We believe that long-term company performance is best achieved through an ownership culture that encourages long-term performance by Authentidate’s executive officers through the use of stock-based awards. Authentidate grants stock options in order to provide certain executive officers with a competitive total compensation package and to reward them for their contribution to Authentidate’s long-term growth in value and the long-term price performance of Authentidate’s common stock. Grants of stock options are designed to align the executive officer’s interest with that of Authentidate’s stockholders. To assist Authentidate in retaining executives and encouraging them to seek long-term appreciation in the value of Authentidate’s stock, the benefits of the awards generally are not immediately realizable by the grantee as the awards vest over a specified period, usually three years, and therefore an employee must remain with Authentidate for a specified period to enjoy the full potential economic benefit of an award. Authentidate may consider as one of a number of factors the level of an executive officer’s realizable compensation from awards granted in prior years when making decisions with respect to awards to be granted to that executive officer for the most recently ended fiscal year.

Based on the stage of Authentidate’s company’s development and the incentives Authentidate is trying to provide to Authentidate’s executives, Authentidate has currently chosen to use stock options, which derive value exclusively from increases in stockholder value, as opposed to restricted stock or other forms of equity awards. Authentidate’s decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on Authentidate’s understanding of market practices of similarly situated companies and Authentidate’s negotiations with Authentidate’s executives in connection with their initial employment or promotion by Authentidate.

Stock option awards provide Authentidate’s executive officers with the right to purchase shares of Authentidate’s common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with Authentidate’s company. Prior to January 2007, Authentidate’s stock option awards were granted with a five year exercise period. However, effective as of January 17, 2007, the Management Resources and Compensation Committee of the Board of Directors agreed to amend the existing option awards previously granted to all of Authentidate’s current employees, including Authentidate’s Chief Executive Officer, to provide for an exercise term of ten years from the original date of grant.

Stock options are earned on the basis of continued service to Authentidate and generally vest over three years, beginning with one-third vesting one year after the date of grant with the balance then vesting in equal monthly installments over the following two year period. Such vesting is intended as an incentive to such executive officers to remain with Authentidate and to provide a long-term incentive. However, Authentidate has granted options with alternative vesting arrangements to Authentidate’s Chief Executive Officer. In connection with the employment agreement Authentidate had entered into with Mr. Pai in January 2007, Authentidate granted him options which vest in monthly installments over a period of two years.

Options are generally exercisable for a limited period of time after termination of employment (other than termination for cause) if vested, subject to certain rights that were negotiated in connection with the employment agreements Authentidate entered into with Authentidate’s Named Executive Officers. Authentidate does not require that any portion of the shares acquired be held until retirement, Authentidate does not have a policy prohibiting a director or executive officer from hedging the economic risks of his or her stock ownership and Authentidate does not have any minimum stock ownership requirements for executive officers and directors. However, each of Authentidate’s executive officers has a significant number of exercisable options. Stock option awards are made pursuant to Authentidate’s 2000 Employees Stock Option Plan (the “2000 Plan”). See “Payments Upon Termination or Change-in-Control” for a discussion of the change-in-control provisions related to stock options. The exercise price of each stock option granted under the 2000 Plan is based on the fair market value of Authentidate’s common stock on the grant date and the Management Resources and Compensation Committee has set the exercise price of the options granted to Authentidate’s Named Executive Officers other than Authentidate’s Chief Executive Office at a price greater than the fair market value in order to reinforce the incentive nature of the award.
In addition to periodically granting performance-based stock options, Authentidate also granted options to certain of Authentidate’s Named Executive Officers at the time of their hiring as an incentive to accept employment with Authentidate. For instance, as part of the employment agreements Authentidate entered into with Messrs. Pai and Marshall when they joined Authentidate’s company, Authentidate granted Mr. Pai options to purchase 400,000 shares of common stock and Mr. Marshall options to purchase 300,000 shares of common stock. The options initially granted to Mr. Pai are exercisable at $6.58 per share and 100,000 shares vested on the grant date and the balance vested in equal monthly installments at the rate of 12,500 per month. The options granted to Mr. Marshall are exercisable at $4.50 per share and 100,000 shares vested on the first anniversary of the grant date and the balance vest in equal monthly installments over the subsequent 24 months.

Awards granted under the 2000 Plan are based on a number of factors, including: (i) the grantee’s position with Authentidate; (ii) his or her performance and responsibilities; (iii) the extent to which he or she already holds an equity stake with Authentidate; (iv) equity participation levels of comparable executives at other companies in the compensation peer group; (v) general corporate performance; (vi) the Chief Executive Officer’s recommendations; (vii) the current stock price; and (viii) individual contribution to the success of Authentidate’s financial performance. However, the 2000 Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the evaluation by the Management Resources and Compensation Committee, in consultation with senior management and the Board of Directors, of the past as well as the anticipated future performance and responsibilities of the individual in question. Awards to executive officers are first reviewed and approved by the Management Resources and Compensation Committee, which then makes a recommendation for final approval by Authentidate’s Board of Directors. Option grants to executives other than the Chief Executive Officer are approved by the Management Resources and Compensation Committee based upon recommendations made by the Chief Executive Officer based upon the individual executive’s performance and market data relating to option grants to individuals occupying similar positions at comparably situated companies.

With respect to the compensation determination for the fiscal year ended June 30, 2007, the Management Resources and Compensation Committee, in entering into a new employment agreement with Mr. Pai, determined that option grants were appropriate elements of the compensation package to be paid to him. Based on the foregoing, during the fiscal year ended June 30, 2007, the Management Resources and Compensation Committee agreed to grant stock options to Authentidate’s executive officers as follows: Mr. Pai was granted 400,000 options, exercisable at $1.50 per share and vesting monthly over a period of two years and in August 2007, Messrs. Marshall and Wendenburg each were granted an option to purchase 50,000 shares of common stock, exercisable at $1.36 per share.

Other Compensation. Authentidate maintains broad-based benefits that are provided to all employees, including health insurance, life and disability insurance and a 401(k) plan. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. Generally, Authentidate does not provide any special reimbursement for perquisites, such as country clubs, corporate aircraft, living or security expenses, for Authentidate’s employees or for any executive officers. However, in the employment agreements entered into with Authentidate’s Named Executive Officers, Authentidate agreed to pay the following amounts as additional compensation: Authentidate’s employment agreement with Mr. Pai requires Authentidate to provide him with a monthly expense allowance of $2,500 to cover automobile and other living expenses; Authentidate’s employment agreement with Mr. Marshall provided that in connection with his relocation, he received an expense allowance of $75,000 for reimbursement of relocation and living expenses and any unused balance of this allowance was payable as a cash award by January 31, 2007; and Authentidate’s employment agreement with Mr. Wendenburg, provides that Authentidate provide him a monthly payment of 1,500 Euros to cover automobile and related expenses.

Pension Benefits. Authentidate does not offer qualified or non-qualified defined benefit plans to Authentidate’s executive officers or employees. In the future, Authentidate may elect to adopt qualified or non-qualified defined benefit plans if Authentidate determines that doing so is in Authentidate’s best interests.

Nonqualified Deferred Compensation. None of Authentidate’s Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by Authentidate. To date, Authentidate has not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. In the future, Authentidate may elect to provide Authentidate’s executive officers or other employees with non-qualified defined contribution or deferred compensation benefits if Authentidate determine that doing so is in Authentidate’s best interests.

Severance and Change of Control Arrangements. As discussed more fully in the section below entitled “Payments Upon Termination or Change in Control”, certain of Authentidate’s executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that Authentidate’s executive officers may bear in working for a company competing in a highly competitive and dynamic industry, such as Authentidate’s.

Policies Regarding Tax Deductibility of Compensation. Within Authentidate’s performance-based compensation program, Authentidate aims to compensate the Named Executive Officers in a manner that is tax-effective for Authentidate. Section 162(m) of the Internal Revenue Code restricts the ability of publicly-held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based. Authentidate considers these requirements in Authentidate’s compensation determinations. The non-performance-based compensation paid in cash to Authentidate’s executive officers in the 2007 fiscal year did not exceed the $1.0 million limit per officer, and Authentidate does not anticipate that the non-performance-based compensation to be paid in cash to Authentidate’s executive officers in 2007 will exceed that limit.

Summary of Executive Compensation

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to Authentidate’s Chief Executive Officer, Authentidate’s Chief Financial Officer, and certain of Authentidate’s other executive officers (the “Named Executive Officers”), during the fiscal year ended June 30, 2007. On November 26, 2007, Authentidate’s board of directors announced the promotion of Mr. O’Connell Benjamin to the office of President, effective immediately, and the contemporaneous departure of Mr. Suren Pai, who no longer serves as Authentidate’s President and Chief Executive Officer, or as a member of the board of directors.

Summary of Executive Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Surendra B. Pai, Chief Executive Officer and President	2007	$362,500	$70,000	$—	$115,500	$—	$—	$30,000	$578,000

William A. Marshall, Chief Financial Officer and Treasurer	2007	$260,000	$48,438	$—	$44,500	$—	$—	$62,412	$415,530

Jan C. Wendenburg, Chief Executive Officer, Authentidate International, A.G. (3)	2007	$278,515	$53,050	$—	$41,100	$—	$—	$23,127	$395,792

(1)	Messrs. Pai, Marshall and Wendenburg are entitled to receive a performance-based bonus of up to 50% of their base salary if certain performance targets are met, pursuant to their respective employment agreements with Authentidate. The amounts included in the table above represent amounts earned for fiscal 2006 that were paid in fiscal 2007.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 computed in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2007. A discussion of the methods used to calculate these values may be found in note 2 the Consolidated Financial Statements.
(3)	Annual salary, bonus and other compensation amounts are paid in Euros. Amounts reported and based on Euro converted to US dollars at an average exchange rate of 0.7617 dollars over the fiscal year ended June 30, 2007.
(4)	Other compensation includes the following: For Mr. Pai automobile/living expenses, for Mr. Wendenburg automobile and related expenses and for Mr. Marshall temporary living expenses.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended June 30, 2007 to the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)
Surendra B. Pai (1)	1/5/07	$—	$—	$—	$—	$—	$—	—	400,000	$1.50	$288,000
William A. Marshall (2)	8/8/07	$—	$—	$—	$—	$—	$—	—	50,000	$1.36	$39,500
Jan C. Wendenburg (2)	8/8/07	$—	$—	$—	$—	$—	$—	—	50,000	$1.36	$39,500

(1)	Options vest monthly over two years.
(2)	Options were granted on August 8, 2007 for fiscal 2007 and vest one third on the one-year anniversary of the date of grant and monthly over the following two years, as long as the grantee continues to be an employee of the company.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Authentidate’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation table and the Grants of Plan Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of Authentidate’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

The following are summaries of the employment agreements with Authentidate’s Named Executive Officers. The agreements provide the general framework and some of the specific terms for the compensation of the Named Executive Officers. See “Payments Upon Termination or Change-in-Control” below for a discussion of payments due to Authentidate’s Named Executive Officers upon the termination of his employment or a change-in-control of Authentidate.

O’Connell Benjamin

Effective as of November 26, 2007, O’Connell Benjamin became Authentidate’s President. In connection with his promotion, Mr. Benjamin’s base salary was increased to $290,000 effective January 1, 2008 and he will be entitled to a discretionary performance-based bonus for the 2008 fiscal year in the discretion of Authentidate’s Management Resources and Compensation Committee. Mr. Benjamin was also granted options to purchase 100,000 shares of Authentidate’s common stock at an exercise price of $1.25. These options vest over a three year period commencing on the first anniversary of the date of grant and expire ten years from the grant date. Authentidate’s Management Resources and Compensation Committee has approved an employment agreement with Mr. Benjamin with the following principal terms:

•	Annual base salary of $290,000.

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Annual bonus potential targeted at 50% of base salary, in the discretion of the Board, or if the Board so designates, the Management Resources and Compensation Committee of the Board based on the annual performance of the Company.

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In the event of the termination of Mr. Benjamin’s employment by Authentidate without “cause”, or by Mr. Benjamin for “good reason”, as such terms are defined in Mr. Benjamin’s employment agreement or, if upon the expiration of the agreement his employment is not renewed, he would be entitled to: (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to twelve months of his base salary in effect as of the termination date; and (c) continued participation in Authentidate’s benefit plans (or comparable plans) until the end of the month of the one-year anniversary of the termination of his employment.

•

In the event of a change of control, Mr. Benjamin would have the right to terminate his employment with Authentidate for any reason within a limited period of time following the change of control and such termination would be deemed for good reason. In such an event, Authentidate would be required to pay him the amounts described in the immediately preceding paragraph. Further, in the event of such a termination, the 100,000 options granted to Mr. Benjamin described above would be deemed vested and exercisable for an extended period following the termination date.

•	If Mr. Benjamin’s employment is terminated by Authentidate for “cause” he will not be entitled to any further compensation or benefits other than his accrued and unpaid compensation.

•	The employment agreement expires on December 31, 2008.

•

The employment agreement contains confidentiality obligations that survive termination and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Benjamin’s employment.

Surendra B. Pai

On January 15, 2007, Authentidate had entered into a new one year employment agreement with Mr. Surendra Pai, Authentidate’s President and Chief Executive Officer, which was effective as of January 1, 2007. Effective November 26, 2007, Mr. Pai ceased serving as Authentidate’s President and Chief Executive Officer. Below is a summary of the employment agreement that governed Mr. Pai’s employment during Authentidate’s 2007 fiscal year.

•	Annual base salary of $375,000.

•	Annual bonus potential targeted at 50% of base salary, in the discretion of the Board, or if the Board so designates, the Management Resources and Compensation Committee of the Board.

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Grant of options to purchase 400,000 shares of the company’s common stock, which options expire ten years from the date of grant and which are exercisable at an exercise price of $1.50, which was equal to the closing price of its common stock on the date of grant. The options vest monthly over a period of two years, as long as Mr. Pai continues to be an employee of the company, as follows: 16,682 shall vest on January 31, 2007 and the remainder shall vest at the rate of 16,666 on the last day of each month for the next 23 months (the “Options”).

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With respect to the Options granted to Mr. Pai under the agreement, in the event Mr. Pai’s employment is terminated by the company without “cause” or by Mr. Pai for “good reason,” or in the event the company fails to timely notify him of its intention to continue his employment (or fails to timely enter into an new agreement with Mr. Pai after providing such notice) then the Options granted under the employment agreement which have vested as of the date of termination, plus 200,000 options, will be deemed vested and exercisable for two years from the date of termination. In the event Mr. Pai’s employment is terminated by the company for “cause,” then all Options granted and not exercised as of the termination date shall terminate immediately and be null and void. In the event that Mr. Pai terminates his employment with Authentidate other than for “good reason,” then the Options, to the extent vested as of the termination date, shall remain exercisable for a period of three months following the termination date, but in no event after the expiration of the exercise period. In connection with the cessation of his employment relationship with Authentidate, a total of 383,342 options became immediately exercisable and shall remain exercisable for a period of two years following the end of his employment.

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The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Pai’s employment.

William A. Marshall

Mr. Marshall, Authentidate’s Chief Financial Officer and Treasurer entered into an at-will employment agreement with Authentidate effective as of February 15, 2006. The following is a summary of Mr. Marshall’s employment agreement:

•	Annual base salary of $260,000.

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Annual bonus targeted at 50% of base salary, in the discretion of the Board, or if the Board so designates, the Management Resources and Compensation Committee of the Board, based on the annual performance of the company, except that the bonus for the fiscal year ending June 30, 2006 shall be guaranteed, pro rata, from the date his employment commenced. Mr. Marshall was also provided with an allowance of $75,000 for reimbursement of temporary living and relocation expenses and will be covered by health and similar benefits made available to the Registrant’s senior management.

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Grant of options to purchase 300,000 shares of Authentidate’s common stock at an exercise price of $4.50, which options vest as follows: 100,000 shares vest on the one-year anniversary of the date of grant and the balance of 200,000 options shall vest monthly, as long as Mr. Marshall continues to be an employee of the company, in equal amounts over the subsequent 24 months.

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With respect to the options granted to Mr. Marshall, in the event his employment is terminated by the company without “cause” or by him for “good reason,” then all options granted to him shall become immediately fully vested and the exercise period in which he may exercise such options shall be extended to the duration of the original term of the option. In the event Mr. Marshall’s employment is terminated by Authentidate for “cause,” then all options granted and not exercised as of the termination date shall terminate immediately and be null and void. In the event that Mr. Marshall terminates his employment other than for “good reason,” then the options, to the extent vested as of the termination date, shall remain exercisable in accordance with their terms for a period of three months following the termination date, but in no event after the expiration of the exercise period.

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The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Marshall’s employment.

Jan C. Wendenburg

On June 29, 2007, Authentidate Holding Corp. and its wholly-owned subsidiary Authentidate International, AG, entered into a new one year service agreement with Mr. Jan C. Wendenburg, the Chief Executive Officer of Authentidate International, AG. The service agreement is effective as of July 1, 2007. The following is a summary of Mr. Wendenburg’s new agreement:

•	Annual base salary of €210,000.

•

Commencing with the fiscal year beginning July 1, 2007 and for each fiscal year during the term of the service agreement, the Supervisory Board of Authentidate International, AG shall establish an Executive Bonus Plan for the CEO, which will provide for the payment of a bonus of up to a maximum of 50% of the base salary. The bonus shall be contingent on the achievement of certain financial metrics to be established by the Supervisory Board. In the event the financial metrics are not achieved, the amount of the bonus, if any, shall be determined by the Supervisory Board in its sole discretion.

•	Mr. Wendenburg shall be eligible to receive equity based compensation in the sole discretion of the Management Resources and Compensation Committee of the Board of Directors of the Registrant.

•

For the duration of a one year post-contractual restriction of competition, Mr. Wendenburg shall be entitled to compensation amounting to 50% of his base salary in effect at the time of termination; provided, however, such non-competition compensation shall be credited towards the severance payment payable to Mr. Wendenburg following termination of his employment.

•	Authentidate Holding Corp. agreed to guarantee Authentidate International’s obligations with respect to the payment of Mr. Wendenburg’s base salary, severance payment and disability payment.

•

The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Wendenburg’s employment. In accordance with the requirements of German law, in the event of the “extraordinary termination” of the service relationship for “important reasons”, the party terminating the relationship shall have the right to terminate the post-contractual non-competition covenant, in which event Authentidate will have no further obligation to pay the non-competition compensation.

Stock Option Plans

Employee Stock Option Plan

In March 2001, Authentidate’s shareholders approved the 2000 Employees Stock Option Plan (the “2000 Plan”) which provides for the grant of options to purchase up to 5,000,000 shares of Authentidate’s common stock. In July 2001, Authentidate filed a registration statement with the SEC to register the shares issuable upon exercise of the options granted or which may be granted under the 2000 Plan. In March 2004, Authentidate’s shareholders approved an amendment to the 2000 Plan to increase the number of options which Authentidate can grant pursuant to the 2000 Plan to 10,000,000 shares.

Under the terms of the 2000 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment (“ISOs”) under Section 422 of the Code, or options which do not so qualify (“Non-ISOs”). As of June 30, 2007, there were outstanding an aggregate of approximately 4,330,000 options under the 2000 Plan, with exercise prices ranging from $1.50 to $16.00.

The 2000 Plan is administered by the Management Resources and Compensation Committee designated by Authentidate’s Board of Directors. This committee has the discretion to determine:

•	the eligible employees to whom, and the times and the price at which, options will be granted;

•	whether such options shall be ISOs or Non-ISOs;

•	the periods during which each option will be exercisable; and

•	the number of shares subject to each option.

The Board or Committee shall have full authority to interpret the 2000 Plan and to establish and amend rules and regulations relating thereto.

Under the 2000 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder (as defined in the 2000 Plan) such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISOs options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which become exercisable in any calendar year shall not exceed $100,000. The “fair market value” will be the closing NASDAQ price, or if Authentidate’s common stock is not quoted by NASDAQ, as reported by the National Quotation Bureau, Inc., or a market maker of Authentidate’s common stock, or if the common stock is not quoted by any of the above, by the Board of Directors acting in good faith.

Non-Executive Director Stock Option Plans

In January, 2002, Authentidate’s shareholders approved the 2001 Non-Executive Director Stock Option Plan. Options are granted under the 2001 Director Plan until December, 2011 to (i) non-executive directors as defined and (ii) members of any advisory board Authentidate may establish who are not full-time employees of

Authentidate or any of Authentidate’s subsidiaries. Under the 2001 Director Plan, each non-executive director will automatically be granted an option to purchase 20,000 shares upon joining the Board and an option to purchase 10,000 shares each September 1st thereafter, pro rata, based on the time the director has served during the prior year. The term non-executive director refers to those of Authentidate’s directors who are not otherwise a full-time employee of AHC or any subsidiary. In addition, each eligible member of an advisory board will receive, upon joining the advisory board, and on each anniversary of the effective date of his appointment, an option to purchase 5,000 shares of Authentidate’s common stock.

In February 2004, Authentidate’s shareholders approved two amendments to the 2001 Director Plan. First, shareholders approved an amendment to the 2001 Director Plan to increase the size of the option awards to eligible directors upon being initially elected or appointed to the Board to 40,000 options. Second, Authentidate’s shareholders approved an amendment to the 2001 Director Plan to provide that non-executive directors, upon joining the Board and for a period of one year thereafter, will be entitled to purchase restricted stock from Authentidate at a price equal to 80% of the closing price on the date of purchase up to an aggregate purchase price of $100,000.

On January 17, 2007, at Authentidate’s Annual Meeting of Shareholders Authentidate’s shareholders approved the adoption of the following material amendments to Authentidate’s 2001 Director Plan:

•	Modifies the terms of the option awards previously and to be granted to non-executive directors to provide that all awards expire ten years from the date of grant.

•

Modifies the terms of the option awards previously and to be granted to non-executive directors to provide that in the event of a non-executive director’s termination of service as a director, other than for cause or in the case of death or disability, the options held by such director shall terminate two years from the date of termination of service, but in no event later than the stated expiration date of an option award.

•

Provide that non-executive directors shall have the option to elect to receive up to 50% of their cash director compensation, including amounts payable for committee service, service as a committee chair and per meeting fees, in restricted shares of the company’s common stock. The number of shares of restricted stock that would be issued to a director would be computed by dividing the cash amount to be converted into shares of restricted stock by the fair market value of the company’s common stock as of the date the fees are earned. The closing price of the company’s common stock on the last trading day of each fiscal quarter will be used to determine the fair market value of the common stock which may be issued in lieu of the fees paid for service as a director during such period.

There is no aggregate cap on the number of options which may be granted under the 2001 Director Plan. This provides Authentidate with greater flexibility in expanding the Board of Directors without having to obtain stockholder approval for additional shares under the 2001 Director Plan. Since the amount, timing and terms of options granted under the 2001 Director Plan are non-discretionary, the imposition of a cap on the number of options which may be granted under the 2001 Director Plan would only serve to increase the burden of administering the 2001 Director Plan.

As of June 30, 2007, there were 340,000 options outstanding under the 2001 Director Plan. The options outstanding have exercise prices ranging from $2.03 to $10.58. On September 1, 2007, Authentidate granted an aggregate of 70,000 options to Authentidate’s non-employee directors pursuant to the 2001 Director Plan. These options have an exercise price of $1.32.

The exercise price for options granted under the 2001 Director Plan is 100% of the fair market value of the common stock on the date of grant. The “fair market value” is the closing price of Authentidate’s common stock as reported by NASDAQ, or if Authentidate’s common stock is not quoted by NASDAQ, the closing bid price as reported by the National Quotation Bureau, Inc., or a market maker of Authentidate’s common stock, or if the common stock is not quoted by any of the above by the Board of Directors acting in good faith. The exercise price of options granted under the 2001 Director Plan must be paid at the time of exercise in cash. The term of each option commences on the date it is granted and unless terminated sooner as provided in the 2001 Director Plan, expires ten years from the date of grant. The 2001 Director Plan must be administered by either Authentidate’s full Board of Directors or a committee of the Board consisting of not less than two officers who are not entitled to participate in the Director Plan. The administrator has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the administrator will make all determinations of the interpretation of the 2001 Director Plan. Options granted under the 2001 Director Plan are not qualified for incentive stock option treatment.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at June 30, 2007 with respect to the Named Executive Officers.

Outstanding Equity Awards At Fiscal Year-end

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Surendra B. Pai	400,000	—		6.58	11/15/14	—	—	—	—
	100,000	300,000	(3)	1.50	1/5/17	—	—	—	—

William A. Marshall	141,667	158,333	(4)	4.50	2/15/16	—	—	—	—
	—	50,000	(4)	1.36	8/8/17	—	—	—	—

Jan C. Wendenburg	150,000	—		4.54	3/15/12	—	—	—	—
	15,278	9,722	(4)	4.50	8/23/15	—	—	—	—
	—	50,000	(4)	1.36	8/8/17	—	—	—	—

(1)	Each stock option grant reported in the table above was granted under, and is subject to, Authentidate’s 2000 Plan. The option expiration date shown above is the normal expiration date, and the last date that the options may be exercised. For each Named Executive Officer, the unexercisable options shown above are also unvested. Unvested shares are generally forfeited if the Named Executive Officer’s employment terminates, except to the extent otherwise provided in an employment agreement. For information regarding the effect on vesting of options on the death, disability or termination of employment of a Named Executive Officer or a change in control of Authentidate’s company, see “Payments Upon Termination or Change in Control” below. If a Named Executive Officer’s employment is terminated by Authentidate for cause, options (including the vested portion) are generally forfeited. The exercisable options shown above, and any unexercisable options shown above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates, except as otherwise specifically provided in the Named Executive Officer’s employment agreement. For a description of the material terms of the Named Executive Officer’s employment agreements, see “Employment Agreements With Named Executive Officers” above.
(2)	Effective January 17, 2007, Authentidate amended all of the outstanding options held by Authentidate’s employees solely to modify the expiration date to be ten years from the original grant date.
(3)	Options vest in twenty-four monthly installments commencing January 31, 2007.
(4)	Vesting schedule is one third of the grant on the first anniversary of the date of the grant and monthly thereafter over the remaining twenty four months.

Options Exercised and Stock Vested

None of Authentidate’s Named Executive Officers exercised any stock options during the 2007 fiscal year.

Pension Benefits

None of Authentidate’s Named Executive Officers or former executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of Authentidate’s Named Executive Officers or former executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Payments Upon Termination or Change-in-Control

The discussion and tables below reflect the estimated benefits that would be paid or accrue to each of the Named Executive Officers in the event of the following hypothetical scenarios:

•	termination without cause, or constructive (“good reason”) termination (including upon the occurrence of a change in control of a company;

•	termination for cause;

•	upon an executive’s disability; or

•	in the event of the executive’s death.

Surendra B. Pai

As previously reported, Mr. Suren Pai, ceased serving as Authentidate’s President and Chief Executive Officer as of November 26, 2007. Pursuant to his employment agreement, in connection with the cessation of his employment with Authentidate, Mr. Pai is entitled to: (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to the sum of (i) 12 months of the greater of (A) his base salary in effect on the termination date and (B) the highest base salary in effect at any time during the ninety (90) day period to the date of termination; and (ii) an additional severance payment of $187,500; and (c) continued participation in Authentidate’s benefit plans through the end of the month of the one-year anniversary of the termination of his employment. In addition, pursuant to his employment agreement, the options Authentidate granted Mr. Pai under such employment agreement which vested as of the date of termination, plus 200,000 options, are deemed vested and exercisable for two years from the date of termination. A summary of Authentidate’s employment agreement with him follows.

The provisions of Authentidate’s terminated employment agreement with Mr. Pai regarding payments he would have been entitled to in the event of a termination of his employment relationship with Authentidate in the event of death or disability or for “cause”, or in the event of a change in control of Authentidate’s company, were disclosed in Authentidate’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 under the caption “Executive Compensation—Employment Agreements with Named Executive Officers”.

Employee Covenants. In his employment agreement, Mr. Pai agreed to keep confidential and not disclose any confidential or proprietary information owned by, or received by or on behalf of, Authentidate or any of Authentidate’s affiliates, during the term of the agreement or at any time thereafter. He also agreed to return such confidential and proprietary information to Authentidate immediately in the event of any termination of employment. Mr. Pai also agreed, during the term of the agreement and for a period of one year thereafter, to not in any manner enter into or engage in any business that is engaged in any business directly competitive with Authentidate’s business anywhere in the world, with limited exceptions. Moreover, Mr. Pai agreed, during the term of the agreement and for a period of 12 months thereafter, to not, directly or indirectly, without Authentidate’s prior written consent: (i) solicit or induce any employee of Authentidate or any of Authentidate’s affiliates to leave such employ; or (ii) solicit the business of any customer with respect to products or services that compete directly with the products or services provided or supplied by Authentidate.

William A. Marshall

Death or Disability. Pursuant to the terms of his employment agreement, if Mr. Marshall’s employment is terminated as a result of his death, Mr. Marshall or his estate, as applicable, would receive any accrued but unpaid base salary, bonus and expense reimbursement amounts through the date of his death. If Mr. Marshall’s employment is terminated as a result of disability, Mr. Marshall or his estate, as applicable, would receive (a) any accrued but unpaid base salary, bonus and expense reimbursement amounts through the date on which the disability occurs; (b) a severance payment equal to 12 months of his base salary in effect on the termination date and (c) continued participation in Authentidate’s benefit plans (or comparable plans) for the longer of the natural expiration of the agreement or the end of the month of the one-year anniversary of the termination of his employment.

Further, in the event of a termination due to his death or disability, Mr. Marshall’s (or his estate’s or legal representative’s) right to purchase shares of Common Stock pursuant to any stock option or stock option plan to the extent vested as of the termination date shall remain exercisable for a period of twelve months following such date, but in no event after the expiration of the exercise period.

Cause. If Mr. Marshall’s employment is terminated for cause or he terminates his employment without good reason, he would be entitled to his base salary, other accrued compensation and expense reimbursement through the date of termination, and he shall have no further entitlement to any other compensation or benefits. All stock options that have not been exercised as of the date of termination for cause shall be deemed to have expired as of such date otherwise, options vested as of the date of termination may be exercised for a period of three months thereafter.

Without Cause or for Good Reason. If Mr. Marshall’s employment is terminated without cause, or by Mr. Marshall for good reason, Authentidate would be obligated to: (a) pay any accrued but unpaid base salary, bonus and expense reimbursement amounts through the date of termination; (b) Authentidate would be obligated to pay a severance payment of 12 months of his base salary in effect on the termination date; and (c) provide for his continued participation in Authentidate’s benefit plans (or comparable plans) for the longer of the natural expiration of the agreement or the end of the month of the one-year anniversary of the termination of his employment. Further, in the event of such a termination event, his right to purchase shares of common stock pursuant to any stock option shall immediately fully vest and become exercisable, and the exercise period in which he may exercise his options shall be extended to the duration of their original term.

Change of Control. The benefits Mr. Marshall would receive upon termination without cause or for good reason shall not be adversely affected in the event of a change of control.

Employee Covenants. In his employment agreement, Mr. Marshall agreed to keep confidential and not disclose any confidential or proprietary information owned by, or received by or on behalf of, Authentidate or any of Authentidate’s affiliates, during the term of the agreement or at any time thereafter. He also agreed to return such confidential and proprietary information to Authentidate immediately in the event of any termination of employment. Mr. Marshall also agreed, during the term of the agreement and for a period of one year thereafter, to not in any manner enter into or engage in any business that is engaged in any business directly competitive with Authentidate’s business anywhere in the world, with limited exceptions. Moreover, Mr. Marshall agreed, during the term of the agreement and for a period of 12 months thereafter, to not, directly or indirectly, without Authentidate’s prior written consent: (i) solicit or induce any employee of Authentidate or any of Authentidate’s affiliates to leave such employ; or (ii) solicit the business of any customer with respect to products or services that compete directly with the products or services provided or supplied by Authentidate.

Jan C. Wendenburg

Death or Disability. Pursuant to the terms of his employment agreement, if Mr. Wendenburg’s employment is terminated as a result of his death, Mr. Wendenburg or his estate, as applicable, would receive any accrued but unpaid base salary, bonus and expense reimbursement amounts through the date of his death. If Mr. Wendenburg’s employment is terminated as a result of disability, Mr. Wendenburg or his estate, as applicable, would receive (a) any accrued but unpaid base salary, bonus and expense reimbursement amounts through the date on which the disability occurs; and (b) a payment equal to 50% of his base salary in effect on the termination date and (c) the proceeds of any company-paid disability insurance policy, if any. Further, in the event of a termination due to his death or disability, Mr. Wendenburg’s (or his estate’s or legal representative’s) right to purchase shares of common stock pursuant to any stock option or stock option plan to the extent vested as of the termination date shall remain exercisable for a period of twelve months following such date, but in no event after the expiration of the exercise period.

Cause. If Mr. Wendenburg’s employment is terminated for cause or he terminates his employment without good reason, he would be entitled to his base salary and expense reimbursement through the date of termination, and he shall have no further entitlement to any other compensation or benefits. All stock options that have not been exercised as of the date of termination shall be deemed to have expired as of such date.

Without Cause or for Non-Renewal. If Mr. Wendenburg’s employment is terminated without cause or if Authentidate determines not to renew the agreement, Mr. Wendenburg would receive (i) all compensation accrued but not paid as of the termination date and (ii) a severance payment of amount equal to his base salary in effect at the time of termination for a period of one year from the date of termination, payable in twelve equal monthly installments, unless Mr. Wendenburg elects to receive a lump-sum payment.

Employee Covenants. In his employment agreement, Mr. Wendenburg agreed to keep confidential and not disclose any confidential or proprietary information owned by, or received by or on behalf of, Authentidate or any of Authentidate’s affiliates, during the term of the agreement or at any time thereafter. He also agreed to return such confidential and proprietary information to Authentidate immediately in the event of any termination of employment. Mr. Wendenburg also agreed, during the term of the agreement and for a period of one year thereafter, to not (i) solicit or induce any employee of Authentidate to leave such employ; or (ii) solicit the business of any customer with respect to products or services that compete directly with the products or services provided or supplied by Authentidate. For the duration of the one year post-contractual restriction of competition, Mr. Wendenburg shall be entitled to compensation amounting to 50 % of his base salary in effect at the time of termination; provided, however, such non-competition compensation shall be credited towards the severance payment payable to Mr. Wendenburg following termination of his employment. In accordance with the requirements of German law, in the event of the “extraordinary termination” of the service relationship for “important reasons”, the party terminating the relationship shall have the right to terminate the post-contractual non-competition covenant, in which event Authentidate will have no further obligation to pay the non-competition compensation.

2000 Stock Option Plan

Corporate Transactions. Notwithstanding any contrary waiting period in any stock option agreement issued pursuant to the 2000 Plan, but subject to any determination by Authentidate’s board of directors to provide otherwise, each outstanding option shall, except as otherwise provided in the stock option agreement, become exercisable in full for the aggregate number of shares covered thereby and shall vest unconditionally on the first day following the occurrence of any of the following: (a) the approval by Authentidate’s stockholders of an approved transaction; (b) a control purchase; or (c) a board change, as each such term is defined in the 2000 Plan.

Termination of Employment. If a grantee’s employment or service is terminated for cause, any unexercised option shall terminate effective immediately upon such termination of employment or service. Except as otherwise provided by in an award agreement, if a grantee’s employment or service terminates on account of death or disability, then any unexercised option, to the extent exercisable on the date of such termination of employment or service, may be exercised, in whole or in part, within the first twelve (12) months after such termination of employment or service (but only during the option term) by his or her personal representative or by the person to whom the option is transferred by will or the applicable laws of descent and distribution.

Except as otherwise provided by the Committee in the award agreement, if a grantee’s employment or service terminates for any reason other than for cause, death, disability or pursuant to a change of control, then any unexercised option, to the extent exercisable immediately before the grantee’s termination of employment or service, may be exercised in whole or in part, not later than three (3) months after such termination of employment or service (but only during the option term); and, to the extent that any such option was not exercisable on the date of such termination of employment or service, it will immediately terminate.

Termination Scenario Summary Tables

The amounts shown in the tables below assume that the noted triggering event occurred on June 30, 2007. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments on Termination (without cause or following change-in-control)

Year Ended June 30, 2007 (1)

	Termination Without Cause (2)				Termination Following Change-in-Control (2)
Name	Cash Payments ($) (3)	Estimated value of continued benefits ($) (4)	Estimated value of accelerated equity awards ($) (5)	Total ($)	Cash Payments ($) (3)	Estimated value of continued benefits ($) (4)	Estimated value of accelerated equity awards ($) (5)	Estimated tax gross- up payment ($) (6)	Total ($)
Surendra B. Pai	$468,000	$17,000	$173,000	$658,000	$468,000	$17,000	$173,000	$—	$658,000
William A. Marshall	$260,000	$11,000	$84,000	$355,000	$260,000	$11,000	$84,000	$—	$355,000
Jan C. Wendenburg	$276,000	$—	$—	$276,000	$—	$—	$—	$—	$—

(1)	This table provides information for each continuing Named Executive Officer. All references to base salary and annual target bonus refer to the amounts described above under “Employment Agreements with Named Executive Officers.” Amounts in the table are rounded.
(2)	If Authentidate terminates the executive without cause, or the executive resigns for good reason as defined in his executive employment agreement (as described above), the executive will be entitled to receive the compensation as shown in the table. These amounts will also apply if the executive is terminated or resigns for good reason in connection with a change-in-control.
(3)	Cash payments to Mr. Pai consist of a severance payment equal to the sum of (i) 12 months of the greater of (A) his base salary in effect on the termination date and (B) the highest base salary in effect at any time during the ninety (90) day period prior to the termination date; and (ii) $187,500 multiplied by the quotient determined by dividing the number of days from January 1, 2007 to the date of termination by 365. Cash payments to Mr. Marshall and Mr. Wendenburg consist of base salary for one year following termination.
(4)	The estimated value of continued health and related benefits in effect on the termination date for a period of 12 months.
(5)	Estimated value of accelerated vesting of stock options represents the expense as calculated in accordance with FAS 123R.
(6)	Mr. Pai is entitled to receive a tax gross-up payment in the event that his severance payment exceeds the threshold amount set by the Internal Revenue Service. Based on the assumptions described above, the amounts shown in the table are below the current threshold, therefore, there would be no tax gross-up payment required.

Potential Payments on Disability or Death

Ended June 30, 2007

	Disability (1)				Death
Name	Cash Payments (includes severance and bonus) ($)	Estimated value of continued benefits ($)	Estimated value of accelerated equity awards ($)	Total ($)	Cash Payments (includes severance and bonus) ($)	Estimated value of continued benefits ($)	Estimated value of accelerated equity awards ($)	Total ($)
Surendra B. Pai	$468,000	$17,000	$—	$485,000	$—	$—	$—	$—
William A. Marshall	$260,000	$11,000	$—	$271,000	$—	$—	$—	$—
Jan C. Wendenburg	$138,000	$—	$—	$138,000	$—	$—	$—	$—

(1)	In the event the executive becomes physically or mentally disabled such that he is unable to perform his duties for a period of three consecutive months as determined by a medical professional, Authentidate may terminate the executive’s employment, unless otherwise prohibited by law. In the event of termination due to disability, the executive will be entitled to the compensation shown in the table.

Director Compensation

Authentidate’s non-executive directors are compensated as follows.

•	The annual director fee for Authentidate’s non-executive directors is $15,000;

•

Committee chairmen are paid an additional annual fee as follows: (a) Chairman of the Board—$25,000 per annum; (b) Chairman of the Audit Committee—$15,000 per annum; and (c) other Committee Chairmen—$5,000 per annum;

•	Authentidate’s Audit Committee financial expert receives an additional annual fee of $10,000; and

•

Meeting fees for Authentidate’s independent directors are $1,500 for each meeting of the board of directors, and $1,500 for each meeting of a committee of the board of directors. Reasonable and customary expenses incurred in attending the board and committee meetings are reimbursable.

Under the 2001 Director Plan, as amended, Authentidate’s non-executive directors receive 40,000 stock options upon being elected to the Board and have the ability to purchase up to $100,000 restricted shares of Authentidate’s common stock at a per share purchase price of 80% of the fair market value of Authentidate’s common stock during the initial twelve month period following their election to the Board. Authentidate’s non-executive directors also receive options to purchase 10,000 shares for each year of service under the 2001 Director Plan and are reimbursed for expenses incurred in order to attend meetings of the Board of Directors.

On January 17, 2007, Authentidate’s stockholders approved the following material changes to the 2001 Director Plan:

•	Modify the terms of the option awards previously and to be granted to non-executive directors to provide that all awards expire ten years from the date of grant.

•

Modify the terms of the option awards previously and to be granted to non-executive directors to provide that in the event of a non-executive director’s termination of service as a director, other than for cause or in the case of death or disability, the options held by such director shall terminate two years from the date of termination of service, but in no event later than the stated expiration date of an option award.

•

Provide that non-executive directors shall have the option to elect to receive up to 50% of their cash director compensation, including amounts payable for committee service, service as a committee chair and per meeting fees, in restricted shares of Authentidate’s common stock.

A summary of non-executive director compensation for the year ended June 30, 2007 is as follows:

Summary of Non-Executive Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
F. Ross Johnson	$45,375	$15,126	$8,200	$—	$—	$73,586	$142,287
J. Edward Sheridan	$53,235	$—	$8,200	$—	$—	$—	$61,435
Charles J. Johnston	$26,735	$—	$8,200	$—	$—	$—	$34,935
J. David Luce	$29,758	$11,008	$8,200	$—	$—	$11,424	$60,390
Roger O. Goldman	$39,375	$13,125	$8,200	$—	$—	$—	$60,700
Ranjit C. Singh	$25,125	$8,625	$8,200	$—	$—	$—	$41,950
John J. Waters (4)	$12,375	$6,374	$—	$—	$—	$—	$18,749

(1)	As of June 30, 2007, each director had the following number of Director Plan options outstanding: Mr. Johnson—62,500; Mr. Sheridan—50,000; Mr. Johnston—50,000; Mr. Luce—57,500; Mr. Goldman— 57,500; Mr. Singh—57,500; and Mr. Waters—0.
(2)	On January 17, 2007, Authentidate’s stockholders approved an amendment to Authentidate’s 2001 Director Plan to provide, among other things, that Authentidate’s non-executive directors shall have the option to elect to receive up to 50% of their cash director compensation in restricted shares of common stock. For the six months ended June 30, 2007, the following directors elected to receive 50% of their cash director fees for such period in shares of common stock and were thus issued the number of shares of common stock corresponding to their name: Mr. Johnson—10,104; Mr. Luce—7,335; Mr. Goldman—8,780; Mr. Singh—5,767; and Mr. Waters—4,245.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007 computed in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2007. A discussion of the methods used to calculate these values may be found in Note 10 to Authentidate’s Consolidated Financial Statements.
(4)	Mr. Waters resigned from service to Authentidate as Authentidate’s Chief Administrative Officer effective January 2006 but has remained on Authentidate’s board. See “Certain Relationships and Related Transactions of Authentidate; Director Independence” for a description of his separation arrangement.
(5)	Includes certain travel expenses for airfare and related tax gross-up payments.

Report of The Management Resources And Compensation Committee of The Board Of Directors

The following report has been submitted by the Management Resources and Compensation Committee of the Board of Directors:

The Management Resources and Compensation Committee of the Board of Directors has reviewed and discussed Authentidate’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Management Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Authentidate’s annual report on Form 10-K for the fiscal year ended June 30, 2007 and this proxy statement, as filed with the SEC.

The foregoing report was submitted by the Management Resources and Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

J. David Luce, Chair
J. Edward Sheridan
Ranjit C. Singh

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between the members of Authentidate’s Management Resources and Compensation Committee and any other entity. At present, Messrs. Luce, Sheridan and Singh are the members of this committee. During the fiscal year ended June 30, 2007, none of the members of the Management Resources and Compensation Committee (a) was an officer or employee of AHC during the last fiscal year; (b) was formerly an officer of AHC or any of its subsidiaries; or (c) had any relationship with AHC requiring disclosure under Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF AUTHENTIDATE; DIRECTOR INDEPENDENCE

Except as disclosed herein, Authentidate has not entered into any material transactions or series of similar transactions with any director, executive officer or any security holder owning 5% or more of Authentidate’s Common Stock. For information concerning employment agreements with, and compensation of, Authentidate’s executive officers and directors, see the disclosure in “Authentidate Executive Compensation and Related Information.”

On January 9, 2006, Authentidate entered into a termination agreement and a separate consulting agreement with John J. Waters, who was then serving as Authentidate’s Executive Vice President—Chief Administrative Officer and a member of Authentidate’s board of directors. Pursuant to the termination agreement, Mr. Waters relinquished his employment position in favor of a consulting relationship, effective as of January 1, 2006. Authentidate agreed to pay and/or provide to Mr. Waters (a) an amount of approximately $350,000, in accordance with the terms and conditions of the consulting agreement; (b) an amount of $5,000 for attorneys’ fees; and (c) the accelerated vesting of all options granted to him, along with the continuation of the exercise period for the duration of their original term. Mr. Waters continues to serve on Authentidate’s board of directors. Prior to that time, Mr. Waters’ compensation was set forth in an employment agreement which included the following terms: (a) base salary of $275,000, (b) annual discretionary bonus potential of up to 50% of base salary, (c) grant of options to purchase 300,000 shares of the common stock at an exercise price of $5.85, subject to vesting requirements as follows: 75,000 options vested on the date of grant, 18,750 vested on the one-month anniversary of the date of grant and the remainder shall vest in equal amounts of 9,375 on a monthly basis, (d) payment equal to the greater of his base salary to the termination date or a severance payment equal to six months of his base salary in effect as of the termination date, in the event of the termination of Mr. Waters’ employment by Authentidate without “cause” or by Mr. Waters for “good reason,” as those terms are defined in his employment agreement.

On January 26, 2006, Dennis H. Bunt, Authentidate’s former Chief Financial Officer, entered into a termination agreement and resigned his position effective April 30, 2006. Pursuant to the termination agreement, Authentidate agreed to pay and/or provide Mr. Bunt (a) a severance payment of approximately $315,000, payable in equal installments over a period of twenty-four months; (b) an additional payment of $33,000 as additional severance and reimbursement of certain expenses; and (c) the accelerated vesting of all options granted to him and the continuation of the exercise period in which he may exercise such options.

Approval for Related Party Transactions

Although Authentidate has not adopted a formal policy relating to the approval of proposed transactions that Authentidate may enter into with any of Authentidate’s executive officers, directors and principal stockholders, including their immediate family members and affiliates, Authentidate’s Audit Committee, all of the members of which are independent, reviews the terms of any and all such proposed material related party transactions. The results of this review are then communicated to the entire Board of Directors, which has the ultimate authority as to whether or not Authentidate enter into such transactions. Authentidate will not enter into any material related party transaction without the prior consent of Authentidate’s Audit Committee and Authentidate’s Board of Directors. In approving or rejecting the proposed related party transaction, Authentidate’s Audit Committee and Authentidate’s Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to them, including, but not limited to the risks, costs and benefits to Authentidate, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Authentidate shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, Authentidate’s best interests, as Authentidate’s Audit Committee and Authentidate’s Board of Directors determine in the good faith exercise of their discretion.

Independence of Authentidate’s Board of Directors and its Committees

The listing rules established by the Nasdaq Stock Market, LLC require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by the board, meaning that each independent director has no direct or indirect material relationship with a company other than as a director and/or a stockholder. Authentidate’s Board of Directors consults with legal counsel to ensure that Authentidate’s Board’s determination with respect to the definition of “independent” is consistent with current Nasdaq listing rules.

Authentidate’s Board of Directors reviewed all relevant transactions or relationships between each director, or any of his family members, and Authentidate’s company and has affirmatively determined that each of Authentidate’s directors, other than John J. Waters, Authentidate’s former Chief Administrative Officer, are independent directors under the applicable guidelines noted above. Authentidate’s Board of Directors has four committees: the Audit Committee, the Management Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Other than Mr. John J. Waters, all of the members of Authentidate’s Audit, Nominating and Corporate Governance and Management Resources and Compensation Committees meet the standards for independence required under current Nasdaq Capital Market listing rules, SEC rules, and applicable securities laws and regulations.

Security Ownership of Certain Beneficial Owners and Management of Authentidate

The following table sets forth certain information as of August, 2008 with respect to (i) each director and each executive officer, (ii) and all directors and executive officers as a group, and (iii) persons (including any “group” as that term is used in Section l3(d)(3) of the Securities Exchange Act of l934), known by Authentidate to be the beneficial owner of more than five percent of its common stock. Shares of common stock subject to options exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
Common	O’Connell Benjamin c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	182,223	(1)	*

Common	J. Edward Sheridan c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	160,000	(2)	*

Common	Charles C. Johnston c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	272,262	(3)	*

Common	J. David Luce c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	1,136,320	(4)	3.3%

Common	F. Ross Johnson c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	314,931	(5)	*

Common	Ranjit C. Singh c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	185,552	(6)	*

Common	John J. Waters c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	389,376	(7)	1.1%

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
Common	William A. Marshall c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	308,333	(8)	*

Common	Jan C. Wendenburg c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	173,611	(9)	*
	Directors/Executive Officers as a group (1)(2)(3)(4)(5)(6)(7)(8)(9)	3,347,614		9.1%

Beneficial Owners of 5% or greater of our Common Stock

Common	Morgan Stanley and Morgan Stanley Capital Services, Inc. 1585 Broadway New York, New York 10036	2,785,070	(10)	8.0%

Common	NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	1,785,342	(11)	5.2%

Common	Clint Coghill CCM Master Qualified Fund, Ltd. Coghill Capital Management, LLC One North Wacker Drive, Suite 4350 Chicago, IL 60606	3,434,804	(11)	9.9%

(++)	Unless otherwise indicated below, each director, officer and 5% stockholder has sole voting and sole investment power with respect to all shares that he beneficially owns.
#	Based on the outstanding shares of common stock as of the Record Date.
*	Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.
(1)	Includes vested options to purchase 182,223 shares of common stock and excludes unvested options to purchase 152,777 shares of common stock.
(2)	Includes vested options to purchase 160,000 shares of common stock.
(3)	Includes vested options to purchase 160,000 shares of common stock and the following securities held by J&C Resources, LLC: 53,692 shares of common stock. Excludes 26,631 shares of common stock owned by CCJ Trust and 20,000 shares of common stock owned by FILIT Trust.
(4)	Includes vested options to purchase 267,500 shares of common stock. Includes 827,754 shares of common stock owned by Duke 83, LLC.
(5)	Includes vested options to purchase 222,500 shares of common stock.
(6)	Includes vested options to purchase 167,500 shares of common stock.
(7)	Includes vested options to purchase 310,000 shares of common stock and 17,000 shares of common stock owned by Mr. Waters’ spouse.
(8)	Includes vested options to purchase 258,333 shares of common stock and excludes unvested options to purchase 91,667 shares of common stock.
(9)	Includes vested options to purchase 173,611 shares of common stock and excludes unvested options to purchase 51,389 shares of common stock.
(10)	Based solely on Schedule 13G or 13G/A filed by listed holder.
(11)	Based solely on Schedule 13D filed by listed holder.

AUTHENTIDATE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Authentidate’s financial condition and results of operations covers periods prior to the consummation of the purchase of Parascript, LLC (the transaction). Accordingly, the discussion and analysis of historical periods does not reflect the impact that the transaction will have on Authentidate, including increased leverage and debt service requirements. In addition, certain statements in this Proxy Statement/Prospectus, including information set forth under Management’s Discussion and Analysis of Financial Condition and Results of Operations constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Authentidate desires to avail itself of certain “safe harbor” provisions of the Act and is therefore including this special note to enable Authentidate to do so. Forward-looking statements in this joint proxy statement/prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to Authentidate’s stockholders and other publicly available statements issued or released by Authentidate involving known and unknown risks, uncertainties and other factors which could cause Authentidate’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon Authentidate’s management’s best estimates based upon current conditions and the most recent results of operations. Authentidate’s actual results may differ materially from any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors”, “Selected Historical Financial Data”, “Pro-Forma Financial Information”, “Liquidity and Capital Resources”, “The Merger” and Authentidate’s financial statements and related notes thereto included elsewhere in the joint proxy statement/prospectus.

Overview

Authentidate Holding Corp. (Authentidate) is a worldwide provider of secure workflow management software and web-based services. Authentidate and its subsidiaries provide software applications and web-based services that address a variety of business needs for Authentidate’s customers, including increasing revenues, reducing costs, raising service levels, improving productivity, providing automated audit trails, enhancing compliance with regulatory requirements and reducing paper based processes. Authentidate’s scalable offerings are primarily targeted at enterprises and office professionals and incorporate security technologies such as rules based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax-based communication capabilities to electronically facilitate secure and trusted workflows. Authentidate currently operates its business in the United States and Germany with technology and service offerings that address emerging growth opportunities based on the regulatory and legal requirements specific to each market. In the United States the business is engaged in the development and sale of web-based services largely based on Authentidate’s Inscrybe™ platform and related capabilities. In the United States, Authentidate offers Authentidate’s patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM). In Germany the business is engaged in the development and sale of software applications that provide electronic signature and time stamping capabilities for a variety of corporate processes including electronic billing and archiving solutions. Authentidate’s web-based services and software applications are compliant with applicable digital signature rules and guidelines. Authentidate sells Authentidate’s web-based services and software applications through a direct sales effort and reseller arrangements.

For a number of years, Authentidate has experienced net losses and negative cash flow from operating activities. Authentidate’s principal activities during this period have focused on developing new products and services, hiring management, refining Authentidate’s business strategies and repositioning Authentidate’s businesses for growth. Although Authentidate believes it is well positioned for such growth, Authentidate expects to continue to generate net losses and negative cash flow for the foreseeable future as Authentidate expands its operations. See “Liquidity and Capital Resources”.

During fiscal 2007, Authentidate took several steps to sharpen its strategic business focus and realigned its operations accordingly. In the United States Authentidate continued to invest in developing its Inscrybe™ platform and launched Inscrybe Healthcare, a trusted content exchange service specifically targeting the needs of enterprises in the healthcare sector. In June 2007 it completed the sale of its Document Management Solutions and Systems Integration businesses that were strategically not relevant to its business direction and in August 2007 Authentidate launched Inscrybe Office™ which brings together the power of online communications with a number of powerful features, such as electronic signatures, content authentication and trusted time stamps using the USPS EPM seal. Meanwhile, Authentidate’s operating unit in Germany continued to grow acceptance for its electronic invoicing product, and made a successful entry into the German healthcare market with its security technology offerings.

In July 2007, Authentidate entered into a new three-year license agreement with the USPS to act as a non-exclusive authorized service provider of the USPS EPM. Pursuant to this license agreement, the USPS granted Authentidate a non-exclusive, worldwide license to use its applicable trademarks and other intellectual property rights for the EPM service in order to enable Authentidate to offer the EPM service directly to the market. The USPS will define and maintain the technical and operational standards for the EPM service, and serve as backup verifier for all EPM transactions. Authentidate is the first provider to be authorized in a new standards-based EPM service model created by the USPS to help ensure performance standards and facilitate the development of a multi-provider environment. Authentidate previously operated the EPM service on behalf of the USPS since March 2003, under a strategic alliance agreement that expired on July 31, 2007.

On November 26, 2007, Authentidate’s Board of Directors promoted Mr. O’Connell Benjamin to the office of President to fill one of the positions formerly held by Mr. Suren Pai, who departed as Authentidate’s President and Chief Executive Officer and resigned as a member of Authentidate’s Board of Directors. In January 2008, Authentidate announced a comprehensive plan intended to accelerate revenue growth and enhance shareholder value in the second half of fiscal 2008 and beyond. The plan, set forth in a series of strategic initiatives, follows a detailed assessment of Authentidate’s business strategy and operations by senior management and the Board of Directors. Pursuant to this plan, Authentidate intends to enhance its sales and customer service capabilities by leveraging its existing resources and adding resources, focus its marketing and sales efforts on additional segments of the healthcare industry and continue to manage Authentidate’s operating costs. In January 2008, Authentidate completed the downsizing of its management team and certain product development resources and recorded severance costs in the second and third quarters of fiscal 2008.

In June 2008 Authentidate formed a joint venture with EncounterCare Solutions, Inc. (OTC PK: ECSL), a provider of technology and services for the home healthcare marketplace. The joint venture called ExpressMD™ Solutions will provide in-home patient vital signs monitoring systems and services to improve care for patients with chronic illnesses and reduce the cost of care by delivering results to their health care providers via the Internet. ExpressMD Solutions combines EncounterCare’s Electronic House Call™ patient vital signs monitoring appliances with a specially designed web-based management and monitoring software module based on Authentidate’s Inscrybe™ Healthcare platform. The service enables unattended measurements of patients’ vital signs and related health information. Patients’ data is securely sent electronically to each patient’s health care provider for review. ExpressMD Solutions is designed to aid wellness and preventative care, and deliver better care to specific patient segments such as the elderly, special needs or pediatric patients with chronic illnesses who require regular monitoring of serious medical conditions. Using ExpressMD Solution’s offerings, health care providers will be able to easily view their specific patient’s vital statistics and make adjustments to the patient’s care plans via the Internet. ExpressMD Solution’s easy to use patient monitoring system is intended to provide patients with increased peace of mind and improved condition outcomes through a combination of care plan schedule reminders and comprehensive disease management education on their in-home communication unit. The service will provide intelligent routing to alert on-duty caregivers whenever a patient’s vital signs are outside of the practitioner’s pre-set ranges. Health care providers and health insurers are also expected to benefit by having additional tools to improve patient care, and reduce overall in-person and emergency room patient visits.

In August 2008, Authentidate entered into a definitive merger agreement to acquire all of the membership interests of Parascript, LLC and certain of its subsidiaries for up to $10 million in cash, 30 million shares of New Authentidate common stock, all of the shares of its German subsidiary Authentidate International AG, a 10%, five year junior unsecured note in the aggregate principal amount of $20 million, subject to adjustment, and contingent consideration based on the financial performance of a newly formed business unit to exploit certain markets for pattern recognition technology. Principal and interest on the note are subject to certain restrictions on payment based on available cash flow. The contingent consideration is payable in Authentidate common stock valued at $3.00 per share based on ten times the average EBITDA for the business unit for the fiscal years ending 2010 and 2011. The transaction is contingent upon certain events, including shareholder approval, and there can be no assurance that the transaction will close as anticipated. Authentidate will account for this transaction using the purchase method of accounting. As a result, the assets and liabilities of Parascript, LLC will be recorded at their estimated fair values as of the date that the transaction occurs.

Following the transaction Authentidate intends to continue its efforts to develop and market Authentidate’s software applications and web-based services in the United States. Authentidate also intends to focus on identifying additional applications and markets where Authentidate’s technology can address customer needs.

Authentidate’s current revenues consist principally of transaction fees for web-based services, software license fees, hosting fees and maintenance charges. Growth in Authentidate’s business is affected by a number of factors, including general economic and business conditions, and is characterized by long sales cycles. The timing of customer contracts, implementations and ramp-up to full utilization can have a significant impact on results and Authentidate believes its results over a longer period of time provide better visibility into its performance.

Critical Accounting Policies

Authentidate’s discussion and analysis of its financial condition and results of operations is based upon Authentidate’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission. The preparation of Authentidate’s consolidated financial statements and related notes in accordance with generally accepted accounting principles requires Authentidate to make estimates, which include judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent assets and liabilities. Authentidate has based its estimates on historical experience and on various assumptions that Authentidate believes to be reasonable under the circumstances. Authentidate evaluates its estimates on a regular basis and makes changes accordingly. Actual results may differ from these estimates under different assumptions or conditions. To the extent that there are material differences between these estimates and actual results, Authentidate’s financial condition or results of operations will be affected.

A critical accounting estimate is based on judgments and assumptions about matters that are uncertain at the time the estimate is made. Different estimates that reasonably could have been used or changes in accounting estimates could materially impact Authentidate’s financial statements. Authentidate believes that the policies described below represent its critical accounting policies, as they have the greatest potential impact on its financial statements. However, you should also review Authentidate’s Summary of Significant Accounting Policies in the notes to Authentidate’s consolidated financial statements contained elsewhere in this joint proxy statement/prospectus.

Long-Lived Assets

Long-lived assets, including property and equipment, software development costs, patent costs, trademarks and licenses are reviewed for impairment using an undiscounted cash flow approach whenever events or changes in circumstances such as significant changes in the business climate, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable.

Software Development Costs

Software development and modification costs incurred subsequent to establishing technological feasibility are capitalized and amortized based on anticipated revenue for the related product with an annual minimum charge equal to the straight-line amortization over the remaining economic life of the related products (generally three years). Amortization expense is included in depreciation and amortization expense.

Goodwill

Goodwill is reviewed for impairment annually or whenever events such as significant changes in the business climate, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable. Authentidate performs an annual goodwill impairment test at the end of each fiscal year using a discounted cash flow approach.

Revenue Recognition

Revenue is derived from transaction fees for web-based services, software licenses, maintenance arrangements, hosting services, Electronic Postmark (EPM) sales and post contract customer support services. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed and collectibility is reasonably assured. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met: the delivered item has value to the customer on a stand alone basis; there is objective and reliable evidence of the fair value of the undelivered items in the arrangement; if the arrangement includes a general right of return relative to the delivered items; and delivery or performance of the undelivered item is considered probable and substantially in Authentidate’s control. If these criteria are not met, then revenue is deferred until such criteria are met or until the period over which the last undelivered element is delivered, which is typically the life of the contract agreement. If these criteria are met, Authentidate allocates total revenue among the elements based on the sales price of each element when sold separately which is referred to as vendor specific objective evidence or VSOE.

Revenue from web-based services, EPM sales and post contract customer support services is recognized when the related service is provided and, when required, accepted by the customer. Software license revenue is recognized when the criteria discussed above is met. Maintenance and hosting services revenue is recognized over the period in which the service is performed. Revenue from multiple element arrangements that cannot be allocated to identifiable items is recognized ratably over the contract term which is generally one year.

Management Estimates

Preparing financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Examples include estimates of loss contingencies and product life cycles, assumptions such as elements comprising a software arrangement, including the distinction between upgrades/enhancements and new products; when technological feasibility is achieved for Authentidate’s products; the potential outcome of future tax consequences; and determining when investment or other impairments exist. Authentidate maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Authentidate makes estimates on the future recoverability of capitalized goodwill which is highly dependent on the future success of marketing and sales, Authentidate records a valuation allowance against deferred tax assets when it believes it is more likely than not that such deferred tax assets will not be realized and Authentidate makes assumptions in connection with the calculations of share-based compensation expense. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Authentidate has based its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances and Authentidate evaluates its estimates on a regular basis and makes changes accordingly. Historically, Authentidate’s estimates relative to its critical accounting estimates have not differed materially from actual results; however, actual results may differ from these estimates under different conditions. If actual results differ from these estimates and other considerations used in estimating amounts reflected in Authentidate’s consolidated financial statements, the resulting changes could have a material adverse effect on Authentidate’s consolidated statement of operations, and in certain situations, could have a material adverse effect on liquidity and Authentidate’s financial condition.

Stock-Based Compensation

Authentidate applies Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (FAS 123R) to account for employee and director stock option plans. Share-based employee compensation expense is determined using the Black-Scholes option pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility, expected dividend payments and the risk-free interest rate over the expected life of the options.

Authentidate computed the estimated fair values of all share-based compensation using the Black-Scholes option pricing model and the assumptions set forth in the following table. Authentidate based its estimate of the life of these options on historical averages over the past five years and estimates of expected future behavior. Authentidate retained a third party valuation firm to calculate expected volatility which was based on Authentidate’s historical stock volatility and historical stock volatility of comparable companies in the industry for the fiscal year ending 2007. The assumptions used in Authentidate’s Black-Scholes calculations for fiscal 2008, 2007, 2006 and 2005 are as follows:

	Risk Free Interest Rate	Dividend Yield	Volatility Factor	Weighted Average Option Life (Months)
Fiscal year 2008	4.5%	0%	74%	48
Fiscal year 2007	4.2%	0%	68% - 74%	42
Fiscal year 2006	3.3% - 4.2%	0%	70%	33
Fiscal year 2005	3.0% - 3.6%	0%	95%	33

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Because Authentidate’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in Authentidate’s opinion, the existing models may not provide a reliable single measure of the fair value of share-based compensation for employee stock options. Authentidate will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation as circumstances change and additional data becomes available over time, which may result in changes to these assumptions and methodologies. Such changes could materially impact the company’s fair value determination.

Concentrations of Credit Risk

Financial instruments which subject Authentidate to concentrations of credit risk consist of cash and cash equivalents, marketable securities and trade accounts receivable. To reduce credit risk, Authentidate places its investments with several high credit quality financial institutions and typically invests in AA or better rated investments. Authentidate’s credit customers are not concentrated in any specific industry or business. Authentidate establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

The following analysis of Authentidate’s financial condition and results of operations should be read in conjunction with Authentidate’s financial statements and notes thereto contained elsewhere in this joint proxy statement/prospectus.

Results of Operations

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

Revenues for the nine months ended March 31, 2008 were approximately $4,392,000 compared to $3,678,000 for the prior year. These results reflect increases of approximately 30% in US revenues and 14% in German revenues from increases in transaction volumes and new customers.

Cost of revenues for the nine months ended March 31, 2008 increased to $1,614,000 compared to $1,310,000 for the same period in the prior year. This increase is due primarily to higher license and maintenance expenses.

Selling General and Administrative Expenses (“SG&A”) for the nine months ended March 31, 2008 increased to $13,721,000 compared to $12,348,000 for the prior year due to incremental legal expenses and settlements, professional service expenses for various board projects and initiatives and accrued severance related to the downsizing of Authentidate’s workforce. For the nine month period, legal expenses and settlements were approximately $2,300,000 and professional services and accrued severance were approximately $438,000 and $1,132,000, respectively, which offset Authentidate’s cost management activities and lower share-based compensation expense for the period. The prior year period includes incremental legal expenses of approximately $1,800,000.

Product development expenses for the nine months ended March 31, 2008 were $2,317,000 compared to $2,043,000 for the prior year. Product development spending fluctuates period to period based on the amounts capitalized. Total spending for the period was $2,958,000 compared to $3,213,000 for the same period in 2007 reflecting headcount reductions during the third quarter offset in part by the use of contract employees for certain projects.

Depreciation and amortization expense for the nine months ended March 31, 2008 was $1,228,000 compared to $1,186,000 for the prior year period.

For the nine months ended March 31, 2008 interest and other income decreased to $1,310,000 compared to $1,588,000 for the prior year. These decreases are due primarily to higher interest rates during the current period, net of the effect of lower cash and investment balances as Authentidate continues to invest in its business.

For the nine months ended March 31, 2008, net loss from continuing operations was $13,178,000, or $0.38 per share, compared to $11,488,000, or $0.33 per share, from continuing and discontinued operations for the prior year. The increase in net loss for the period reflects the increase in revenues and the cost management activities discussed above which were offset by the higher legal expenses and settlements and other incremental expenses discussed above.

Fiscal Year 2007 Compared to Fiscal Year 2006

Revenues increased to $4,998,000 for the year ended June 30, 2007, compared to $4,493,000 for the prior year. These results reflect increases in transaction volumes and new customers in both its US and German operations. Revenues for the prior year include approximately $623,000 related to the amortization of deferred revenue and other one-time revenues. Excluding these one-time revenues from the prior year results, revenues from Authentidate’s continuing businesses increased approximately 29%. There were no comparable revenues in fiscal 2007.

Cost of revenues increased to $2,134,000 for the year ended June 30, 2007, compared to $1,222,000 for the prior year. This increase reflects the increase in revenues discussed above and an increase in higher cost software services revenues in the overall sales mix.

SG&A expenses decreased to $16,843,000 for the year ended June 30, 2007, compared to $17,887,000 for 2006. This decrease reflects cost management activities during the year which were offset in-part by legal expenses for completed and on-going actions of approximately $2,400,000. The prior year amount also includes incremental legal expenses of approximately $1,150,000 and accrued severance of approximately $670,000.

Product development expenses decreased to $2,594,000 for the year ended June 30, 2007, compared to $3,575,000 for 2006. Product development spending relates primarily to Authentidate’s investment in its US business and fluctuates period to period based on the amounts capitalized. Total spending for the year, including capitalized amounts, was $4,124,000 compared to $5,339,000 for the prior year. The decrease in total spending for 2007 relates primarily to lower headcount during the year.

Depreciation and amortization expense increased to $1,499,000 for the year ended June 30, 2007, compared to $1,353,000 for 2006. This increase is due primarily to an increase in amortization expense for capitalized software development costs.

Interest and other income decreased to $1,954,000 for the year ended June 30, 2007, compared to $2,109,000 for 2006. This decrease reflects lower cash and investment balances during 2007 as Authentidate continues to invest in its business offset in part by higher interest rates during the current year and rent and interest income from Astria.

The gain on disposal in 2007 relates to the sale of businesses discussed above. The reported gain does not include any value for the subordinated note receivable issued to Authentidate in connection with the sale. The additional gain, if any, related to the note will be recorded as management determines that the debtor’s cash flows from operations are sufficient to repay the debt, using the guidance under Staff Accounting Bulletin No. 103—Topic 5U “Gain Recognition on Sale of a Business or Operating Assets to a Highly Leveraged Entity”.

Net loss from continuing and discontinued operations for the year ended June 30, 2007 was $15,063,000, or $0.44 per share, compared to $17,823,000, or $0.52 per share, for 2006. Operating results for discontinued operations were not significant for the periods presented. The decrease in net loss reflects the increase in revenues and the cost management activities discussed above. These improvements were offset to some extent by the higher legal expenses during fiscal 2007.

Fiscal Year 2006 Compared to Fiscal Year 2005

Revenues increased to $4,493,000 for the year ended June 30, 2006, compared to $3,772,000 for 2005 due primarily to increases in transaction volumes and new customers in both Authentidate’s US and German operations. Revenues for 2006 and 2005 included approximately $623,000 and $950,000, respectively, related to the amortization of deferred revenue and other one-time revenues. Excluding these one-time amounts, revenues from Authentidate’s continuing businesses increased approximately 37%.

Cost of revenues decreased slightly to $1,222,000 for the year ended June 30, 2006, compared to $1,290,000 for 2005. These amounts are comparable from year to year and reflect the amount of software services revenues in the overall sales mix.

SG&A expenses increased to $17,887,000 for the year ended June 30, 2006, compared to $15,146,000 for 2005. This increase is due primarily to share-based compensation expense of $1,398,000 which was not required to be expensed in 2005, litigation settlement and litigation expense accruals for on-going actions of $1,150,000 and severance accruals of approximately $670,000 which offset cost management activities during 2006.

Product development expenses increased to $3,575,000 for the year ended June 30, 2006, compared to $2,704,000 for 2005. This increase in product development spending is due primarily to Authentidate’s investment in its US business and fluctuates period to period based on the amounts capitalized. Total spending for the year, including capitalized amounts, was $5,339,000 compared to $3,094,000 for the prior year. Product development expenses also include $243,000 in 2006 related to share-based compensation expense which was not required to be expensed in 2005.

Depreciation and amortization expense increased to $1,353,000 for the year ended June 30, 2006, compared to $1,082,000 for 2005. This increase is due primarily to the increase in fixed assets during 2005 and 2006.

Interest and other income increased to $2,109,000 for the year ended June 30, 2006 compared to $1,662,000 for 2005. This increase reflects higher interest rates during fiscal 2006, net of the effect of lower cash and investment balances as Authentidate continues to invest in its business.

Net loss from continuing and discontinued operations for the year ended June 30, 2006 was $17,823,000, or $0.52 per share, compared to $19,184,000, or $0.57 per share, for 2005. The 2005 net loss includes a non-cash impairment charge of approximately $4,767,000. After giving effect to this charge, the net loss for 2006 increased by approximately $3,406,000 compared to the net loss for 2005. This increase reflects the higher SG&A and product development expenses discussed above.

Liquidity and Capital Resources

Overview

Authentidate’s operations and product development activities have required substantial capital investment to date. Authentidate’s primary sources of funds have been the issuance of equity and the incurrence of third party debt. In February 2004, Authentidate sold 5,360,370 common shares in private placements pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506, promulgated thereunder. Authentidate realized gross proceeds of approximately $73,700,000 from these transactions and received net proceeds of approximately $69,100,000 after payment of offering expenses and broker commissions. Authentidate has been using the cash raised in this financing to fund Authentidate’s operations and product development activities since that time.

For the nine months ended March 31, 2008, expenditures for equipment and other assets totaled approximately $555,000, software license expenditures totaled approximately $45,000 and capitalized software development expenditures totaled approximately $641,000. For the year ended June 30, 2007 such expenditures were $329,000, $444,000 and $1,530,000, respectively. Authentidate has developed and intends to continue to develop new services and applications to grow its business and address new markets.

Cash Flows

At March 31, 2008, cash, cash equivalents and marketable securities amounted to approximately $18,231,000 and total assets at that date were $34,954,000. These amounts have decreased since June 30, 2007 by $13,400,000 and $13,750,000, respectively, as Authentidate utilized cash principally to fund operating losses, product development activities, changes in working capital and capital expenditures for corporate infrastructure during the period ended March 31, 2008. Cash used for the period also includes expenditures of approximately $3,457,000 for incremental legal expenses and settlements, $335,000 for board projects and $692,000 for payment of accrued severance obligations. Authentidate expects to continue to use cash to fund operating losses, product development activities and capital expenditures for the foreseeable future.

Net cash used by operating activities was $12,112,000 for the nine months ended March 31, 2008, compared to $11,907,000 for the comparable period in 2007. This change reflects the $4,484,000 in incremental expenses discussed above which offset Authentidate’s working capital and expense management activities. For the year ended June 30, 2007 net cash used by operating activities was $14,852,000 compared to $13,743,000 for 2006. Incremental legal and severance expenditures for 2007 amounted to approximately $3,290,000 compared to $1,021,000 for 2006.

Net cash used by investing activities, excluding purchases and sales of marketable securities, was $1,241,000 for the nine months ended March 31, 2008, compared to $1,765,000 for the comparable period in 2007. This decrease is due primarily to the decrease in product development spending capitalized in fiscal 2008 and lower spending for software licenses. For the year ended June 30, 2007, net cash used by investing activities was $2,303,000 compared to $3,188,000 for 2006. This decrease reflects lower equipment expenditures and capitalized software during 2007.

Cash flows from financing activities for the nine months ended March 31, 2008 and 2007 and the years ended June 30, 2007 and 2006 were not significant.

Cash flows for discontinued operations were not significant for 2007 and 2006. Net proceeds from the sale of these operations amounted to approximately $2,300,000 in fiscal 2007.

To date Authentidate has been largely dependent on its ability to sell additional shares of its common stock or other securities to obtain financing to fund its operating deficits, product development activities and capital expenditures. Under Authentidate’s current operating plan to grow its business, its ability to improve operating cash flow has been highly dependent on the market acceptance of Authentidate’s offerings.

As discussed more fully in note 5 to the condensed consolidated financial statements included in this joint proxy statement/prospectus, Authentidate’s marketable securities consist of AAA rated auction rate securities in government insured student loan issues. These investments have become less liquid as a result of credit market conditions and Authentidate has not sold any of these securities since it redeemed some investments at par in April and May. At June 30, 2008, Authentidate had approximately $10.8 million invested in such securities and market conditions have not improved. Accordingly, Authentidate expects to record an unrealized impairment loss on these investments as of June 30, 2008.

Authentidate expects to fund the transaction discussed in the Overview section with available cash, long-term seller financing, Authentidate common stock and the stock of its wholly-owned subsidiary Authentidate International AG. The combined company’s primary future recurring cash needs will be working capital, capital expenditures and debt service. Although Authentidate will use substantially all of its available cash and marketable securities to complete the transaction, it believes that cash flows from combined company operations and available cash and borrowings of the combined company will be sufficient to meet the combined company’s recurring cash needs for at least the next twelve months. There can be no assurance, however, that this will be the case. If the combined company’s cash flows from operations are less than expected, Authentidate may need to incur additional debt or raise additional capital.

Authentidate’s (including the transaction post closing) future capital requirements may vary materially from those now planned. The amount of capital that Authentidate will need in the future will depend on many factors, including:

•	Authentidate’s relationships with suppliers and customers;

•	the market acceptance of Authentidate’s software and services;

•	the levels of promotion and advertising that will be required to launch Authentidate’s new offerings and achieve and maintain a competitive position in the marketplace;

•	price discounts on Authentidate’s software and services to its customers;

•	Authentidate’s pursuit of strategic transactions;

•	Authentidate’s business, product, capital expenditure and research and development plans and product and technology roadmaps;

•	the level of accounts receivable that Authentidate maintains;

•	capital improvements to new and existing facilities;

•	technological advances; and

•	Authentidate’s competitors’ response to its offerings.

Financing Activities

Authentidate has not engaged in any external financing activities in fiscal 2008, 2007 and 2006.

Other Matters

The events and contingencies described below have impacted or may impact Authentidate’s liquidity and capital resources.

Presently, 28,000 shares of Authentidate’s Series B preferred stock, originally issued in a private financing in October 1999, remain outstanding. As of October 1, 2004, Authentidate’s right to redeem these shares of Series B preferred stock is vested. Accordingly, Authentidate has the right to repurchase such shares at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends. The holder, however, has the right to convert these shares of preferred stock into an aggregate of 500,000 shares of Authentidate’s common stock at a conversion rate of $1.40. In the event Authentidate elects to redeem these securities, the holder will be able to exercise its conversion right subsequent to the date that Authentidate issues a notice of redemption but prior to the deemed redemption date as would be set forth in such notice. As of March 31, 2008, no shares of the Series B preferred stock have been redeemed.

As previously reported, Authentidate was the respondent in a proceeding arising out of Authentidate’s contractual relationships with Shore Venture Group, LLC alleging that Authentidate had infringed certain patent rights and other matters. Shore Venture Group had withdrawn from the proceeding a number of claims, including a claim for damages in connection with an alleged copyright infringement and that it has rights under one or more of Authentidate’s patent applications. As described in detail in the “Legal Proceedings” section, Authentidate received the decision of the arbitrators in this proceeding in December 2007 in which the arbitrators awarded the claimants damages in the amount $1,079,262 plus interest in the amount of $563,676. The arbitrators further awarded the claimants per diem interest of $303 from December 12, 2007 through the date the award was rendered. Following a post-hearing briefing, the arbitrators awarded the claimants attorneys’ fees of $241,038 on January 31, 2008. The full amount for this settlement was accrued as of December 31, 2007 and was paid in February 2008.

Between June and August 2005, several purported shareholder class and derivative actions were filed against Authentidate and certain current and former directors and former officers. The complaints and current status of these actions are described in detail under the caption “Legal Proceedings,” appearing in elsewhere in this Proxy Statement/Prospectus. Authentidate is unable to determine at this time whether these complaints will have a material adverse impact on its financial condition, results of operations or cash flow.

Commitments

Office Lease Commitments

Authentidate entered into the lease agreement for its executive offices on July 11, 2005. The lease is for a term of ten years and four months, with a commencement date of October 1, 2005 and covers approximately 19,700 total rentable square feet. The annual rent in the first year was $324,000 increasing to $512,000 in year 2 and increasing at regular intervals until year 10 when the annual rent will be approximately $561,000. The lease also provides Authentidate with a one-time option to renew the lease for a term of five years at the then-current market rate. Authentidate also has an option to terminate the lease five years and four months after the commencement date upon 12 months prior notice to the Landlord. If Authentidate exercises this option, it would be required to pay an early termination fee of approximately $568,000. As part of the lease agreement, Authentidate posted a letter of credit securing its lease payments of approximately $512,000.

The offices of Authentidate’s subsidiary Authentidate International, AG are located at Rethelstraße 47, D-40237 Dusseldorf. Authentidate leases approximately 1,052 square meters at an annual rent of approximately $300,000 pursuant to a lease agreement dated December 28, 2007. The lease is for a term of five years and two months commencing on May 1, 2008 and provides Authentidate with options to renew the lease for two additional five year terms at the then-current market rate.

Severance and Other Commitments

On January 9, 2006, Authentidate entered into a Termination Agreement and a separate consulting agreement with John J. Waters, Authentidate’s Executive Vice President–Chief Administrative Officer and a member of Authentidate’s board of directors. Pursuant to the Termination Agreement, Mr. Waters relinquished his employment position in favor of a consulting relationship, effective as of January 1, 2006. Authentidate agreed to pay and/or provide to Mr. Waters (a) an amount of approximately $350,000, in accordance with the terms and conditions of the consulting agreement; (b) an amount of $5,000 for attorneys’ fees; and (c) the accelerated vesting of all options granted to him, along with the continuation of the exercise period for the duration of their original term. Mr. Waters continues to serve on Authentidate’s board of directors. The full cost of this arrangement was accrued in fiscal 2006 and paid in full by September 30, 2006.

On January 26, 2006, Authentidate entered into a Termination Agreement with Dennis H. Bunt, Authentidate’s Chief Financial Officer, and he resigned his position effective April 30, 2006. Pursuant to the Termination Agreement, Authentidate agreed to pay and/or provide Mr. Bunt (a) a severance payment of approximately $315,000, payable in equal installments over a period of twenty-four months; (b) an additional payment of $33,000 as additional severance and reimbursement of certain expenses; and (c) the accelerated vesting of all options granted to him and the continuation of the exercise period in which he may exercise such options. The full cost of this arrangement was accrued in fiscal 2006 and was paid in full by April 30, 2008.

On November 26, 2007, Authentidate’s Board of Directors appointed Mr. O’Connell Benjamin to the office of President, effective immediately. Mr. Benjamin’s appointment fills one of the positions formerly held by Mr. Suren Pai, who ceased serving as Authentidate’s President and Chief Executive Officer as of such date. Pursuant to the employment agreement Authentidate had with Mr. Pai, in connection with the cessation of his employment with Authentidate, Mr. Pai is entitled to: (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to the sum of (i) 12 months of the greater of (A) his base salary in effect on the termination date and (B) the highest base salary in effect at any time during the ninety (90) day period to the date of termination; and (ii) an additional severance payment of $187,500; and (c) continued participation in Authentidate’s benefit plans through the end of the month of the one-year anniversary of the termination of his employment. In addition, pursuant to his employment agreement, the options Authentidate granted Mr. Pai under such employment agreement which vested as of the date of termination, plus 200,000 options, are deemed vested and exercisable for two years from the date of termination. The full cost of this arrangement was accrued during the quarter ended December 31, 2007.

In connection with his promotion, Mr. Benjamin’s base salary was increased to $290,000 effective January 1, 2008 and he will be entitled to a discretionary performance-based bonus for the 2008 fiscal year in the discretion of Authentidate’s Management Resources and Compensation Committee. Mr. Benjamin was also granted options to purchase 100,000 shares of Authentidate’s common stock at an exercise price of $1.25. These options vest over a three year period commencing on the first anniversary of the date of grant and expire ten years from the grant date. Authentidate’s Management Resources and Compensation Committee has approved an employment agreement with Mr. Benjamin with the following principal terms:

•	Annual base salary of $290,000.

•

Annual bonus potential targeted at 50% of base salary, in the discretion of the Board, or if the Board so designates, the Management Resources and Compensation Committee of the Board based on the annual performance of Authentidate.

•

In the event of the termination of Mr. Benjamin’s employment by Authentidate without “cause”, or by Mr. Benjamin for “good reason”, as such terms are to be defined in Mr. Benjamin’s employment agreement or, if upon the expiration of the agreement his employment is not renewed, he would be entitled to: (a) all compensation accrued but not paid as of the termination date; (b) a severance payment equal to twelve months of his base salary in effect as of the termination date; and (c) continued participation in Authentidate’s benefit plans (or comparable plans) until the end of the month of the one-year anniversary of the termination of his employment.

•

In the event of a change of control, Mr. Benjamin would have the right to terminate his employment with Authentidate for any reason within a limited period of time following the change of control and such termination would be deemed for good reason. In such an event, Authentidate would be required to pay him the amounts described in the immediately preceding paragraph. Further, in the event of such a termination, the 100,000 options granted to Mr. Benjamin described above would be deemed vested and exercisable for an extended period following the termination date.

•	If Mr. Benjamin’s employment is terminated by Authentidate for “cause” he will not be entitled to any further compensation or benefits other than his accrued and unpaid compensation.

•

The employment agreement will contain confidentiality obligations that survive termination and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Benjamin’s employment.

Contractual Commitments

A summary of the contractual commitments associated with Authentidate’s lease obligations as of March 31, 2008 is as follows (in thousands):

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Total operating leases	$6,110	$901	$2,732	$1,448	$1,029

Off-Balance Sheet Arrangements

Authentidate has not created, and is not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of Authentidate’s business that are not consolidated into Authentidate’s financial statements. Authentidate does not have any arrangements or relationships with entities that are not consolidated into Authentidate’s financial statements that are reasonably likely to materially affect Authentidate’s liquidity or the availability of its capital resources. Authentidate has entered into various agreements by which Authentidate may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which Authentidate customarily agrees to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as intellectual property rights. Payments by Authentidate under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by Authentidate and to dispute resolution procedures specified in the particular contract. Further, Authentidate’s obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, Authentidate may have recourse against third parties for certain payments made by Authentidate. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of Authentidate’s obligations and the unique facts of each particular agreement. Historically, Authentidate has not made any payments under these agreements that have been material individually or in the aggregate. As of March 31, 2008, Authentidate is not aware of any obligations under such indemnification agreements that would require material payments.

Effects of Inflation and Changing Prices

The impact of general inflation on Authentidate’s operations has not been significant to date and Authentidate believes inflation will continue to have an insignificant impact on Authentidate.

Present Accounting Standards Not Yet Adopted

In September 2006, the FASB issued Financial Accounting Standard (FAS) No. 157, “Fair Value Measurements”. FAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value. FAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for certain nonfinancial assets and liabilities as to which the date is November 15, 2008. At March 31, 2008, Authentidate was evaluating the impact of this standard on its Consolidated Financial Statements.

In February 2007, the FASB issued Financial Accounting Standard (FAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. FAS No. 159 provides an option to report selected financial assets and financial liabilities using fair value. The standard establishes required presentation and disclosures to facilitate comparisons with companies that use different measurements for similar assets and liabilities. FAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption allowed only if FAS No. 157 is also adopted. At March 31, 2008, Authentidate was evaluating the impact of this standard on its Consolidated Financial Statements.

In December 2007, the FASB issued Financial Accounting Standard (FAS) No.141 (Revised 2007), “Business Combinations”. Under FAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. FAS 141R also changed the accounting treatment for certain specific items, including: acquisition costs will generally be expensed as incurred; non controlling interests will be valued at fair value at the acquisition date; acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Authentidate is currently evaluating the impact of this standard on its Consolidated Financial Statements.

In December 2007, the FASB issued Financial Accounting Standard (FAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”. FAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. FAS No.160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. FAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. FAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. Authentidate is currently evaluating the impact of this standard on its Consolidated Financial Statements.

In May 2008, the FASB issued Financial Accounting Standard (FAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. FAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are in conformity with generally accepted accounting principles for nongovernmental entities. Authentidate is currently evaluating the impact of this standard on Authentidate’s Consolidated Financial Statements. Statement 162 is effective 60 days following the SEC’s approval of the PCAOB amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”.

Quantitative and Qualitative Disclosures about Market Risk

Authentidate has approximately $12,352,000 invested in high quality investments as of March 31, 2008. Although these investments have become less liquid as a result of current credit market conditions, Authentidate does not believe that any of Authentidate’s financial instruments have significant risk associated with market sensitivity. For more information on these investments see note 5 to Authentidate’s condensed consolidated financial statements included in this Proxy Statement/Prospectus. Authentidate is not exposed to significant financial market risks from changes in foreign currency exchange rates and is only minimally impacted by changes in interest rates. However, in the future, Authentidate may enter into transactions denominated in non-U.S. currencies or increase the level of Authentidate’s borrowings, which could increase Authentidate’s exposure to these market risks. Authentidate has not used, and currently does not contemplate using, any derivative financial instruments.

Interest Rate Risk

At any time, fluctuations in interest rates could affect interest earnings on Authentidate’s cash and marketable securities. Authentidate believes that the effect, if any, of reasonably possible near term changes in interest rates on Authentidate’s financial position, results of operations, and cash flows would not be material. Currently, Authentidate does not hedge these interest rate exposures. The primary objective of Authentidate’s investment activities is to preserve capital. Authentidate has not used derivative financial instruments in Authentidate’s investment portfolio.

At March 31, 2008, Authentidate’s unrestricted cash and marketable securities totaled $18,231,000 of which approximately $5,401,000 was invested in commercial paper and money market accounts and approximately $12,352,000 was invested in auction rate securities. The remainder of Authentidate’s cash was in non-interest bearing checking accounts used to pay operating expenses. For more information on these investments see note 5 to Authentidate’s condensed consolidated financial statements included in this joint proxy statement/prospectus.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Authentidate’s President and Chief Financial Officer, after evaluating the effectiveness of Authentidate’s disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) as of March 31, 2008, have concluded that, based on the evaluation of these controls and procedures, Authentidate’s disclosure controls and procedures were effective at the reasonable assurance level to ensure that information required to be disclosed by Authentidate in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to Authentidate’s management, including Authentidate’s President and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Authentidate’s management, including its President and Chief Financial Officer, do not expect that Authentidate’s disclosure controls and procedures or Authentidate’s internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Authentidate’s company have been detected. Authentidate’s management, however, believes its disclosure controls and procedures are in fact effective to provide reasonable assurance that the objectives of the control system are met.

Changes in Internal Control over Financial Reporting

As previously reported, on November 26, 2007, Authentidate appointed O’Connell Benjamin as its President to replace the former Chief Executive Officer. Inherent with changes in management is a change in understanding of the control environment, the business processes and internal controls. Authentidate believes that the integration of the new President has been successful.

Other than as described above, there was no change in Authentidate’s system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) during Authentidate’s period ended March 31, 2008 that has materially affected, or is reasonably likely to materially affect, Authentidate’s internal control over financial reporting.

INFORMATION ABOUT PARASCRIPT

Overview

Parascript is a limited liability company formed in 1996 under the laws of Wyoming and is a developer of intelligent pattern recognition software which can be used in a variety of applications. Parascript’s intelligent recognition technology mimics human thinking patterns and is based on cognitive science, pattern recognition, neural networks and artificial intelligence. Applying Parascript’s intelligent recognition technology to image based data, a user can automatically and accurately capture all character types, cursive handwriting, and handprint and machine print from forms, checks, and all types of mail. After data capture, the software interprets the mass of data, and makes patterns and contextual meanings clear. Finally, the data is transformed into accurate and actionable electronic information.

Currently, commercial and government organizations use Parascript’s intelligent recognition technology for mail processing, check and remittance processing, fraud detection and prevention, and forms processing.

Parascript’s products are designed to increase productivity while reducing costs using the intelligent recognition software originally developed in Russia nearly two decades ago. Parascript’s products are normally integrated into the software systems of other companies to provide for the information flow from the original documents to the application using the information. Parascript has directed its product development efforts to allow for its software to be compatible with an extensive number of devices and operating systems.

Parascript’s revenue stream consists of licenses, royalties and usage fees for various products, and maintenance and other professional fees associated with the installation and usage of the products. Parascript’s primary market focus is in the area of mail sorting and related services with Parascript’s products being used extensively by the United States Postal Service, several foreign postal services and numerous companies in their mailing and shipping services. Although other companies compete in the mail sorting and address recognition market, Parascript has continued to maintain a substantial share of this market due to the high level of performance of Parascript’s products. In Parascript’s second largest market, the financial services industry, Parascript’s products are used in various check and remittance processing applications. In this market, software solutions are used to read the various pieces of information on a check or remittance receipt. Of special interest is the recognition of the “legal amount” (commonly referred to as LAR) on checks which is the handwritten representation that spells out how much the check is worth. Parascript’s products are also used to verify the quality of the digital image and to provide fraud prevention functions including signature verification.

A former Parascript subsidiary, Evernote Corporation (formerly Pen & Internet, LLC), has been spun-off to the Parascript unitholders. On December 20, 2005, Parascript’s ownership in Evernote Corporation was distributed to the Parascript preferred unitholders in accordance with Parascript’s Fourth Amended Operating Agreement. Parascript has retained no equity or other economic or cash flow interest in Evernote Corporation.

Products

Parascript offers a wide range of software products based on its intelligent recognition technologies to a number of diverse customers. Demand for its products is driven by the desire to process information more quickly, at lower cost and with greater accuracy. Upon consummation of the merger, New Authentdate intends to integrate the technologies of the two companies to enhance its offerings and to increase the value they represent to its customers.

Parascript’s products are grouped into four basic categories including:

•	check and payment processing

•	forms processing

•	fraud detection and prevention

•	mailing and shipping.

Check and Payment Processing. These products automate check courtesy amount and legal amount recognition (CAR/LAR), check number, payee block and MICR lines, verify signature presence, locate payor blocks and ensure that images meet rigid quality and usability assurance tests. These products include:

•

CheckPlus®: Developed for banks, financial institutions and payment processors, CheckPlus® enables efficient processing of digitized check images and makes sense of the important data encountered on checks.

•

CheckUsability®. Addresses the opportunities presented by the federal legislation known as “Check 21.” It analyzes personal and business checks for scanning distortions, field entry mistakes and provides an automatic analysis of field readability.

•

SignatureXpert®. Detects signature presence and verifies signatures on checks and other documents and reveals all types of signature fraud, including random and skilled forgery. It is easily integrated with applications that require signature verification.

Forms Processing. These products allow businesses to process all types of forms. The tools contained in the product allow for integrated keying as well as adjustable quality control and error checking. The software is designed so new applications can be implemented with minimal setup while allowing for customization to address high-volume, highly complex form processing. These products include:

•

FormXtra® Enterprise. Provides all software modules required for a complete forms processing workflow, including intelligent recognition, form definition and registration, dynamic quality control, data keying module, reporting and administration tools.

•

FormXtra® Standard. Enables customized form processing by combining Parascript’s flagship intelligent recognition technology with a form definition module. Integrators can tailor specific solutions by identifying form fields and defining formats of extracted data.

•

FieldScript®. Reads all styles of text including cursive, handprint, machine print, or any combination. FieldScript® also recognizes nearly all form field type, including name, address, amount, and check boxes.

Fraud Detection and Protection. The fraud protection products are designed to combat the growing various forms of check fraud. Two of the products deal with signature verification which can be done in a payment processing center or on-line in real time. In addition, Parascript offers a product which examines the check layout itself for potential fraudulent check stock. These products include:

•	SignatureXpert®. Detects signature presence and verifies signatures on checks and other documents and identifies types of signature fraud, including random and skilled forgery.

•

SignatureOnline™. Offers dynamic verification of signatures in an on-line environment. The product delivers superior performance by combining spatial characteristics analysis with behavioral biometrics of hand written signatures resulting in efficient detection of signature fraud, including skilled forgery.

•	CheckStock®. Provides an element of “fail safe” fraud detection, by detecting potentially counterfeit checks.

Mailing and Shipping. These products are used in address recognition for sorting mail and parcels, verifying and correcting zip codes, locating and recognizing addresses and sorting incoming mail and parcels. These products may be used in both governmental and commercial applications. These products include:

•

AddressScript®. Provides automatic recognition of a complete U.S. mailing address as it appears on letter envelopes, flats, parcels or mailing labels and is uniquely able to handle all types of address data including machine print, handprint and cursive. AddressScript® automatically recognizes and cross-validates U.S. mailing addresses against the USPS database, ensuring deliverability of up to 250 million pieces of mail per day. Versions of AddressScript® have been delivered to a number of foreign posts as well as the United States Postal Service.

•	AddressSelect™. Is a high-performance address validation engine that reduces incorrect address entries so postage discounts and compliance with USPS guidelines are realized.

•

AddressParcel®. Uses the proven intelligent recognition technology implemented in Parascript’s flagship AddressScript® software to recognize the destination address on packages with the highest read rates available in the industry enabling them to function in a fully automated environment.

•

AddressLocator®. Tackles the challenges associated with locating address blocks on parcel images which allows postal and shipping agencies to process greater volumes of mail more accurately and quickly.

•	InMailRouter®. Addresses the labor-intensive sorting of incoming mail by automatically reading and sorting the entire spectrum of mail, including letters, postcards and flats to reduce labor costs.

Research and Development

Parascript believes that technical leadership is essential to its success and expects to continue to commit substantial resources to research and development. Parascript’s future success will depend in large part on its ability to enhance existing products, respond to changing customer requirements and develop and introduce new products in a timely manner that keep pace with technological developments and emerging industry standards.

Parascript’s recent major research and development initiatives include, but are not limited to:

•	Continuing to refine and develop existing products to maintain technological position in the industries that Parascript serves;

•	Developing uses for the pattern recognition software which will allow Parascript to create and/or enter new markets; and

•	Modifying existing products to run on new versions of operating systems as they are released and adopted by Parascript’s customer base.

Marketing, Sales and Distribution

Parascript’s products are marketed primarily through integrators and strategic relationships and resellers. End users of Parascript’s products include domestic and international postal organizations, several large banking and remittance processing companies, leading global corporations and small and medium sized enterprises around the world operating in a wide variety of industries.

Integrators and Strategic Relationships. The primary method of distribution is through third parties that integrate Parascript’s software products with other software products to form an integrated solution to a customer’s processing needs. In general, Parascript receives a fee for each sublicense of its products granted by its partners as well as maintenance fees and, in some instances, royalties.

Direct Sales. Parascript does limited direct marketing of its own products, including advertising, trade shows, web sites and promotional material. The primary objective of these marketing efforts is to create demand for Parascript’s products, to educate companies in targeted industries about the benefits of using Parascript’s software and to identify targeted sales opportunities.

Resellers. A third element of the sales and distribution strategy is the use of resellers. These companies incorporate Parascript’s software and engines in their products and sell the combined products under their own brand names. Parascript receives sublicense fees, usage royalties and maintenance fees from the reseller for the licensing and on-going use of the products.

Maintenance and Technical Support

Parascript believes that providing a high level of customer service and technical support is critical to customer satisfaction and its success in increasing the adoption rate of its solutions. Most of its integrators, strategic partners and direct customers have maintenance and technical support agreements with Parascript that provide for fixed fee, renewable annual maintenance and technical support, consisting of technical and emergency support, bug fixes and product upgrades. Some of the value-added resellers, system integrators and original equipment manufacturers that offer Parascript’s products also provide customer technical support for its products through an arrangement whereby the partner handles the initial customer contact and Parascript provides secondary support and engineering assistance.

Intellectual Property Rights/Protective Measures

Parascript’s intellectual property is an important and valuable asset that enhances its competitive position. Parascript relies on patents, trademarks and trade secret laws, confidentiality procedures, contractual obligations and other measures to protect its proprietary information.

In addition to the legal protections applicable to trademarks, patents and copyrights, Parascript employs technological measures to monitor the use of its software and to protect it against unauthorized use, copying and disclosure. In this regard, Parascript increasingly uses “soft lock” software which allows Parascript to gather information on the usage or access to the software for purposes of calculating and verifying royalties and license fees owed for use of the software.

As part of Parascript’s confidentiality procedures, it generally enters into non-disclosure agreements with its employees, distributors, and integrators. Parascript’s license agreements all include confidentiality obligations with respect to software, documentation and other proprietary information. These license agreements are generally non-transferable without Parascript’s consent. Parascript also employs appropriate measures to protect its facilities, equipment and networks.

Trademarks, Patents and Copyrights

“Parascript” and the Parascript logo are trademarks or registered trademarks in the United States and other countries. In addition to “Parascript” and the Parascript logo, it has used, registered and/or applied to register other specific trademarks and service marks to help distinguish its products, technologies and services from those of its competitors in the U.S. and foreign countries and jurisdictions. Parascript enforces its trademark, service mark and trade name rights both in the U.S. and abroad. The duration of Parascript’s trademark registrations varies from country to country and in the U.S. Parascript generally is able to maintain its trademark rights and renew any trademark registrations for as long as the trademarks are in use.

Parascript’s software and related documentation are protected by copyrights. Parascript has several U.S. issued patents and pending patent applications which relate to various aspects of its products and technology. Parascript filed its first patent application in July 1999 and its most recent application in January 2008. In addition, Parascript has applied for patents in a number of foreign jurisdictions based on existing patents in the United States.

Parascript has several U.S. issued patents and pending patent applications which relate to various aspects of its products and technology. The duration of its patent for the U.S. is typically 17 years from the date of issuance of the patent or 20 years from the date of filing of the patent application resulting in the patent, which Parascript believes is adequate relative to the expected lives of its products. In addition, the Company has applied for patents in a number of foreign countries based on existing patents in the United States.

Parascript’s products are protected under U.S. and international copyright laws and laws related to the protection of intellectual property and proprietary information. Parascript takes measures to label such products with the appropriate proprietary rights notices and is actively enforcing such rights in the U.S. and abroad. However, these measures may not provide sufficient protection, and Parascript’s intellectual property rights may be infringed or the validity of these rights may be challenged. While Parascript believes that its ability to maintain and protect its intellectual property rights is important to its success, it also believes that its business as a whole is not materially dependent on any particular patent, trademark, license or other intellectual property right.

PARASCRIPT ‘S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Parascript’s consolidated financial statements and accompanying notes, which appear elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this joint proxy statement/prospectus, Parascript’s actual operating results, financial condition, business performance or any other aspect may differ materially from those anticipated in these forward-looking statements.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand Parascript’s historical results and anticipated future outlook prior to the close of the proposed business combination with Authentidate. This MD&A is provided as a supplement to, and should be read in conjunction with Parascript’s consolidated financial statements and accompanying notes.

Parascript develops, licenses and distributes intelligent pattern recognition software which interprets human thinking and behavioral patterns based on cognitive science, pattern recognition, neural networks and artificial intelligence. Parascript’s software effectively applies its technology to allow a user to automatically and accurately capture all character types, cursive handwrinting, handprint and machine print from forms, checks, and mail. The software interprets the data to make patterns and contextual meanings clear, and to transform the data into accurate and actionable electronic information, all the while dramatically reducing the costs associated with manual data entry.

Parascript’s software is compatible with a wide number of devices and operating systems and is often integrated into customer software solutions or used in OEM scanning devices. Parascript’s revenues have been growing since since 2001, and exceeded $22 million in 2007.

The primary implementation of Parascript’s software has been for mail sorting, handling, routing and shipping functions. This application of Parascript’s software is used by the United States Postal Service, several foreign postal services and numerous large corporations. Parascript’s software is also implemented for check and remittance authentication and processing functions by end users such as banks and retail stores. A further implementation of Parascript’s software is by governmental and commercial end users to automate the entry and processing of a large variety of forms, such as applications, and forms used in human services and benefits administration departments. End users of Parascript’s software include corporations, banking and remittance processing institutions, domestic and foreign governmental agencies, and a number of medium-sized to large enterprises around the world in a variety of industries.

Parascript’s revenue is derived from various types of software licensing fees, professional services fees, and ongoing maintenance services fees, with these services provided most commonly to its software resellers and strategic partners, and occasionally directly to end users. This structure often involves a continuing revenue stream from a single licensing transaction or installation.

Parascript’s marketing and sales force is relatively small as most of its sales come through integrators and strategic partnerships. Parascript’s fee structure typically includes any combination of an ongoing royalty or license fee, software usage fees, and periodic maintenance service fees.

Parascript invests significantly in research and development activities. In addition to maintaining its technological edge in its current markets, Parascript’s research and development efforts are directed toward developing new applications for the intelligent pattern recognition software in new markets. This involves developing new features and functionality for existing products and integrating existing products into new products and applications of its strategic partners. Research and development costs are included in operating expenses.

Seasonality

As is typical for many software companies, Parascript’s business is seasonal. Product sales are generally higher in its fourth fiscal quarter. In addition, Parascript generally receives a higher volume of sales orders in the last month of a quarter, with orders concentrated in the later part of that month. Parascript believes that this seasonality primarily reflects customer spending patterns and budget cycles. Product revenue generally lags several months behind the sales orders because product revenue is not recognized until a system is installed and operational and other revenue recognition criteria are met.

In addition to seasonality, Parascript can experience fluctuations in their annual sales volumes as revenues are often associated with large opportunities subject to delays caused by circumstances beyond the control of Parascript. Because most of the Company’s expenses are of a relatively fixed nature, the Company does not significantly reduce expenses in years in which revenue is lower due to either fewer contracts or the non-completion of contracts signed during the year so that the revenue is recognized in subsequent years. The primary reason for this is the desire to improve the quality of the product and on-going research to retain the higher revenue levels in peak years.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of generally accepted accounting principles that require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements. We believe that the policies set forth below may involve a higher degree of judgment and complexity in their application than our other accounting policies and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. Our significant accounting policies are presented within Note 2 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Impairment of Long-Lived Assets

The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine whether its long-lived assets, including property and equipment, are impaired. Such assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is not recoverable. If events or circumstances indicate that the carrying amount of an asset may not be recoverable, management makes an assessment of its recoverability by comparing the asset’s carrying amount to its estimated undiscounted future cash flows, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, the Company recognizes an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset. Based on periodic tests of recoverability of long-lived assets for the years ended December 31, 2007, 2006 and 2005, the Company has determined that there was no impairment of long-lived assets. Accordingly, no impairment losses were recorded during the years ended December 31, 2007, 2006 and 2005.

Revenue Recognition

The Company generates revenue from software licenses, various integrator and original equipment manufacturer (“OEM”) arrangements, and professional services arrangements. The Company recognizes revenue in accordance with AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended and interpreted by AICPA SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants (“AICPA”).

Revenue from the initial license fees of the Company’s software products is recognized upon receipt of an executed license agreement containing a fixed or determinable license fee, delivery of the software, and acceptance by the customer, provided that the collection of the license fee is probable and payment is due within 12 months. Software maintenance revenue related to software licenses is recognized ratably over the term of each maintenance agreement.

For software arrangements with multiple elements, the Company applies the residual method prescribed by AICPA SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance and support, training, and limited professional services, is deferred based on vendor-specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and support as stipulated in the related customer arrangement). Revenue applicable to the delivered elements is deemed equal to the remaining amount of the fixed contract price. Assuming none of the undelivered elements is essential to the functionality of any of the delivered elements, the Company recognizes the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for these elements have been met. Certain of the Company’s software license arrangements result in deferring all revenue and recognizing the revenue ratably over the term of the arrangement.

Royalty revenue is derived from the licensing of the Company’s software products to third parties who (i) publish the software, (ii) bundle the software with their own products, or (iii) incorporate such software into their products. Royalty revenue is recognized upon notification to the Company by these third parties of the number of units of such third-party products sold and the royalty to be paid.

Revenue related to services is generally recognized as the services are provided and amounts due from customers are deemed collectible and are contractually nonrefundable.

Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue in the accompanying consolidated balance sheets.

Financial Instruments and Credit Risk Concentration

Financial instruments that potentially subject the Company to concentration of credit risk are primarily trade receivables, notes receivable and cash and cash equivalents. The Company performs initial and ongoing credit evaluations of its customers’ financial condition and generally requires no collateral, except deposits. At December 31, 2007 and 2006, two and four customers made up 79% and 88%, respectively, of the outstanding accounts receivable, substantially all of which was collected subsequent to the end of each period. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. At December 31, 2007 and 2006, management has determined that all accounts receivable will be collected, and therefore, no allowance for doubtful accounts has been established.

At December 31, 2007 and 2006, the Company had two outstanding related party notes receivable totaling $2,635,000 and $2,570,000, respectively which resulted from cash advances made to two principal members. The notes, which as of December 31, 2007 and 2006 respectively had individual balances of $175,000 and $110,000 and $2,460,000 and $2,460,000, are due along with accrued interest on December 31, 2008. Both notes are uncollateralized and accrue interest on a monthly basis at an annual percentage rate of 11.25%. Accrued interest receivable relating to these notes amounted to approximately $505,000 at December 31, 2007. For purposes of financial statement presentation, the notes receivable balances and related accrued interest have been offset against members’ equity (deficit).

At December 31, 2007 and 2006, the Company’s cash equivalents were primarily invested in money market accounts. The Company maintains the majority of its cash balances in the form of deposits and money market accounts. At times these deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

The Company maintains certain cash balances in Russian ruble-based demand deposit accounts, which carry certain credit risks associated with fluctuating currency exchange rates. The Company mitigates these risks by ensuring cash held in these accounts is sufficient only for immediate operating needs. The Company periodically reviews the creditworthiness of the financial institutions with which it maintains balances. During the years ended December 31, 2007, 2006 and 2005, the Company entered into several foreign service contracts denominated in Euros. The exchange rate gain (loss) on these contracts totaled $15,000, $29,000 and ($46,000) for the years ended December 31, 2007, 2006 and 2005, respectively, which is included in other income in the accompanying, consolidated statements of operations. During the years ended December 31, 2007, 2006 and 2005, the Company recorded no foreign exchange gain or loss associated with its operations in Russia.

Research and Development—Software Development Costs

Research and development costs are expensed as incurred and consist of salaries and other direct costs. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. The Company’s software products are deemed to be technologically feasible at the point a working model of the software product is developed, which is generally at or near the point the Company commences field testing of the software. Through December 31, 2007 for the products developed by the Company, the period from field-testing to general customer release of the software has been brief, and accordingly, the Company has not capitalized any software development costs in the accompanying consolidated financial statements.

Income Taxes

Parascript, LLC and its wholly-owned subsidiaries are limited liability companies. Parascript, LLC was formed under the provisions of the laws of the state of Wyoming, while its wholly-owned subsidiaries were formed under the provisions of the laws of the state of Colorado. Under the provisions of both states, the Company does not pay federal or state corporate income taxes on its taxable income. Income is reported on the members’ individual federal and state income tax returns. Accordingly, no income tax provision has been recorded for these entities in the accompanying consolidated financial statements.

PMI is a taxable corporation and is subject to both federal and state income taxes. Accordingly, PMI reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the financial reporting carrying amounts and the tax basis amounts of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in the net deferred tax assets and liabilities.

Accounting for Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value method of accounting for share-based compensation arrangements in accordance with FASB Statement No. 123R, Share-Based Payment (“SFAS 123R”), using the modified prospective method of transition. Under the provisions of SFAS 123R, the estimated fair value of options granted under the Company’s Stock Option Plan (the “Option Plan”) is recognized as compensation expense over the requisite service period. Compensation expense is recognized based on the estimated fair value of the share based compensation on the date of grant. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS 123R for all share-based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and that remain unvested on the date of adoption.

The Company recorded $118,000 and $118,000 of total share-based compensation expense for the years ended December 31, 2007 and 2006, respectively as required by the provisions of SFAS 123R. The share-based compensation expense associated with stock options is amortized on a straight-line basis over the requisite service period which is typically equal to the vesting period. During the year ended December 31, 2005, the Company recorded $163,000 of stock based compensation expense pursuant to APB 25.

Under the modified prospective method of transition under SFAS 123R, the Company is not required to restate its prior period financial statements to reflect expensing of share-based compensation under SFAS 123R.

For purposes of determining estimated fair value under SFAS 123R, the Company has computed the estimated fair values of the stock options granted using the Black-Scholes option pricing model. As of December 31, 2007, there is only one stock option outstanding (vested or unvested). This option vests over 48 months and was immediately exercised when issued under a call agreement wherein the Company has the right to collect any proceeds received from the ownership of the stock should the employee not become fully vested in the stock option. The risk free interest rate was based upon the yield curve for the ten year U.S. Treasury Bond on the date of the grant. The expected life used in the valuation was based upon historical experience and post vesting exercise patterns. The Company’s volatility estimate was 0%, which was largely due to the fact that the Company is privately held. The intrinsic values of the shares and estimated fair market value are based on the merger offer received, accepted in 2006 and subsequently terminated in January 2007.

The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because the Company’s stock nor its options are publicly traded, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its employee stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which may result in changes to these assumptions and methodologies, and which could materially impact the Company’s fair value determination.

Through December 31, 2005, the Company accounted for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has elected to continue to apply the intrinsic-value, based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123 (SFAS No. 148). Accordingly, compensation cost has been recognized for stock options granted with an exercise price below the estimated fair value of the underlying shares on the measure date.

Results of Operations

Three months ended March 31, 2008 compared to the three months ended March 31, 2007

The following tables summarize our historical results of operations for the three months ended March 31, 2008 compared to the three months ended March 31, 2007 and our expenses as a percentage of revenue for the period indicated:

	Three Months Ended March 31,		Change
	(in thousands)
	2008	2007	$	Percent
Historical results of operations
Software licenses	$1,535	$1,968	$(433)	-22.0%
Royalties	726	825	(99)	-12.0%
Development, support and professional services	584	520	64	12.3%

Total revenue	2,845	3,313	(468)	-14.1%

Costs of revenue	304	365	(61)	-16.7%
Research and development	2,234	1,907	327	17.1%
Sales and marketing	642	887	(245)	-27.6%
General and administrative	1,033	1,132	(99)	-8.7%

Loss from operations	(1,368)	(978)	(390)	39.9%
Other income (expense), net	58	31	27	87.1%

Loss before income taxes	(1,310)	(947)	(363)	38.3%
Income taxes	—	—	—	0.0%

Net loss	$(1,310)	$(947)	$(363)	38.3%

	Three Months Ended March 31,
	2008	2007
Expenses as a percentage of revenue
Total revenue	100.0%	100.0%

Costs of revenue	10.7%	11.0%
Research and development	78.5%	57.6%
Sales and marketing	22.6%	26.8%
General and administrative	36.3%	34.2%

Loss from operations	-48.1%	-29.5%
Other income (expense), net	2.0%	0.9%

Loss before income taxes	-46.0%	-28.6%
Income taxes	0.0%	0.0%

Net loss	-46.0%	-28.6%

Total revenue declined by $468,000 or 14.1% from $3,313,000 in 2007 to $2,845,000 in 2008. Software licenses associated with the FormXtra® product line declined from $1,546,000 in 2007 to $30,000 in 2008 due to several large contracts that were completed in 2007. This was partially offset by an increase of $883,000 from none on the AddressScript® product and an increase of $230,000 from $237,000 in the CheckPlus® product line. The decline in royalties was due to a decline of $52,000 from $604,000 to $552,000 in the AddressScript product line and of $17,000 from $147,000 to $130,000 in the CheckPlus® product line. We currently do not feel this is a business trend, but a normal business fluctuation as these fees are generated primarily from software usage and we have experienced neither a reduction in customers nor is there a known trend toward lower volume in these industries. Our decline in development, support and professional services is primarily because of the completion and recognition of revenue from development fees on an AddressScript® project. These projects are normally non-recurring so fluctuations are normal.

Costs of revenue declined by $61,000 or 16.7% from $365,000 in 2007 to $304,000 in 2008. This is primarily due to a decline in payroll related expenses from $276,000 in 2007 to $251,000 in 2008 and a decline of $8,000 in direct cost of goods sold. This expense is the most closely related to revenue levels and the percentage of revenue remained relatively consistent from period to period. The completion of the development project related to the above mentioned reduction in development income would also be reflected in higher costs in 2007.

Research and development increased by $327,000 or 17.1% from $1,907,000 in 2007 to $2,234,000 in 2008. The increase is primarily related to salary related expenses in the Moscow research facility which increased from $407,000 in 2007 to $607,000 in 2008 or $200,000. This related to significant inflation in the Russian economy and a weakening of the dollar against the Russian Ruble. Because we fund our Russian operation monthly based on expense requests prepared by them, these factors show up directly in expenses which are recorded in US dollars as opposed to being a foreign exchange gain or loss which we would have if we maintained our Russian records in rubles and reconciled the intercompany account which would yield the exchange gain or loss. Other Moscow expenses which increased as a result of a weaker dollar and inflation included rent which increased by $21,000, computer supplies which increased by $12,000 and taxes which increased by $17,000.

Sales and marketing declined by $245,000 from $887,000 in 2007 to $642,000 in 2008 or 27.6%. This was primarily due to a decrease in personnel costs in sales which declined from $498,000 to $382,000 or $116,000. The decrease related to lower commissions due to fewer sales during the quarter and the elimination of the sales staff of the AIS subsidiary which is being eliminated. Related to the elimination of AIS sales staff, other AIS sales department expenses including supplies, travel and telephone declined from $78,000 in 2007 to $31,000 in 2008 or $47,000. Marketing expenses for the AIS subsidiary were also significantly reduced, particularly trade show expenses which declined from $95,000 to $28,000 or $67,000 and advertising which declined from $28,000 to $3,000. Offsetting this were additional expenditures in 2008 for web hosting and market research totaling $38,000. Overall, marketing expenses declined by $62,000 from 2007 to 2008.

General and administrative expenses declined by $99,000 or 8.7% from $1,132,000 in 2007 to $1,033,000 in 2008. A significant portion of this decrease related to the ramping down of AIS which resulted in $44,000 in reduced expenses during 2008. In addition, we incurred $184,000 in expenses related to a proposed merger in 2007 which did not materialize. These reductions were offset by higher payroll costs primarily in the finance and accounting (increase of $27,000) and executive staff (increase of $42,000) departments attributable to changes in staff and headcount as well as higher benefits costs.

Other income, (net) increased from $31,000 in 2007 to $58,000 in 2008, an increase of $27,000 (87.1%). This is due to a number of factors including a lower average balance in the line of credit and a lower prime rate, both of which resulted in a reduction in interest expense of $18,000 and a reversal in foreign exchange gain (loss) from a loss of $7,000 in 2007 to a gain of $1,000 in 2008.

Year ended December 31, 2007 compared to the year ended December 31, 2006

The following tables summarize our historical results of operations for the year ended December 31, 2007 compared to the year ended December 31, 2006 and our expenses as a percentage of revenue for the period indicated:

	Year Ended December 31,		Change
	(in thousands)
	2007	2006	$	Percent
Historical results of operations
Software licenses	$15,705	$11,257	$4,448	39.5%
Royalties	4,046	3,205	841	26.2%
Development, support and professional services	2,997	1,271	1,726	135.8%

Total revenue	22,748	15,733	7,015	44.6%

Costs of revenue	1,363	1,230	133	10.8%
Research and development	7,366	7,003	363	5.2%
Sales and marketing	3,054	2,932	122	4.2%
General and administrative	4,187	3,432	755	22.0%

Income from operations	6,778	1,136	5,642	496.7%
Other income (expense), net	171	233	(62)	-26.6%

Income before income taxes	6,949	1,369	5,580	407.6%
Income taxes	16	18	(2)	-11.1%

Net income	$6,933	$1,351	$5,582	413.2%

	Year ended December 31,
	2007	2006
Expenses as a percentage of revenue
Total revenue	100.0%	100.0%

Costs of revenue	6.0%	7.8%
Research and development	32.4%	44.5%
Sales and marketing	13.4%	18.6%
General and administrative	18.4%	21.8%

Income from operations	29.8%	7.2%
Other income (expense), net	0.8%	1.5%

Income before income taxes	30.5%	8.7%
Income taxes	0.1%	0.1%

Net income	30.5%	8.6%

Total revenue increased by $7,015,000 or 44.6% from $15,733,000 in 2006 to $22,748,000 in 2007. Software licenses associated with the AddressScript® product line increased from $4,758,000 in 2006 to $10,158,000 in 2007 or $5,400,000 due to several large contracts that were completed in 2007. In addition, the Company sold licenses for FormXtra® products totaling $2,365,000 in 2007 with no sales in 2006. This increase was partially offset by a decrease of $1,911,000 on the CheckPlus® product line and a decrease of $1,040,000 in FieldScript license revenue. The increase in royalties was due to an increase of $201,000 from $1,944,000 to $2,145,000 in the AddressScript product line related to the additional licenses. In addition, royalties increased from $783,000 to $1,601,000 or by $818,000 in the CheckPlus® product line. Our increase in development, support and professional fees is partially because of the completion and recognition of revenue from development fees on an AddressScript® project and because of an across the board increase in maintenance fees and maintenance revenues.

Costs of revenue increased by $133,000 or 10.8% from $1,230,000 in 2006 to $1,363,000 in 2007. The increase came primarily in payroll expenses in the operations department due to increased headcount to meet development needs. Payroll and related personnel expenses grew by $156,000 from $605,000 in 2006 to $761,000 in 2007. In addition, travel expenses increased from $97,000 to $124,000 related to the increased development work and staff. This was offset by the elimination of employment related ads which totaled $16,000 and a change in internal policies of no longer allocating rent expense to individual departments which was a charge of $27,000 that was not repeated in 2007.

Research and development increased by $363,000 or 5.2% from $7,003,000 in 2006 to $7,366,000 in 2007. The increase was primarily a result of increased costs of operations in Moscow which rose from $2,038,000 in 2006 to $2,336,000 in 2007 for a $298,000 increase (14.6%) due to inflation and a declining value of the dollar. Payroll related costs increased in the Advanced R&D division because of increased headcount going from $483,000 in 2006 to $579,000 in 2007, an increase of $96,000. Offsetting that was a decrease in Boulder R&D expenses which declined because of the elimination of $185,000 of rent and utility expenses that were not allocated in that department in 2007 as compared to 2006. This was partially offset by an increase in bonuses of $262,000 for the year in that department.

Sales and marketing increased by $122,000 from $2,932,000 in 2006 to $3,054,000 in 2007 or 4.2%. Most of this increase was attributable to increased payroll expenses in the sales department including increases of $186,000 in payroll, $67,000 in commissions and $125,000 in bonuses. There was not a substantial increase in headcount, primarily higher compensation due to improved performance. This was offset by a reduction in occupancy of $60,000 from 2006. Marketing expense other than personnel and travel were down $136,000 from 2006 to 2007 excluding the above rent reallocation. The largest reductions were in advertising ($49,000), collateral materials ($32,000) and web costs $(34,000).

General and administrative expenses increased by $755,000 from $3,432,000 in 2006 to $4,187,000 in 2007. Much of this increase came from increased rent and utility costs including the Broomfield AIS facility in 2007 and the elimination of expense allocations as described above. This resulted in an additional $373,000 being reflected in 2007. The Company’s legal costs increased $200,000 to $310,000 in 2007. Other professional fees, including accounting and consulting fees increased by $325,000 to $411,000 in 2007. Executive bonuses increased by $130,000 in 2007 while insurance costs increased by $95,000. The biggest single reduction in expenses was related to a proposed merger in 2006 where there was a reduction in expenses of $580,000.

Other income, (net) decreased from $233,000 in 2006 to $171,000 in 2007, a decrease of $62,000. This is due to a number of factors including a higher average balance on the line of credit which resulted in an increase in interest expense of $110,000 which was offset by an increase in interest income primarily from the shareholder loans of $60,000 in 2007.

Year ended December 31, 2006 compared to the year ended December 31, 2005

The following tables summarize our historical results of operations for the year ended December 31, 2006 compared to the year ended December 31, 2005 and our expenses as a percentage of revenue for the period indicated:

	Year ended December 31,		Change
	(in thousands)
	2006	2005	$	Percent
Historical results of operations
Software licenses	$11,257	$19,182	$(7,925)	-41.3%
Royalties	3,205	3,652	(447)	-12.2%
Development, support and professional services	1,271	1,234	37	3.0%

Total revenue	15,733	24,068	(8,335)	-34.6%

Costs of revenue	1,230	1,362	(132)	-9.7%
Research and development	7,003	6,860	143	2.1%
Sales and marketing	2,932	2,258	674	29.8%
General and administrative	3,432	4,039	(607)	-15.0%

Income from operations	1,136	9,549	(8,413)	-88.1%
Other income (expense), net	233	(103)	336	—

Income before income taxes	1,369	9,446	(8,077)	-85.5%
Income taxes	18	18	—	—

Net income	$1,351	$9,428	$(8,077)	-85.7%

	Year ended December 31,
	2006	2005
Expenses as a percentage of revenue
Total revenue	100.0%	100.0%

Costs of revenue	7.8%	5.7%
Research and development	44.5%	28.5%
Sales and marketing	18.6%	9.4%
General and administrative	21.8%	16.8%

Income from operations	7.2%	39.7%
Other income (expense), net	1.5%	-0.4%

Income before income taxes	8.7%	39.2%
Income taxes	0.1%	0.1%

Net income	8.6%	39.2%

Total revenue declined by $8,335,000 or 34.6% from $24,068,000 in 2005 to $15,733,000 in 2006. Software licenses associated with the AddressScript® product line decreased from $17,737,000 in 2005 to $4,758,000 in 2006 or $12,979,000 due to several large contracts that were completed in 2005 and the carryover of some contracts which were closed in 2006 not being completed until the following year. This decrease was partially offset by an increase of $4,244,000 on the CheckPlus® product line and an increase of $1,006,000 in FieldScript license revenue. The decrease in royalties was due to a decrease of $978,000 in the CheckPlus® product line as licenses were being renegotiated. This was offset by an increase of $530,000 from in the AddressScript product line related to the additional licenses sold in 2005. Our development, support and professional fees remained relatively constant with no significant new development projects completed during 2006.

Costs of revenue decreased by $132,000 from $1,362,000 in 2005 to $1,230,000 in 2006. Direct cost of sales declined by $39,000 which is directly related to the decreased number of licenses sold during 2006. In addition, headcount was reduced in the professional services department resulting in a cost reduction of $109,000 in payroll and related expenses.

Research and development increased by $143,000 from $6,860,000 in 2005 to $7,003,000 in 2006. The increase was a result of increased costs of operations in Moscow where headcount related expenses increased by $122,000. In conjunction with a larger staff, rent increased by $111,000 as well as taxes which increased by $38,000. With the shift in research and development to Russia, payroll related costs decreased by $40,000 in the Advanced R&D division and $76,000 in the Boulder division.

Sales and marketing expenses increased by $674,000 from $2,258,000 in 2005 to $2,932,000 in 2006. Most of this increase was attributable to the AIS subsidiary and a management decision to focus on developing a market for their products. Expenses increased by $492,000 to $1,285,000 as the division added personnel and related overhead expenses to promote the product. The Company increased its trade show costs by $40,000 during 2006. It also increased its advertising costs by $73,000 outside of AIS. The Company also increased its headcount in the sales department, increasing costs by $110,000 for payroll. This was partially offset by lower bonuses due to a weaker performance during 2006.

General and administrative expenses decreased by $607,000 from $4,039,000 in 2005 to $3,432,000 in 2006. Most of this decline came from reduced executive compensation expenses. In 2005, an arrangement was made with the senior officers to record compensation sufficient for them to exercise their stock options. This was not repeated in 2006 which was combined with the CFO departing the Company and not being replaced. The decline in total payroll related expenses from 2005 to 2006 was $319,000 in the finance and administrative department and $929,000 in the executive department. This was offset by costs of $766,000 associated with an aborted merger in 2006.

Other income, (net) increased from $(103,000) in 2005 to $233,000 in 2006, an increase of $336,000. The primary reason was related to cash advanced to shareholders in return for notes which generated $245,000 in interest income during 2006. In addition, the Company recognized $30,000 in foreign exchange gains and interest expense declined by $20,000 due to decreased borrowing against the line of credit. The Company also reduced its charitable contributions by $12,000 from 2005 to 2006.

Liquidity and Capital Resources

We believe that the combination of funds currently available to us and funds expected to be generated from operations will be adequate to finance our ongoing operations and development activities indefinitely in the current business environment. Our cash and cash equivalents balance was $1,536,000 at March 31, 2008. We continue to have substantial availability on our credit line which we use to cover cash flow during periods of lower revenues and when contracts are being completed before billing and collection can occur. We do not have any significant capital expenditures planned in the near future other than our normal research and development process.

In summary, our cash flows were (in thousands):

	Three month periods ended March 31,
	2008	2007
Cash provided by operating activities	$4,958	$561
Cash used in investing activities	(100)	(99)
Cash provided by (used in) financing activities	(3,923)	499

In the first three months of 2008, our operating cash flow reflected a net loss of $1,310,000 for the period, adjusted for non-cash items such as depreciation expense of $99,000 and stock based compensation of $40,000. Cash flows were increased by the net collection of $5,514,000 of trade receivables, an increase in distributions payable of $568,000 and an increase in trade payables of $335,000 offset by an increase in deferred revenue of $176,000.

In the first three months of 2007, our operating cash flow reflected a net loss of $947,000 for the period, adjusted for non-cash items such as deprecation expense of $93,000 and stock based compensation of $29,000. This net loss was offset by net collection of $983,000 in trade receivables and an increase in deferred revenue of $817,000. Operating cash was reduced by net payments on accounts payable of $209,000 and the payment of $123,000 in accrued distributions.

Cash used for investing primarily consisted purchases of property and equipment totaled $55,000 and $69,000 for the three months ended March 31, 2008 and 2007 respectively and purchases of investments in marketable securities of $45,000 and none in the three months ended March 31, 2008 and 2007, respectively.

Cash used in financing activities consisted primarily of distributions to unit holders which totaled $3,115,000 and none for the three months ended March 31, 2008 and 2007, respectively. Net payments against our credit facility totaled $807,000 during the three months ended March 31, 2008 compared to net borrowings of $500,000 in the three months ended March 31, 2007.

Line of Credit

In April 2007, the Company amended the terms and extended the maturity date to April 2009 (as extended) on a line of credit it had entered into in 2003. Under the amended terms, there is a $6 million line which is collateralized by substantially all assets of the Company. Of that amount, $3 million (the “Formula Line”) has availability of credit based upon current accounts receivable balances and bears interest at prime plus .75%, but not less than 6.5% (6.75% and 8.0% at March 31, 2008 and December 31, 2007, respectively). The remaining $3 million (the “Non-formula Line”) is based on 90 day sales projections and bears interest at prime plus 2.5%, but not less than 7.5% (8.5% and 9.75% at March 31, 2008 and December 31, 2007 respectively). Both lines require monthly interest payments and mature in April 2009. As of March 31, 2008, the Company had borrowed $800,000 on the Formula Line and none against the Non-formula Line. As of December 31, 2007, the Company had borrowed $954,000 against the Formula Line and $653,000 against the Non-formula Line. As of March 31, 2008, there was approximately $2,200,000 available for borrowing on the Formula Line and $3,000,000 available for borrowing on the Non-formula Line under the terms of the amended agreement. As of December 31, 2007, there was approximately $2,046,000 available for borrowing on the Formula Line and $2,347,000 available for borrowing on the Non-formula Line under the terms of the amended agreement. The line of credit is personally guaranteed by the majority unit holder of the Company.

The amended line of credit agreement contains certain financial covenants that require, among other things, maintenance of profitability and a minimum quick ratio. At various times in 2007 and the three months ended March 31, 2008, the Company was in violation of certain financial covenants including the quick ratio and profitability covenants, as amended. However, the Company subsequently cured all defaults. As of July 22, 2008 through a Fifth Amendment to the agreement the Company is in compliance with all reporting and financial covenants within the line of credit agreement as amended. The line of credit also restricts loan advances for distributions to those that are made for the purpose of paying the unit holders respective taxes due or made as additional distributions to unit holders in an amount not to exceed $360,000 in the aggregate in any fiscal year.

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of March 31, 2008.

Contractual Obligations

We have various contractual obligations impacting our liquidity. The following represents our contractual obligations as of December 31, 2007 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Building leases	$842	$482	$360	$—	$—
Capital lease	8	5	3
Line of credit	1,607		1,607	—	—

Total	$2,457	$487	$1,970	$—	$—

Our operating leases are primarily for office space in the United States. We generally believe leasing office space is more cost-effective than purchasing real estate. We have calculated the payments due related to our line of credit based on the balance due at December 31, 2007 and the interest rates in effect at December 31, 2007.

Guarantees and Indemnification Obligations

We enter into agreements in the ordinary course of business with resellers and others. Most of these agreements require us to indemnify the other party against third-party claims alleging that one of our products infringes or misappropriates a patent, copyright, trademark, trade secret or other intellectual property right. Certain of these agreements require us to indemnify the other party against claims relating to property damage, personal injury or acts or omissions by us, our employees, agents or representatives. In addition, from time to time we have made guarantees regarding the performance of our systems to our customers.

New Accounting Standards

In May, 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS No. 163), seeks to clarify treatment inconsistency under SFAS No. 60 and expand disclosures for financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claims. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years; disclosure requirements in paragraphs 30(g) and 31 are effective for the first period (including interim periods) beginning after May 23, 2008. We do not believe that this statement will have any effect on our presentations and classifications in our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS No. 162), that identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 also serves to elevate the status of FASB Statement of Financial Accounting Concepts to be equal to FASB standards as both are subject to the same review, evaluation and approval process. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not believe that this statement will have any effect on our presentations and classifications in our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (SFAS No. 161), that expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS No. 161 is effective for fiscal years and interim periods within these fiscal years, beginning after November 15, 2008. We are currently evaluating the effects, if any, that SFAS No. 161 may have on the presentation and classification of these activities in our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS 141 (Revised 2007) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (Revised 2007) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company plans to adopt this standard in 2009; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for a parent company’s non-controlling, or minority interests in its subsidiaries. SFAS 160 also provides accounting and reporting standards for changes in a parent’s ownership interest of a non-controlling interest as well as deconsolidation procedures. This Statement aligns the reporting of non-controlling interests in subsidiaries with the requirements in International Accounting Standards 27 and is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material effect on our consolidated financial position or results of operations.

In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF No. 07-1), which requires revenue generated and costs incurred by the parties in the collaborative arrangement be reported in the appropriate line in each company’s financial statement pursuant to the guidance in EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (EITF No. 99-19) and not account for such arrangements on the equity method of accounting. EITF No. 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and the amount and income statement classification of collaboration transactions between the parties. EITF No. 07-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively (if practicable) to all prior periods presented for all collaborative arrangements existing as of the effective date. We have evaluated the effects that EITF No. 07-1 may have on the presentation and classification of these activities in our financial statements and do not believe that it will affect our consolidated financial statement presentation.

In April 2008 the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. 142-3, “Determination of the Useful Life of Intangible Assets.” (FSP No. 142-3) This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This FSP is effective for the Company as of January 1, 2009, on a prospective basis, and early adoption is prohibited. We are currently evaluating the effects, if any, that FSP No. 142-3 may have on the presentation and classification of these activities in our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Our major market risk relates to changing interest rates. As of March 31, 2008, we had an outstanding credit line balance of $800,000. Our total potential borrowing on this line is $6,000,000. A hypothetical prime interest rate change of 1% on our credit would have changed interest incurred for the three months ended March 31, 2008 and the year ended December 31, 2007 by $8,000 and $16,000, respectively.

We do not currently have any significant foreign currency exposure. Our revenue contracts are primarily denominated in U.S. dollars and the vast majority of our purchase contracts are denominated in U.S. dollars.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PARASCRIPT

The following table sets forth information pertaining to the beneficial ownership of the outstanding common units and preferred units of Parascript as of August 6, 2008 by (a) persons known to Parascript to own more than five percent of its outstanding common units and preferred units, (b) each director of Parascript’s manager, (c) each Named Executive Officer of Parascript and (d) the directors and executive officers as a group. The information contained herein has been obtained from Parascript’s records and from information furnished to Parascript by each individual. Common units and preferred units subject to options exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others. The percentage of ownership data is based on 205,000 common units issued and outstanding and 9,846,724 preferred units issued and outstanding as of August 8, 2008.

Name and Address of Beneficial Owner (1)	Number of Common Units		Approximate Percentage of Outstanding Common Units	Number of Preferred Units		Approximate Percentage of Outstanding Preferred Units
Directors and Named Executive Officers
Aron B. Katz (2)	—		—	4,901,022		49.77%
Stepan Pachikov (3)	—		—	1,036,009		10.52%
William H. Pearlman (4)				960,457		9.75%
Jeffrey Gilb (5)	—		—	400,000		4.06%
Alexander Filatov (6)	—		—	271,929		2.76%
John Buck (7)	50,000		24.39%	—		—
Ilia Lossev (8)	—		—	206,612		2.10%
Scott Wussow (9)	—		—	—		—
All directors and executive officers as a group (11 individuals).	100,000	(10)	48.78%	7,865,202	(11)	79.88%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the following 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301-3696.
(2)	Mr. Katz is a member of the board of directors of Parascript’s manager. Consists of 4,816,063 preferred units held by Katz Family Limited Partnership and 84,959 preferred units held by Parascript Management, Inc. Mr. Katz is the sole shareholder of KFLP, Inc., the general partner of Katz Family Limited Partnership. Mr. Katz is a director and owns approximately 45% of the shares of Parascript Management, Inc.
(3)	Mr. Pachikov is a member of the board of directors of Parascript’s manager. Consists of 951,050 preferred units held by Pachikov Kondratieva Family LLC and 84,959 preferred units held by Parascript Management, Inc. Mr. Pachikov is a manager and together with holdings of his wife, has a 60% beneficial ownership in, Pachikov Kondratieva Family LLC. Mr. Pachikov is a director and owns approximately 25% of Parascript Management, Inc.
(4)	Mr. Pearlman is a member of the board of directors of Parascript’s manager. Consists of 875,498 preferred units held by Pearlman Family Limited Partnership and 84,959 preferred units held by Parascript Management, Inc. Mr. Pearlman is a director and owns approximately 5% of Parascript Management, Inc. Mr. Pearlman is the general partner of Pearlman Family Limited Partnership.
(5)	Mr. Gilb is a member of the board of directors of Parascript’s manager and the President and Chief Executive Officer of Parascript.
(6)	Mr. Filatov is the Sr. Vice President R&D and Engineering of Parascript. Includes 100,000 preferred units issuable upon the exercise of options that may or may not be exercisable within 60 days.
(7)	Mr. Buck is the VP Business Development, Govt & Postal Products of Parascript.
(8)	Mr. Lossev is the CTO of Parascript.
(9)	Mr. Wussow is the Director of Finance of Parascript.
(10)	Includes 40,000 common units issuable upon the exercise of options that may or may not be exercisable within 60 days.
(11)	Includes 100,000 preferred units issuable upon the exercise of options that may or may not be exercisable within 60 days.

Related Party Transactions of Directors and Executive Officers

None of the directors or executive officers of Parascript who will be directors or executive officers of the combined company after the merger, are, or have been, involved in a related party transaction with Authentidate.

PARASCRIPT EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains Parascript’s compensation objectives, policies and practices with respect to our Principal Executive Officer, Principal Financial Officer and certain of our other most highly-compensated executive officers as determined in accordance with applicable SEC rules (collectively, the “Named Executive Officers”). The Board of Directors has overall responsibility for establishing and monitoring our compensation program and makes the final determination with respect to the Principal Executive Officer’s compensation. The Principal Executive Officer makes the final determination regarding the other Named Executive Officers’ compensation, and generally consults with the Board of Directors regarding such matters. Compensation paid to our Named Executive Officers is shown in the Summary Compensation Table that follows this discussion.

Overall Program Objectives

We strive to attract, motivate and retain the most highly-qualified employees, including the Named Executive Officers, in order to allow Parascript to succeed in a highly competitive environment. We strive to do this by providing an integrated and comprehensive, total compensation package that is competitive within the labor markets in which we compete for talent. An integral portion of our compensation package is performance-based which serves to reward the Named Executive Officers for the achievement of predetermined financial and business goals. We also seek to link our total compensation to the furthering of the interests of our unitholders.

Parascript seeks to achieve these objectives through the following key elements of the compensation package:

•	Base salary;

•	Cash incentive bonuses;

•	Equity incentive compensation; and

•	Other benefits.

In making compensation decisions with respect to each of these elements of compensation, the Board of Directors and/or Principal Executive Officer, as appropriate, considers the competitive market for each position and the compensation levels provided by comparable companies in the industry and the geographic market in which we compete and generally consider the following factors:

Benchmarking—The Board or management, as appropriate, considers the level of compensation paid to individuals in comparable positions of other providers of advanced technology. Management believes that these companies are the most appropriate for review because they are representative of the types of companies with which we compete to recruit and retain executive talent. The information reviewed by the Board or management, as appropriate, includes data on salary, annual cash incentive bonuses, benefits and equity compensation, as well as total compensation.

Internal Equity—The Board or Chief Executive Officer, as appropriate, considers the salary level for each Named Executive Officer and each position in overall management in order to reflect their relative value to Parascript.

Individual Performance—The Board considers the individual responsibilities and performance of the Principal Executive Officer. For the other Named Executive Officers, the Principal Executive Officer considers their individual responsibilities and performance, which is partially based on management’s assessment of that individual’s performance and contribution to the success of the Parascript.

Elements of Compensation

The following provides an analysis of each element of compensation, what each element is designed to reward and why the Board chose to include it as an element of Parascript’s compensation.

Base Salary

Salaries for employees, including the Named Executive Officers, are intended to reflect individual contribution, skills, results and individual performance. Each Parascript employee is provided a written performance appraisal which is used as part of the process to determine annual salary adjustments, if any. Consideration for salary increases is normally given annually on January 1 and is based on a variety of factors, including:

•	The expertise of the individual and his or her performance history with Parascript;

•	The nature and responsibility of the position and salary norms for persons in comparable positions at comparable companies;

•	The competitiveness of the market for the individual’s services.

During the fiscal year ended December 31, 2007 the base salary of Mr. Gilb was $350,000, which reflected a January 1, 2007 increase of $24,388. During the fiscal year ended December 31, 2007 the base salary of Mr. Filatov was $221,121, which reflected a January 1, 2007 increase of $7,684. During the fiscal year ended December 31, 2007 the base salary of Mr. Buck was $207,200, which reflected a January 1, 2007 increase of $7,200. During the fiscal year ended December 31, 2007 the base salary of Mr. Lossev was $198,807, which reflected a January 1, 2007 increase of $3,898. During the fiscal year ended December 31, 2007 the base salary of Mr. Wussow was $114,500, which is the rate of pay he was offered when he commenced employment on June 18, 2007. Mr. Wussow’s actual pay received in 2007 was prorated based upon the actual time he was employed from June 18, 2007 through December 31, 2007.

Cash Incentive Bonuses

The awarding of cash bonuses to employees, including the Named Executive Officers, is at the Board’s or the Principal Executive Officer’s discretion, as appropriate. The objective of the annual bonus element of compensation is to align the interests of the Named Executive Officers with the strategic objectives and goals of Parascript as set by management and approved by the Board of Directors and to reward the Named Executive Officers for their contributions towards meeting those objectives.

The position of each employee carries with it an annual bonus target expressed as a percentage of that individual’s annual salary. The percentage of salary that is achievable as a bonus is assigned to each position based on its relative standing within the organization. In making the judgment as to whether to give a discretionary cash bonus, the Board or Principal Executive Officer, as appropriate, considers Parascript’s financial performance and whether it met its strategic objectives. Parascript’s performance is measured quarterly and a portion of the annual bonus is paid quarterly, with a strong emphasis on the fourth quarter to encourage Parascript to meet its annual goals.

Based upon the Parascript Incentive Bonus Plan, Mr. Gilb is eligible to receive a bonus of up to 50% of his base salary, contingent on the achievement of certain financial and performance objective metrics. During the 2007 fiscal year, Mr. Gilb received a bonus of $106,495. Messers. Filatov and Buck are eligible to receive a bonus of up to 40% of their base salary, contingent on the achievement of certain financial and performance objective metrics. During the 2007 fiscal, year Messers. Filatov and Buck received a bonus of $54,708 and $51,265 respectively. Mr. Losseve is eligible to receive a bonus of up to 30% of his base salary, contingent on the achievement of certain financial and performance objective metrics. During the 2007 fiscal year, Mr. Lossev received a bonus of $37,885. Mr. Wussow is eligible to receive a bonus of up to 25% of his base salary, contingent on the achievement of certain financial and performance object metrics. Based upon his date of hire of June 18, 2007, during the 2007 fiscal year, Mr. Wussow was eligible to receive a bonus in Q3 and Q4 only and received a bonus $5,315. The bonus amounts mentioned here were paid in 2007 and include any bonus earned for Q4 2006 and Q1-3 2007 based upon the structure of the Parascript Incentive Bonus Plan.

Equity Incentive Compensation

Parascript provides employees, including the Named Executive Officers, with equity incentive compensation in the form of unit options. The decision to make these awards in any given year is typically performance based. The objective is to align the interests of the employees with that of Parascript’s unitholders. The level of equity compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the individual and the goals of the compensation program.

Unit option grants are typically made to employees in connection with new hires or promotions. There is no specific time of year at which regular grants are made to existing employees are made. There were no unit options granted to the Named Executive Officers during fiscal 2007.

Other Benefits

Perquisites and Other Personal Benefits. Parascript does not provide its Named Executive Officers with any significant perquisites or other personal benefits. Mr. Gilb is provided a personal life insurance policy with a beneficiary designated by him. The $3,125 annual premium for this policy is paid for by Parascript and value of the premium is included in his taxable compensation wages for the year. The only other perquisite provided to Named Executive Officers is an annual membership in one airline club of their choosing. Such membership is approximately $250 per year.

Retirement Plans. Parascript does not provide any of its Named Executive Officers with pension benefits, deferred compensation or other similar plans other than a tax qualified 401(k) defined contribution plan in which a Named Executive Officer may be able to participate on the same terms as those generally offered to other employees.

Health and Insurance Benefits. Parascript provides no health or insurance benefits to its Named Executive Officers other than those generally offered to salaried employees. The Named Executive Officers are eligible to participate in company-sponsored benefit programs on the same terms and conditions as those generally made available to salaried employees. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that all employees have access to healthcare and income protection for themselves and their family members.

Summary of Executive Compensation

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to Parascript’s Named Executive Officers during the 2007, 2006 and 2005 fiscal years.

Summary of Executive Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffrey Gilb,	2007	$350,000	$106,495	$—	$—	$—	$—	$73,006	(2)	$529,501
Chief Executive Officer and President	2006	329,362	162,764	—	—	—	—	3,125		495,251
	2005	317,236	72,424	—	—	—	—	431,850	(3)	821,510

Alexander Filatov,	2007	$221,121	$54,708	$—	$—	$—	$—	$—		$275,829
Sr. Vice President R&D and Engineering	2006	213,437	72,085	—	—	—	—	—		285,522
	2005	206,020	30,172	—	—	—	—	—		236,192

John Buck	2007	$207,200	$51,265	$—	$—	$—	$—	$—		$258,465
VP Business Development, Govt & Postal Products	2006	200,000	59,231	—	—	—	—			259,231
	2005	72,820	1,500	—	—	—		57,371	(4)	131,691

Ilia Lossev, CTO	2007	$198,807	$37,885	$—	$—	$—	$—	$—		$236,692
	2006	190,412	60,694	—	—	—	—	—		251,106
	2005	191,087	28,050	—	—	—	—	—		219,137

Scott Wussow, Director of Finance (1)	2007	$62,021	$5,513	$—	$—	$—	$—	$—		$67,534

(1)	Mr. Wussow’s base salary paid in 2007 is the actual based upon a hire date of 6/18/07. His annual base compensation rate is in 2007 is $114,500.
(2)	Other compensation includes the annual premium for personal life insurance policy that is provided to Mr. Gilb per the terms of is original offer of employment (not key man insurance), relocation expenses paid/reimbursed to per the terms of his original offer of employment and taxes reimbursed (the items previously mentioned were grossed up for tax purposes).
(3)	Other compensation includes equity units purchased, the taxes for the unit purchased (grossed up), and the premium for the personal life insurance policy that is provided to Mr. Gilb per the terms of his original offer of employment (not key man insurance).
(4)	Other compensation includes relocation expenses paid/reimbursed per the terms of Mr. Buck’s original offer of employment, the amount of which was grossed up for tax purposes.

Parascript’s compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation table was paid, are described above under “Compensation Discussion and Analysis.” Parascript does not have any employment agreements with its Named Executive Officers.

Grants of Plan-Based Awards

There were no grants of plan-based awards made during the fiscal year ended December 31, 2007 to Parascript’s Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

None of Parascript’s Named Executive Officers have outstanding equity awards at the fiscal year ended December 31, 2007.

Option Exercises and Stock Vested

None of Parascript’s Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2007.

Pension Benefits

None of Parascript’s Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of Parascript’s Named Executive Officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Parascript has no agreements with any of its Named Executive Officers that would require Parascript to make any payments or provide any other consideration in the event of a transaction or other event resulting in a change in control of Parascript.

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each director of Parascript’s manager during the fiscal year ended December 31, 2007.

Each non-employee director is compensated with a director’s fee of $5,000 per meeting. In addition, the directors are reimbursed for any out-of-pocket expense incurred by them for attendance at meetings of the Board of Directors. Because there were two meetings in 2007, each director received $10,000 for fiscal 2007.

Summary of Non-Executive Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Aron B. Katz	$10,000	$—	$—	$—	$—	$1,417	$11,417
Stepan Pachikov	$10,000	$—	$—	$—	$—	$629	$10,629
William Pearlman	$10,000	$—	$—	$—	$—	$—	$10,000

(1)	This column represents reimbursable out-of-pocket expenses incurred in connection with activities as a director.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW AUTHENTIATE FOLLOWING THE MERGER

Our executive officers and directors will be:

Name	Age	Office
Aron B. Katz	72	Chairman of the Board
Jeffrey Gilb	50	Chief Executive Officer and Director

O’Connell Benjamin	58	President
William A. Marshall	55	Chief Financial Officer, Treasurer and Principal Accounting Officer

All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no familial relationships between or among any of our officers or directors.

Voting Agreement

As part of the execution of the merger agreement, Authentidate’s directors, officers and their respective affiliates, who beneficially owned and were entitled to vote approximately              shares of Authentidate common stock or approximately, in the aggregate,     % of the voting power of Authentidate’s shares entitled to vote at the Special Meeting as a single class, have agreed to vote for the merger. In addition, four Parascript unitholders, who collectively owned 6,727,570 preferred units of Parascript, representing approximately 66% of the outstanding units of Parascript, entered into voting agreements agreeing to, solely in the unitholder’s capacity as a unitholder, vote all of its Parascript units in favor of adoption of the merger agreement.

Proxy Agreement

The shareholders and members who entered into the voting agreement described above, also entered into a four year proxy agreement that provides that each party to the agreement shall vote for the election of directors nominated by the board of New Authentidate, and shall vote to nominate for election to the board of New Authentidate the four nominees of the Parascript representative and the four nominees of the Authentidate representatives.

Biographical Information

The principal occupations and brief summary of the background of each director and executive officer is as follows:

Aron B. Katz. Mr. Katz has been a director of Parascript’s manager since its inception. He began his career as an attorney, after graduating from Yale Law School, where he was an editor of the Yale Law Journal, in 1960. In 1975 Mr. Katz left the practice of law, moved to Boulder, Colorado, and created an integrated real estate company, American Residential Properties, Inc., which developed, built and operated luxury garden apartment projects in the Sunbelt (particularly in Texas). Mr. Katz created a high-tech incubator company, Astarte, Inc., specializing in identifying early stage technologies, buying a controlling position in such technologies and in creating a functioning company around such technologies. Astarte developed and sold several such companies, including ParaGraph and Astarte Fiber Networks. Astarte developed Parascript (a spin off from ParaGraph), for off-line hand writing recognition technology currently used by the U.S. Postal Service.

Jeffrey Gilb has served as the President, CEO and a Director of Parascript since he joined the company in September 2000. Prior to that, he had been a Vice President and General Manager for Siemens ElectroCom L.P. in the Flats Mail Business Unit and the ElectroCom Imaging Divisions from June 1995 through September 2000. From June 1988 through June 1995 he worked for Recognition International, serving in several capacities. His career began at Unisys Corporation where we worked from June 1980 through June 1988 as a Marketing Manager. Mr. Gilb has an MBA from Claremont Graduate School and a BS in a Business Administration from California State Polytechnic Institute. Mr. Gilb is a member of the Economic Club of Colorado.

J. Edward Sheridan joined Authentidate’s Board of Directors in June, 1992. From 1985 to the present, Mr. Sheridan served as the President of Sheridan Management Corp. From 1975 to 1985, Mr. Sheridan served as the Vice President of Finance and Chief Financial Officer of AMF. From 1973 to 1975, he was Vice President and Chief Financial Officer of Fairchild Industries. From 1970 to 1973 he was the Vice President, Corporate Finance of F.S. Smithers. From 1967 to 1970 Mr. Sheridan was the Director of Acquisitions of Westinghouse Electric. From 1964 to 1967 he was employed by Corporate Equities, Inc., a venture capital firm, Mr. Sheridan holds an M.B.A. from Harvard University and a B.A. from Dartmouth College. Mr. Sheridan also serves as Director—Total Energy Development in the office of the Secretary of Defense.

Charles C. Johnston joined Authentidate’s Board of Directors in December, 1997. Mr. Johnston has been Chairman and Chief Executive Officer of J&C Resources, LLC since 1987 and has held a number of executive positions in other private companies during his business career. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute and serves as a trustee of Worcester Polytechnic Institute. He currently serves as a Director of Onstream Media Corp.

J. David Luce joined Authentidate’s Board of Directors in February, 2003. Mr. Luce has been a Senior Vice President of Fixed Income Sales with Lehman Brothers since 1990. Prior to joining Lehman Brothers, Mr. Luce served as a Vice President, Fixed Income Sales, at Kidder Peabody. Mr. Luce also currently acts as a private investment banker raising venture and mezzanine capital. Mr. Luce also serves on the Board of Directors of Issimo Food Group, Inc. Mr. Luce graduated from Duke University in 1983 with a B.A. in Economics.

Ranjit C. Singh joined Authentidate’s Board of Directors in January, 2005. Mr. Singh is currently the President and Chief Executive Officer of Aptara, Inc. (formerly known as TechBooks), a position he has held since February 2003. From February 2002 to February 2003, he has served as President and Chief Executive Officer of Reliacast Inc. Prior to that, he was President and Chief Operating Officer of ContentGuard, a spinoff of Xerox Corporation that is jointly owned with Microsoft. Before joining ContentGuard earlier in 2000, Mr. Singh worked for Xerox as a corporate Senior Vice President in various assignments related to software businesses. Mr. Singh joined Xerox in 1997, having come from Citibank where he was Vice President of Global Distributed Computing. Prior to that, he was a principal at two start-up companies and also held executive positions at Data General and Digital Equipment Corporation. Since December 2001, Mr. Singh has been the Chairman of the Board of Directors of Ultralife Batteries, Inc. and has been a director of Ultralife Batteries since August 2000. Mr. Singh graduated in 1974 from the University of Bath, U.K. and received a M.S. in 1975 from the University of Bath. Mr. Singh earned a M.B.A. from Worcester Polytechnic Institute in 1986.

John J. Waters joined our Board of Directors in July, 2004 and served as our Executive Vice President— Chief Administrative Officer from July 2004 through January 1, 2006. Since October 2006, Mr. Waters has served as the Chief Financial Officer, Treasurer and a director of Avantair. From December 2005 to September 2006, Mr. Waters served as a consultant to Avantair. From 1967 to August 2001, Mr. Waters held various executive positions at Arthur Andersen LLP, including Partner in Charge—Entertainment Industry Program; Partner in Charge—Manufacturing Industry Program; and Partner in Charge (Audit)—Transaction Advisory Industry Program. Upon his retirement from Arthur Andersen LLP in August 2001 he formed John Waters Consulting LLC, an entity that provided merger and acquisition services to several private equity organizations primarily located in New York City. Mr. Waters received a bachelor’s degree in business administration from Iona College and is a Certified Public Accountant.

O’Connell Benjamin was appointed as Authentidate’s President on November 26, 2007. Mr. Benjamin has led Authentidate’s technology team from January 1, 2005 when he was appointed as our Senior Vice President—Products and Technology and has been the chief architect of many of our technology initiatives. He began his career in 1973 with AT&T Bell Labs where he led a number of initiatives in research, product development and manufacturing processes. He was the Vice President of R&D for all AT&T Consumer Products until his transition to Lucent Technologies in 1996, as part of Lucent’s spin-off from AT&T. At Lucent, as Vice President in the wireless business unit, he served in various roles leading product development and customer technical support activities. Mr. Benjamin subsequently joined Lucent Digital Radio as Senior Vice President of Product Management in September 1999. Following Lucent Digital Radio’s merger into Ibiquity Digital Corporation in August 2000, he continued to serve as the Co-Chief Operating Officer until August 2003. Prior to joining Authentidate, Mr. Benjamin was actively involved as an advisor and equity investor in software and web-services startups. Mr. Benjamin received a BSEE and an MSEE from the Polytechnic Institute of Brooklyn. He is also a graduate of The Executive Program from the Darden Graduate School of Business.

William A. Marshall joined Authentidate Holding Corp. as Chief Financial Officer and Treasurer in February, 2006. Mr. Marshall brings more than 25 years of experience as a Chief Financial Officer, audit partner and senior management advisor to Authentidate. Most recently, he served as Chief Financial Officer and Treasurer for NEON Communications, Inc., a former publicly traded provider of optical networking solutions, from 2001 to January 2005, when the company was acquired. As part of a planned reorganization, in June 2002, NEON filed a petition under Chapter 11 of the U.S. Bankruptcy Code, from which it was discharged in December 2002. Prior to 2001, he was Chief Financial Officer and Treasurer for Vitts Networks, Inc., a provider of high-speed Internet communications, and Viisage Technology, Inc., a software technology company where he led the company’s initial public offering in 1996. From 1987 to 1994, Mr. Marshall was a Partner at KPMG LLP where he provided audit, accounting, financial and SEC reporting, business advisory, public offering and merger and acquisition services for a variety of growing middle market companies. Prior to 1987, Mr. Marshall held various positions in audit and business advisory services at KPMG LLP. Mr. Marshall has a B.S. in Accounting from Elizabethtown College in Pennsylvania and is a Certified Public Accountant.

New Employment Agreements with Executive Officers Following the Merger

Jeffrey Gilb –

Existing agreements with O’Connell Benjamin, President of Authentidate, and William A. Marshall, Chief Financial Officer and Treasurer, will continue after the closing of the merger. See “Authentidate Executive Compensation and Related Information”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AUTHENTIDATE AFTER THE MERGER

The following table sets forth certain information with respect to (i) each director and each executive officer of New Authentidate; (ii) all directors and executive officers of New Authentidate as a group; and (iii) persons (including any “group” as that term is used in Section l3(d)(3) of the Securities Exchange Act of l934), expected to be the beneficial owner of more than five percent of its common stock after the closing of the merger. Shares of common stock subject to options exercisable within 60 days from the date of the anticipated closing are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others. The share ownership of former Parascript members does not include the Earn-Out Shares.

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
Common	Aron B. Katz c/o Parascript, LLC 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

Common	Stepan Pachikov c/o Parascript, LLC 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

Common	William H. Pearlman c/o Parascript, LLC 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

Common	Jeffrey Gilb c/o Parascript, LLC 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

Common	Paula Barton c/o Parascript, LLC 6899 Winchester Circle Suite 200 Boulder, Colorado 80301

Common	O’Connell Benjamin c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	182,223	(1)	*

Common	J. Edward Sheridan c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	260,000	(2)	*

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
Common	Charles C. Johnston c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	372,262	(3)	*

Common	J. David Luce c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	1,336,320	(4)	2.1%

Common	Ranjit C. Singh c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	285,552	(5)	*

Common	John J. Waters c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	614,376	(6)

Common	William A. Marshall c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	308,333	(7)	*

Common	Jan C. Wendenburg c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	173,611	(8)	*

	Directors/Executive Officers as a group (1)(2)(3)(4)(5)(6)(7)(8)				%

Beneficial Owners of 5% or greater of our Common Stock

Common	Morgan Stanley and Morgan Stanley Capital Services, Inc. 1585 Broadway New York, New York 10036	2,785,070	(9)	4.3%

Common	NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	1,785,342	(10)	2.8%

Common	Clint Coghill CCM Master Qualified Fund, Ltd. Coghill Capital Management, LLC One North Wacker Drive, Suite 4350 Chicago, IL 60606	3,434,804	(10)	5.3%

(++)	Unless otherwise indicated below, each director, officer and 5% stockholder has sole voting and sole investment power with respect to all shares that he beneficially owns.
#	Based on the outstanding shares of common stock as of the Record Date.
*	Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.
(1)	Includes vested options to purchase 178,055 shares of common stock and excludes unvested options to purchase156,945 shares of common stock.
(2)	Includes vested options to purchase 260,000 shares of common stock.
(3)	Includes vested options to purchase 260,000 shares of common stock and the following securities held by J&C Resources, LLC: 53,692 shares of common stock. Excludes 26,631 shares of common stock owned by CCJ Trust and 20,000 shares of common stock owned by FILIT Trust.
(4)	Includes vested options to purchase 467,500 shares of common stock. Includes warrants to purchase 104,471 shares of common stock and 827,754 shares of common stock owned by Duke 83, LLC.
(5)	Includes vested options to purchase 267,500 shares of common stock.
(6)	Includes vested options to purchase 535,000 shares of common stock and 17,000 shares of common stock owned by Mr. Waters’ spouse.
(7)	Includes vested options to purchase 258,333 shares of common stock and excludes unvested options to purchase 91,667 shares of common stock.
(8)	Includes vested options to purchase 176,611 shares of common stock and excludes unvested options to purchase 51,389 shares of common stock.
(9)	Based solely on Schedule 13G or 13G/A filed by listed holder.
(10)	Based solely on Schedule 13D filed by listed holder.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Authentidate Holding Corp. (Authentidate) and Parascript LLC (Parascript) have entered into an Agreement and Plan of Merger whereby Authentidate, through a newly formed holding company (AHC Group), will acquire all of the membership interest of Parascript (the transaction). See “The Merger” and “Agreement and Plan of Merger”.

The following unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on March 31, 2008. The unaudited pro forma combined statements of operations give effect to the transaction as if it had occurred on July 1, 2006 and July 1, 2007, respectively, the first day of Authentidate’s fiscal year for the periods presented. The unaudited pro forma combined financial information includes adjustments directly attributable to the transaction. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions, including the consummation of the transaction, that are factually supportable.

This unaudited pro forma combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. Actual adjustments may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “Risk Factors”.

The unaudited pro forma combined financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Authentidate and Parascript and the historical financial statements of Authentidate and Parascript and the notes thereto included elsewhere in this joint proxy statement/prospectus and in the documents described under “Where You Can Find More Information.”

As of the date of this joint proxy statement/prospectus Authentidate has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Parascript acquired or assumed by Authentidate. However, as indicated in note 2 of the unaudited pro forma combined financial information, Authentidate has made certain adjustments to the historical book values of the assets and liabilities of Parascript. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

March 31, 2008

(in thousands)	AHC Group	Authentidate	Parascript	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$—	$5,879	$1,536	$(1,997)	A	$5,293
				(125)	B
Restricted cash	—	521	—	—		521
Accounts receivable, net	—	953	1,986	(742)	B	2,197
Prepaid expenses and other current assets	—	626	245	(208)	B	663

Total current assets	—	7,979	3,767	(3,072)		8,674
Marketable securities	—	12,352	102	(10,000)	F	2,454
Property and equipment, net	—	1,121	795	(140)	B	1,776
Note receivable, net of deferred gain of $2,000	—	—		—		—
Other assets						—
Software development costs, net	—	2,549	—	(29)	B	2,520
Goodwill	—	7,341	—	43,690	D	39,872
				(4,450)	A
				(7,291)	B
				582	H
Other assets, including intangibles	—	1,493	60	5	B	16,118
				14,560	C
Assets held for sale		2,119				2,119

Total assets	$—	$34,954	$4,724	$33,855		$73,533

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$—	$2,552	$1,492	$(787)	B	$4,257
				1,000	E
Deferred revenue	—	1,250	1,011	(845)	B	1,416
Other current liabilities	—	43	2,002	(1,997)	A	—
				(48)	B
Short-term borrowings and other liabilities			800			800

Total current liabilities	—	3,845	5,305	(2,677)		6,473
Long-term deferred revenue	—	140	—			140
Other			1			1
Note payable for acquisition				20,000	F	15,550
				(4,450)	A

Total liabilities	—	3,985	5,306	12,873		22,164

Commitments and contingencies
Shareholders’ equity
Preferred stock	—	3	1,341	(1,341)	H	3
Common stock	—	35	400	(370)	H	65
Additional paid-in capital/notes from unit holders	—	165,362	(3,214)	20,370	H	185,732
				3,214	A
Accumulated deficit	—	(134,356)	894	2,320	H	(134,356)
				(3,214)	A
Accumulated other comprehensive gain (loss)	—	(75)	(3)	3	H	(75)

Total shareholders’ equity	—	30,969	(582)	20,982		51,369

Total liabilities and shareholders’ equity	$—	$34,954	$4,724	$33,855		$73,533

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Nine Months Ended March 31, 2008

(in thousands)	AHC Group	Authentidate	Parascript	Pro Forma Adjustments		Pro Forma Combined
Revenues
Software licenses and support	$—	$2,740	$—	$(2,740)	I	$—
Hosted software services	—	1,652	—	—		1,652
Royalties, development, support and services			15,010			15,010

Total revenues	—	4,392	15,010	(2,740)		16,662

Operating expenses
Cost of revenues	—	1,614	710	(461)	I	1,863
Selling, general and administrative (2)	—	13,721	3,685	(2,290)	I	15,116
Product development	—	2,317	5,305	(905)	I	6,717
Depreciation and amortization	—	1,228	269	(83)	I	2,506
				1,092	K

Total operating expenses	—	18,880	9,969	(2,647)		26,202

Operating loss	—	(14,488)	5,041	(93)		(9,540)
Other income (expense)	—	1,310	163	9	I	1,482
Interest expense on acquisition debt				(1,166)	J	(1,166)

Income (loss) from continuing operations	—	(13,178)	5,204	(1,250)		(9,224)
						—
Income tax benefit (expense) (3)	—	—	(1,987)	1,987	L	—

Net income (loss) from continuing operations	$—	$(13,178)	$3,217	$737		$(9,224)

Basic and diluted loss per share		$(0.38)				$(0.14)

Basic and diluted weighted average shares (1)		34,469				64,469

(1)	Pro forma combined shares represent the estimated total number of shares of common stock outstanding immediately following the consummation of the transaction. All common stock equivalents were excluded from the loss per share calculation because the impact is antidilutive.
(2)	Authentidate amount includes approximately $3.9 million for incremental legal expenses and settlements, professional fees and severance. These amounts are not related to the transaction.
(3)	Income tax expense represents the estimated amount Parascript would have recorded if it was taxed as a corporation.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended June 30, 2007

(in thousands)	AHC Group	Authentidate	Parascript	Pro Forma Adjustments		Pro Forma Combined
Revenues
Software licenses and support	$—	$3,335	$—	$(3,335)	I	$—
Hosted software services	—	1,663	—	—		1,663
Royalties, development, support and services			17,268			17,268

Total revenues	—	4,998	17,268	(3,335)		18,931

Operating expenses
Cost of revenues	—	2,134	952	(720)	I	2,366
Selling, general and administrative (2)	—	16,843	4,954	(2,314)	I	19,483
Product development	—	2,594	6,546	(1,018)	I	8,122
Depreciation and amortization	—	1,499	322	(98)	I	3,179
				1,456	K

Total operating expenses	—	23,070	12,774	(2,694)		33,150

Operating loss	—	(18,072)	4,494	(641)		(14,219)
Other income (expense)	—	1,954	254	(10)	I	2,198
Interest expense on acquisition debt				(1,555)	J	(1,555)

Income (loss) from continuing operations	—	(16,118)	4,748	(2,206)		(13,576)
						—
Income tax benefit (expense) (3)	—	—	(1,805)	1,805	L	—
						—

Net income (loss) from continuing operations	$—	$(16,118)	$2,943	$(401)		$(13,576)

Basic and diluted loss per share		$(0.47)				$(0.21)

Basic and diluted weighted average shares (1)		34,418				64,418

(1)	Pro forma combined shares represent the estimated total number of shares of common stock outstanding immediately following the consummation of the transaction. All common stock equivalents were excluded from the loss per share calculation because the impact is antidilutive.
(2)	Authentidate amount includes approximately $2.4 million for incremental legal expenses. This amount is not related to the transaction.
(3)	Income tax expense represents the estimated amount Parascript would have recorded if it was taxed as a corporation.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma combined financial information has been prepared based upon the historical financial information of Authentidate and Parascript giving effect to the transaction and related adjustments described in these footnotes. AHC Group will be formed in connection with the transaction and has not had any historical operations. Parascript’s financial information has been derived from its unaudited financial statements. As Parascript’s year end is different from Authentidate’s, management recasted Parascript’s results to coincide with Authentidate’s reporting periods. For the periods presented, Parascript has included estimated income tax expense as if it was taxed as a corporation in its results from continuing operations.

The unaudited pro forma combined financial information was prepared using the purchase method of accounting with AHC Group being treated as the acquirer for accounting purposes. Immediately following the transaction, AHC Group will be an independent public company with approximately 58% of its common stock owned by former shareholders of Authentidate and approximately 42% owned by former Parascript membership interest holders, in each case on a fully diluted basis. AHC Group will be a holding company that will directly own and operate the Authentidate and Parascript businesses. In connection with the transaction AHC Group will change its name to Authentidate Holding Corp.

The unaudited pro forma combined financial information assumes the transaction has been accounted for in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (SFAS No. 141) and that the resulting goodwill and other intangible assets are accounted for under Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). The acquisition of Authentidate by AHC Group has been accounted for at historical cost since these entities are under common control. The total purchase price for the Parascript acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based on Authentidate’s preliminary estimates of their fair value, and changes are expected as valuations of certain tangible and intangible assets are finalized. As a result, actual fair values of the assets acquired and liabilities assumed and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma combined financial information included herein.

The unaudited pro forma combined statements of operations do not reflect operational and administrative cost savings or synergies that may be achieved as a result of the transaction or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the transaction. Stock compensation related to the Authentidate director options granted in connection with this transaction will be expensed when approved.

Note 2. Pro Forma Adjustments to Unaudited Pro Forma Combined Balance Sheet

For accounting purposes, the purchase price of Parascript is based on the estimated fair value of the consideration paid plus estimated direct acquisition costs. The AHC Group common stock issued in connection with the transaction is valued at $0.68 per share (the average closing price of Authentidate’s common stock for the ten trading days ended July 30, 2008). The value assigned to the shares of Authentidate International AG is based on the net carrying value of the investment which approximates fair value based on management’s assessment. The seller note was valued at par based on the market rate of interest and related terms.

The estimated purchase price consists of the following (in thousands):

Cash	$10,000
Seller note	20,000
Common stock	20,400
Stock of subsidiary	6,850
Direct acquisition costs	1,000

$58,250

The purchase price allocation is preliminary as Authentidate is awaiting additional information to finalize the allocation, including completion of detailed valuation studies by an outside valuation firm. The following steps are required to complete the purchase price allocation and are expected to be completed after the closing:

•	Identify all intangible assets that need to be recorded;

•	Finalize valuation studies for intangible assets and Authentidate International, AG;

•	Evaluate expected useful lives for amortizable intangible assets; and

•	Assess the completeness and valuation of assumed liabilities.

The preliminary purchase price allocation resulted in excess cost over the fair value of net assets acquired which has been allocated to goodwill. The current allocation represents management’s best estimate at this time and could change as the allocation is finalized. Authentidate has not currently identified any significant contingencies that would impact the preliminary purchase price allocation. However, contingencies associated with the transaction could be identified and will be taken into consideration in the finalization of the purchase price allocation. Any increase in liabilities would most likely result in an increase to the amount allocated to goodwill in the preliminary allocation.

A	Working capital adjustments and assets not purchased

To eliminate $3.2 million of notes receivable from Parascript unit holders distributed to the seller. To reflect the payment of $2 million of distributions payable to unit holders and to reduce the seller note for the estimated $4.5 million shortfall in net working capital required by the transaction agreement that would have occurred as of March 31, 2008 if the transaction had been completed on that date.

B	Elimination of Authentidate International AG and Applied Intelligence Solutions, LLC balances

To remove Authentidate International AG and Applied Intelligence Solutions, LLC balances from the balance sheet. Authentidate International AG stock is being transferred to the seller as consideration for the transaction and Applied Intelligence Solutions, LLC is being shut down by Parascript.

C	Adjust Parascript assets and liabilities to fair value

To record Parascript assets at estimated fair value based on the preliminary purchase price allocation. Current assets and liabilities and property and equipment are recorded at historical cost which approximates fair market value. The adjustment to other assets represents the estimated fair value of patents, technology and non-contractual long-term customer relationships. These items are being amortized over an average estimated useful life of ten years for purposes of the pro forma financial information.

D	Record excess purchase price

To record the estimated excess purchase price over the fair value of net assets acquired as goodwill.

E	Transaction costs

To record estimated direct transaction costs of approximately $1 million as a liability.

F	Cash consideration and acquisition financing

To record the cash consideration to be paid and the seller financing of $20 million used to fund the transaction. The source of the cash consideration in the pro forma financial information is Authentidate’s marketable securities. As discussed more fully in note 5 to Authentidate’s condensed consolidated financial statements included in this joint proxy statement/prospectus, these marketable securities consist of student loan backed auction rate securities. The market for such securities is less liquid then it was which could impact the value of these securities upon liquidation. The unaudited pro forma combined financial statements do not reflect any adjustments for the possible impairment of these securities.

G	Income tax impact of purchase price allocation

Authentidate has net operating loss carry forwards to offset taxable income from Parascript following the transaction. Additionally, Authentidate currently records a full valuation allowance for its net deferred tax assets and for purposes of the pro forma financial information has assumed it will continue to do so.

H	New equity structure

(in thousands)	Preferred stock	Common stock	Additional paid-in captial	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity
AHC Group at March 31, 2008	$—	$—	$—	$—	$—	$—
Authentidate	3	35	165,362	(134,356)	(75)	30,969
Parascript (1)	1,341	400	(3,214)	894	(3)	(582)
New shares	—	30	20,370	—	—	20,400
Distribute notes recievable From unit holders			3,214	(3,214)		—
Eliminate Parascipt historical equity	(1,341)	(400)	—	2,320	3	582

AHC Group at March 31, 2008	$3	$65	$185,732	$(134,356)	$(75)	$51,369

(1)	Notes receivable from unit holders are shown as additional paid-in capital in the table above and eliminated by pro forma adjustment A.

Note 3. Pro Forma Adjustments to Unaudited Pro Forma Combined Statements of Operations

I	Elimination of Authentidate International AG business

To remove the revenues and expenses of Authentidate International AG from the statement of operations. Authentidate International AG stock is being transferred to the seller as consideration for the transaction. Applied Intelligence Solutions, LLC is being shut down by Parascript and is not included in the Parascript results from continuing operations.

J	Interest expense on acquisition financing

To record estimated interest expense on seller note assuming no principal payments are made during the period.

K	Amortization of the other intangibles

To record amortization of other intangible assets recorded as part of the preliminary purchase price allocation on a straight-line basis over the estimated ten year average useful life of such assets.

L	Tax effect of pro forma adjustments

Authentidate has net operating loss carry forwards to offset taxable income that may arise from the pro forma adjustments.

DESCRIPTION OF NEW AUTHENTIDATE CAPITAL STOCK

New Authentidate is authorized to issue 100,000,000 shares Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of the date of the closing of the merger, there will be             shares of common stock issued and outstanding, and 28,000 shares of preferred stock issued and outstanding. Further, New Authentidate will have outstanding an aggregate of             options and warrants.

Common Stock

Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of New Authentidate’s Common Stock are entitled to cast one vote for each share held at all Stockholders’ meetings for all purposes, including the election of directors. The Board of Directors of Authentidate is elected each year at New Authentidate’s meeting of Stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

Common Stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefore. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of Authentidate legally available for distribution to Stockholders after the payment of all debts and other liabilities, subject to any superior rights of any future holders of Preferred Stock.

Common Stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of common stock are, and all of the shares of Series A preferred stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the directors of Authentidate if they choose to do so.

Preferred Stock

New Authentidate’s Board of Directors will be authorized to issue 5,000,000 shares of preferred stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of preferred stock having the right to vote on any matter submitted to Stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of preferred stock. The Board of Directors may determine that the holders of preferred stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors.

Series B Preferred Stock

New Authentidate has designated 28,000 shares of preferred stock as Series B redeemable convertible preferred stock and has outstanding an aggregate of 28,000 shares. The following is a summary of the rights, preferences and privileges of the Series B Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designation.

Dividends.

Subject to the limitations described below, holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, dividends in cash at an annual rate of 10% per share.

•

Dividends are payable semi-annually, commencing on December 31, 1999 and thereafter on June 30th and December 31st of each year. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

•

The Series B Preferred Stock will be junior to dividends to any series or class of our stock hereafter issued which ranks senior as to dividends to the Series B Preferred Stock. If at any time any dividend on Senior Dividend Stock is in default, we may not pay any dividend on the Series B Preferred Stock until all accrued and unpaid dividends on the Senior Dividend Stock for all prior periods and the current period are paid or declared and set aside for payment. No such Senior Dividend Stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock.

•

The Series B Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of our stock hereafter issued which ranks junior as to dividends to the Series B Preferred Stock. Authentidate may not pay any dividends on (other than dividends payable solely in Junior Dividend Stock), and we may not purchase, redeem or consummate any other acquisition of, any Junior Dividend Stock unless all accrued and unpaid dividends on the Series B Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment.

•

Authentidate may not pay dividends on any class or series of our stock having parity with the Series B Preferred Stock as to dividends, unless we have paid or declared and set apart for payment or contemporaneously pay or declare and set apart for payment all accrued and unpaid dividends for all prior periods on the Series B Preferred Stock. We may not pay dividends on the Series B Preferred Stock unless we have paid or declared and set apart for payment or contemporaneously pay or declare and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series B Preferred Stock or any parity dividend stock, all dividends declared on the Series B Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such parity dividends stock will bear the same ratio that accrued and unpaid dividends per share on the Series B Preferred Stock and such parity dividend stock bear to each other.

•

The amount of dividends payable for the initial dividend period and for any period shorter than a full year dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series B Preferred Stock which may be in arrears.

See “Redemption” below for information regarding restrictions on our ability to redeem the Series B Preferred Stock when dividends on the Series B Preferred Stock are in arrears.

Voting Rights.

The holders of the Series B Preferred Stock will be entitled to no voting rights except with respect to: the establishment of another class of preferred stock with rights equal to or senior to the Series B Preferred Stock;

•	any proposed changes in the rights of the Series B Preferred holders; or

•	as required by Delaware law.

Redemption at Authentidate’s Option.

The Series B Preferred Stock is redeemable at any time commencing one year after issuance at Authentidate’s option, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 per share plus accrued and unpaid dividends, provided:

•

the public sale of the shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”) are covered by an effective registration statement or are otherwise exempt from registration; and

•

during the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of our Common Stock is not less than $3.75 per share, subject to proportional adjustments for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events.

However, commencing 36 months after the Closing, the Series B Preferred Stock is redeemable at our option, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided the public sale of the Conversion Shares are covered by an effective registration statement or are otherwise exempt from registration.

If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock.

In the event that we have failed to pay accrued and unpaid dividends on the Series B Preferred Stock, we ay not redeem any of the then outstanding shares of the Series B Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current semi-annual dividend have been paid in full.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock to be redeemed at the address shown on our stock books. After the redemption date, dividends will cease to accrue on the shares of Series B Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless we default in the payment of the redemption price). Shares of Series B Preferred Stock which we have redeemed will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock unless used to pay dividends on the then outstanding Series B Preferred Stock.

Conversion Rights.

The holders of Series B Preferred Stock will be entitled at any time to convert their shares of Series B Preferred Stock into one share of Common Stock (the “Conversion Shares”), at any time commencing one year after issuance, at the option of the holder, into such number of shares of our Common Stock as shall equal $25.00 divided by the conversion price of $1.875 per share, subject to adjustment for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events; provided, however, that the holder shall not be entitled to convert more than 20% of the Series B Preferred Shares held by such holder on the third anniversary of the Closing during any period of thirty days. For purposes of conversion, each share of Series B Preferred Stock shall be valued at $25.00 per share. Conversion rights will expire after 5:00 p.m. on the redemption date for any shares of Series B Preferred Stock which we have called for redemption.

No payment or adjustment will be made in respect of dividends for Series B Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series B Preferred Stock.

No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in the Certificate of Designation, of the Common Stock will be paid.

In case of any consolidation or merger of us with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of our assets, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, we will be required to make appropriate provision so that the holder of each share of Series B Preferred Stock then outstanding will have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

Liquidation Preferences.

In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of Series B Preferred Stock are entitled to receive the liquidation price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of the Common Stock or any other series or class of our stock hereafter issued which ranks junior as to liquidation rights to the Series B Preferred Stock.

The holders of the shares of the Series B Preferred will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of our stock hereafter issued which ranks senior as to the liquidation rights to the Series B Preferred Stock has been paid in full. No such senior liquidation stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock. See “Voting Rights.”

The holders of Series B Preferred Stock and all series or classes of our stock hereafter issued which rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation or merger of us with another corporation, nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered to be our liquidation, dissolution or winding up.

Other Provisions.

The shares of Series B Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Series B Preferred Stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such shares.

Shares Eligible For Future Sales

Sales of substantial amounts of Authentidate’s common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price and impair its ability to raise capital in the future.

As of             ,             shares of Authentidate’s common stock were issued and outstanding,             of which are freely tradable without restriction or further registration under the Securities Act, or may be eligible for immediate sale pursuant to Rule 144 under the Securities Act.

Other shares, which are not outstanding, may be issued and become available for resale. As of the date of this prospectus,             shares are issuable upon conversion of outstanding shares of Series B Preferred Stock; and             shares are issuable upon the exercise of outstanding warrants. In addition, we have granted as of June 30, 2008, options to purchase an aggregate of             shares of common stock under Authentidate’s Stock Option Plans.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	one percent of the number of shares of common stock then outstanding or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to the manner-of-sale requirements, notice requirements and the availability of current public information about Authentidate. Under Rule 144(b) (1), a person who is not deemed to have been Authentidate’s affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation, or notice provisions of Rule 144.

COMPARATIVE RIGHTS OF AUTHENTIDATE STOCKHOLDERS AND PARASCRIPT UNITHOLDERS

If the merger is completed, Parascript unitholders will become Authentidate stockholders. Authentidate is a Delaware corporation, and the rights of Authentidate stockholders are governed by the DGCL and Authentidate’s new certificate of incorporation and bylaws, as described in the Merger-Certificate of Incorporation and By-Laws, For more information on these proposed amendments to Authentidate’s certificate of incorporation, see “Matters Being Submitted to a Vote of Authentidate Stockholders” on page      of this joint proxy statement/prospectus.

The following is a summary of the material differences between the rights of Authentidate stockholders and Parascript unitholders, but it may not contain all information important to you. Parascript unitholders should read carefully the relevant provisions of the DGCL, the certificate of incorporation and bylaws of Authentidate, the Wyoming Limited Liability Company Act, and the articles of organization and operating agreement of Parascript. This summary is not intended to be a complete discussion of the respective rights of Authentidate stockholders and Parascript unitholders and is qualified in its entirety by reference to the DGCL, the Wyoming Limited Liability Company Act and the various documents of Authentidate and Parascript that are referred to in this summary. You should read carefully this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Authentidate and being a unitholder of Parascript. Authentidate has filed copies of its certificate of incorporation and bylaws with the SEC and will send copies of these documents to you upon your request. Parascript will also send copies of its documents referred to in this summary to you upon request. See the section entitled “Where You Can Find More Information” on page      of this joint proxy statement/prospectus.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Parascript Unitholder Rights:	The authorized capital stock of New Authentidate consists of a total of 105,000,000 shares: 5,000,000 shares of preferred stock, $0.10 par value par share and 100,000,000 shares of common stock, $0.001 par value per share.	The total number of units of all classes of Parascript is 14,000,000: 4,000,000 common units and 10,000,000 preferred units.

Number of Directors:	Authentidate’s bylaws provide that the number of directors shall be not less than three (3) and no more than fifteen (15). Within the limits above specified, the number of directors shall be determined by resolution of the board of directors or by the stockholders. The Authentidate board of directors currently consists of six directors and will consist of nine directors upon the closing of the merger.	Parascript Management, Inc. is the sole manager of Parascript.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Nomination of Directors/Managers;	Nominations of persons for election to the board of directors of Authentidate may be made at the annual meeting of Stockholders, or any special meeting called for the purpose of electing directors, by the board of directors or by any stockholder entitled to vote in the election of directors who complies in a timely manner with the notice procedures set forth in Authentidate’s bylaws. The by-laws provide that a stockholder may nominate one or more persons for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given to the Secretary of Authentidate not later than (i) with respect to an election to be held at an annual meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, or if an annual meeting has not been held in the preceding year, 90 days from the first Wednesday in December; and (ii) with respect to an election to be held at a special meeting of Stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Stockholders. Each such notice must contain all of the information required by Section 3.4 of the By-laws.

Election of Directors/ Managers:	Authentidate’s directors are to be elected at an annual meeting of the stockholders, and each director elected shall hold office for one year and until his successor is elected.	The manager of Parascript is to serve until such time as it is removed for any reason with or without cause as manager by the affirmative vote of the members holding at least 70% in interest of the members or until such time as it shall resign as manager. If the manager is removed or resigns, a successor manager shall be appointed as promptly as practical by the affirmative vote of more than 50% interest of the members.

Classification of Directors:	Authentidate’s certificate of incorporation and bylaws do not provide for the division of the board of directors into classes.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Removal of Directors/ Managers:	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.	Parascript Management, Inc. shall serve as the manager of Parascript until such time as it is removed for any reason with or without cause as manager by the affirmative vote of the members holding at least 70% interest of the members or until such time as it shall resign as manager.

Vacancies on the Board:	Vacancies in Authentidate’s board of directors and newly created directorships resulting from any increase in the authorized number thereof may be filled by a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and the directors so elected will hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.	If the manager is removed or resigns, a successor manager shall be appointed as promptly as practical by the affirmative vote of more than 50% interest of the members.

Board/Manager Quorum and Vote Requirements:	At all meetings of Authentidate’s board of directors, a majority of directors constitutes a quorum for the transaction of business, and the act of a majority present at any meeting at which there is quorum is the act of the board of directors.	The manager shall have complete authority, power and discretion to manage and control the business, affairs and properties of Parascript. However, the manager may take action upon the following matters only upon receiving the consent of those members holding at least 70% of the units entitled to vote, and without such consent neither Parascript nor the manager shall have any authority to engage in the following transactions: i) sell, transfer, assign or dispose of whether in a single transaction or series of transactions, all or substantially all of the assets of Parascript; ii) convert, consolidate or merge Parascript with and into any other company; iii) dissolve or liquidate Parascript, with some exceptions; iv) amend the operating agreement; or v) increase or decrease authorized units of Parascript.

Board/Manager Action without a Meeting:	Any action required or permitted to be taken at any meeting of Authentidate’s board of directors (or any committee thereof) may be taken without a meeting if all members of the board of directors or committee consent to the action in writing, and that writing or those writings are filed with the minutes of proceedings of the board of directors or committee.	Any action required or permitted to be taken by the board of directors of Parascript Management, Inc. at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Stockholder/Unitholder Annual Meetings:	An annual meeting of stockholders shall be held at such time and place as designated by the Board of Directors within ninety (90) days of the filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission; provided, that if the Board of Directors shall determine that in any year it is not advisable or convenient to hold the meeting within such time period, then in such year the annual meeting shall instead be held on such other day, not more than sixty (60) days after the expiration of such 90 day period. At each annual meeting, the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and time of the meeting shall be given to each stockholder entitled to vote not less than ten (10) nor more than thirty (60) days before the date of the meeting, except that where the matter to be acted on is a merger or consolidation of the corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) days nor more than sixty (60) days prior to such meeting.	Regular meetings of the members shall be held at least once each fiscal year. A notice with respect to such regular meeting containing the place and date thereof and a proposed agenda therefore shall be given to each member no earlier than sixty (60) days and no later than ten (10) days prior to the scheduled date of such meeting (members may waive notice).

Special Meetings of Stockholders/Unitholders:	Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, the President or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting or in a duly executed waiver of notice thereof. Written notice stating the place, date and time of the meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.	Special meetings of the members shall be held at such times as the manager may request. A notice with respect to each such meeting containing the place and date thereof and a proposed agenda therefore shall be given to each member and no earlier than thirty (30) days and no later than five (5) days, prior to the scheduled date of such meeting (members may waive notice).

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Stockholder/Unitholder Quorum Requirements:	The holders of a majority of outstanding stock of Authentidate entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum at all meetings. If a quorum is not present or represented at any meeting of stockholders, the stockholders entitled to vote shall have the power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be represented.	The holders of a majority of outstanding units entitled to vote present in person or by proxy shall constitute a quorum for the transaction of business at all meetings of the members.

Stockholder/Unitholder Proposals:	Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.	At an annual meeting, each member shall be entitled to raise issues at such meeting relating to the business and operations of Parascript, even if such issues are not set forth in the agenda.

Action of Stockholders and Unitholders by Written Consent:

Any action required or permitted to be taken by Authentidate’s stockholders at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

If action is taken by less than unanimous written consent, must give notice to all stockholders who have not consented.

Any action required or permitted to be taken at any annual or special meeting of members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders who hold of record the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the members are required to vote thereon were present and voted. The written consent shall bear the date of signature of each member who signs the consent. Prompt notice must be sent to the members who did not sign the consent.

Voting Rights:	Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. When a quorum is present at a meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the certificate of incorporation or the DGCL requires otherwise, except for elections determined by plurality vote.	Each holder of common units shall be entitled to one vote per common unit held of record on Parascript’s books as to the matter that comes before the members for a vote. Except as provided by applicable law, the Series A preferred units shall have one vote per unit (appropriately adjusted for unit splits, unit dividends and the like so that each Series A preferred unit will have the same relative voting power as before such event) together with all other classes and series of units of Parascript as a single class on all actions to be taken by the members of Parascript.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Dividend/Distribution Rights:	Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock. Pursuant to DGCL § 170, directors may declare and pay dividends out of Authentidate’s surplus. Surplus is the excess, at any given time of the net assets (the amount by which total assets exceed total liabilities) of the corporation over the amount so determined to be capital. Or, in case there is no such surplus, out of the net profits for the fiscal year. If the capital of the corporation amounts to less than the aggregate amount of the capital represented by the issued and outstanding stock, the directors shall not issue any dividends until the deficiency has been repaired.	If Parascript has funds available for distribution as described in the Operating Agreement, all or a portion of such distributable funds may, at the sole discretion of the manager, be distributed to the holder of units in proportion to the number of units held.

Appraisal Rights:	Under the Delaware General Corporation Law, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any	The Wyoming Limited Liability Company Act and Parascript’s operating agreement do not provide the Parascript unitholders with appraisal rights. In addition, the operating agreement provides that if the managers and the members holding at least 70% of the outstanding units approve a merger, consolidation or similar transaction involving the sale of all or substantially all of the units and the approved sale is structured as a merger, each holder of units is required to waive any dissenters’ rights, appraisal rights, or similar rights that such holder may have in connection with such merger.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights

other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Authentidate stockholders do not have dissenter’s rights in connection with the agreement and plan of merger.

Anti-Takeover Legislation	Section 203 of the DGCL generally provides that a Delaware corporation that has not “opted out” of coverage by this section in the prescribed manner may not engage in any “business combination” with an “interested stockholder” (as defined in the DGCL) for a period of three years following the date that the stockholder became an “interested stockholder” unless: (i) prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”; or (ii) upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by individuals who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the stock ownership plan will be tendered in a tender offer or exchange offer; or (iii) at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 of the outstanding voting stock that is not owned by the “interested stockholder.”

	New Authentidate Stockholder Rights	Parascript Unitholder Rights

The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances.

The Authentidate certificate of incorporation and bylaws do not contain any provisions opting out of the restrictions prescribed by Section 203 of the DGCL

Amendment of Certificate of Incorporation/Articles of Organization:	DGCL § 242(b)(1) provides that the board of directors may amend the Certificate of Incorporation by adopting a resolution setting forth the amendment proposed and declaring its advisability. In accordance with the DGCL and Authentidate’s certificate of incorporation, a majority of the outstanding stock must be voted in favor of any amendment to Authentidate’s certificate of incorporation.	§ 17-15-129 of the Wyoming Limited Liability Company Act provides that the articles of organization may be amended when such amendment is approved by all of the members.

Amendment of Bylaws/ Operating Agreement:	Authentidate’s Bylaws may be amended, altered or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or board of directors or any special meeting of the stockholders or board of directors if notice of the alteration, amendment, repeal or adoption of new bylaws is contained in the notice of the special meeting.	Amendments to the operating agreement may be proposed from time to time by the manager, which shall be submitted to the members and this submission may seek either a written vote or call a meeting. A proposed amendment requires the vote of the members holding at least 70% of the units entitled to vote for adoption. The operating agreement cannot be amended without the consent of each person adversely affected if such amendment would modify the limited liability of a member, require additional capital contributions, alter a member’s right to transfer his units, alter the methods of amending the operating agreement, have an adverse economiceffect on such person (such as a reduction in profits or capital), or limit or adversely effect voting rights, although consent is not required if the reduction in voting rights or capital applies to all members.

	New Authentidate Stockholder Rights	Parascript Unitholder Rights
Liability of Directors:	Authentidate’s certificate of incorporation provides that a director will not be personally liable to Authentidate or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to Authentidate or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL §174 (relating to unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit.	A manager shall not be liable to Parascript or its members for any actions it takes or omits to take as manager if in connection with such action or omission, the manager performed his duties in good faith, as an ordinarily prudent person would, and in a manner it reasonably believes to be in the best interests of Parascript. No manager shall have any personal liability for monetary damages to Parascript or its members for breach of his fiduciary duty as manager, except when the manager’s acts or omissions are not in good faith or involve intentional misconduct or a knowing violation of the law, and any transaction where the manager directly derives an improper personal benefit.

Indemnification of Directors/Managers, Officers and Employees:	Pursuant to DGCL §145, Authentidate will indemnify its officers, directors, employees and agents, and those who served at the request of Authentidate as an officer, director, employee, or agent of another entity who are a party to or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding. Expenses (including attorneys’ fees, judgment, fines) actually incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding will be paid by Authentidate if the indemnity acted in good faith and was not opposed to the best interests of the corporation. This right shall include the right of any officer or director to be paid the expenses incurred in defending any such proceeding in advance of its final disposition, provided however that an advancement of expenses shall only be made after the delivery of an undertaking to Authentidate. Expenses (including attorneys’ fees) incurred shall be paid by the corporation only as authorized upon the terms and conditions, if any, as the board of directors deems appropriate.	Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative by reason of the fact that the person was a manager or officer of Parascript or was serving at the request of Parascript as a manager, director, officer, partner, venturer, proprietor, trustee or employee, shall be indemnified by Parascript to the fullest extent permitted by the Wyoming Limited Liability Company Act against judgments, penalties, fines, settlements and reasonable expenses (including Attorneys fees) actually incurred by such person in connection with such proceeding. Pursuant to §17-15-113 of the Wyoming Limited Liability Company Act, neither the members of a limited liability company nor the managers of a limited liability company managed by a manager or managers are liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the limited liability company. However, under §17-15-133 of the Wyoming Limited Liability Company Act, all persons who assume to act as a limited liability company without authority to do so shall be jointly and severally liable for all debts and liabilities.

LEGAL MATTERS

Becker & Poliakoff, LLP, counsel for Authentidate Holding Corp. and AHC Group, Inc., will provide an opinion on the validity of the shares of AHC Group, Inc. offered by this joint proxy statement/prospectus.

Parascript, LLC has engaged Davis Graham & Stubbs LLP to assist Parascript, LLC with legal matters concerning the merger.

EXPERTS

The consolidated financial statements of Authentidate Holding Corp. appearing in this joint proxy statement/prospectus as of June 30, 2007 and 2006 and for each of the years in the three year period ended June 30, 2007 and management’s assessment of internal control over financial reporting and the effectiveness of Authentidate Holding Corp’s internal control over financial reporting as of June 30, 2007 have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their reports thereon, included herein. Such consolidated financial statements, as of June 30, 2007 and 2006 and for each of the years in the three year period ended June 30, 2007 and management’s assessment of internal control over financial reporting and our report on the effectiveness of internal control over financial reporting as of June 30, 2007 are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Parascript, LLC as of December 31, 2007 and 2006, and for each of the years in the two year period then ended, included in this joint proxy statement/prospectus have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Parascript, LLC for the year ended December 31, 2005 included in this joint proxy statement/prospectus have been audited by Anton Collins Mitchell LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Authentidate must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Exchange Act, Authentidate must file reports, proxy statements, and other information with the SEC. Copies of these reports, proxy statements, and other information can be inspected and copied at:

Public Reference Room

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Conference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of Authentidate’s materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the SEC’s home page on the Internet at HTTP://WWW.SEC.GOV.

All information contained in this joint proxy statement/prospectus with respect to Authentidate was supplied by Authentidate and all information with respect to Parascript was supplied by Parascript. Neither Authentidate nor Parascript can warrant the accuracy or completeness of the information relating to the other party.

Authentidate filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the issuance of the shares offered by this joint proxy statement/prospectus to the Parascript Members. This joint proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement and exhibits thereto, certain portions of which we have omitted from this joint proxy statement/prospectus as permitted by the SEC’s rules and regulations. You may obtain copies of the registration statement and its amendments (including the omitted portions), including exhibits, from the SEC upon payment of prescribed rates or on the Internet at http:www.sec.gov. For further information about Authentidate’s common stock, we refer you to the registration statement and the exhibits thereto. Statements contained in this joint proxy statement/prospectus or the registration statement relating to the contents of any contract or other document Authentidate filed as an exhibit to the registration statement are only summaries of those documents and are not necessarily complete. Therefore, we qualify each of these statements by reference to the full text of those contracts and documents Authentidate has filed with the SEC.

You should rely only on the information or representations provided in this joint proxy statement/prospectus or incorporated herein by reference. Authentidate has not authorized anyone else to provide you with different information. Authentidate will not offer the shares of its common stock in any state where the offer is not permitted. You should not assume that the information in this joint proxy statement/prospectus, including information incorporated herein by reference, is accurate as of any date other than the date on the cover page.

Authentidate Holding Corp. and Subsidiaries

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)	March 31, 2008	June 30, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,879	$8,735
Restricted cash	521	521
Marketable securities	—	22,896
Accounts receivable, net	953	1,543
Prepaid expenses and other current assets	626	399

Total current assets	7,979	34,094
Marketable securities	12,352	—
Property and equipment, net	1,121	1,078
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	2,549	2,463
Goodwill	7,341	7,341
Other assets	1,493	1,609
Assets held for sale	2,119	2,119

Total assets	$34,954	$48,704

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,552	$3,992
Deferred revenue	1,250	1,230
Other current liabilities	43	157

Total current liabilities	3,845	5,379
Long-term deferred revenue	140	140

Total liabilities	3,985	5,519

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,502 and 34,430 issued and outstanding on March 31, 2008 and June 30, 2007, respectively	35	34
Additional paid-in capital	165,362	164,336
Accumulated deficit	(134,356)	(121,125)
Accumulated other comprehensive loss	(75)	(63)

Total shareholders’ equity	30,969	43,185

Total liabilities and shareholders’ equity	$34,954	$48,704

The accompanying notes are an integral part of the condensed consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended March 31,
(in thousands, except per share data)	2008	2007
Revenues
Software licenses and support	$2,740	$2,406
Hosted software services	1,652	1,272

Total revenues	4,392	3,678

Operating expenses
Cost of revenues	1,614	1,310
Selling, general and administrative	13,721	12,348
Product development	2,317	2,043
Depreciation and amortization	1,228	1,186

Total operating expenses	18,880	16,887

Operating loss	(14,488)	(13,209)
Other income	1,310	1,588

Loss from continuing operations	(13,178)	(11,621)

Income from discontinued operations	—	133

Net loss	$(13,178)	$(11,488)

Basic and diluted loss per share
Continuing operations	$(0.38)	$(0.34)
Discontinued operations	—	0.01

Basic and diluted loss per share	$(0.38)	$(0.33)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
(in thousands)	2008	2007
Cash flows from operating activities
Net loss	$(13,178)	$(11,488)
Adjustments to reconcile net loss to net cash used by operating activities
Income from discontinued operations	—	(133)
Depreciation and amortization	1,228	1,186
Share-based severance	145	—
Share-based compensation	810	1,312
Shares issued for services	72	—
Changes in assets and liabilities
Accounts receivable	590	(842)
Prepaid expenses and other current assets	(227)	(812)
Accounts payable, accrued expenses and other liabilities	(1,572)	(1,331)
Deferred revenue	20	201

Net cash used in operating activities	(12,112)	(11,907)

Cash flows from investing activities
Purchases of property and equipment and other assets	(555)	(308)
Other intangible assets acquired	(45)	(287)
Capitalized software development costs	(641)	(1,170)
Net sales of marketable securities	10,544	12,476

Net cash provided by investing activities	9,303	10,711

Cash flows from financing activities
Dividends paid	(35)	(35)

Net cash used in financing activities	(35)	(35)

Effect of exchange rate changes on cash flows	(12)	30

Net decrease in cash and cash equivalents	(2,856)	(1,201)
Cash flow from discontinued operations—operating activities	—	312
Cash flow from discontinued operations—investing activities	—	(126)
Cash flow from discontinued operations—financing activities	—	—

Cash and cash equivalents, beginning of period	8,735	9,366

Cash and cash equivalents, end of period	$5,879	$8,351

The accompanying notes are an integral part of the condensed consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Authentidate pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented. The condensed consolidated financial statements include the accounts of Authentidate Holding Corp. and its subsidiaries Authentidate, Inc., Authentidate International AG, and Trac Medical Solutions, Inc., (collectively, “Authentidate”). All significant intercompany transactions and balances have been eliminated in consolidation. As discussed more fully in Note 6, in June 2007, Authentidate completed the sale of its Document Management Solutions and Systems Integration businesses. Accordingly, these businesses have been presented as discontinued operations in the condensed consolidated financial statements for the prior year periods presented. The results of operations for the periods ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto for the fiscal year ended June 30, 2007 and the attached Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this joint proxy statement/prospectus.

2.	Loss Per Share

The following table sets forth the calculation of basic and diluted loss per share for the periods presented (in thousands, except per share data):

	Nine Months Ended March 31,
	2008	2007
Loss from continuing operations	$(13,178)	$(11,621)
Income from discontinued operations	—	133

Net loss	(13,178)	(11,488)
Preferred stock dividends	(53)	(53)

Net loss applicable to common shareholders	$(13,231)	$(11,541)

Weighted average shares	34,469	34,413

Basic and diluted loss per common share
Continuing operations, less preferred dividends	$(0.38)	$(0.34)
Discontinued operations	—	0.01

Basic and diluted loss per common share	$(0.38)	$(0.33)

All common stock equivalents were excluded from the calculation of net loss per share for the periods presented because their impact is antidilutive, or for discontinued operations, not material. At March 31, 2008, employee and non-executive director options (4,845,000), warrants (473,000), performance based consultant options (375,000) and convertible preferred stock (500,000) were outstanding. At March 31, 2007, employee and non-executive director options (4,700,000), warrants (712,000), performance based consultant options (375,000) and convertible preferred stock (500,000) were outstanding.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

3.	Share-Based Compensation

The impact of share-based compensation expense on the results of operations is as follows (in thousands, except per share data):

	Nine Months Ended March 31,
	2008	2007
Loss from continuing operations before share-based compensation expense	$(12,368)	$(10,309)
Share-based compensation expense	(810)	(1,312)

Loss from continuing operations	$(13,178)	$(11,621)

Net loss before share-based compensation expense	$(12,368)	$(10,063)
Share-based compensation expense	(810)	(1,425)

Net loss	$(13,178)	$(11,488)

Basic and diluted loss per share
Continuing operations before share-based compensation	$(0.36)	$(0.30)
Share-based compensation expense	$(0.02)	(0.04)
Discontinued operations before share-based compensation	—	0.01

Basic and diluted loss per share	$(0.38)	$(0.33)

Share-based compensation by category is as follows (in thousands):

	Nine Months Ended March 31,
	2008	2007
SG&A expenses, net	$13,013	$11,226
Share-based compensation expense	708	1,122

Total SG&A expenses	$13,721	$12,348

Product development expenses, net	$2,217	$1,863
Share-based compensation expense	100	180

Total product development expenses	$2,317	$2,043

Cost of revenues, net	$1,612	$1,300
Share-based compensation expense	2	10

Total cost of revenues	$1,614	$1,310

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

Authentidate computed the estimated fair values of all share-based compensation using the Black-Scholes option pricing model and the assumptions set forth in the following table. Authentidate based its estimate of the life of these options on historical averages over the past five years and estimates of expected future behavior. Authentidate retained a third party valuation firm to calculate expected volatility which was based on Authentidate’s historical stock volatility and historical stock volatility of comparable companies in the industry for the fiscal year ending 2007. The assumptions used in Authentidate’s Black-Scholes calculations for fiscal 2008 and 2007 are as follows:

	Risk Free Interest Rate	Dividend Yield	Volatility Factor	Weighted Average Option Life (Months)
Fiscal year 2008	4.5%	0%	74%	48
Fiscal year 2007	4.2%	0%	68% - 74%	42

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Because Authentidate’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of share-based compensation for employee stock options. Management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation as circumstances change and additional data becomes available over time, which may result in changes to these assumptions and methodologies. Such changes could materially impact Authentidate’s fair value determination.

Stock option activity under the Employees and Non-Executive Directors Stock Option Plans (the “Plans”) for the period ended March 31, 2008 is as follows (in thousands, except per share and average life data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Employees Plan
Outstanding, June 30, 2007	4,330	$4.64
Granted	881	1.24
Forfeited	(776)	3.86

Outstanding, March 31, 2008	4,435	$4.12		$—

Exercisable at March 31, 2008	3,457	$4.62	2.97	$—

Expected to vest at March 31, 2008	822	$2.21	8.41	$—

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Non-Executive Director Plan
Outstanding, June 30, 2007	340	$4.47
Granted	70	1.32

Outstanding, March 31, 2008	410	$3.93	6.13	$—

Non-executive director options are granted at market price and vest on the grant date.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

Unvested options as of March 31, 2008, and changes in such options during the nine month period then ended are summarized below (in thousands, except per share and average life data):

	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Unvested balance, June 30, 2007	1,018	$0.86
Granted	881	0.69
Vested	(584)	0.81
Forfeited	(337)	1.00

Unvested balance, March 31, 2008	978	$0.73	8.41	$—

As of March 31, 2008, there was $775,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plans. This expense is expected to be recognized over a weighted-average period of 26 months.

There were no options exercised during the nine months ended March 31, 2008 and 2007. The weighted average grant date fair value of options granted during the nine month periods ended March 31, 2008 and 2007 was approximately $0.69 and $0.75, respectively. These values were calculated using the Black-Scholes option-pricing model.

The total fair value of options vested was $530,000 and $1,184,600 for the nine month periods ended March 31, 2008 and 2007, respectively.

During fiscal 2006 Authentidate issued 375,000 stock options to an independent consultant, exercisable at $3.25 per share. These options do not vest until the consultant realizes at least $1.0 million in sales of Authentidate’s products; therefore no expense has been recorded as no sales have been realized to date. These options are not included in the disclosures above. These options expire at the later of seven years from the grant date or five years from the vesting date.

Effective January 17, 2007, the Board of Directors amended the terms of existing stock options previously granted to Authentidate’s current employees whereby such options expire ten years from the original grant date. The incremental share-based compensation expense related to this change is being amortized as the related options vest.

On January 17, 2007, the shareholders approved several amendments to the 2001 Non-Executive Director Stock Option Plan whereby non-executive director stock options expire ten years from the original date of grant, non-executive directors will have up to two years to exercise their options after leaving the board and may elect to receive up to 50% of their cash director compensation in restricted common stock of Authentidate issued at fair value in accordance with the terms of the Plan. For the nine months ending March 31, 2008, Authentidate issued 71,874 shares of restricted common stock (valued at approximately $71,600) to certain non-executive directors in connection with this program. In April 2008, Authentidate issued 34,659 shares of restricted common stock (valued at approximately $15,200) to such directors under the program.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

4.	Comprehensive Loss:

	Nine Months Ended March 31,
	2008	2007
Net loss as reported	$(13,178)	$(11,488)
Currency translation adjustment	(12)	30

Comprehensive loss	$(13,190)	$(11,458)

5.	Marketable Securities

Authentidate’s marketable securities are generally comprised of auction rate securities rated AAA or AA by one or more national rating agencies. The auction rate securities have contractual maturities of up to 30 years, but generally have interest rate reset dates that occur every 7, 28 or 35 days and despite the long-term nature of their stated contractual maturities, Authentidate has had the ability to liquidate these securities at ongoing auctions every 35 days or less. As a result of credit market conditions in 2008, auctions for most types of auction rate securities have been failing and interest rates have reset at contractual rates which are generally higher than market rates. Although this market is currently less liquid than it has been in the past, the fair market value of auction rate securities is based on the quality of such securities. At March 31, 2008, Authentidate had approximately $12.4 million of AAA rated auction rate securities consisting primarily of investments in government insured student loan issues. Authentidate classifies its investments in auction rate securities as “available for sale.” These investments are recorded at cost which approximates fair market value due to their variable interest rates, which typically reset every 7, 28 or 35 days. Along with other auction rate securities, recent auctions for Authentidate’s investments have failed. However, because of the quality of such investments, Authentidate had no cumulative gross unrealized holding gains (losses) or gross realized gains (losses) from such investments at March 31, 2008. All income generated from these investments is recorded as interest income. Authentidate does not expect to hold any auction rate security longer than one year and Authentidate believes market conditions for auction rate securities will recover during this period. However, as a result of current market conditions, such securities have been classified as long-term assets at March 31, 2008.

Since March 31, 2008, the market for student loan backed auction rate securities has not improved. Although Authentidate redeemed several investments at par during April and May, it has not sold any additional investments since that time. At June 30, 2008, Authentidate had approximately $10.8 million of AAA rated auction rate securities consisting primarily of investments in government insured student loan issues. While the credit quality of such investments is sound, based on current illiquid market conditions Authentidate would most likely not be able to dispose of these investments at par. Authentidate understands that current discounts from par for such investments can range from 5% to 30% and it is evaluating its investments for impairment as of June 30, 2008 in connection with the year-end audit. The amount of this impairment will be reported as an unrealized loss in accumulated other comprehensive loss until realized.

6.	Discontinued Operations and Assets Held for Sale

In June 2007, Authentidate completed the sale of its Document Management Solutions and Systems Integration businesses, including its wholly-owned subsidiary DJS Marketing Group, Inc., to Astria Solutions Group, LLC (“Astria”). Astria is a newly formed New York limited liability company organized by members of the acquired businesses’ senior management team. Under the terms of the definitive Asset Purchase Agreement, dated as of May 31, 2007, Authentidate received approximately $7,100,000 for the acquired businesses and related assets (including cash of $750,000). Astria paid Authentidate $3,250,000 in cash, issued to Authentidate a

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

$2,000,000 seven-year note bearing an interest rate of 8.5% (“Note”), assumed approximately $1,600,000 in liabilities related to the acquired businesses, and agreed to pay Authentidate approximately $270,000 based on the collection of accounts receivable following the closing. In connection with the sale of the businesses and related assets, Authentidate recorded a gain of approximately $1,264,000 in fiscal 2007. The reported gain does not include any value for the Note. As discussed below, additional gain, if any, will be recorded as management determines that the debtor’s cash flows from operations are sufficient to repay the Note.

In connection with the sale, Astria also entered into a seven-year lease for a portion of the building owned by Authentidate in Schenectady, New York where the acquired businesses are located. Under the terms of the lease, Astria has elected to pay all taxes and operating costs for the land and building and rent and additional rent of approximately $186,000 per year for the term of lease. Based on Authentidate’s intention to dispose of these assets in the next year, the carrying value of the land and building is classified as assets held for sale for all periods presented.

The Note is secured by the assets of the acquired businesses sold by Authentidate to Astria and is subordinated to the interests of the senior creditor and mezzanine lender to Astria as set forth in an intercreditor and subordination agreement among Authentidate, Astria, and the senior creditor and mezzanine lender. The Note provides for monthly interest payments through May 2010, principal (based on a 15-year amortization) and interest payments thereafter through April 2014 and a final payment of the balance in May 2014. Based on the subordination, the extended collection period and other factors, Authentidate has no reasonable basis for estimating the degree of collectibility of the Note. Accordingly, Authentidate is using the guidance under Staff Accounting Bulletin No. 103—Topic 5U “Gain Recognition on Sale of a Business or Operating Assets to a Highly Leveraged Entity” for the Note and will recognize the additional gain, if any, on the sale of the businesses as management determines that the debtor’s cash flows from operations are sufficient to repay the Note.

Operating results for discontinued operations for the nine month period ended March 31, 2007 reflected operating income of approximately $133,000, from revenues of $7,798,000.

7.	Segment Information

FAS 131, Disclosures about Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed about operating segments of an enterprise. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Authentidate’s chief operating decision maker is its President.

Authentidate operates in one reportable segment in the United States and Germany. In the United States the business is engaged in the development and sale of secure workflow management web-based services. Authentidate’s automated and trusted workflow solutions enable enterprises and office professionals to employ rules-based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax based communication capabilities. Customer benefits from Authentidate’s offerings include increased revenues, reduced costs, improved productivity and service levels, automated audit trails, enhanced compliance with regulatory requirements and the reduction of paper-based processes. In the United States Authentidate also offers its proprietary content authentication technology in the form of the USPS Electronic Postmark ® (EPM). In Germany the business is engaged in the development and sale of software applications that provide electronic signature and time stamping capabilities for a variety of corporate processes including electronic billing and archiving solutions. Authentidate’s web-based services and software applications are compliant with applicable digital signature rules and guidelines.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

Revenues from external customers include revenues from the German operations of approximately $2,740,000 for the nine month period ended March 31, 2008 and $2,406,000 for the nine month period ended March 31, 2007. This operation had assets of approximately $955,000 and $2,103,000 at March 31, 2008 and 2007, respectively.

8.	Goodwill and Other Intangible Assets

Authentidate performs an annual valuation of goodwill at the end of the fiscal year. Any adverse development or change in Authentidate’s business during the year would require an interim assessment. For the nine months ended March 31, 2008 there were no adverse developments or changes that required such an assessment and the carrying amount of goodwill has not changed. Approximately $7,291,000 of goodwill relates to Authentidate’s business in Germany.

Other intangible assets consist of the following (in thousands):

	March 31, 2008			June 30, 2007			Useful Life In Years
	Gross Carrying	Accumulated Amortization	Net Book Value	Gross Carrying	Accumulated Amortization	Net Book Value
Patents	$342	$132	$210	$342	$117	$225	17
Trademarks	146	43	103	146	38	108	20
Acquired technologies	72	72	—	72	72	—	2
Licenses	1,246	861	385	1,201	672	529	3

Total	$1,806	$1,108	$698	$1,761	$899	$862

Authentidate amortizes other intangible assets under the straight line method. Amortization expense was approximately $209,000 for the nine month period ended March 31, 2008. Amortization expense for the next five fiscal years is expected to be as follows (in thousands):

2008	$68
2009	166
2010	100
2011	97
2012	57
Thereafter	210

$698

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

9.	Shareholders’ Equity

The changes in shareholders’ equity for the nine months ended March 31, 2008 are summarized as follows (in thousands):

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, June 30, 2007	$3	$34	$164,336	$(121,125)	$(63)	$43,185
Preferred stock dividends				(53)		(53)
Share-based compensation expense			810			810
Share-based severance expense			145			145
Issuance of common stock		1	71			72
Currency translation adjustment					(12)	(12)
Net loss		—	—	(13,178)		(13,178)

Balance, March 31, 2008	$3	$35	$165,362	$(134,356)	$(75)	$30,969

During the nine months ended March 31, 2008, no stock options or common stock warrants were exercised.

10.	Preferred Stock

Authentidate has the right to repurchase the outstanding Series B preferred stock at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends. The holder of such shares has the right to convert shares of preferred stock into an aggregate of 500,000 shares of Authentidate’s common stock at a conversion rate of $1.40 per share. In the event Authentidate elects to redeem these securities, the holder will be able to exercise its conversion right subsequent to the date that Authentidate issues a notice of redemption but prior to the deemed redemption date as would be set forth in such notice. The Series B preferred stock was originally issued in a private financing in October 1999 and the conversion and redemption features were amended in October 2002 to provide for the rights and obligations described in this note.

11.	Commitments and Contingencies

As previously reported, Authentidate Holding Corp. was named as the defendant in a claim filed by Shore Venture Group in the federal District Court for the District of New Jersey, under the caption Shore Venture Group, LLC, et al v. Authentidate Holding Corp., Authentidate, Inc. and John T. Botti. The complaint in this case was filed on March 2, 2005 and an amended complaint was filed on or about April 26, 2005. On October 12, 2005, the parties entered into an agreement to arbitrate the claims asserted against us by plaintiffs. On October 19, 2005, the Court approved and entered a Consent Order referring the case to arbitration by the American Arbitration Association and staying the lawsuit pending resolution of the arbitration. In this case, the claimants sought additional shares of the common stock of Authentidate’s subsidiary, Authentidate, Inc., and had withdrawn a number of other claims in the arbitration, including claims for damages in connection with an alleged copyright infringement and rights under one or more of Authentidate’s patent applications. An arbitration hearing in this matter concluded on September 10, 2007. On December 20, 2007, Authentidate received the decision of the arbitrators, which was rendered on December 19, 2007, awarding the claimants damages in the amount $1,079,262 plus interest in the amount of $563,676. The arbitrators further awarded the claimants per diem interest at the rate of $303.00 from December 12, 2007 through the date the award was rendered. Following a post-hearing briefing, the arbitrators awarded the claimants attorneys’ fees of $241,038 on January 31, 2008.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

The arbitration award extinguishes any interest of Shore Ventures in any shares of stock or stock options of Authentidate Holding Corp. or Authentidate, Inc. The full amount for this settlement was accrued as of December 31, 2007 and was paid in February 2008.

Between June and August 2005, six purported shareholder class actions were filed in the United States District Court for the Southern District of New York against Authentidate and certain of its current and former directors and former officers. Plaintiffs in those actions alleged that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933. The securities law claims were based on the allegations that Authentidate failed to disclose that its August 2002 agreement with the USPS contained certain performance metrics, and that the USPS could cancel the agreement if Authentidate did not meet these metrics; that Authentidate did not disclose complete and accurate information as to its performance under, and efforts to renegotiate, the USPS agreement; and that when Authentidate did disclose that the USPS might cancel the agreement, the market price of its stock declined. On October 5, 2005 the Court consolidated the class actions under the caption In re Authentidate Holding Corp. Securities Litigation., C.A. No. 05 Civ. 5323 (LTS), and appointed the Illinois State Board of Investment as lead plaintiff under the Private Securities Litigation Reform Act. The plaintiff filed an amended consolidated complaint on January 3, 2006, which asserted the same claims as the prior complaints and also alleged that Authentidate violated the federal securities laws by misrepresenting that it possessed certain patentable technology. On July 14, 2006, the Court dismissed the amended complaint in its entirety; certain claims were dismissed with prejudice and plaintiff was given leave to replead those claims which were not dismissed with prejudice. In August 2006, plaintiff filed a second amended complaint, which does not assert any claims relating to Authentidate’s patents or under the Securities Act of 1933, but which otherwise is substantially similar to the prior complaint. The second amended complaint seeks unspecified monetary damages. Authentidate moved to dismiss the second amended complaint on November 13, 2006. The motion is pending before the court.

In addition to the class action complaints, four purported shareholder derivative actions were filed against certain current and former directors and former officers of Authentidate in June and July 2005 in the United States District Court for the Southern District of New York. These federal court derivative actions were based on substantially the same events and factual allegations as the original class action complaints and asserted claims that Authentidate was injured by an alleged breach of fiduciary duty, waste, mismanagement, violations of Sarbanes-Oxley, and misappropriation of inside information. The derivative complaints sought, among other things, damages, equitable relief, restitution, and payment of costs and expenses incurred in the litigation (including legal fees). Plaintiffs in the derivative actions entered into a Court-approved stipulation providing for the consolidation of their actions and the selection of Maxine Philips as the lead plaintiff. Plaintiffs filed a consolidated complaint on November 14, 2005, which defendants moved to dismiss on January 13, 2006 on the ground that plaintiffs had not made a proper demand on the Board of Directors. On March 20, 2006, before the motion to dismiss was decided, plaintiffs in the federal court derivative action voluntarily dismissed their complaint without prejudice. On April 6, 2006, the court held a hearing to confirm, among other things, that plaintiffs had not received any payment or other consideration for the dismissal of their claims. At the hearing plaintiffs agreed to file a motion seeking court approval for the dismissal. Plaintiffs filed this motion on April 18, 2006 and the court entered an order dismissing the consolidated complaint on May 5, 2006. Subsequently, on May 25, 2006, the plaintiffs sent a letter to the Board of Directors demanding that it file a derivative suit on behalf of Authentidate which asserts the same claims as the complaint which plaintiffs voluntarily dismissed only weeks earlier.

On December 13, 2005, a purported shareholder derivative action was filed in the Supreme Court of New York, Schenectady County, entitled Elkin v. Goldman et al., No. 2005-2240. Plaintiff in that action demanded that Authentidate’s Board of Directors file a derivative action on behalf of Authentidate against nine of its current and former directors and former officers. The complaint asserts the same claims that are alleged in the

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

first federal court derivative actions. The Board of Directors, following a recommendation from a committee of the Board composed of outside, non-employee directors who were advised by independent outside counsel, concluded that commencing litigation, as demanded by Elkin, is not in Authentidate’s best interest.

Authentidate is engaged in no other litigation which would be anticipated to have a material adverse effect on its financial condition, results of operations or cash flows.

Authentidate has employment agreements with its President, Chief Financial Officer and the Chief Executive Officer of its German subsidiary that specify the executive’s current compensation, benefits and perquisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

Authentidate has entered into various agreements by which Authentidate may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which Authentidate customarily agrees to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as intellectual property rights. Payments by Authentidate under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by us and to dispute resolution procedures specified in the particular contract. Further, Authentidate’s obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, Authentidate may have recourse against third parties for certain payments made by Authentidate. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of Authentidate’s obligations and the unique facts of each particular agreement. Historically, Authentidate has not made any payments under these agreements that have been material individually or in the aggregate. As of March 31, 2008, Authentidate is not aware of any obligations under such indemnification agreements that would require material payments.

12.	Income Taxes

On July 1, 2007, Authentidate adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 provides a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized. Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and was taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and if a position is determined to be more likely than not of being sustained, the entity should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. Upon the adoption of FIN 48, Authentidate analyzed filing positions in all of the federal and state jurisdictions where Authentidate is required to file income tax returns, as well as all open tax years in these jurisdictions. In connection with the adoption of FIN 48, Authentidate has elected an accounting policy to classify interest and penalties related to unrecognized tax benefits as interest expense and income tax expense, respectively. No adjustment was necessary as a result of the implementation of FIN 48. Authentidate continues to fully recognize its tax benefits which are offset by a valuation allowance due to the uncertainty that the deferred tax assets will be realized. Authentidate will continue to evaluate the realizability of its domestic net deferred tax assets and may record additional benefits in future earnings if Authentidate determines the realization of these assets is more likely than not. At July 1, 2007 and March 31, 2008, Authentidate did not have any unrecognized tax benefits.

Authentidate Holding Corp. and Subsidiaries

Notes to Condensed Consolidated Financials Statements (Unaudited)—(Continued)

13.	Quarterly Financial Data

Nine Months ended March 31,	First Quarter	Second Quarter	Third Quarter
	(in thousands)
2008
Continuing operations:
Net sales	$1,048	$1,661	$1,683
Operating expense	6,162	7,567	5,151
Loss	(5,114)	(5,906)	(3,468)
Net loss	(4,583)	(5,476)	(3,119)
Loss per share	$(0.13)	$(0.16)	$(0.09)

14.	Subsequent Events

As discussed more fully in note 5, market conditions for Authentidate’s investments have not improved and Authentidate is evaluating such investments for impairment as of June 30, 2008.

In June 2008 Authentidate formed a joint venture with EncounterCare Solutions, Inc. (OTC PK: ECSL), a provider of technology and services for the home healthcare marketplace. The joint venture called ExpressMD™ Solutions will provide in-home patient vital signs monitoring systems and services to improve care for patients with chronic illnesses and reduce the cost of care by delivering results to their health care providers via the Internet. ExpressMD Solutions combines EncounterCare’s Electronic House Call™ patient vital signs monitoring appliances with a specially designed web-based management and monitoring software module based on Authentidate’s Inscrybe™ Healthcare platform which enables unattended measurements of patients’ vital signs and related health information. Patents’ data is securely sent electronically to each patient’s health care provider for review. ExpressMD Solutions is designed to aid wellness and preventative care, and deliver better care to specific patients segments such as the elderly, special needs or pediatric patients with chronic illnesses who require regular monitoring of serious medical conditions. Using ExpressMD Solution’s offerings, health care providers will be able to easily view their specific patient’s vital statistics and make adjustments to the patient’s care plans via the Internet. ExpressMD Solution’s easy to use patient monitoring system is intended to provide patients with increased peace if mind and improved condition outcomes through a combination of care plan schedule reminders and comprehensive disease management education on their in-home communication unit. The service will provide intelligent routing to alert on-duty caregivers whenever a patient’s vital signs are outside of the practitioner’s pre-set ranges. Health care provider and health insurers also are expected to benefit by having additional tools to improve patients care, and reduce overall in-person and emergency room patient visits.

In August 2008, Authentidate entered into a definitive merger agreement to acquire all of the membership interests of Parascript, LLC and certain of its subsidiaries for $10 million in cash, $30 million shares of New Authentidate common stock, all of the shares of its German subsidiary Authentidate International AG, a 10%, five year junior unsecured note in the aggregate principal amount of $20 million and contingent consideration based on the financial performance of a newly formed business unit to explore certain markets for pattern recognition technology. Principal and interest on the note are subject to certain restrictions on payment based on available cash flow. The contingent consideration is payable in Authentidate common stock valued at $3.00 per share based on ten times the average EBITDA for the business unit for the fiscal years ending 2010 and 2011. The transaction is contingent upon certain events, including shareholder approval, and there can be no assurance that the transaction will close as anticipated. Authentidate will account for this transaction using the purchase method of accounting. As a result, the assets and liabilities of Parascript, LLC will be recorded at their estimated fair values as of the date that the transaction occurs.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Authentidate Holding Corp.

We have audited the accompanying consolidated balance sheets of Authentidate Holding Corp. and subsidiaries (the “Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2007. These financial statements are the responsibility of Authentidate’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Authentidate Holding Corp. and subsidiaries as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2007 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Authentidate Holding Corp. and subsidiaries’ internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 10, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Eisner LLP

New York, New York

September 10, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Authentidate Holding Corp.

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Authentidate Holding Corp. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Authentidate’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Authentidate’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Authentidate; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Authentidate are being made only in accordance with authorizations of management and directors of Authentidate; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Authentidate’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Authentidate Holding Corp. and subsidiaries maintained effective internal control over financial reporting as of June 30, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the COSO. Also, in our opinion, Authentidate Holding Corp. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control-Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Authentidate Holding Corp. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statement of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, and our report dated September 10, 2007 expressed an unqualified opinion on those consolidated financial statements.

Eisner LLP

New York, New York

September 10, 2007

Authentidate Holding Corp. and Subsidiaries

Consolidated Balance Sheets

	June 30,
(in thousands)	2007	2006
Assets
Current assets
Cash and cash equivalents	$8,735	$9,366
Restricted cash	521	521
Marketable securities	22,896	36,539
Accounts receivable, net	1,543	601
Prepaid expenses and other current assets	399	203
Assets held for sale	—	2,778

Total current assets	34,094	50,008
Property and equipment, net	1,078	1,519
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	2,463	1,549
Goodwill	7,341	7,341
Other assets	1,609	1,278
Assets held for sale	2,119	2,839

Total assets	$48,704	$64,534

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,992	$4,919
Deferred revenue	1,230	1,195
Other current liabilities	157	57
Liabilities of discontinued operations	—	1,799

Total current liabilities	5,379	7,970
Long-term deferred revenue	140	229

Total liabilities	5,519	8,199

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,430 and 34,413 issued and outstanding on June 30, 2007 and 2006, respectively	34	34
Additional paid-in capital	164,336	162,386
Accumulated deficit	(121,125)	(105,992)
Accumulated other comprehensive loss	(63)	(96)

Total shareholders’ equity	43,185	56,335

Total liabilities and shareholders’ equity	$48,704	$64,534

The accompanying notes are an integral part of the consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Consolidated Statements of Operations

	Year Ended June 30,
(in thousands, except per share data)	2007	2006	2005
Revenues
Software licenses and support	$3,335	$2,478	$2,183
Hosted software services	1,663	2,015	1,589

Total revenues	4,998	4,493	3,772

Operating expenses
Cost of revenues	2,134	1,222	1,290
Selling, general and administrative	16,843	17,887	15,146
Product development	2,594	3,575	2,704
Depreciation and amortization	1,499	1,353	1,082
Goodwill and intangible impairment	—	—	4,767

Total operating expenses	23,070	24,037	24,989

Operating loss	(18,072)	(19,544)	(21,217)
Other income	1,954	2,109	1,662

Income tax expense	—	—	(11)

Loss from continuing operations	(16,118)	(17,435)	(19,566)

Income (loss) from discontinued operations, including gain on disposal in 2007 of $1,264, net	1,055	(388)	382

Net loss	$(15,063)	$(17,823)	$(19,184)

Basic and diluted loss per share
Continuing operations	$(0.47)	$(0.51)	$(0.58)
Discontinued operations	0.03	(0.01)	0.01

Basic and diluted loss per share	$(0.44)	$(0.52)	$(0.57)

The accompanying notes are an integral part of the consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Consolidated Statements of Shareholder’s Equity

	Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity	Comprehensive Income (Loss)
Year Ended (in thousands)	Number of Shares	$0.10 Par Value	Number of Shares	$0.001 Par Value
Balance, June 30, 2004	28	$3	32,952	$33	$157,602	$(68,846)	$(74)	$88,718	$(15,734)

Exercise of stock warrants			841	1	1,371			1,372
Exercise of stock options			600		824			824
Options and warrants for services					640			640
Cost to register common shares					(10)			(10)
Currency translation adjustment							10	10	10
Preferred stock dividends			6		62	(70)		(8)
Net loss						(19,184)		(19,184)	(19,184)

Balance, June 30, 2005	28	3	34,399	34	160,489	(88,101)	(63)	72,362	$(19,174)

Cost to register common shares					(2)			(2)
Currency translation adjustment							(33)	(33)	(33)
Exercise of stock options			14		30			30
Preferred stock dividends						(68)		(68)
Share-based compensation expense					1,869			1,869
Net loss						(17,823)		(17,823)	(17,823)

Balance, June 30 2006	28	3	34,413	34	162,386	(105,992)	(96)	56,335	$(17,856)

Preferred stock dividends						(70)		(70)
Share-based compensation expense					1,925			1,925
Issuance of restricted common stock			17		25			25
Currency translation adjustment							33	33	33
Net loss						(15,063)		(15,063)	(15,063)

Balance, June 30, 2007	28	$3	34,430	$34	$164,336	$(121,125)	$(63)	$43,185	$(15,030)

The accompanying notes are an integral part of the consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended June 30,
(in thousands)	2007	2006	2005
Cash flows from operating activities
Net loss	$(15,063)	$(17,823)	$(19,184)
Adjustments to reconcile net loss to net cash used by operating activities
Income (loss) from discontinued operations	(1,055)	388	(382)
Depreciation and amortization	1,499	1,353	1,082
Share-based compensation	1,778	1,648	—
Warrants and options for services	—	—	640
Goodwill and other intangible asset impairment	—	—	4,767
Other	25	—	62
Changes in assets and liabilities
Accounts receivable	(942)	(90)	123
Prepaid expenses and other current assets	(196)	24	149
Accounts payable, accrued expenses and other liabilities	(844)	1,254	1,344
Deferred revenue	(54)	(497)	578

Net cash used in operating activities	(14,852)	(13,743)	(10,821)

Cash flows from investing activities
Restricted cash	—	(379)	223
Purchases of property and equipment	(329)	(958)	(934)
Other intangible assets acquired	(444)	(87)	(361)
Capitalized software development costs	(1,530)	(1,764)	(390)
Investment in affiliated companies	—	—	(750)
Net sales (purchases) of marketable securities	13,643	19,536	(7,150)
Acquisition of business, net of cash acquired	—	—	(125)

Net cash provided by (used in) investing activities	11,340	16,348	(9,487)

Cash flows from financing activities
Dividends paid	(53)	(68)	(35)
Stock options and warrants exercised	—	30	2,195
Principal payments on obligations under capital leases	—	(20)	(78)
Payment of registration costs	—	(2)	(10)

Net cash (used in) provided by financing activities	(53)	(60)	2,072

Effect of exchange rate changes on cash flows	33	(33)	10

Net increase (decrease) in cash and cash equivalents	(3,532)	2,512	(18,226)
Cash flow from discontinued operations—operating activities	330	634	189
Cash flow from discontinued operations—investing activities	2,571	(277)	(458)
Cash flow from discontinued operations—financing activities	—	68	(141)

Cash and cash equivalents, beginning of period	9,366	6,429	25,065

Cash and cash equivalents, end of period	$8,735	$9,366	$6,429

The accompanying notes are an integral part of the consolidated financial statements.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements

June 30, 2007, 2006, and 2005

1.	Description of Business and Summary of Significant Accounting Policies

Authentidate Holding Corp. (Authentidate) is a worldwide provider of secure workflow management software and web-based services. Authentidate and its subsidiaries provide software applications and web-based services that address a variety of business needs for Authentidate’s customers, including increasing revenues, reducing costs, raising service levels, improving productivity, providing automated audit trails, enhancing compliance with regulatory requirements and reducing paper based processes. Authentidate’s scalable offerings are primarily targeted at enterprises and office professionals and incorporate security technologies such as rules based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax-based communication capabilities to electronically facilitate secure and trusted workflows. Authentidate currently operates its business in the United States and Germany with technology and service offerings that address emerging growth opportunities based on the regulatory and legal requirements specific to each market.

As discussed more fully in Note 4, in June 2007, Authentidate announced that it had completed the sale of its Document Management Solutions and Systems Integration businesses, including its wholly-owned subsidiary DJS Marketing Group, Inc., to Astria Solutions Group, LLC (“Astria”). Astria is a newly formed New York limited liability company organized by members of the acquired businesses’ senior management team. Accordingly, the Document Management Solutions and Systems Integration businesses and the related assets and liabilities have been presented as discontinued operations and assets held for sale in the consolidated financial statements for all periods presented. Amounts for continuing operations have been reclassified/regrouped for all periods presented to conform to a more traditional software and software services company presentation.

Principles of Consolidation

The financial statements include the accounts of Authentidate Holding Corp. and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments where Authentidate does not exercise significant influence over the investee are accounted for under the cost method.

Cash Equivalents

Authentidate considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. At June 2007 and 2006 cash equivalents consisted primarily of investments in high quality short term investments such as commercial paper and overnight interest bearing deposits.

Marketable Securities

Authentidate’s marketable securities are generally comprised of auction rate securities rated AAA or AA by one or more national rating agencies. The auction rate securities have contractual maturities of up to 30 years, but generally have interest rate re-set dates that occur every 7, 28 or 35 days and despite the long-term nature of their stated contractual maturities, Authentidate has the ability to quickly liquidate these securities at ongoing auctions every 35 days or less. Authentidate classifies its investments in auction rate securities as “available for sale.” These investments are recorded at cost which approximates fair market value due to their variable interest rates, which typically reset every 7, 28 or 35 days. As a result, Authentidate has no cumulative gross unrealized holding gains (losses) or gross realized gains (losses) from its current investments. All income generated from these investments is recorded as interest income. Because Authentidate does not hold any auction rate security longer than one year, such securities have been classified as current assets.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Accounts Receivable

Accounts receivable represent customer obligations due under normal trade terms, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects Authentidate’s best estimate of probable losses inherent in the accounts receivable balance. Authentidate determines the allowance based on known troubled accounts, historical experience and other currently available evidence.

Long-Lived Assets

Long-lived assets, including property and equipment, software development costs, patent costs, trademarks and licenses are reviewed for impairment using an undiscounted cash flow approach whenever events or changes in circumstances such as significant changes in the business climate, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method. Estimated useful lives of the assets range from three to seven years.

Repairs and maintenance are charged to expense as incurred. Renewals and betterments are capitalized. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss, if any, is recognized.

Software Development Costs

Software development and modification costs incurred subsequent to establishing technological feasibility are capitalized and amortized based on anticipated revenue for the related product with an annual minimum equal to the straight-line amortization over the remaining economic life of the related products (generally three years). Amortization expense of $616,000, $295,000 and $286,000 for the years ended June 30, 2007, 2006 and 2005, respectively, is included in depreciation and amortization expense.

Goodwill

Goodwill is reviewed for impairment annually or whenever events such as significant changes in the business climate, changes in product offerings, or other circumstances indicate that the carrying amount may not be recoverable. Authentidate performs an annual goodwill impairment test at the end of each fiscal year using a discounted cash flow approach.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Revenue Recognition

Revenue is derived from transaction fees for web-based services, software licenses, maintenance arrangements, hosting services, Electronic Postmark (EPM) sales and post contract customer support services. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed and collectibility is reasonably assured. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met: the delivered item has value to the customer on a stand alone basis; there is objective and reliable evidence of the fair value of the undelivered items in the arrangement, if the arrangement includes a general right of return relative to the delivered items, and delivery or performance of the undelivered item is considered probable and substantially in Authentidate’s control. If these criteria are not met, then revenue is deferred until such criteria are met or until the period over which the last undelivered element is delivered, which is typically the life of the contract agreement. If these criteria are met, Authentidate allocates total revenue among the elements based on the sales price of each element when sold separately which is referred to as vendor specific objective evidence or VSOE.

Revenue from web-based services, EPM sales and post contract customer support services is recognized when the related service is provided and, when required, accepted by the customer. Software license revenue is recognized when the criteria discussed above is met. Maintenance and hosting services revenue is recognized over the period in which the service is performed. Revenue from multiple element arrangements that cannot be allocated to identifiable items is recognized ratably over the contract term which is generally one year.

Warranty Provisions

Authentidate provides a limited warranty on the software and services sold. Warranty expense was not significant in any of the periods presented.

Advertising Expenses

Authentidate recognizes advertising expenses as incurred. Advertising expense was $292,000, $400,000 and $500,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

Product Development Expenses

These costs represent research and development expenses and include salary and benefits, professional and consultant fees and supplies.

Currency Translation Adjustment

Assets and liabilities of foreign operations are translated at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange for the period. Gains or losses resulting from translating foreign currency financial statements are recorded as “Other Comprehensive Income (Loss)” and accumulated in shareholders’ equity in the caption “Accumulated Other Comprehensive Loss”.

Management Estimates

Preparing financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Examples include estimates of loss contingencies and product life cycles, assumptions such as elements comprising a software arrangement,

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

including the distinction between upgrades/enhancements and new products; when technological feasibility is achieved for Authentidate’s products; the potential outcome of future tax consequences; and determining when investment or other impairments exist. Authentidate maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Authentidate makes estimates on the future recoverability of capitalized goodwill which is highly dependent on the future success of marketing and sales, Authentidate records a valuation allowance against deferred tax assets when it believes it is more likely than not that such deferred tax assets will not be realized and Authentidate makes assumptions in connection with the calculations of share-based compensation expense. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Authentidate has based estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances and Authentidate evaluates its estimates on a regular basis and make changes accordingly. Historically, Authentidate’s estimates relative to its critical accounting estimates have not differed materially from actual results; however, actual results may differ from these estimates under different conditions. If actual results differ from these estimates and other considerations used in estimating amounts reflected in Authentidate’s consolidated financial statements, the resulting changes could have a material adverse effect on its consolidated statement of operations, and in certain situations, could have a material adverse effect on liquidity and its financial condition.

Share-Based Compensation

Authentidate applies Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (FAS 123R) to account for employee and director stock option plans. Share-based employee compensation expense is determined using the Black-Scholes option pricing model which values options based on the stock price at the grant date, the exercise price of the option, the expected life of the option, the estimated volatility, expected dividend payments and the risk-free interest rate over the expected life of the options.

Concentrations of Credit Risk

Financial instruments which subject Authentidate to concentrations of credit risk consist of cash and cash equivalents, marketable securities and trade accounts receivable. To reduce credit risk, Authentidate places its cash, cash equivalents and investments with several high credit quality financial institutions and typically invest in AA or better rated investments. Authentidate’s credit customers are not concentrated in any specific industry or business. Authentidate establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Authentidate has no significant off-balance sheet arrangements at June 30, 2007. At June 30, 2007, one customer represented approximately 54% of total accounts receivable. At June 30, 2006, two customers represented approximately 34% of total accounts receivable. For the year ended June 30, 2007, two customers accounted for approximately 43% of consolidated revenues. For the year ended June 30, 2006, two customers accounted for approximately 37% of consolidated revenues. For the year ended June 30, 2005, no customer accounted for more than 10% of consolidated revenues.

Investment in Affiliate

In fiscal 2005 Authentidate invested $750,000 in an unaffiliated third party, Health Fusion, Inc. in connection with a strategic relationship established with this company. Authentidate owns approximately 3.7% of the outstanding stock of Health Fusion and accounts for this investment using the cost method.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Present Accounting Standards Not Yet Adopted

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Authentidate will adopt this provision in fiscal 2008 and does not believe such adoption will have a significant impact on its Consolidated Financial Statements.

In September 2006, the FASB issued Financial Accounting Standard (FAS) No. 157, “Fair Value Measurements”. FAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value. FAS No. 157 is effective for fiscal years beginning after November 15, 2007. Authentidate is currently evaluating the impact of this standard on its Consolidated Financial Statements.

In February 2007, the FASB issued Financial Accounting Standard (FAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. FAS No. 159 provides an option to report selected financial assets and financial liabilities using fair value. The standard establishes required presentation and disclosures to facilitate comparisons with companies that use different measurements for similar assets and liabilities. FAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption allowed only if FAS No. 157 is also adopted. Authentidate is currently evaluating the impact of this standard on its Consolidated Financial Statements.

2.	Share-Based Compensation

Effective July 1, 2005, Authentidate adopted FAS 123R which requires all share-based payments, including grants of stock options, to be recognized in the income statement as a compensation expense, based on their fair values. Under the provisions of FAS 123R, the estimated fair value of options granted under Authentidate’s Employee Stock Option Plan and Non-Executive Director Stock Option Plan are recognized as compensation expense over the option-vesting period. Authentidate adopted FAS 123R using the modified prospective method, in which compensation expense is recognized beginning with the effective date of adoption of FAS 123R for all share-based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption that were unvested on the date of adoption.

Prior to July 1, 2005, Authentidate applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee share-based compensation. Under the provisions of APB 25, no compensation expense was recognized when stock options were granted with exercise prices equal to or greater than market value on the date of grant.

Effective January 17, 2007, the Board of Directors amended the terms of existing stock options previously granted to Authentidate’s current employees whereby such options expire ten years from the original grant date. The incremental share-based compensation expense related to this change is being amortized as the related options vest.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

2000 Employees Stock Option Plan

In March 2001, the shareholders approved the 2000 Employees Stock Option Plan (the “2000 Plan”) which, as amended in February 2004, provides for the grant of options to purchase up to 10,000,000 shares of Authentidate’s common stock. The 2000 Plan expires in 2010 and replaced the 1992 Employees Stock Option Plan. Under the terms of the 2000 Plan, options granted thereunder may be designated as incentive stock options or non-qualified options.

The 2000 Plan is administered by a Compensation Committee (“Committee”) designated by the Board of Directors (“Board”). The Compensation Committee is comprised entirely of outside directors. The Board or the Committee, as the case may be, has the discretion to determine eligible employees and the times and the prices at which options will be granted, whether such options shall be ISOs or non-qualified options, the period during which each option will be exercisable and the number of shares subject to each option. Vesting generally occurs one-third per year over three years and options generally have a life of ten years. The Board or the Committee has full authority to interpret the 2000 Plan and to establish and amend rules and regulations relating thereto. Under the 2000 Plan, the exercise price of an option designated as an ISO may not be less than the fair market value of Authentidate’s common stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent shareholder, the exercise price shall be at least 110% of such fair market value. The aggregate fair market value on the grant date of shares subject to options which are designated as ISOs which become exercisable in any calendar year, shall not exceed $100,000 per optionee.

The Board or the Committee may in its sole discretion grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay any taxes that may arise in connection with the exercise or cancellation of an option. As of June 30, 2007, 2006 and 2005, no loans had been granted or guaranteed. Loans may not be granted or guaranteed for executive officers.

Stock option activity under the 2000 Plan is as follows (in thousands, except per share and average life data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, June 30, 2004	4,413	$5.40
Granted	1,636	5.82
Exercised	(1,484)	7.72
Forfeited	(591)	1.37

Outstanding, June 30, 2005	3,974	5.31

Granted	1,113	4.50
Exercised	(14)	2.15
Forfeited	(789)	6.17

Outstanding, June 30, 2006	4,284	4.95

Granted	551	2.28
Forfeited	(505)	4.69

Outstanding, June 30, 2007	4,330	$4.64	5.52	$16

Exercisable at June 30, 2007	3,312	$4.96	4.60	$4

Expected to vest at June 30, 2007	855	$3.62	8.45	$10

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Unvested options as of June 30, 2007, and changes in such options during the year then ended are summarized below (in thousands, except per share and average life data):

	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Unvested balance, June 30, 2006	1,820	$1.12
Granted	551	0.71
Vested	(1,151)	1.13
Forfeited	(202)	1.10

Unvested balance, June 30, 2007	1,018	$0.86	8.45	$12

2001 Non-Executive Director Stock Option Plan

In January 2002, Authentidate’s shareholders approved the 2001 Non-Executive Director Stock Option Plan to replace the 1992 Non-Executive Director Stock Plan and approved an amendment to the Plan in February 2004 (the “2001 Director Plan”). Under the 2001 Director Plan, options may be granted until December 2011 to (i) non-executive directors as defined and (ii) members of any advisory board established by Authentidate who are not full-time employees of Authentidate or any of its subsidiaries. The 2001 Director Plan, as amended, provides that each non-executive director will automatically be granted an option to purchase 40,000 shares upon joining the Board of Directors and 10,000 shares on each September 1st thereafter, prorated based upon the amount of time such person served as a director during the period beginning twelve months prior to September 1. Additionally, non-executive directors, upon joining the Board and for a period of one year thereafter, will be entitled to purchase restricted stock from Authentidate at a price equal to 80% of the closing price on the date of purchase up to an aggregate purchase price of $100,000. Each eligible director of an advisory board will receive, upon joining the advisory board, and on each September 1st thereafter, an option to purchase 5,000 shares of Authentidate’s common stock, providing such person has served as a director of the advisory board for the previous 12-month period.

On January 17, 2007, the shareholders approved several amendments to the 2001 Non-Executive Director Stock Option Plan whereby non-executive director stock options expire ten years from the original date of grant, non-executive directors will have up to two years to exercise their options after leaving the board and may elect to receive up to 50% of their cash director compensation in restricted common stock of Authentidate issued at fair value in accordance with the terms of the Plan. For the year ended June 30, 2007, Authentidate issued 17,075 shares of restricted common stock valued at approximately $25,000 to certain non-executive directors in connection with this program.

The exercise price for options granted under the 2001 Director Plan is 100% of the fair market value of the common stock on the date of grant. The exercise price of options granted under the 2001 Director Plan must be paid at the time of exercise in cash. Options are non-qualified options, vest upon grant and generally have a life of ten years unless terminated sooner, as provided in the 2001 Director Plan. The 2001 Director Plan is administered by a committee of the board of directors composed of not fewer than three persons who are officers of Authentidate (the “Committee”). The Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the 2001 Director Plan.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

In fiscal 2008, Authentidate granted 70,000 options under the 2001 Director Plan at an exercise price of $1.32 per share. Authentidate also issued 19,156 shares of restricted common stock valued at approximately $30,000 to certain non-executive directors under the program discussed above.

A schedule of director stock option activity is as follows (in thousands, except per share and average life data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, June 30, 2004	153	$4.87
Options granted equal to market price	117	5.60
Options exercised	(10)	0.85

Outstanding, June 30, 2005	260	5.36

Options granted equal to market price	55	3.00
Options expired	(20)	4.81
Options exercised	—	—

Outstanding, June 30, 2006	295	4.95

Options granted equal to market price	65	2.03
Options expired	(20)	3.76
Options exercised	—	—

Outstanding, June 30, 2007	340	$4.47	7.25	$—

The effect on net loss and loss per share of utilizing the fair value method for the prior periods in comparison to the current period is as follows (in thousands, except per share data):

	Year Ended June 30,
	2007	2006	2005
Loss from continuing operations, as reported
Applicable to common shareholders	$(16,188)	$(17,503)	$(19,637)
Add: Total share-based compensation expense determined under fair value method	—	—	(3,321)

Proforma loss from continuing operations	$(16,188)	$(17,503)	$(22,958)

Basic and diluted loss per share from continuing operations
As reported	$(0.47)	$(0.51)	$(0.58)
Pro forma	$(0.47)	$(0.51)	$(0.68)

For the years ended June 30, 2007 and 2006 Authentidate’s net loss included $1,925,000 and $1,869,000 of share-based compensation, respectively. Had Authentidate continued to account for share-based compensation under APB Opinion No. 25, basic and diluted loss per common share for the years ended June 30, 2007 and 2006 would have been $0.39 compared to $0.44 and $0.46 compared to $0.52, respectively.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

The impact of share-based compensation expense on the Statement of Operations is as follows (in thousands, except per share data):

	Year Ended June 30,
	2007	2006	2005
Loss from continuing operations before share-based compensation expense	$(14,340)	$(15,787)	$(19,566)
Share-based compensation expense	(1,778)	(1,648)	—

Loss from continuing operations	$(16,118)	$(17,435)	$(19,566)

Net loss before share-based compensation expense	$(13,138)	$(15,954)	$(19,184)
Total share-based compensation expense	(1,925)	(1,869)	—

Net loss	$(15,063)	$(17,823)	$(19,184)

Basic and diluted loss per share
Continuing operations before share-based compensation	$(0.42)	$(0.46)	$(0.58)
Share-based compensation expense, continuing operations	(0.05)	(0.05)	—
Discontinued operations	0.03	(0.01)	0.01

Basic and diluted loss per share	$(0.44)	$(0.52)	$(0.57)

Share-based compensation expense had no effect on Authentidate’s cash flows.

Share-based compensation expense by category is as follows (in thousands):

	Year Ended June 30,
	2007	2006	2005
SG&A expenses, net	$15,192	$16,489	$15,146
Share-based compensation expense	1,651	1,398	—

Total SG&A expenses	$16,843	$17,887	$15,146

Product development expenses, net	$2,474	$3,332	$2,704
Share-based compensation expense	120	243	—

Total product development expenses	$2,594	$3,575	$2,704

Cost of revenues, net	$2,127	$1,215	$1,290
Share-based compensation expense	7	7	—

Total cost of revenues	$2,134	$1,222	$1,290

Under the modified prospective method of transition under FAS 123R, Authentidate is not required to restate its prior period financial statements to reflect expensing of share-based compensation under FAS 123R. Therefore, the results for fiscal 2007 and 2006 are not directly comparable to results for fiscal 2005.

Prior to the adoption of FAS No. 123R, Authentidate presented cash flows resulting from the tax benefits of deductions from the exercise of stock options as operating cash flows in the Statements of Cash Flows. FAS No. 123R requires cash flows resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Authentidate did not realize any tax benefits from the exercise of stock options during the years ended June 30, 2007 and 2006.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Authentidate computed the estimated fair values of all share-based compensation using the Black-Scholes option pricing model and the assumptions set forth in the following table. Authentidate based its estimate of the life of these options on historical averages over the past five years. Authentidate retained a third party valuation firm to calculate expected volatility which was based on Authentidate’s historical stock volatility and historical stock volatility of comparable companies in the industry. The assumptions used in Authentidate’s Black-Scholes calculations for fiscal 2007, 2006 and 2005 are as follows:

	Risk Free Interest Rate	Dividend Yield	Volatility Factor	Weighted Average Option Life (Months)
Fiscal year 2007	4.2%	0%	68.0% – 4.0%	42
Fiscal year 2006	3.3% – 4.2%	0%	70.0%	33
Fiscal year 2005	3.0% – 3.6%	0%	95.3%	33

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Because Authentidate’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of share-based compensation for employee stock options. Management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation as circumstances change and additional data becomes available over time, which may result in changes to these assumptions and methodologies. Such changes could materially impact Authentidate’s fair value determination.

As of June 30, 2007, there was approximately $1,200,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plans. This expense is expected to be recognized over a weighted-average period of 21 months.

During the year ended June 30, 2006 Authentidate issued 375,000 stock options to an independent consultant, exercisable at $3.25 per share. These options do not vest until the consultant realizes at least $1.0 million in sales of Authentidate’s products; therefore no expense has been recorded as no sales have been realized to date. These options are not included in the disclosures above. These options expire at the later of seven years from the grant date or five years from the vesting date.

The total intrinsic value of options exercised was $0, $4,000 and $2,223,000 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The weighted average grant date fair value of options granted during the fiscal years ended June 30, 2007, 2006 and 2005 was approximately $0.71, $0.79 and $1.55. The values were calculated using the Black-Scholes model.

The total fair value of shares vested was $1,376,000 $1,572,000 and $1,178,000 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

3.	Loss per Share

The following table sets forth the calculation of basic and diluted loss per share for the periods presented (in thousands, except per share data):

	Year Ended June 30,
	2007	2006	2005
Loss from continuing operations	$(16,118)	$(17,435)	$(19,566)
Income (loss) from discontinued operations, including gain on disposals in 2007 of $1,264	1,055	(388)	382

Net loss	(15,063)	(17,823)	(19,184)
Preferred stock dividends	(70)	(68)	(70)

Net loss applicable to common shareholders	$(15,133)	$(17,891)	$(19,254)

Weighted average shares	34,418	34,405	33,831

Basic and diluted (loss) income per common share
Continuing operations, less preferred dividends	$(0.47)	$(0.51)	$(0.58)
Discontinued operations	0.03	(0.01)	0.01

Basic and diluted loss per common share	$(0.44)	$(0.52)	$(0.57)

All common stock equivalents were excluded from the loss per share calculation for all periods presented because the impact is antidilutive. At June 30, 2007, options (4,670,000), warrants (714,000), performance based consultant options (375,000), and convertible preferred stock (28,000 preferred shares convertible into 500,000 common shares) were outstanding. At June 30, 2006, options (4,579,000), warrants (1,221,000), performance based consultant options (375,000) and convertible preferred stock (28,000 preferred shares convertible into 500,000 common shares) were outstanding. At June 30, 2005, options (4,234,000), warrants (1,276,000) and convertible preferred stock (28,000 preferred shares convertible into 500,000 common shares) were outstanding.

4.	Discontinued Operations and Assets Held for Sale

In June 2007, Authentidate announced that it had completed the sale of its Document Management Solutions and Systems Integration businesses, including its wholly-owned subsidiary DJS Marketing Group, Inc., to Astria Solutions Group, LLC (“Astria”). Astria is a newly formed New York limited liability company organized by members of the acquired businesses’ senior management team. Under the terms of the definitive Asset Purchase Agreement, dated as of May 31, 2007, Authentidate received approximately $7,100,000 for the acquired businesses and related assets (including cash of $750,000). Astria paid Authentidate $3,250,000 in cash, issued to Authentidate a $2,000,000 seven-year note bearing an interest rate of 8.5% (“Note”), assumed approximately $1,600,000 in liabilities related to the acquired businesses, and agreed to pay Authentidate approximately $270,000 based on the collection of deferred accounts receivable following the closing. In connection with the sale of the businesses and related assets, Authentidate recorded a gain of approximately $1,264,000. The reported gain does not include any value for the Note. As discussed below, additional gain, if any, will be recorded as management determines that the debtor’s cash flows from operations are sufficient to repay the debt, using the guidance under Staff Accounting Bulletin No. 103—Topic 5U “Gain Recognition on Sale of a Business or Operating Assets to a Highly Leveraged Entity”.

In connection with the sale, Astria also entered into a seven-year lease for a portion of the building owned by Authentidate in Schenectady, New York where the acquired businesses are located and received a six-month exclusive option from Authentidate to purchase the land and building for $2,427,000. Under the terms of the lease, Astria has elected to pay all taxes and operating costs for the land and building and rent and additional rent

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

of approximately $186,000 per year for the term of lease. Based on Authentidate’s intention to dispose of these assets in the next year, the carrying value of the land and building is classified as assets held for sale for all periods presented.

The Note is secured by the assets of the acquired businesses sold by Authentidate to Astria and is subordinated to the interests of the senior creditor and mezzanine lender to Astria as set forth in an intercreditor and subordination agreement among Authentidate, Astria, and the senior creditor and mezzanine lender. The Note provides for monthly interest payments through May 2010, principal (based on a 15-year amortization) and interest payments thereafter through April 2014 and a final payment of the balance in May 2014. Based on the subordination, the extended collection period and other factors, Authentidate has no reasonable basis for estimating the degree of collectibility of the Note. Accordingly, Authentidate is using the guidance under Staff Accounting Bulletin No. 103—Topic 5U “Gain Recognition on Sale of a Business or Operating Assets to a Highly Leveraged Entity” for the Note and will recognize the additional gain, if any, on the sale of the businesses as management determines that the debtor’s cash flows from operations are sufficient to repay the debt.

A summary of the operating results for the discontinued operations is as follows (in thousands):

	Year Ended June 30,
	2007	2006	2005
Revenues	$9,158	$12,079	$13,781

Operating income (loss)	$(209)	$(388)	$382

Assets held for sale and liabilities of discontinued operations consist of the following (in thousands):

	June 30,
	2007	2006
Current assets	$—	$2,778
Other assets	—	680
Land and building	2,119	2,159

Assets held for sale	$2,119	$5,617

Liabilities of discontinued operations	$—	$1,799

5.	Property and Equipment

Property and equipment consists of the following (in thousands):

	June 30,		Estimated Useful Life In Years
	2007	2006
Machinery and equipment	$3,100	$2,990	3-6
Furniture and fixtures	321	180	5-7
Leasehold improvements	240	240	5

	3,661	3,410
Less: Accumulated depreciation and amortization	(2,583)	(1,891)

	$1,078	$1,519

Depreciation expense on property and equipment for the years ended June 30, 2007, 2006 and 2005 was approximately $770,000, $703,000, and $530,000, respectively.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

6.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following (in thousands):

	2007	2006
Accounts payable and accrued expenses	$3,367	$3,479
Accrued severance	110	597
Litigation accrual	515	843

	$3,992	$4,919

7.	Income Taxes

Income tax (benefit) expense for the years ended June 30, 2007, 2006 and 2005 consists of currently payable state and local income taxes. At June 30, 2007, Authentidate has federal net operating loss carryforwards for tax purposes of approximately $96,000,000. These losses expire in various years between fiscal 2008 and fiscal 2027 and, because of changes in ownership during the prior years, may be subject to limitations on their utilization. At June 30, 2007, Authentidate has a foreign loss carry forward of approximately $7,300,000 which does not expire and can be carried forward indefinitely.

Pre-tax book (loss) from foreign sources totaled approximately $(805,000), $(991,000) and $(1,289,000) for the years ended June 30, 2007, 2006 and 2005, respectively.

There is no provision for income taxes for amounts related to discontinued operations because Authentidate is reporting a loss from continuing operations and a net loss for all periods presented. Accordingly, any income or gain from discontinued operations would be fully offset by such losses.

The provision for income taxes for continuing operations differs from the amount computed by applying the federal statutory rate of 34% as follows (in thousands):

	Year Ended June 30,
	2007	2006	2005
Computed expected tax benefit	$(5,480)	$(5,928)	$(6,652)
Benefit attributable to net operating loss carryforward and other deductible temporary differences not recognized	5,480	5,928	5,042
Nondeductible goodwill impairment	—	—	1,621

Income tax expense	$—	$—	$11

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

The components of deferred tax assets and liabilities consist of the following (in thousands):

	June 30,
	2007	2006
Deferred tax asset:
Allowance for doubtful accounts	$—	$213
Inventories	—	77
Investments in affiliated companies	297	297
Other intangible assets	1,113	135
Deferred compensation	1,385	815
Accrued expenses and other liabilities	650	1,364
Net operating loss and tax credit carryforwards	39,719	34,109
Other	56	6

Total gross deferred tax assets	43,220	37,016
Less: Valuation allowance	(42,851)	(35,678)

Net deferred tax asset	369	1,338
Deferred tax liability:
Software development costs	(369)	(772)
Equipment, principally due to differences in depreciation methods	—	(566)

Net deferred taxes	$—	$—

Authentidate has recorded a full valuation allowance against its net deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The net change in the total valuation allowance for the years ended June 30, 2007, 2006 and 2005 was an increase of approximately $7,173,000, $6,671,000 and $5,329,000, respectively.

8.	Lease Commitments

Authentidate is obligated under operating leases for facilities, vehicles and equipment expiring at various dates through the year 2015. Certain of these leases contain escalation clauses. Future minimum payments are as follows (in thousands):

Operating Leases
Year Ending June 30:
2008	$672
2009	581
2010	569
2011	543
2012	550
Thereafter	2,011

$4,926

Rental expense was approximately $706,000, $834,000 and $502,000 for the years ended June 30, 2007, 2006 and 2005, respectively. The amount of accumulated amortization for capital leases at June 30, 2007, 2006 and 2005 was approximately $0, $44,000 and $172,000, respectively. The book value of equipment financed under capital leases at June 30, 2006 was approximately $28,000.

At June 30, 2007 and 2006, restricted cash was being held as collateral for letters of credit securing certain lease payments.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

9.	Preferred Stock

The Board of Directors is authorized to issue shares of preferred stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of preferred stock having the right to vote on any matter submitted to shareholders including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of preferred stock. The Board of Directors may determine that the holders of preferred stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors.

Authentidate currently has 28,000 shares of Series B convertible preferred stock outstanding. The Series B preferred stock is convertible into 500,000 shares of common stock and is described more fully in Note 17—Private Equity Offerings.

10.	Common Stock Warrants

During the fiscal year ended June 2003 Authentidate issued warrants to purchase approximately 864,000 shares of Authentidate’s common stock at prices ranging from $2.50 to $3.00 per share. During fiscal 2004 Authentidate issued warrants to purchase 296,400 shares, of common stock at an exercise price of $3.00 per share. These warrants were issued in connection with the sale of convertible debentures and expire at various times through September 2008. All of these convertible debentures were converted during fiscal 2004 and all amounts related to beneficial conversion features, debt discounts and deferred financing fees were charged to operations in fiscal 2004. All warrants outstanding are entitled to be exercised on a cash-less basis.

During fiscal 2003 and 2004, Authentidate issued warrants to purchase approximately 182,000 shares of Authentidate’s common stock at prices ranging from $3.00 to $3.26 per share. These warrants were issued in connection with certain private equity offerings and expire at various times through September 2007.

During fiscal 2004 and 2005, Authentidate issued warrants to purchase approximately 320,000 shares of Authentidate’s common stock to various consultants as compensation for services provided which expire at various times through October 2008. These warrants are fully vested and have exercise prices between $3.00 and $20.00. The fair value of all of these warrants, as determined under the Black Scholes Model, was charged to operations in fiscal 2004 and fiscal 2005.

All of the outstanding warrants are exercisable. A schedule of common stock warrant activity is as follows (in thousands, except per share and average life data):

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding, June 30, 2004	2,190	$3.23
Warrants granted greater than market price	250	16.80
Warrants exercised	(865)	1.77
Warrants expired	(299)	2.99

Outstanding, June 30, 2005	1,276	5.88
Warrants expired	(55)	4.59

Outstanding, June 30, 2006	1,221	5.94
Warrants expired	(507)	3.35

Outstanding, June 30, 2007	714	$7.77	0.83	$—

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

11.	Commitments and Contingencies

Authentidate was the defendant in a third party complaint filed by Shore Venture Group, LLC in the United States District Court for the Eastern District of Pennsylvania. The caption of this matter is Berwyn Capital Investments, Inc. v. Shore Venture Group, LLC et al. (defendants and Shore Venture Group, LLC as third party plaintiff) v. Authentidate Holding Corp. and Authentidate, Inc. (third party defendants). The third party complaint was filed against us on May 7, 2001 and Shore Venture was the defendant to an action commenced by Berwyn Capital. The third party complaint alleged a claim for breach of contract and indemnification. On November 13, 2006 Authentidate entered into a settlement agreement with Berwyn Capital and on January 19, 2007 Authentidate entered into a settlement agreement with Shore Venture Group and Berwyn Capital, pursuant to which each of the parties agreed to a release of judgment, withdraw their appeals and a termination of all proceedings relating to this matter, without any admissions of wrongdoing or fault on Authentidate’s part. On January 23, 2007 Berwyn Capital, Shore Venture Group and Authentidate filed a joint stipulation of dismissal of appeals with the United States Court of Appeals for the 3rd Circuit and on January 24, 2007 the United States Court of Appeals for the 3rd Circuit issued an order dismissing the appeals. On January 30, 2007 each of Berwyn Capital and Shore Venture Group filed a satisfaction of judgment with the United States District Court for the Eastern District of Pennsylvania. All amounts paid by us under these settlement agreements were recorded as an expense during the year ended June 30, 2006.

Authentidate is the defendant in a claim filed by Shore Venture Group in the federal District Court for the District of New Jersey, under the caption Shore Venture Group, LLC, et al v. Authentidate Holding Corp., Authentidate, Inc. and John T. Botti. The complaint in this case was filed on March 2, 2005 and an amended complaint was filed on or about April 26, 2005. On October 12, 2005, the parties entered into an agreement to arbitrate the claims asserted against us by Plaintiffs. On October 19, 2005, the Court approved and entered a Consent Order referring the case to arbitration by the American Arbitration Association and staying the lawsuit pending resolution of the arbitration. The plaintiffs seek additional shares of the common stock of Authentidate’s subsidiary, Authentidate, Inc., and rights under one or more of its patent applications. Shore Venture Group recently withdrew a number of claims in the arbitration, including a claim for damages in connection with an alleged copyright infringement. Authentidate had conducted extensive settlement negotiations with Shore Venture in an effort to resolve all claims between the parties. However, negotiations were unable to result in a mutually agreeable settlement. The lawsuit requested damages, injunctive relief, costs and attorneys’ fees. On October 18, 2006, Shore Venture filed a demand for arbitration with the American Arbitration Association. On December 4, 2006 Authentidate filed a response to the demand and is defending the action vigorously. Discovery has closed in this matter and an arbitration hearing began during the week of September 4, 2007. Based on the facts of which Authentidate is currently aware, management believes that the resolution of this claim, in the event decided adversely to us, will not have a material adverse effect on its financial condition. However, no assurances can be given that such belief will ultimately prove to be accurate or that other facts adverse to Authentidate’s position currently not known to management will not be uncovered, in which case the ultimate resolution of this claim could potentially have a material adverse effect on its financial condition.

Between June and August 2005, six purported shareholder class actions were filed in the United States District Court for the Southern District of New York against Authentidate and certain of its current and former officers and directors. Plaintiffs in those actions alleged that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 and 15 of the Securities Act of 1933. The securities law claims were based on the allegations that Authentidate failed to disclose that its August 2002 agreement with the USPS contained certain performance metrics, and that the USPS could cancel the agreement if Authentidate did not meet these metrics; that Authentidate did not disclose complete and accurate information as to its performance under, and efforts to renegotiate, the USPS agreement; and that when Authentidate did disclose that the USPS

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

might cancel the agreement, the market price of its stock declined. On October 5, 2005 the Court consolidated the class actions under the caption In re Authentidate Holding Corp. Securities Litigation., C.A. No. 05 Civ. 5323 (LTS), and appointed the Illinois State Board of Investment as lead plaintiff under the Private Securities Litigation Reform Act. The plaintiff filed an amended consolidated complaint on January 3, 2006, which asserted the same claims as the prior complaints and also alleged that Authentidate violated the federal securities laws by misrepresenting that it possessed certain patentable technology. On July 14, 2006, the Court dismissed the amended complaint in its entirety; certain claims were dismissed with prejudice and plaintiff was given leave to replead those claims which were not dismissed with prejudice. In August 2006, plaintiff filed a second amended complaint, which does not assert any claims relating to Authentidate’s patents or under the Securities Act of 1933, but which otherwise is substantially similar to the prior complaint. The second amended complaint seeks unspecified monetary damages. Authentidate moved to dismiss the second amended complaint on November 13, 2006, the motion is pending before the court.

In addition to the class action complaints, four purported shareholder derivative actions were filed against certain former and current directors and officers of Authentidate in June and July 2005 in the United States District Court for the Southern District of New York. These federal court derivative actions were based on substantially the same events and factual allegations as the original class action complaints and asserted claims that Authentidate was injured by an alleged breach of fiduciary duty, waste, mismanagement, violations of Sarbanes-Oxley, and misappropriation of inside information. The derivative complaints sought, among other things, damages, equitable relief, restitution, and payment of costs and expenses incurred in the litigation (including legal fees). Plaintiffs in the derivative actions entered into a Court-approved stipulation providing for the consolidation of their actions and the selection of Maxine Philips as the lead plaintiff. Plaintiffs filed a consolidated complaint on November 14, 2005, which defendants moved to dismiss on January 13, 2006 on the ground that plaintiffs had not made a proper demand on the Board of Directors. On March 20, 2006, before the motion to dismiss was decided, plaintiffs in the federal court derivative action voluntarily dismissed their complaint without prejudice. On April 6, 2006, the court held a hearing to confirm, among other things, that plaintiffs had not received any payment or other consideration for the dismissal of their claims. At the hearing plaintiffs agreed to file a motion seeking court approval for the dismissal. Plaintiffs filed this motion on April 18, 2006 and the court entered an order dismissing the consolidated complaint on May 5, 2006. Subsequently, on May 25, 2006, the plaintiffs sent a letter to the Board of Directors demanding that it file a derivative suit on behalf of Authentidate which asserts the same claims as the complaint which plaintiffs voluntarily dismissed only weeks earlier.

On December 13, 2005, a purported shareholder derivative action was filed in the Supreme Court of New York, Schenectady County, entitled Elkin v. Goldman et al., No. 2005-2240. Plaintiff in that action demanded that Authentidate’s Board of Directors file a derivative action on behalf of Authentidate against nine of its current and former directors and officers. The complaint asserts the same claims that are alleged in the first federal court derivative actions. The Board of Directors, following a recommendation from a committee of the Board composed of outside, non-employee directors who were advised by independent outside counsel, concluded that commencing litigation, as demanded by Elkin, is not in Authentidate’s best interest.

In addition, in August 2005, Authentidate was notified of the filing of a complaint in which the plaintiff alleged that its products and systems incorporating secure time stamping technology, including but not limited to the USPS Electronic Postmark system, infringes certain of the plaintiff’s patent rights. The complaint was filed in the United States District Court for the Middle District of Florida and was titled TimeCertain LLC vs. Authentidate Holding Corporation, Authentidate, Inc. and NCipher Inc. As a result of a Markman hearing to determine the meaning of the claims of the patents at issue, on December 22, 2006 the Court issued a final Order construing the claims of the patents at issue. The claim construction Order was very favorable for us and adopted

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

the meanings that Authentidate propounded for the claim terms. On February 16, 2007, the parties entered into a settlement agreement favorable to Authentidate pursuant to which TimeCertain agreed to dismiss all of its claims in the lawsuit with prejudice. On February 26, 2007, the Court issued a final Order dismissing all of TimeCertain’s claims with prejudice, thereby ending this lawsuit.

Authentidate is engaged in no other litigation which would be anticipated to have a material adverse effect on its financial condition, results of operations or cash flows.

Authentidate has employment agreements with its executive officers that provide for terms of either one year or two years and specify the executive’s current compensation, benefits and perquisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

Authentidate has entered into various agreements by which Authentidate may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which Authentidate customarily agrees to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as intellectual property rights. Payments by Authentidate under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by Authentidate and to dispute resolution procedures specified in the particular contract. Further, Authentidate’s obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, Authentidate may have recourse against third parties for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of Authentidate’s obligations and the unique facts of each particular agreement. Historically, Authentidate has not made any payments under these agreements that have been material individually or in the aggregate. As of June 30, 2007, Authentidate is not aware of any obligations under such indemnification agreements that would require material payments.

12.	Supplemental Cash Flow Information

Cash Flows

Authentidate did not pay any income taxes or interest during the fiscal years ended June 30, 2007, or 2006 and paid income taxes of approximately $1,000 and no interest for the year ended June 30, 2005.

13.	Employee Benefit Plan

Authentidate maintains a qualified defined contribution 401(k) profit sharing plan for all eligible employees and may make contributions in percentages of compensation, or amounts as determined by Authentidate’s Board of Directors. Authentidate did not make any contributions to the plan for the years ended June 30, 2007 and 2006 and contributed $98,000 to the plan during the year ended June 30, 2005.

14.	Goodwill and Other Intangible Assets

Authentidate performs an annual valuation of goodwill at the end of fiscal year. Any adverse development or change in its business during the year would require an interim assessment. For the year ended June 30, 2007 there were no adverse developments or changes that required such an assessment. Based on the results of Authentidate’s year end impairment testing, it determined the carrying amount of goodwill was not impaired. Goodwill of $7,291,000 relates to Authentidate’s business in Germany.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Other intangible assets consist of the following (in thousands):

	June 30,
	2007			2006
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Useful Life In Years
Patents	$342	$117	$225	$342	$98	$244	17
Trademarks	146	38	108	146	32	114	20
Acquired technologies	72	72	—	72	54	18	2
Licenses	1,201	672	529	750	590	160	3

Total	$1,761	$899	$862	$1,310	$774	$536

Authentidate amortizes other intangible assets using the straight line method. Amortization expense was approximately $125,000, $285,000 and $214,000 for the years ended June 30, 2007, 2006 and 2005, respectively. Amortization expense for the next five fiscal years is expected to be as follows (in thousands):

2008	$242
2009	$148
2010	$100
2011	$97
2012	$57
Thereafter	$218

Authentidate recorded an impairment charge of approximately $4,767,000 for the year ended June, 30, 2005 as the result of its year end impairment testing. It was determined that sales and income growth were below expectations for these years which caused Authentidate to reduce its future growth plans. These charges related primarily to Authentidate’s historical security software solutions business in the United States.

15.	Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents, Marketable Securities, and Accounts Receivable, Other Currents Assets, Accounts, Accounts Payable and Accrued Expenses and Other Current Liabilities

The carrying amount of cash and cash equivalents, marketable securities, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities approximates fair value because of the short maturity of these instruments.

16.	Segment Information

FAS 131, Disclosures about Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed about operating segments of an enterprise. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Authentidate’s chief operating decision maker is its President.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

Authentidate operates in one reportable segment in the United States and Germany. In the United States the business is engaged in the development and sale of secure workflow management web-based services. Authentidate’s automated and trusted workflow solutions enable enterprises and office professionals to employ rules-based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax based communication capabilities. Customer benefits from Authentidate’s offerings include increased revenues, reduced costs, improved productivity and service levels, automated audit trails, enhanced compliance with regulatory requirements and the reduction of paper-based processes. In the United States Authentidate also offers its proprietary content authentication technology in the form of the USPS Electronic Postmark ® (EPM). In Germany the business is engaged in the development and sale of software applications that provide electronic signature and time stamping capabilities for a variety of corporate processes including electronic billing and archiving solutions. Authentidate’s web-based services and software applications are compliant with applicable digital signature rules and guidelines.

Revenues from external customers include revenues from the German operations of approximately $3,335,000, $2,478,000 and $2,183,000 for years ended June 30, 2007, 2006 and 2005, respectively. This operation had assets of approximately $2,153,000, $1,712,000, and $1,487,000 at June 30, 2007, 2006 and 2005, respectively.

17.	Private Equity Offerings

In February 2004, Authentidate completed a private sale of its common stock to certain accredited investors pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”), as amended and Regulation D, promulgated thereunder. Authentidate sold a total of 5,360,370 common shares at a price of $13.75 per share and realized gross proceeds of $73.7 million. After payment of offering expenses and broker commissions Authentidate realized $69.1 million in net proceeds. The shares of common stock issued are restricted securities and have not been registered under the Securities Act, or any state securities law, and unless so registered, may not be offered or sold in the United States absent a registration or applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

During fiscal 2000, Authentidate sold 50,000 shares of a newly created class of Series B convertible cumulative preferred stock (the “Series B preferred stock”). The Series B preferred stock was sold at $25.00 per share for an aggregate offering price of $1,250,000. Dividends on the Series B Preferred Stock are payable at the rate of 10% per annum, semi-annually in cash. Each share of Series B preferred stock is convertible into shares of Authentidate’s common stock or is converted into such number of shares of the common stock as shall equal $25.00 divided by the conversion price of $1.875 per share, subject to adjustment under certain circumstances. Commencing three years after the closing, the conversion price shall be the lower of $1.875 per share or the average of the closing bid and asked price of Authentidate’s common stock for the 10 consecutive trading days immediately ending one trading day prior to the notice of the date of conversion; provided, however, that the holders are not entitled to convert more than 20% of the Series B preferred shares held by such holder on the third anniversary of the date of issuance per month. The Series B preferred stock is redeemable at the option of Authentidate at any time commencing one year after issuance or not less than 30 nor more than 60 days after written notice at a redemption price of $25.00 per share plus accrued and unpaid dividends provided; (i) the public sale of the shares of common stock issuable upon conversion of the Series B preferred stock (the “Conversion Shares”) are covered by an effective registration statement or are otherwise exempt from registration; and (ii) during the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of Authentidate’s common stock is not less than $3.75 per share. The Series B voting rights are limited to any issue which would adversely affect their rights.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

On October 30, 2002, Authentidate filed a Certificate of Amendment of the Certificate of Designations, Preferences and Rights and Number of Shares of Series B preferred stock with the Secretary of State of the State of Delaware. The amendment provides that the conversion rate applicable to the outstanding shares of Series B preferred stock will be fixed at $1.40. Previously, the conversion rate was equal to the lower of $1.875 and the average of the closing bid and asked prices of Authentidate’s common stock for the immediately preceding ten consecutive trading days ending one day prior to the notice of conversion; provided, however, that the conversion rate would not be below $0.875. Accordingly, the outstanding 28,000 shares of Series B preferred stock are presently convertible into an aggregate of 500,000 shares of Authentidate’s common stock. Prior to the amendment, the outstanding shares of Series B preferred stock were convertible into a maximum of 800,000 shares of Authentidate’s common stock. In consideration of obtaining the consent of the holder of the outstanding Series B preferred stock, Authentidate agreed to defer its ability to redeem those shares for a period of two years.

As of June 30, 2007, 22,000 Series B preferred shares have been converted leaving 28,000 shares outstanding. Commencing October 2004, the Series B preferred stock is redeemable at the option of Authentidate without regard to the closing price of Authentidate’s common stock. During the fiscal years ended June 30, 2007 and 2006, no Series B preferred stock was redeemed.

18.	Related Party Transactions

Authentidate entered into certain loan and security arrangements involving Mr. John T. Botti, its former Chairman and Chief Executive Officer, principally relating to certain obligations to financial institutions collateralized by Mr. Botti’s stock in Authentidate. Authentidate initially established these arrangements in 2001, and agreed to certain modifications in February 2002, as described below.

In January 2001, Authentidate made a loan of $317,000 to Mr. Botti so as to enable him to avoid a margin call on the shares of Authentidate’s common stock owned by him that were held in a brokerage account as the Board of Directors believed that failing to do so would have a material adverse impact on the market price of its stock (the “2001 Loan”). The 2001 Loan was collateralized by a lien on all of the shares of Authentidate owned by Mr. Botti, as well as shares issuable to Mr. Botti upon the exercise of stock options granted to him. On February 14, 2002, Authentidate agreed to loan an additional amount of $203,159 to Mr. Botti, which loan was also collateralized by a lien on all of shares of Authentidate owned by Mr. Botti or issuable to him (the “2002 Loan”). The 2001 Loan bore interest at the rate of 9% per annum. The 2002 Loan bore interest at the rate of 6% per annum. These loans were paid in full in June 2003 as the result of Mr. Botti selling his 100 shares of Series A preferred stock to Authentidate for $850,000. The Series A preferred stock had been appraised at $1,100,000 by an independent nationally recognized appraisal and valuation firm. Additionally, Authentidate paid Mr. Botti $70,000 in cash in June 2003 and monthly installments of $15,000 to satisfy the outstanding liability related to the sale. In July 2004, the Board of Directors approved payment in full to the Chief Executive Officer during the quarter ended September 30, 2004.

On January 9, 2006, Authentidate entered into a Termination Agreement and a separate consulting agreement with John J. Waters, Authentidate’s Executive Vice President–Chief Administrative Officer and a member of its board of directors. Pursuant to the Termination Agreement, Mr. Waters relinquished his employment position in favor of a consulting relationship, effective as of January 1, 2006. Authentidate agreed to pay and/or provide to Mr. Waters (a) an amount of approximately $350,000, in accordance with the terms and conditions of the consulting agreement; (b) an amount of $5,000 for attorneys’ fees; and (c) the accelerated vesting of all options granted to him, along with the continuation of the exercise period for the duration of their original term. Mr. Waters continues to serve on Authentidate’s board of directors. The full cost of this arrangement was accrued in fiscal 2006 and paid in full by September 30, 2006.

Authentidate Holding Corp. and Subsidiaries

Notes to Consolidated Financials Statements—(Continued)

June 30, 2007, 2006, and 2005

On January 26, 2006, Authentidate entered into a Termination Agreement with Dennis H. Bunt, Authentidate’s Chief Financial Officer, and he resigned his position effective April 30, 2006. Pursuant to the Termination Agreement, Authentidate agreed to pay and/or provide Mr. Bunt (a) a severance payment of approximately $315,000, payable in equal installments over a period of twenty-four months; (b) an additional payment of $33,000 as additional severance and reimbursement of certain expenses; and (c) the accelerated vesting of all options granted to him and the continuation of the exercise period in which he may exercise such options. The full cost of this arrangement was accrued during the year fiscal 2006.

19.	Other Income

Other income consists of the following (in thousands):

	Year Ended June 30,
	2007	2006	2005
Interest and other income:
Interest income from financial institutions	$1,929	$2,120	$1,620
Miscellaneous income (expense)	25	(11)	42

Total interest and other income	$1,954	$2,109	$1,662

20.	Quarterly Financial Data (Unaudited)

Fiscal Year ended June 30,	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
2007
Continuing operations:
Revenues	$883	$1,002	$1,793	$1,320
Operating expenses	5,842	5,509	5,536	6,183
Loss	(4,369)	(3,999)	(3,253)	(4,497)
Net loss	(4,295)	(3,812)	(3,381)	(3,575)
Loss per share	$(0.12)	$(0.11)	$(0.10)	$(0.10)

2006
Continuing operations:
Revenues	$1,125	$1,255	$1,265	$848
Operating expenses	5,323	5,356	6,204	7,154
Loss	(3,673)	(3,545)	(4,427)	(5,790)
Net loss	(3,748)	(3,553)	(4,601)	(5,921)
Loss per share	$(0.11)	$(0.10)	$(0.14)	$(0.17)

2005
Continuing operations:
Revenues	$593	$1,108	$906	$1,165
Operating expenses	3,879	6,727	4,526	9,857
Loss	(2,985)	(5,245)	(3,150)	(8,186)
Net loss	(2,906)	(4,920)	(2,960)	(8,398)
Loss per share	$(0.09)	$(0.15)	$(0.09)	$(0.24)

PARASCRIPT, LLC AND SUBSIDIARIES

Parascript, LLC

and Subsidiaries

Consolidated Balance Sheet

(In thousands)

March 31, 2008
(unaudited)
Assets

Current:
Cash and cash equivalents	$1,536
Accounts receivable	1,986
Prepaid expenses and other	245

Total current assets	3,767

Property and equipment, net	795

Other assets:
Available for sale securities	102
Other assets	60

Total other assets	162

Total assets	$4,724

Liabilities and Members’ (Deficit)

Current liabilities:
Accounts payable	$287
Accrued expenses	1,205
Deferred revenue	1,011
Distributions payable	1,997
Line of credit	800
Capital lease liability, current portion	5

Total current liabilities	5,305

Long-term liabilities:
Capital lease liability, less current portion	1

Total long-term liabilities	1

Total liabilities	5,306

Commitments and contingencies

Members’ (deficit):

Preferred: 10,000 units authorized, 9,762 units issued and outstanding; liquidation preference of $44,415	1,341

Common: 4,000 units authorized, 205 units issued and outstanding	400
Retained earnings	894
Accumulated other comprehensive loss	(3)

2,632
Notes receivable from unit holders including accrued interest	(3,214)

Total members’ (deficit)	(582)

Total liabilities and members’ (deficit)	$4,724

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Operations

(In thousands except per unit data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue:
Software licenses	$1,535	$1,968
Royalties	726	825
Development, support and professional services	584	520

Total revenue	2,845	3,313

Operating expenses:
Costs of revenue	304	365
Research and development	2,234	1,907
Sales and marketing	642	887
General and administrative	1,033	1,132

Total operating expenses	4,213	4,291

Loss from operations	(1,368)	(978)

Other income (expense):
Interest income, related party	78	77
Gain (loss) from foreign exchange	1	(7)
Interest expense	(21)	(39)

Total other income (expense)	58	31

Loss from operations before income taxes	(1,310)	(947)
Income taxes	—	—

Net loss	$(1,310)	$(947)

Loss per unit, basic	$(0.13)	$(0.10)

Loss per unit, diluted	$(0.13)	$(0.10)

Weighted average units—basic	9,941	9,925

Weighted average units—diluted	9,941	9,925

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Member’s Equity (Deficit)

(In thousands)

(unaudited)

	Preferred		Common		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Units	Members’ Equity	Units	Members’ Equity
Balance, January 1, 2008	9,762	$1,330	205	$371	$5,319	$(2)	$7,018
Notes receivable from unit holders including accrued interest							(3,140)

Members’ Equity							3,878

Distributions to members	—	—	—	—	(3,115)	—	(3,115)
Stock based compensation	—	11	—	29		—	40
Net loss	—	—	—	—	(1,310)	—	(1,310)
Unrealized loss on marketable securities	—	—	—	—		(1)	(1)

Balance, March 31, 2008	9,762	$1,341	205	$400	$894	$(3)	$2,632

Notes receivable from unit holders including accrued interest							(3,214)

Members’ Deficit							$(582)

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Operating activities:
Net loss	$(1,310)	$(947)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99	93
Amortization of deferred compensation	40	29
Changes in operating assets and liabilities from operations:
Accounts receivable	5,514	983
Prepaid expenses and other assets	(38)	(11)
Interest receivable	(74)	(71)
Accounts payable and accrued expenses	335	(209)
Distributions payable	568	(123)
Deferred revenue	(176)	817

Net cash provided by operating activities	4,958	561

Investing activities:
Increase in notes receivable from unit holders	—	(30)
Purchases of property and equipment	(55)	(69)
Purchases of available for sale securities	(45)	—

Net cash used in investing activities	(100)	(99)

Financing activities:
Distributions paid to unit holders	(3,115)	—
Net activity on line of credit	(807)	500
Principal repayments on capital lease liability	(1)	(1)

Net cash provided by (used in) financing activities	(3,923)	499

Net increase in cash and cash equivalents	935	961

Cash and cash equivalents, beginning of period	601	403

Cash and cash equivalents, end of period	$1,536	$1,364

Supplemental disclosure of cash flow information:
Interest paid	$21	$39
Income taxes paid	—	—

Non-cash investing and financing activities:
Decrease in fair value of available for sale securities	$1	$—

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(unaudited)

NOTE 1—Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the company pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented. The condensed consolidated financial statements include the accounts of Parascript, LLC and their wholly-owned subsidiaries: Governmental Postal Recognition Systems, LLC, Total Recognition Products, LLC, Total Recognition Systems, LLC and Applied Intelligence Solutions, LLC. as well as Parascript Management, Inc., a Variable Interest Entity (VIE), as defined by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R) (revised December, 2003), Consolidation of Variable Interest Entities. (collectively referred to herein as the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto for the fiscal year ended December 31, 2007 and the attached Management’s Discussion and Analysis of Financial Condition and Results of Operations.

NOTE 2—Summary of Significant Accounting Policies

Financial Instruments and Credit Risk Concentration

At March 31, 2008, the Company had two outstanding related party notes receivable totaling $2,635,000 which resulted from cash advances made to two principal members. The notes, which as of March 31, 2008 had individual balances of $175,000 and $2,460,000, are due along with accrued interest on December 31, 2008. Both notes are uncollateralized and accrue interest on a monthly basis at an annual percentage rate of 11.25%. Accrued interest receivable relating to these notes amounted to approximately $579,000 at March 31, 2008. For purposes of financial statement presentation, the notes receivable balances and related accrued interest have been offset against members’ (deficit).

Accumulated Other Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income.” This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive income for the Company include net loss and unrealized gains and losses on available for sale securities.

Other comprehensive loss for the three month periods consists of the following (in thousands):

	For the Three Months Ended March 31,
	2008	2007
	(unaudited)
Net Loss	$(1,310)	$(947)
Unrealized Loss on Available for Sale Securities	(1)	—

Other Comprehensive Loss	$(1,311)	$(947)

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

Accumulated Other Comprehensive Income (Loss) consists of the following components (in thousands):

	Unrealized Loss on Available for Sale Securities	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2007	$(2)	$(2)
Loss for the three months ended March 31, 2008	(1)	(1)

Balance at March 31, 2008	$(3)	$(3)

Accounting for Share-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004) “Share Based Payment” (SFAS 123R) which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS 123), and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees”, and related interpretations, (APB 25). Under the fair value recognition provisions of this statement, stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We adopted SFAS 123R prospectively and therefore apply the valuation provisions of SFAS 123R to all grants awarded after December 31, 2005 and to all grants that were outstanding on that date that are subsequently modified. The adoption of SFAS 123R did not have a material impact on our consolidated financial position and results of operations for the three month periods ended March 31, 2008 and 2007. Under SFAS 123R, the Company recorded $40,000 and $29,000 of total share-based compensation expense for the three months ended March 31, 2008 and 2007, respectively, which was recognized as compensation expense in our consolidated statement of operations.

Prior to January 1, 2006, we accounted for stock-based compensation under the recognition and measurement principles of APB 25 and adopted the disclosure-only provisions of SFAS No. 123.

Earnings Per Unit

There is no distinction between preferred units and common units with regards to distribution rights except for a preference in liquidation to the preferred units. Net income not associated with a liquidation, dissolution, sale, merger or other wrapping up of operations is distributed to both preferred and common unit holders on the basis of the ownership of units as a percentage of the total units (preferred and common) issued and outstanding. For purposes of the calculation of earnings per unit, the Company has made no distinction between the two classes of equity unless an event which triggers the liquidation preference occurs.

The Company calculates earnings per unit based on the weighted average number of preferred and common units and preferred and common unit equivalents outstanding during the period. There are currently no dilutive convertible securities outstanding. Diluted earnings per unit also include the effect of potential issuances of additional preferred and common units as if all outstanding options were exercised and converted into units using the treasury stock method.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

The calculation of weighted average basic and diluted units outstanding during the three months ended March 31, 2008 and 2007 is as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Weighted average preferred units—basic	9,762	9,762

Weighted average common units—basic	179	163

Total weighted average units—basic	9,941	9,925

Total weighted average units—diluted	9,941	9,925

Antidilutive units and options
Preferred options	100	—
Common options	40	—

Common units subject to forfeiture	26	42

Total antidilutive units and options	166	42

The unvested and/or unexercised units and options were considered antidilutive because of the losses incurred in the three months ended March 31, 2008 and 2007.

Fair Value of Financial Instruments

The Company’s financial instruments whose fair value approximates their carrying value due to the short-term nature of the instruments consist of cash and cash equivalents, trade accounts receivable, notes receivable, accounts payable, and accrued expenses. The fair value of the Company’s obligations under its line of credit approximates its carrying value as the stated interest rate of this instrument reflects rates which are otherwise currently available to the Company. All the Company’s cash and cash equivalents as of March 31, 2008 consisted of demand deposit accounts and “sweep” accounts for the investing of excess cash on a daily basis.

New Accounting Standards

In September 2006, the FASB issued SFAS No. 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. The Company adopted this standard beginning January 2008 and it did not have a material impact on the consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS No. 163), which seeks to clarify treatment inconsistency under SFAS No. 60 and expand disclosures for financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claims. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years; disclosure requirements in paragraphs 30(g) and 31 are effective for the first period (including interim periods) beginning after May 23, 2008. We do not believe that this statement will have any effect on our presentation and classification in our consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS No. 162), that identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 also serves to elevate the status of FASB Statement of Financial Accounting Concepts to be equal to FASB standards as both are subject to the same review, evaluation and approval process. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not believe that this statement will have any effect on our presentations and classifications in our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (SFAS No. 161), that expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS No. 161 is effective for fiscal years and interim periods within these fiscal years, beginning after November 15, 2008. We are currently evaluating the effects, if any, that SFAS No. 161 may have on the presentation and classification of these activities in our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for a parent company’s non-controlling, or minority interests in its subsidiaries. SFAS 160 also provides accounting and reporting standards for changes in a parent’s ownership interest of a non-controlling interest as well as deconsolidation procedures. This Statement aligns the reporting of non-controlling interests in subsidiaries with the requirements in International Accounting Standards 27 and is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material effect on our consolidated financial position or results of operations.

In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF No. 07-1), which requires revenue generated and costs incurred by the parties in the collaborative arrangement be reported in the appropriate line in each company’s financial statement pursuant to the guidance in EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (EITF No. 99-19) and not account for such arrangements on the equity method of accounting. EITF No. 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and the amount and income statement classification of collaboration transactions between the parties. EITF No. 07-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively (if practicable) to all prior periods presented for all collaborative arrangements existing as of the effective date. We have evaluated the effects that EITF No. 07-1 may have on the presentation and classification of these activities in our financial statements and do not believe that it will affect our consolidated financial statement presentation.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

In April 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP No. 142-3). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This FSP is effective for the Company as of January 1, 2009, on a prospective basis, and early adoption is prohibited. We are currently evaluating the effects, if any, that FSP No. 142-3 may have on the presentation and classification of these activities in our consolidated financial statements.

NOTE 3—Property and Equipment

Property and equipment consists of the following (in thousands):

	Estimated Useful Lives	March 31, 2008
		(unaudited)
Computer and office equipment	3 –5	$1,863
Furniture and fixtures	7	327

Leasehold improvements	7 (not to exceed lease term)	601

		2,791
Accumulated depreciation		(1,996)

Property and equipment, net		$795

Depreciation and amortization expense for the three months ended March 31, 2008 and 2007 was $99,000 and $93,000, respectively. Included in computer and office equipment is a capital lease with a cost of $22,000 and accumulated depreciation of $18,000 at March 31, 2008.

NOTE 4—Accrued Expenses

Accrued expenses consist of the following (in thousands):

March 31, 2008
(unaudited)
Accrued vacations	$467
Accrued bonus	329
Accrued 401(k)	33
Other current liabilities	376

Total	$1,205

NOTE 5—Line of Credit

In April 2007, the Company amended the terms and extended the maturity date to April 2009 (as extended) on a line of credit it had entered into in 2003. Under the amended terms, there is a $6 million line which is collateralized by substantially all assets of the Company. Of that amount, $3 million (the “Formula Line”) has availability of credit based upon current accounts receivable balances and bears interest at prime plus .75%, but not less than 6.5% (6.75% at March 31, 2008). The remaining $3 million (the “Non-formula Line”) is based on 90 day sales projections and bears interest at prime plus 2.5%, but not less than 7.5% (8.5% at March 31, 2008).

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

Both lines require monthly interest payments and mature in April 2009. As of March 31, 2008, the Company had borrowed $800,000 on the Formula Line and none against the Non-formula Line. As of March 31, 2008, there was approximately $2,200,000 available for borrowing on the Formula Line and $3,000,000 available for borrowing on the Non-formula Line under the terms of the amended agreement. The line of credit is personally guaranteed by the majority unit holder of the Company.

The amended line of credit agreement contains certain financial covenants that require, among other things, maintenance of profitability and a minimum quick ratio. At various times in 2007 and the three months ended March 31, 2008, the Company was in violation of certain financial covenants including the quick ratio and profitability covenants, as amended. However, the Company subsequently cured all defaults as of July 22, 2008 through a Fifth Amendment to the agreement and is in compliance with all reporting and financial covenants within the line of credit agreement as amended. The line of credit also restricts loan advances for distributions to those that are made for the purpose of paying the unit holders respective taxes due or made as additional distributions to unit holders in an amount not to exceed $360,000 in the aggregate in any fiscal year.

NOTE 6—Commitments and Contingencies

Lease Obligations

Monthly rental payments under the Company’s corporate headquarters’ office lease agreement increase approximately 3% each year. In addition, the lease agreement provides for the first four months and last four months rent for free. In accordance with SFAS No. 13, Accounting for Leases, and subsequent interpretations, the Company recognizes the lease expense on a straight-line basis over the 84 month lease term. As of March 31, 2008, the amount of the lease expense recognized in excess of cash payments amounted to $7,000.

In December, 2006, the Company entered into a 14 month lease agreement for new office space in Broomfield, Colorado under its Applied Intelligence Solutions, LLC subsidiary. The lease agreement provides for the first two months rent for free. In accordance with SFAS No. 13, Accounting for Leases, and subsequent interpretations, the Company recognizes the lease expense on a straight-line basis over the 14 month lease term.

NOTE 7—Members’ Equity

Distributions

The Company made distributions to the members of $3,115,000 and none during the three month periods ended March 31, 2008 and 2007, respectively. Of that amount $596,000 had not been distributed as of March 31, 2008 and is reflected as a distribution payable on the consolidated financial statements. In May 2006, the Company declared a distribution of $3,350,000, of which $1,401,000 remained unpaid at March 31, 2008 and is also reflected as a distribution payable on the consolidated financial statements.

Option Plans

In 2002, the Company adopted the Common Unit Option/Issuance Plan and the Preferred Unit Option/Issuance Plan (collectively, the “Plans”). Upon adoption of the Plans, equity awards granted in previous years were incorporated into the Plans, though the terms, conditions, prices, and substance of each award remained unchanged. Under the terms of the Plans, employees, officers, directors, and consultants of the Company are entitled to receive grants of ownership units or options to purchase ownership units. The exercise prices of units

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

and options granted may be less than, equal to, or greater than the fair value of the underlying equity on the date of grant. Options granted under the Plans have a maximum contractual life of ten years, and are subject to vesting terms, which have ranged from immediate vesting to four years from the date of grant.

To date, all common unit grants have been issued with an exercise price of $0.01 and preferred unit grants with an exercise price of $0.00001. The Company calculated compensation expense related to the award of 60,000 common units in 2005 based on the value of the proposed 2006 merger as the fair value of the underlying equity on the date of grant, less the exercise price of $0.01 per unit. The amount of deferred compensation recognized for the awards of common units in 2005 was $566,000. Of the common units granted, 50,000 were immediately exercisable and have a four year service period and 10,000 were exercisable and vested immediately.

During March, 2008, the Company granted 100,000 preferred unit options and 40,000 common unit options calculating compensation expense related to the award on the value of the proposed merger being considered as of July 2008 as the fair value of the underlying equity on the date of grant, less the exercise price of $0.00001 and $0.01 per unit, respectively for the common and preferred stock.

A summary of option activity for the three months ended March 31, 2008, follows (in thousands except for per share amounts):

Common units
			Nonvested Units
	Number of Common Units	Weighted- Average Exercise Price	Number of Common Units	Weighted- Average Grant Date Fair Value
Outstanding—January 1, 2008	50,000	$0.01	27,776	$9.43
Granted	40,000	$0.01	40,000	$0.59
Vested	—	$0.01	(4,167)	$9.43
Exercised	—	—	—	—
Forfeited / Expired	—	—	—	—

Outstanding—March 31, 2008	90,000	$0.01	63,609	$3.87

Vested and exercised—March 31, 2008	26,391	$0.01

Preferred unit options

Nonvested Options
	Number of Preferred Units	Weighted- Average Exercise Price	Number of Preferred Units	Weighted- Average Grant Date Fair Value
Outstanding—January 1, 2008	—	—	—	—
Granted	100,000	$0.00001	100,000	$5.11
Vested	—	—	—	—
Exercised	—	—	—	—
Forfeited / Expired	—	—	—	—

Outstanding—March 31, 2008	100,000	$0.00001	100,000	$5.11

Exercisable—March 31, 2008	—	$—	—	$—

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

The weighted average remaining contractual term for all options outstanding at March 31, 2008, was 9.9 years and the aggregate intrinsic value was $534,000. Also as of March 31, 2008, approximately $690,000 of total unrecognized compensation expense related to stock options is expected to be recognized over a weighted average period of approximately 3.3 years. The weighted average contractual life on the unvested shares was 9.9 years as of March 31, 2008.

Under SFAS No. 123R, we recorded and allocated employee share-based compensation expense of $40,000 and $29,000 for the three months ended March 31, 2008 and 2007, respectively, which was recognized as compensation expense in our consolidated statements of operations.

The fair value of share-based payment awards was estimated using the following assumptions:

2008
Expected dividend yield	0%
Expected stock price volatility	63%
Risk-free interest rate	2.19%
Expected life of options (years)	4
Forfeiture rate	0%
Estimated stock value—preferred	$5.11
Estimated stock value—common	$0.59

NOTE 8—Employee Benefit Plans

The Company sponsors a 401(k) retirement plan (the “Plan”), which is available to employees who have attained 21 years of age and completed the minimum service requirements. Under the Plan, employees may make pre-tax contributions up to the maximum contribution allowed by law. The Company matches a percentage of compensation deposited as elective contributions. The percentage match is at the discretion of the Company’s Board of Directors. The Company may also make discretionary contributions that are allocated to participants based on the ratio of each employee’s compensation to total compensation of all participants. In order to be eligible for discretionary employer contributions, the employee must have attained age 21 and completed 1,000 hours of service for each Plan year. Employees do not have to contribute to the Plan to receive a discretionary contribution. Total discretionary contributions for the three month periods ended March 31, 2008 and 2007 was $68,000 and $32,000, respectively.

NOTE 9—Income Taxes

A significant portion of the Company’s research and development is performed in Moscow, Russia. The Company earns no revenue from this operation and therefore is not liable for any Russian income taxes. The Company does not maintain a presence in any other country on a regular or permanent basis and therefore pays no income taxes to foreign countries.

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the effects of temporary differences between the carrying amounts for financial reporting purposes and the income tax basis of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

recognized in the consolidated statements of operations in the period of change. Based on management’s judgment, the measurement of deferred tax assets is reduced by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The ultimate realization of the net deferred tax assets is dependent upon the generation of future taxable income in the respective tax jurisdictions during the periods in which the temporary differences become deductible. After consideration of all the evidence, both positive and negative, management has determined that $174,000 valuation allowance at March 31, 2008 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in this valuation allowances for the three months ended is an increase of $3,000.

Note 10—Subsequent Events

On April 28, 2008, the Company obtained a Fourth Amendment to Amended and Restated Loan and Security Agreement that changed covenants related to investments, ratios and profitability to bring the loan into compliance. There were no changes to maturity dates, interest rates or any other terms associated with the Agreement. On June 18, 2008 the Company obtained forbearance through the Fifth Amendment to Amended and Restated Loan and Security Agreement from the bank with respect to selected covenants which the Company was not then in compliance with.

On August 6, 2008, the Company announced that it has signed a definitive merger agreement with Authentidate Holding Corp. (Authentidate). Under the terms of the agreement, Authentidate will acquire Parascript, for up to $10 million in cash, a five year 10% note in the principal amount of $20 million, which is subject to adjustment, 30 million shares of Authentidate common stock, and all of the shares of Authentidate’s German subsidiary, Authentidate International AG. Contingent consideration based on the financial performance of a newly formed business unit may also be paid in Authentidate common stock in 2012. The transaction has been unanimously approved by the board of directors of Authentidate and the manager of Parascript. The companies expect the transaction to be completed in the fourth quarter of calendar year 2008, subject to shareholder and SEC approval.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of

Parascript, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of Parascript, LLC and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.

Denver, Colorado

February 22, 2008

INDEPENDENT AUDITORS’ REPORT

Parascript, LLC and Subsidiaries

Boulder, Colorado

We have audited the accompanying consolidated statement of income, members’ equity and cash flows of Parascript, LLC and Subsidiaries for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Parascript, LLC and Subsidiaries for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Anton Collins Mitchell LLP

July 31, 2006

Parascript, LLC

and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31, 2007	December 31, 2006
Assets
Current:
Cash and cash equivalents	$601	$403
Accounts receivable	7,500	3,961
Prepaid expenses and other	178	172

Total current assets	8,279	4,536

Property and equipment, net	838	984

Other assets:
Available for sale securities	59	—
Other assets	88	67

Total other assets	147	67

Total assets	$9,264	$5,587

Liabilities and Members’ Equity (Deficit)

Current liabilities:
Accounts payable	$58	$777
Accrued expenses	1,098	701
Deferred revenue	1,187	3,498
Distributions payable	1,428	1,666
Line of credit	1,607	1,150
Capital lease liability, current portion	5	5

Total current liabilities	5,383	7,797

Long-term liabilities:
Deferred revenue, less current portion	—	475
Deferred rent	—	15
Capital lease liability, less current portion	3	8

Total long-term liabilities	3	498

Total liabilities	5,386	8,295

Commitments and contingencies

Members’ equity (deficit):
Preferred: 10,000 units authorized, 9,762 units issued and outstanding; liquidation preference of $44,415	1,330	1,330
Common: 4,000 units authorized, 205 units issued and outstanding	371	253
Retained earnings (deficit)	5,319	(1,508)
Accumulated other comprehensive loss	(2)	—

	7,018	75
Notes receivable from unit holders including accrued interest	(3,140)	(2,783)

Total members’ equity (deficit)	3,878	(2,708)

Total liabilities and members’ equity (deficit)	$9,264	$5,587

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Operations

(In thousands except per unit data)

	Years Ended December 31,
	2007	2006	2005
Revenue:
Software licenses	$15,705	$11,257	$19,182
Royalties	4,046	3,205	3,652
Development, support and professional services	2,997	1,271	1,234

Total revenue	22,748	15,733	24,068

Operating expenses:
Costs of revenue	1,363	1,230	1,362
Research and development	7,366	7,003	6,860
Sales and marketing	3,054	2,932	2,258
General and administrative	4,187	3,432	4,039

Total operating expenses	15,970	14,597	14,519

Income from operations	6,778	1,136	9,549

Other income (expense):
Interest income, related party	305	245	12
Gain from foreign exchange	15	29	(46)
Interest expense	(149)	(39)	(58)
Other, net	—	(2)	(11)

Total other income (expense)	171	233	(103)

Income from operations before income taxes	6,949	1,369	9,446
Income taxes	16	18	18

Income from continuing operations	6,933	1,351	9,428
Loss from discontinued operations	—	—	(1,721)

Net income	$6,933	$1,351	$7,707

Income per unit—basic:
Income from continuing operations	$0.70	$0.14	$1.08
Income from discontinued operations	$—	$—	(0.20)

Net income attributable to equity holders	$0.70	$0.14	$0.88

Income per unit—diluted:
Income from continuing operations	$0.70	$0.14	$1.06
Income from discontinued operations	$—	—	(0.19)

Net income attributable to equity holders	$0.70	$0.14	$0.87

Weighted average units—basic	9,930	9,877	8,762

Weighted average units—diluted	9,967	9,967	8,854

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

(In thousands)

	Preferred		Common		Deferred Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Units	Members’ Equity	Units	Members’ Equity
Balance, January 1, 2005	8,407	$1,401	145	$—	$(29)	$1,056	$—	$2,428
Member unit redemptions	(30)	(71)	—	—	—	—	—	(71)
Exercise of options	1,343	—	60	567	—	—	—	567

Distributions to members	—	—	—	—	—	(6,292)	—	(6,292)
Distribution of assets (liabilities) held for sale:
Cash	—	—	—	—	—	(12)	—	(12)
Net liabilities	—	—	—	—	—	1,321	—	1,321
Amortization of deferred compensation	—	—	—	—	163	—	—	163
Deferred compensation from issuance of common unit options	—	—	—	—	(566)	—	—	(566)
Net income and comprehensive income	—	—	—	—	—	7,707	—	7,707

Balance, January 1, 2006	9,720	1,330	205	567	(432)	3,780	—	5,245
Exercise of options	42	—	—	—	—	—	—	—
Elimination of deferred compensation pursuant to adoption of new accounting standard	—	—	—	(432)	432	—	—	—

Distributions to members	—	—	—	—	—	(6,639)	—	(6,639)
Amortization of deferred compensation	—	—	—	118	—	—	—	118
Net income and comprehensive income	—	—	—	—	—	1,351	—	1,351

Balance, December 31, 2006	9,762	1,330	205	253	—	(1,508)	—	75
Notes receivable from unit holders including accrued interest								(2,783)

Members’ Equity (Deficit)								$(2,708)

Distributions to members	—	—	—	—	—	(106)	—	(106)
Amortization of deferred compensation	—	—	—	118	—	—	—	118
Comprehensive income:
Net income						6,933	—	6,933
Unrealized loss on marketable securities	—	—	—	—	—	—	(2)	(2)

Balance, December 31, 2007	9,762	$1,330	205	$371	$—	$5,319	$(2)	7,018

Notes receivable from unit holders including accrued interest								(3,140)

Members’ Equity (Deficit)								$3,878

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2007	2006	2005
Operating activities:
Net income	$6,933	$1,351	$7,707
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	395	320	312
Loss on disposal of property and equipment	—	8	1
Amortization of deferred compensation	118	118	163
Changes in operating assets and liabilities from operations:
Accounts receivable	(3,539)	3,667	(5,969)
Prepaid expenses and other assets	(27)	(35)	52
Interest receivable	(292)	(213)	—
Accounts payable and accrued expenses	(339)	(2,229)	1,755
Distributions payable	—	1,666	—
Deferred revenue	(2,786)	(266)	3,728

Net cash provided by (used in) continuing operations	463	4,387	7,749
Net cash used in discontinued operations	—	—	(75)

Net cash provided by (used in) operating activities	463	4,387	7,674

Investing activities:
Increase in notes receivable from unit holders	(65)	(2,570)	—
Purchases of property and equipment	(249)	(661)	(308)
Purchases of available for sale securities	(60)	—	—
Proceeds from sale of property and equipment	—	3	—

Net cash used in investing activities	(374)	(3,228)	(308)

Financing activities:
Distributions paid to unit holders	(343)	(4,973)	(6,292)
Distribution of Evernote Corporation cash	—	—	(12)
Net activity on line of credit	457	1,150	—
Member unit redemptions	—	—	(71)
Principal repayments on capital lease liability	(5)	(4)	(4)
Exercise of options	—	—	1

Net cash provided by (used in) financing activities	109	(3,827)	(6,378)

Net increase (decrease) in cash and cash equivalents	198	(2,668)	988
Cash and cash equivalents, beginning of year	404	3,072	2,084

Cash and cash equivalents, end of year	$602	$404	$3,072

Supplemental disclosure of cash flow information:
Interest paid	$163	$39	$58
Income taxes paid	16	18	7

Non-cash investing and financing activities:
Decrease in fair value of available for sale securities	$2	$—	$—
Spin-off of Evernote Corporation	$—	$—	$1,310

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1—Organization and Description of Business

Parascript, LLC is a limited liability company formed in the state of Wyoming. Founded in 1996, Parascript, LLC develops licenses and distributes pattern recognition software products including handwriting recognition. Parascript, LLC’s products are marketed primarily in the United States through integrators and strategic relationships. Parascript, LLC has developed programming which uses the recognition technology in applications such as mailing and shipping, forms recognition, fraud prevention and check and remittance processing.

In 2003, Parascript, LLC formed five wholly-owned subsidiaries based on product line: Governmental Postal Recognition Systems, LLC, Evernote Corporation (formerly Pen & Internet, Inc.), Total Recognition Products, LLC, Total Recognition Systems, LLC and Applied Intelligence Solutions, LLC. Parascript Management, Inc., Parascript, LLC (the Parent Company and Primary Beneficiary), and its wholly-owned subsidiaries are collectively referred to herein as the “Company”.

The Company’s customers primarily consist of companies that require a wide variety of business applications covering many of the above areas. The Company’s most recent development is using its intelligent pattern recognition technologies to provide business intelligence software which learns the proven decision-making practices of a company’s top performers and makes recommendations similar to what those experts would do in similar situations. This allows companies to make optimal decisions about purchasing and distribution based upon sales trends and the success of proven individuals.

The Company’s main offices are located in Boulder, Colorado. The activities performed there include marketing, licensing, business development, administration and technical support. Product research and development and engineering are performed at the Company’s locations in Colorado and Moscow, Russia. In December 2006, the Applied Intelligence Solutions, LLC subsidiary was relocated from the Company’s main office to a new facility in Broomfield, Colorado. All marketing, licensing, business development, administration and technical support activities relating to Applied Intelligence Solutions, LLC are now performed at the Broomfield facility.

Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R) (revised December, 2003), Consolidation of Variable Interest Entities, addresses the consolidation by business enterprises of variable interest entities. As a result of the adoption of FIN 46(R), the Company is consolidating Parascript Management, Inc. (“PMI”), a Wyoming corporation, as a variable interest entity in these consolidated financial statements. The primary business purpose of PMI is to consolidate the payroll of Parascript, LLC and its subsidiaries under a single entity and facilitate the payroll and benefits functions. As all of the financing for PMI is provided by Parascript, LLC, all of its operations are directly associated with Parascript, LLC and it would not be able to stand on its own without Parascript, LLC, it is considered a variable interest entity (“VIE”). The primary beneficiary is Parascript, LLC as it receives all of the VIE’s expected losses and any expected residual returns or both.

The assets of PMI consist of cash and receivables from the Company. The liabilities are to outside parties for payroll and related expenditures associated with the Company. All intercompany receivables and payables, as well as intercompany billings, are eliminated in consolidation. In addition, PMI owns a small percentage of Parascript, LLC (less than 1%) and received distributions from Parascript, LLC of $5,000, $28,000 and $54,000 in 2007, 2006, and 2005, respectively. These distributions were eliminated in consolidation.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 2—Basis of Presentation and Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain items included in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the current year’s presentation.

Capital Expenditures and Related Depreciation

Property and equipment are stated at cost and depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Construction costs related to leasehold improvements are not depreciated until the construction is complete and the related assets have been placed in service. Leasehold improvements are amortized using the straight-line method, typically over the shorter of the lease term or estimated useful life of the asset. Leasehold improvements relating to the facility in Moscow, Russia, which is leased on a year to year basis, are amortized over the expected occupation of the facility rather than the lease term which expires May 2008.

Impairment of Long-Lived Assets

The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine whether its long-lived assets, including property and equipment, are impaired. Such assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is not recoverable. If events or circumstances indicate that the carrying amount of an asset may not be recoverable, management makes an assessment of its recoverability by comparing the asset’s carrying amount to its estimated undiscounted future cash flows, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, the Company recognizes an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset. Based on periodic tests of recoverability of long-lived assets for the years ended December 31, 2007, 2006 and 2005, the Company has determined that there was no impairment of long-lived assets. Accordingly, no impairment losses were recorded during the years ended December 31, 2007, 2006 and 2005.

Revenue Recognition

The Company generates revenue from software licenses, various integrator and original equipment manufacturer (“OEM”) arrangements, and professional services arrangements. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended and interpreted by AICPA SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, as well as Technical Practice Aids issued from time to time by the AICPA.

Revenue from the initial license fees of the Company’s software products is recognized upon receipt of an executed license agreement containing a fixed or determinable license fee, delivery of the software, and acceptance by the customer, provided that the collection of the license fee is probable and payment is due within 12 months. Software maintenance revenue related to software licenses is recognized ratably over the term of each maintenance agreement.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For software arrangements with multiple elements, the Company applies the residual method prescribed by AICPA SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance and support, training, and limited professional services, is deferred based on vendor-specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and support as stipulated in the related customer arrangement). Revenue applicable to the delivered elements is deemed equal to the remaining amount of the fixed contract price. Assuming none of the undelivered elements is essential to the functionality of any of the delivered elements, the Company recognizes the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for these elements have been met. Certain of the Company’s software license arrangements result in deferring all revenue and recognizing the revenue ratably over the term of the arrangement.

Royalty revenue is derived from the licensing of the Company’s software products to third parties who (i) publish the software, (ii) bundle the software with their own products, or (iii) incorporate such software into their products. Royalty revenue is recognized upon notification to the Company by these third parties of the number of units of such third-party products sold and the royalty to be paid.

Revenue related to services is generally recognized as the services are provided and amounts due from customers are deemed collectible and are contractually nonrefundable.

Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue in the accompanying consolidated balance sheets.

Financial Instruments and Credit Risk Concentration

Financial instruments that potentially subject the Company to concentration of credit risk are primarily trade receivables, notes receivable and cash and cash equivalents. The Company performs initial and ongoing credit evaluations of its customers’ financial condition and generally requires no collateral, except deposits. At December 31, 2007 and 2006, two and four customers made up 79% and 88%, respectively, of the outstanding accounts receivable, substantially all of which was collected subsequent to the end of each period. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. At December 31, 2007 and 2006, management has determined that all accounts receivable will be collected, and therefore, no allowance for doubtful accounts has been established.

At December 31, 2007 and 2006, the Company had two outstanding related party notes receivable totaling $2,635,000 and $2,570,000, respectively which resulted from cash advances made to two principal members. The notes, which as of December 31, 2007 and 2006 respectively had individual balances of $175,000 and $110,000 and $2,460,000 and $2,460,000, are due along with accrued interest on December 31, 2007 and December 31, 2008, respectively. Both notes are uncollateralized and accrue interest on a monthly basis at an annual percentage rate of 11.25%. Accrued interest receivable relating to these notes amounted to approximately $505,000 at December 31, 2007. For purposes of financial statement presentation, the notes receivable balances and related accrued interest have been offset against members’ equity (deficit).

At December 31, 2007 and 2006, the Company’s cash equivalents were primarily invested in money market accounts. The Company maintains the majority of its cash balances in the form of deposits and money market accounts. At times these deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company maintains certain cash balances in Russian ruble-based demand deposit accounts, which carry certain credit risks associated with fluctuating currency exchange rates. The Company mitigates these risks by ensuring cash held in these accounts is sufficient only for immediate operating needs. The Company periodically reviews the creditworthiness of the financial institutions with which it maintains balances. During the years ended December 31, 2007, 2006 and 2005, the Company entered into several foreign service contracts denominated in Euros. The exchange rate gain (loss) on these contracts totaled $15,000, $29,000 and ($46,000) for the years ended December 31, 2007, 2006 and 2005, respectively, which is included in other income in the accompanying consolidated statements of operations. During the years ended December 31, 2007, 2006 and 2005, the Company recorded no foreign exchange gain or loss associated with its operations in Russia.

Accounts Receivable

The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for doubtful accounts, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based upon history of past write-offs, collections and current credit conditions. A receivable is written off when it is determined that all reasonable collection efforts have been exhausted.

Available for Sale Securities

Available for sale securities consist of common stock and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. Available for sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of members’ equity (deficit) in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The cost of investments sold is determined on the specific identification or the first-in, first-out method. As of December 31, 2007 the Company did not have any realized sales of securities.

Research and Development—Software Development Costs

Research and development costs are expensed as incurred and consist of salaries and other direct costs. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. The Company’s software products are deemed to be technologically feasible at the point a working model of the software product is developed, which is generally at or near the point the Company commences field testing of the software. Through December 31, 2007 for the products developed by the Company, the period from field-testing to general customer release of the software has been brief, and accordingly, the Company has not capitalized any software development costs in the accompanying consolidated financial statements.

Income Taxes

Parascript, LLC and its wholly-owned subsidiaries are limited liability companies. Parascript, LLC was formed under the provisions of the laws of the state of Wyoming, while its wholly-owned subsidiaries were formed under the provisions of the laws of the state of Colorado. Under the provisions of both states, the Company does not pay federal or state corporate income taxes on its taxable income. Income is reported on the members’ individual federal and state income tax returns. Accordingly, no income tax provision has been recorded for these entities in the accompanying consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

PMI is a taxable corporation and is subject to both federal and state income taxes. Accordingly, PMI reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the financial reporting carrying amounts and the tax basis amounts of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in the net deferred tax assets and liabilities.

Advertising Costs

The Company expenses the costs of advertising as incurred. The Company’s methods of advertising include media advertising, direct mailings and e-mails, public relations expenditures and sponsorships, telemarketing, and the related collateral materials. During the years ended December 31, 2007, 2006 and 2005, advertising expense was $261,000, $328,000 and $244,000, respectively.

Warranty

The Company generally offers a warranty on its products for a period of only 90 days. The Company has not incurred any expense in connection with the warranty of its products, and accordingly, has not recorded an accrual for warranty provisions as of December 31, 2007 and 2006.

Members’ Interest

Net profits and losses of the Company are allocated to the members based on percentages of ownership with liquidation preference given to preferred unit holders.

Accumulated Other Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income.” This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive income for the Company include net loss and unrealized gains and losses on available for sale securities.

Components of other comprehensive income consist of the following (in thousands):

	Unrealized Loss on Available for Sale Securities	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2005	$—	$—
2006 Change	—	—

Balance at December 31, 2006	—	—
2007 Change	(1,517)	(1,517)

Balance at December 31, 2007	$(1,517)	$(1,517)

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Accounting for Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value method of accounting for share-based compensation arrangements in accordance with FASB Statement No. 123R, Share-Based Payment (“SFAS 123R”), using the modified prospective method of transition. Under the provisions of SFAS 123R, the estimated fair value of options granted under the Company’s Stock Option Plan (the “Option Plan”) is recognized as compensation expense over the requisite service period. Compensation expense is recognized based on the estimated fair value of the share based compensation on the date of grant. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS 123R for all share-based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and that remain unvested on the date of adoption.

The Company recorded $118,000 and $118,000 of total share-based compensation expense for the years ended December 31, 2007 and 2006, respectively as required by the provisions of SFAS 123R. The share-based compensation expense associated with stock options is amortized on a straight-line basis over the requisite service period which is typically equal to the vesting period. During the year ended December 31, 2005, the Company recorded $162,000 of stock based compensation expense pursuant to APB 25.

Under the modified prospective method of transition under SFAS 123R, the Company is not required to restate its prior period financial statements to reflect expensing of share-based compensation under SFAS 123R.

For purposes of determining estimated fair value under SFAS 123R, the Company has computed the estimated fair values of the stock options granted using the Black-Scholes option pricing model. As of December 31, 2007, there is only one stock option outstanding (vested or unvested). This option vests over 48 months and was immediately exercised when issued under a call agreement wherein the Company has the right to collect any proceeds received from the ownership of the stock should the employee not become fully vested in the stock option. The risk free interest rate was based upon the yield curve for the ten year U.S. Treasury Bond on the date of the grant. The expected life used in the valuation was based upon historical experience and post vesting exercise patterns. The Company’s volatility estimate was 0%, which was largely due to the fact that the Company is privately held. The intrinsic values of the shares and estimated fair market value are based on the merger offer received, accepted in 2006 and subsequently terminated in January 2007.

The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because the Company’s stock nor its options are publicly traded, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its employee stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which may result in changes to these assumptions and methodologies, and which could materially impact the Company’s fair value determination.

Through December 31, 2005, the Company accounted for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has elected to continue to apply the intrinsic-value, based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 148 Accounting for Stock-Based Compensation—Transition and

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Disclosure, an Amendment of FASB Statement No. 123 (SFAS No. 148). Accordingly, compensation cost has been recognized for stock options granted with an exercise price below the estimated fair value of the underlying shares on the measure date. The following table illustrates the effect on net income if the fair value based method had been applied to all awards (in thousands except per share data).

For the year ended December 31, 2005
Net income	$7,707
Add stock based employee compensation	162
Deduct total stock based employee compensation expense determined under fair value based method	(162)

Pro forma net income	$7,707

Net income per share:
Basic—as reported	$0.88

Diluted—as reported	$0.87

Basic—as pro forma	$0.88

Diluted—as pro forma	$0.87

The fair value of the options granted prior to 2006 were estimated on the dates of grant using the Black-Scholes option pricing model with the following assumptions used: expected dividend yield of 0%; expected stock price volatility of 0%, risk free interest rate of 5.00%, and expected life of 9.9 years.

Earnings Per Unit

As described in the members’ equity note below, there is no distinction between preferred units and common units with regards to distribution rights except for a preference in liquidation to the preferred units. Net income not associated with a liquidation, dissolution, sale, merger or other wrapping up of operations is distributed to both preferred and common unit holders on the basis of the ownership of units as a percentage of the total units (preferred and common) issued and outstanding. For purposes of the calculation of earnings per unit, the Company has made no distinction between the two classes of equity unless an event which triggers the liquidation preference occurs.

The Company calculates earnings per unit based on the weighted average number of preferred and common units and preferred and common unit equivalents outstanding during the period. There are currently no dilutive convertible securities outstanding. Diluted earnings per unit also include the effect of potential issuances of additional preferred and common units as if all outstanding options were exercised and converted into units using the treasury stock method. There were no unexercised outstanding options related to preferred or common units for the years ended December 31, 2007, 2006 and 2005.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The calculation of weighted average basic and diluted units outstanding during the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Weighted average preferred units—basic	9,762	9,721	8,649

Weighted average common units—basic	168	156	113

Total weighted average units—basic	9,930	9,877	8,762

Weighted average preferred options	—	41	42
Common units subject to forfeiture	37	49	50

Total weighted average units—diluted	9,967	9,967	8,854

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Discontinued Operations

In accordance with SFAS 144, the Company has classified certain assets and related liabilities of Evernote Corporation as held for sale. The operating results of Evernote Corporation are presented as discontinued operations for the year ended December 31, 2005. Depreciation was included in operating expenses for the current fiscal year as SFAS 144 requires that when a subsidiary is discontinued by way of a spin-off, it is considered held and used until the date the spin-off occurs. Any gain or loss on sale and any impairment losses are presented in discontinued operations when recognized.

Limited Liability Company

The liability of the member unit holders is limited to the amount of their equity investment. In addition, all taxable net income (loss) is passed through to the preferred and common unit holders in proportion to their ownership interest and is not taxable to the Company. Accordingly, there are no income tax assets, liabilities or expenses reflected on these consolidated financial statements except for those from the consolidated VIE, PMI.

Foreign Currency

The functional currency of the Company’s foreign operations is the Russian Ruble. Monetary assets and liabilities of the foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date while non-monetary items are translated at historical rates. Revenues and expenses are translated at average exchange rates during the period. Re-measurement gains or losses are recognized currently in consolidated operations. For the years ended December 31, 2007, 2006 and 2005, such gains and losses were insignificant.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Minority Interest

The Company owns 96% of Applied Intelligence Solutions, LLC. The remaining minority interest is not presented in the consolidated balance sheets as a separate item as equity in Applied Intelligence Solutions, LLC is negative.

In May, 2005 an unaffiliated entity acquired 33.34% of the outstanding units of Evernote Corporation in exchange for funding received from that unaffiliated entity. The allocation of the loss from operations of that subsidiary is included in the discontinued operations note below. On December 20, 2005, the remaining units of Evernote Corporation were distributed to members of Parascript, LLC as a liquidating distribution to the preferred members (unit holders) in accordance with the liquidation/wrap up provisions of the Amended Operating Agreement.

Fair Value of Financial Instruments

The Company’s financial instruments whose fair value approximates their carrying value due to the short-term nature of the instruments consist of cash and cash equivalents, trade accounts receivable, notes receivable, accounts payable, and accrued expenses. The fair value of the Company’s obligations under its line of credit approximates its carrying value as the stated interest rate of this instrument reflects rates which are otherwise currently available to the Company. All the Company’s cash and cash equivalents as of December 31, 2007 and 2006 consisted of demand deposit accounts and “sweep” accounts for the investing of excess cash on a daily basis.

New Accounting Standards

SFAS No. 141(R), “Business Combinations”

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing GAAP. The Company expects SFAS No. 141R will have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”

In February 2006, the FASB issued SFAS No. 155 which resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also establishes a requirement to evaluate interests in securitized financial assets, clarifies that concentrations of credit risk in the form of

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The Company adopted this standard in January 2007 and it did not have a material impact on the consolidated financial statements.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS No. 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the consolidated financial statements.

SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 123(R)”

In September 2006, the FASB issued SFAS No. 158 which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for an issuer of publicly traded securities for financial statements issued for fiscal years beginning after December 15, 2006. The Company plans to adopt this standard in January 2008 and does not anticipate it will have a material impact on the consolidated financial statements.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB No. 115”

In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the consolidated financial statements.

FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”

In June 2006, the FASB issued FIN No. 48 which clarifies the accounting for uncertainty in income tax recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt this standard beginning in 2008; at this time, it is uncertain if doing so will have a material impact on the consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”

In June 2006, the FASB issued EITF Issue No. 06-3 which applies to any taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and customer, and may include but is not limited to sales, use, value added and some excise taxes. This Issue requires an entity to disclose if taxes are presented in the income statement on a gross or net basis. Additionally, an entity that reports any such taxes on a gross basis should also disclose the amounts of those taxes in interim and annual financial statements for each period an income statement is presented if those amounts are significant. EITF Issue No. 06-3 applies with respect to any interim and annual reports filed after December 15, 2006. The adoption of this standard did not have a material impact on the consolidated financial statements.

EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the consolidated financial statements.

EITF Issue No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities”

In June 2007 the FASB ratified EITF No. 07-3, which requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and the payments to be expensed when the research and development activities are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the consolidated financial statements.

NOTE 3—Property and Equipment

Property and equipment consists of the following (in thousands):

December 31,	Estimated Useful Lives	2007	2006
Computer and office equipment	3 – 5	$1,808	$1,617
Furniture and fixtures	7	327	321
Construction in process—leasehold	N/A	—	4
Leasehold improvements	7 (not to exceed lease term)	601	545

		2,736	2,487
Accumulated depreciation		(1,898)	(1,503)

Property and equipment, net		$838	$984

Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 was $395,000, $319,000 and $312,000, respectively. Included in computer and office equipment is a capital lease with a cost of $22,000 and accumulated depreciation of $16,000 and $11,000 at December 31, 2007 and 2006, respectively.

Depreciation expense related to assets held for sale as of December 31, 2005 was $18,000.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 4—Accrued Expenses

Accrued expenses consist of the following (in thousands):

December 31,	2007	2006
Accrued vacations	$328	$314
Accrued bonus	453	—
Accrued 401(k)	119	140
Other current liabilities	198	247

Total	$1,098	$701

NOTE 5—Line of Credit

In April 2007, the Company amended the terms and extended the maturity date to April 2008 on a line of credit it had entered into in 2003. Under the amended terms, there is a $6 million line which is collateralized by substantially all assets of the Company. Of that amount, $3 million (the “Formula Line”) has availability of credit based upon current accounts receivable balances and bears interest at prime plus .75%, but not less than 6.5% (8.0% and 8.5% at December 31, 2007 and 2006, respectively). The remaining $3 million (the “Non-formula Line”) is based on 90 day sales projections and bears interest at prime plus 2.5%, but not less than 7.5% (9.75% and 10.25% at December 31, 2007 and 2006, respectively). Both lines require monthly interest payments and mature in April 2008. As of December 31, 2007, the Company had borrowed $954,000 against the Formula Line and $654,000 against the Non-formula Line. As of December 31, 2006, the Company had borrowed none on the Formula Line and $1,150,000 against the Non-formula Line. As of December 31, 2007, there was approximately $2,046,000 available for borrowing on the Formula Line and $2,347,000 available for borrowing on the Non-formula Line under the terms of the amended agreement. As of December 31, 2006, there was approximately $2,700,000 available for borrowing on the Formula Line and $1,000,000 available for borrowing on the Non-formula Line under the terms of the amended agreement. The line of credit is personally guaranteed by the majority unit holder of the Company.

The amended line of credit agreement contains certain financial covenants that require, among other things, maintenance of profitability and a minimum quick ratio. At various times in 2007 and at December 31, 2006, the Company was in violation of certain financial covenants including the quick ratio and profitability covenants, as amended. However, the Company subsequently cured all defaults as of December 31, 2007 and is in compliance with all reporting and financial covenants within the line of credit agreement as amended. The line of credit also restricts loan advances for distributions to those that are made for the purpose of paying the unit holders respective taxes due or made as additional distributions to unit holders in an amount not to exceed $360,000 in the aggregate in any fiscal year.

NOTE 6—Major Customers and Product Dependence

During the years ended December 31, 2007, 2006 and 2005, the Company generated approximately 59% and 21% for 2007, 43% and 42% for 2006 and 80% and 13% for 2005, of its revenue from the licenses and royalties related to two products, AddressScript® and CheckPlus®, respectively.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company’s revenue is concentrated with specific customers generating over 10% of total revenues for the periods as shown below:

	Years Ended December 31,
	2007	2006	2005
A	*	23%	*
B	*	15%	*
C	22%	12%	25%
D	*	10%	*
E	25%	*	40%

“*”	- denotes less than 10% of the total revenues.

The Company’s accounts receivable as of the end of the years presented in these consolidated financial statements are also concentrated in a small number of customers. The following table identifies customers which represent more than 10% of total receivables and the related percentage of receivables for each customer:

	Years Ended December 31,
	2007	2006
A	*	59%
B	*	13%
C	*	11%
D	68%	*
E	11%	*

“*”	- denotes less than 10% of the total receivables.

The Company competes in a rapidly changing and very competitive marketplace, and there is no guarantee that the revenues from these products or these customers will continue in future years. Operations of the Company are subject to risks and uncertainties including, among other things, dependence on continued product development, rapid technological changes, competition, and dependence on key personnel.

NOTE 7—Commitments and Contingencies

Lease Arrangements

The Company leases certain office equipment under a capital lease agreement. The lease matures in June 2009 and bears interest at 10%. Future minimum rental payments for this capital lease at December 31, 2007 are as follows (in thousands):

Years Ending December 31,
2008	$6
2009	3

Total minimum lease payments	9
Less interest	(1)

Present value of net minimum lease payments	8
Less current portion	(5)

Long-term portion	$3

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company leases office space under various non-cancelable operating leases. The leases expire at various dates through 2010. The Company has an option of renewing the lease for office space in Boulder, Colorado for an additional five years at 95% of the then prevailing lease rates. Future minimum rental payments for these leases are as follows (in thousands):

Years Ending December 31,
2008	$482
2009	269
2010	91

Total minimum lease payments	$842

Rent expense for the years ended December 31, 2007, 2006 and 2005 was $707,000, $597,000 and $490,000, respectively.

Monthly rental payments under the Company’s corporate headquarters’ office lease agreement increase approximately 3% each year. In addition, the lease agreement provides for the first four months and last four months rent for free. In accordance with SFAS No. 13, Accounting for Leases, and subsequent interpretations, the Company recognizes the lease expense on a straight-line basis over the 84 month lease term. As of December 31, 2007 and 2006 the amount of the lease expense recognized in excess of cash payments amounted to $15,000 and $41,000, respectively. These amounts are reflected as a liability on the accompanying consolidated balance sheets at December 31, 2007 and 2006.

In December, 2006, the Company entered into a 14 month lease agreement for new office space in Broomfield, Colorado under its Applied Intelligence Solutions, LLC subsidiary. The lease agreement provides for the first two months rent for free. In accordance with SFAS No. 13, Accounting for Leases, and subsequent interpretations, the Company recognizes the lease expense on a straight-line basis over the 14 month lease term. As of December 31, 2007 and 2006, the amount of the lease expense recognized in excess of cash payments amounted to $1,000 and $3,000. These amounts are reflected as a liability on the accompanying consolidated balance sheets at December 31, 2007 and 2006. During 2007 the lease was renewed for an additional twelve month period.

Officer Indemnification

Under the organizational documents, the Company’s officers, employees and directors are indemnified against certain liability arising out of the performance of their duties to the Company. The Company’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company that have not yet occurred.

NOTE 8—Members’ Equity

Preferred Units

Preferred units are entitled to one vote per unit and are entitled to distributions of distributable funds, as described in the Amended Operating Agreement, when and if declared. Upon any liquidation, dissolution, winding up, sale or merger of the Company, whether voluntary or involuntary, the holders of the preferred units are entitled to a liquidation preference of $44,415,000 (the “Liquidation Value”). The remaining amount available for distribution in excess of the Liquidation Value, if any, is distributable ratably to the holders of the common and preferred units.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Common Units

Common units are entitled to one vote per unit and are entitled to distributions of distributable funds, as described in the Amended Operating Agreement, when and if declared.

Distributions

The accompanying consolidated statements of members’ equity reflect distributions to the members of $106,000 $6,639,000 and $6,292,000 the years ended December 31, 2007, 2006 and 2005, respectively. In May 2006, the Company declared a distribution of $3,350,000, of which $1,429,000 and $1,666,000 remained unpaid at December 31, 2007 and 2006 and is reflected as a distribution payable on the consolidated financial statements. In addition, during 2005 there was a “Distribution of assets (liabilities) held for sale”, which represented the spin-off of the remaining ownership of Evernote Corporation to the preferred unit holders.

Redemption Provisions

If at any time, except in circumstances explicitly stated in the Amended Operating Agreement, any member receives a purchase offer to sell all or any part of the member’s units, the Company has the right, at its option, to purchase all, but not less than all, of the units covered by the purchase offer. The Company redeemed no units during the years ended December 31, 2007 or 2006. During the year ended December 31, 2005, the Company redeemed 30,000 preferred member units for $71,000.

Option Plans

In 2002, the Company adopted the Common Unit Option/Issuance Plan and the Preferred Unit Option/Issuance Plan (collectively, the “Plans”). Upon adoption of the Plans, equity awards granted in previous years were incorporated into the Plans, though the terms, conditions, prices, and substance of each award remained unchanged. Under the terms of the Plans, employees, officers, directors, and consultants of the Company are entitled to receive grants of ownership units or options to purchase ownership units. The exercise prices of units and options granted may be less than, equal to, or greater than the fair value of the underlying equity on the date of grant. Options granted under the Plans have a maximum contractual life of ten years, and are subject to vesting terms, which have ranged from immediate vesting to four years from the date of grant.

To date, all common unit grants have been issued with an exercise price of $0.01 and preferred unit grants with an exercise price of $0.00001. The Company calculated compensation expense related to the award of 60,000 common units in 2005 based on the value of the proposed merger as the fair value of the underlying equity on the date of grant, less the exercise price of $0.01 per unit. The amount of deferred compensation recognized for the awards of common units in 2005 was $566,000. Of the common units granted, 50,000 were immediately exercisable and have a four year service period and 10,000 were exercisable and vested immediately. The deferred compensation related to the common units subject to forfeiture is amortized over the service period. No preferred or common units were granted during the years ended December 31, 2007 and 2006.

There were no options outstanding as of December 31, 2007 and 2006. During 2006, 42,071 unit options were exercised at an exercise price of $0 and an intrinsic value of $397,000.

A summary of the status of the Company unvested units as of December 31, 2007, 2006 and 2005, and changes during the years then ended is presented below (in thousands except per share data).

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Unvested Units Issued Under the Plan

	Nonvested Units	Weighted Average Grant Date FMV
Common Units
Unvested Balance, January 1, 2005	—	—
Granted	50	$9.43
Vested	—	—
Forfeited	—	—

Unvested Balance, January 1, 2006	50	$9.43
Granted	—	—
Vested	6	$9.43
Forfeited	—	—

Unvested Balance, December 31, 2006	44	$9.43
Granted	—	—
Vested	17	$9.43
Forfeited	—	—

Unvested Balance, December 31, 2007	27	$9.43

Unrecognized Share-Based Compensation Expense

As of December 31, 2007, there was $197,000 of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This expense is expected to be recognized over a weighted-average period of 1.67 years as follows (in thousands):

Years Ending December 31,
2008	$118
2009	79

Total	$197

Deferred Stock-Based Compensation

The Company has recorded deferred compensation expense in previous years for awards of preferred and common units equal to the excess of the estimated fair value of the underlying equity over the exercise price. The deferred compensation is amortized over the service period of each award. During the years ended December 31, 2007, 2006 and 2005, the Company recorded $118,000, $118,000 and $163,000, respectively, of compensation expense related to unit options.

NOTE 9—Employee Benefit Plans

The Company sponsors a 401(k) retirement plan (the “Plan”), which is available to employees who have attained 21 years of age and completed the minimum service requirements. Under the Plan, employees may make pre-tax contributions up to the maximum contribution allowed by law. The Company matches a percentage of compensation deposited as elective contributions. The percentage match is at the discretion of the Company’s Board of Directors. The Company may also make discretionary contributions that are allocated to participants based on the ratio of each employee’s compensation to total compensation of all participants. In order to be

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

eligible for discretionary employer contributions, the employee must have attained age 21 and completed 1,000 hours of service for each Plan year. Employees do not have to contribute to the Plan to receive a discretionary contribution. Total discretionary contributions for the years ended December 31, 2007, 2006 and 2005 were $119,000, $140,000 and $128,000, respectively.

NOTE 10—Income Taxes

The Company’s provision (benefit) for income taxes is comprised of the following elements (in thousands):

	December 31,
	2007	2006	2005
Current expense	$16	$18	$18
Deferred expense (benefit)	(51)	(37)	(246)
Change in valuation allowance	51	37	246

Total	$16	$18	$18

A significant portion of the Company’s research and development is performed in Moscow, Russia. The Company earns no revenue from this operation and therefore is not liable for any Russian income taxes. The Company does not maintain a presence in any other country on a regular or permanent basis and therefore pays no income taxes to foreign countries.

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the effects of temporary differences between the carrying amounts for financial reporting purposes and the income tax basis of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period of change. Based on management’s judgment, the measurement of deferred tax assets is reduced by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

The tax effect of significant temporary differences that resulted in deferred tax assets and liabilities, and, a description of the financial statement items that created these differences, is as follows (in thousands):

	December 31,
	2007	2006
Accrued liabilities	$202	$125
Investments	10	11
Accounts receivable	(41)	(16)

	171	120
Less valuation allowance	(171)	(120)

Total deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The ultimate realization of the net deferred tax assets is dependent upon the generation of future taxable income in the respective tax jurisdictions during the periods in which the temporary differences become deductible. After consideration of all the evidence,

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

both positive and negative, management has determined that $171,000 and $120,000 valuation allowances at December 31, 2007 and 2006, respectively are necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in these valuation allowances for the years ended December 31, 2007 and 2006 are an increase of $51,000 and an increase of $37,000, respectively.

NOTE 11—Discontinued Operations

In 2004, the Company decided to seek outside funding for its Evernote Corporation subsidiary. In May 2005, the Company completed a transaction with an outside investor which provided additional funding to the subsidiary in return for a 33.34% ownership interest in Evernote Corporation. Subsequently, the Company determined that the operations of the subsidiary were not consistent with the long-term strategy of the Company, so on December 20, 2005, the Company distributed the remaining 66.66% interest with a $1,309,720 book value deficit in the subsidiary to the preferred unit holders of Parascript, LLC in accordance with the liquidation distributions preference described in the Amended Operating Agreement. The results of Evernote Corporation have been reported as discontinued operations in the consolidated financial statements for the year ended December 31, 2005.

The results of Evernote Corporation are reported as loss from discontinued operations, the components of which are as follows: (in thousands)

For the period January 1, 2005 to December 20, 2005
Royalties and license fees	$—
Research and development	1,108
Sales and marketing	297
General and administrative	698

Total operating expenses	2,103

Loss from operations	(2,103)

Other income	36

Loss from operations before minority interest	(2,067)
Minority interest	(346)

Net loss from discontinued operations	$(1,721)

NOTE 12—Subsequent Events

In January and February 2008 the Company paid $1,981,000 to shareholders for a tax distribution relating to 2007 net income of the Company.

In February 2008, in recognition of their service to the Company, the Company reached an agreement in principle to grant 100,000 preferred unit options with an estimated exercise price of $.00001 per unit to an employee of the Company and 40,000 common unit options with an estimated exercise price of $.01 to another employee of the Company.

ANNEX A

Agreement and plan of merger, dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company (without exhibits and schedules).

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AUTHENTIDATE HOLDING CORP.

a Delaware corporation

and

PARASCRIPT, LLC

a Wyoming limited liability company

and

PARASCRIPT MANAGEMENT, INC.

a Wyoming corporation

as the Exchange Agent and the Member Representative

and

AHC GROUP INC.

a Delaware corporation

and

AHC MERGER SUB INC.

a Delaware corporation

and

PARASCRIPT MERGER SUB LLC

a Delaware limited liability company

Dated as of August 6, 2008

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

EXHIBITS
Exhibit 1	Voting Agreement—Designated Parascript Member
Exhibit 2	Voting Agreement—Designated AHC Stockholders
Exhibit 3	Form of Note
Exhibit 4	Form of Registration Rights Agreement

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation (“AHC”), Parascript, LLC, a Wyoming limited liability company (“Parascript”), Parascript Management, Inc., a Wyoming corporation (the “Member Representative” or “Exchange Agent”), solely in the role as the Member Representative and Exchange Agent, AHC Group Inc., a Delaware corporation and a wholly owned subsidiary of AHC (“Parent”), AHC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“AHC Merger Sub”) and Parascript Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parascript Merger Sub” and, together with AHC Merger Sub, the “Merger Subs”).

RECITALS

WHEREAS, the Boards of Directors of each of AHC, Parent, AHC Merger Sub and Parascript Merger Sub, and the Member Representative have approved this Agreement and deem it advisable and in the best interests of their respective stockholders and members to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

WHEREAS, the combination of AHC and Parascript shall be effected by the terms of this Agreement through the Mergers (as defined in Article 3) in accordance with the Wyoming Limited Liability Company Act (the “WLLCA”), the Delaware Limited Liability Company Act (“DLLCA”) and the Delaware General Corporation Law (“DGCL”);

WHEREAS, as a condition and inducement to AHC’s willingness to enter into this Agreement, AHC and certain members of Parascript (the “Designated Parascript Members”) and certain stockholders of AHC (the “Designated AHC Stockholders”) will enter into and deliver agreements on or before August 18, 2008 in the forms attached as Exhibits 1 and 2 (the “Voting Agreement”) pursuant to which (i) the Designated Parascript Members have agreed, among other things, to vote their Units in favor of adoption of this Agreement and the Mergers (as defined in Section 3.2), and (ii) the Designated AHC Stockholders have agreed, among other things, to vote shares of AHC Common Stock in favor of adoption of this Agreement and the Mergers; and

WHEREAS, for United States Federal income tax purposes, it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and in the case of the merger of AHC and AHC Merger Sub, as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, AHC, Parent, the Merger Subs and Parascript hereby agree as follows:

AGREEMENT

1. DEFINITIONS AND USAGE.

1.1 Definitions. For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“ABK Note”—shall mean the promissory note, dated March 17, 2007, in the principal amount of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) plus any accrued but unpaid interest thereon from Aron Katz in favor of Parascript which is due and payable on December 31, 2008.

“Accounting Firm”—as defined in Section 3.6.7(a)(iii)

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes, provided, however, that the ABK Note and the Pearlman Note and any payments due in respect of such Notes shall be excluded from the definition of Accounts Receivable, and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal”—means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by AHC to Parascript) to enter into any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Parascript is a constituent entity; or (b) other than in the Ordinary Course of Business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of such Person.

“Advisor Fee”—shall mean all payments, fees or other consideration payable pursuant to that certain Agreement dated as of the 18th day of April 2007, by and between the Member Representative in its role as manager of Parascript and Diversified Investors Capital Services of North America, Inc., which payments, fees or other consideration is payable solely by the Member Representative and neither Parent, AHC nor Parascript shall have any liability therefor whatsoever.

“Affiliate Letters”—as defined in Section 9.22.

“AG Shares”—as defined in Section 3.6.2(b)(iii)

“Agreement”—as defined in the first paragraph of this Agreement.

“AHC”—as defined in the first paragraph of this Agreement.

“AHC 401(k) Plan”—as defined in Section 13.1(c).

“AHC Balance Sheet”—as defined in Section 5.4.

“AHC Cafeteria Plan”—as defined in Section 13.1(d).

“AHC Certificate of Merger”—as defined in Section 3.1(b).

“AHC Commercial Contracts”—as defined in Section 5.23(b).

“AHC Common Stock”—AHC’s common stock, par value $0.01 per share.

“AHC Consents”—as defined in Section 10.3.

“AHC Contact”—as defined in Section 15.2(a).

“AHC Copyrights”—as defined in Section 5.23(a)(iii)

“AHC Data Room”—as defined in Section 5.28.

“AHC Employee Plans”—as defined in Section 5.15(a).

“AHC Financial Statements”—as defined in Section 5.4.

“AHC Group”—as defined in Section 6.1.

“AHC Indemnified Person”—as defined in Section 14.2.

“AHC Interim Balance Sheet”—as defined in Section 5.4.

“AHC Intellectual Property Assets”—as defined in Section 5.23.

“AHC Marks”—as defined in Section 5.23(a)(i).

“AHC Material Contract”—as defined in Section 5.19(a).

“AHC Merger”—as defined in Section 3.1(a).

“AHC Merger Consideration”—as defined in Section 3.6.1(b)

“AHC Merger Sub”—as defined in the first paragraph of this Agreement.

“AHC Merger Filing”—as defined in Section 3.1(b).

“AHC Net Names”—as defined in Section 5.23(a)(v).

“AHC Stock Option”—as defined in Section 3.6.5

“AHC Stock Options”—as defined in Section 3.6.5

“AHC Patents”—as defined in Section 5.23(a)(ii).

“AHC SEC Documents”—as defined in Section 5.26.

“AHC Options”—as defined in Section 5.3.

“AHC Stockholder Approval”—means the approval of AHC’s stockholders holding at least a majority of shares of AHC Common Stock.

“AHC Surviving Corporation”—as defined in Section 3.1(a).

“AHC Trade Secrets”—as defined in Section 5.23(a)(iv).

“AHC’s Closing Documents”—as defined in Section 5.2(a).

“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“ARS”—shall mean Auction Rate Securities owned by AHC.

“Assumed Value of Parent Common Stock”—as defined in Section 3.6.2(e)

“Auction Rate Securities”—shall mean any debt instruments with a long-term nominal maturity for which the interest rate is reset through periodic auctions or other competitive bidding processes.

“Audit Delivery Date”—shall mean thirty (30) days following Parent’s receipt of audited consolidated financial statements of Parent and its subsidiaries for each of the fiscal years ended June 30, 2009, 2010, 2011 and 2012.

“Balance Sheet”—as defined in Section 4.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, an obligation to use Best Efforts under this Agreement (except as that term is used in Section 7.1 and Section 12.2 of this Agreement) does not require a Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or require the incurring of material expense or liability to obtain such result.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 6.9.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York or Colorado are permitted or required to be closed.

“Certificate Amendment”—as defined in Section 7.1(e).

“Closing”—as defined in Section 3.9.

“Closing Cash Payment”—as defined in Section 3.6.2 (b)(i).

“Closing Date”—the date on which the Closing actually takes place.

“Closing Shares”—as defined in Section 3.6.2(b)(ii).

“COBRA”—as defined in Section 4.15(f).

“Code”—means the Internal Revenue Code of 1986, as amended.

“Common Units”—means the Common Units of Parascript.

“Competing Transaction”—shall mean any of the following (other than the transactions contemplated by this Agreement) involving AHC, Parascript, or any of their respective subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of AHC and its subsidiaries, taken as a whole, or Parascript and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AHC or 20% or more of the outstanding Units of Parascript or the filing of a registration statement under the Securities Act in connection therewith; (iv) any Person (other than stockholders of AHC or Members of Parascript as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of AHC or 20% or more of the outstanding Units of Parascript; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidential Information”—as defined in Section 15.1.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including, but not limited to, the Merger and the Certificate Amendment.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), that is legally binding.

“Damages”—as defined in Section 14.2.

“Designated AHC Stockholders”—as defined in the Recitals to this Agreement.

“Designated Parascript Members”—as defined in the Recitals.

“DGCL”—as defined in the Recitals to this Agreement.

“Disclosing Party”—as defined in Section 15.1(a).

“Disclosure Letter”—means the Initial Disclosure Letter as defined in Section 7.2 or the Supplemental Disclosure Letter as defined in Section 7.3 delivered by Parascript to AHC or by AHC to Parascript.

“Dispute Notice”—as defined in Section 3.6.7 (a)(ii)

“Earn-Out Payment”—as defined in Section 3.6.2(e).

“Earn-Out Resolution Accounting Firm”—as defined in Section 3.6.2(e).

“EBITDA” shall mean, with respect to New Sub and for any fiscal year, the consolidated earnings from operations before interest, taxes, depreciation and amortization, calculated as if New Sub was being operated as a single separate and independent corporation. EBITDA shall be determined in accordance with GAAP, subject to the following adjustments. In determining such EBITDA:

(a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(b) EBITDA shall include any gains or profits realized from the sale of any assets in the Ordinary Course of Business;

(c) No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Parent or AHC to New Sub that are not incurred in the Ordinary Course of Business of New Sub;

“Effective Time”—as defined in Section 3.2(b).

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”—as defined in Section 4.15(a).

“Exchange Act”—the Securities Exchange Act of 1934, as amended.

“Exchange Agent”—shall mean Parascript Management, Inc.

“Exchange Agent Agreement”—shall mean the agreement entered into by and between Parascript and Parascript Management, Inc., pursuant to which the Exchange Agent shall pay the Merger Consideration in accordance with Section 3.6.2.

“Expense Funds”—as defined in Section 7.4(b).

“Expenses”—shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

“Filed AHC Copyrights”—as defined in Section 5.23(f).

“Filed AHC Marks”—as defined in Section 5.23(e).

“Final AHC Tax Returns”—as defined in Section 13.2(b).

“Filed Parascript Copyrights”—as defined in Section 4.23(f).

“Filed Parascript Marks”—as defined in Section 4.23(e).

“Final Parascript Tax Returns”—as defined in Section 13.2(b).

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis in accordance with past practice.

“Gilb Employment Agreement”—as defined in Section 3.10(a).

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or

(f) official of any of the foregoing.

“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and Appurtenances subject to a Ground Lease in favor of such Person.

“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in Parascript’s assets, including those under construction.

“Indemnification Threshold”—as defined in Section 14.4(a).

“Indemnified Person”—as defined in Section 14.4(a).

“Indemnifying Person”—as defined in Section 14.4(a).

“Initial Disclosure Letter” and “Initial Disclosure Letters”—as defined in Section 7.2.

“Initial Effective Time”—as defined in Section 3.1(b).

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, or that individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this Agreement, Knowledge of Parascript, Parascript’s Knowledge or Parascript has no Knowledge shall mean solely the Knowledge of Jeffrey Gilb and Aron Katz and the Knowledge of AHC, AHC’s Knowledge or AHC has no Knowledge shall mean solely the Knowledge of O’Connell Benjamin and William Marshall.

“Land”—all parcels and tracts of land in which such Person has an ownership interest.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which such Person is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including, without limitation, any environmental law.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loan Agreement”—means the Amended and Restated Loan and Security Agreement between Parascript and Silicon Valley Bank, effective July 25, 2004.

“Manager”—means Parascript Management, Inc., the managing Member of Parascript.

“Material”—means a single event, violation, inaccuracy, circumstance, undertaking, occurrence or other matter which will result in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or AHC.

“Material Adverse Effect”—A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Parascript Material Adverse Effect” on Parascript if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of Parascript. A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “AHC Material Adverse Effect” on AHC if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of AHC; provided that “AHC Material Adverse Effect” shall be deemed to exclude any change in valuation, whether realized or unrealized, from the principal amount or face value of the ARS owned of record or beneficially by AHC or Parent prior to the Effective Time. Notwithstanding the foregoing, no event, violation, inaccuracy, circumstance or other matter which arises out of general economic or industry conditions shall be considered in determining whether a Material Adverse Effect has occurred. For the purposes of this definition, a single event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on such business, condition, capitalization, assets, liabilities, operations or results of operations of Parascript or AHC if such single event, violation, inaccuracy, circumstance or other matter results in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or AHC, as applicable.

“Material AHC Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material AHC Contract.

“Material AHC Contract”—as defined in Section 5.19(a).

“Material Parascript Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material Parascript Contract.

“Material Parascript Contract”—as defined in Section 4.19(a).

“Member” or “Members”—means a Person or the Persons defined as “Members” in Parascript’s Fourth Amended and Restated Operating Agreement, dated as of January 1, 2005, as may be amended or supplemented from time to time, including to add additional Persons as Members of Parascript.

“Member Advances” means the advances on distributions made by Parascript to Members on or after January 1, 2007 and prior to the Closing Date.

“Member Representative”—shall mean Parascript Management, Inc.

“Mergers”—as defined in Section 3.2.

“Merger Consideration”—as defined in Section 3.6(b).

“Merger Subs”—as defined in the first paragraph of this Agreement.

“Negative Net Working Capital”—as defined in Section 3.6.7.

“Net Working Capital”—is (i) the sum of collectible accounts receivable (less any allowances for doubtful accounts and other applicable reserves), and cash and cash equivalents; less (ii) the sum of accounts payable, the outstanding principal amount and accrued interest under the Loan Agreement and accrued expenses (including without limitation all accrued employment related expenses), each as used in the consolidated balance sheet of Parascript and as determined in accordance with GAAP consistent with Parascript’s past practices.

“New Matters”—as defined in Section 7.3.

“New Sub”—as defined in Section 3.6.2(e).

“Noncompetition Agreements”—as defined in Section 3.10(a)(ii).

“Non-Prevailing Party”—as defined in Section 3.6.2(e).

“Note”—as defined in Section 3.6.2(b)(iv)

“Options” shall mean an option to purchase a specified number of Preferred Units pursuant to a written Preferred Unit Option Agreement between Parascript and such option holder, or the Common Unit Option/Issuance Plan.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person, including, in the case of Parascript, distributions of cash to its Members.

“Other Matters”—as defined in Section 7.3.

“Parascript”—as defined in the first paragraph of this Agreement.

“Parascript Articles of Merger”—as defined in Section 3.2(b)

“Parascript 401(k) Plan”—as defined in Section 13.1(c).

“Parascript Cafeteria Plan”—as defined in Section 13.1(d).

“Parascript Certificate of Merger”—as defined in Section 3.2(b).

“Parascript Commercial Contracts”—as defined in Section 4.23(b).

“Parascript Consent”—as defined in Section 9.3.

“Parascript Contact”—as defined in Section 15.2.

“Parascript Contract”—any Contract (a) under which Parascript has or may acquire any rights or benefits; (b) under which Parascript has or may become subject to any obligation or liability; or (c) by which Parascript or any of its assets is bound.

“Parascript Copyrights”—as defined in Section 4.23(a)(iii).

“Parascript Data Room contains”—as defined in Section 4.26.

“Parascript Employee Plans”—as defined in Section 4.15(a).

“Parascript Financial Statements”—as defined in Section 4.4.

“Parascript Group”—as defined in Section 8.1.

“Parascript Indemnified Person”—as defined in Section 14.3.

“Parascript Intellectual Property Assets”—as defined in Section 4.23.

“Parascript Interim Balance Sheet”—as defined in Section 4.4.

“Parascript Marks”—as defined in Section 4.23(a)(i).

“Parascript Meeting”—as defined in Section 7.1(f).

“Parascript Member Approval”—means the approval of the holders of 70% of the Common Units and Preferred Units voting together as a single class.

“Parascript Merger”—as defined in Section 3.2(a).

“Parascript Merger Consideration”—as defined in Section 3.6.2(b).

“Parascript Merger Filings”—as defined in Section 3.2(b).

“Parascript Merger Sub”—as defined in the first paragraph of this Agreement.

“Parascript Net Names”—as defined in Section 4.23(a)(v).

“Parascript Options”—as defined in Section 4.3.

“Parascript Patents”—as defined in Section 4.23(a)(ii).

“Parascript Payments”—means (i) the Expense Funds, (ii) a distribution of $1,424,044 owed to certain holders of Units, which distribution was declared as of May, 2006, and never paid to such holders, and (iii) an amount of cash determined by Parascript to be paid to and, as required by applicable law, withheld on behalf of, certain Persons who provide services to Parascript plus any amounts to be paid for Medicare and other Taxes payable by Parascript Merger Subsidiary and/or Parascript Surviving Company to a Governmental Body as a result of such payments.

“Parascript Surviving Company”—as defined in Section 3.2(a).

“Parascript Trade Secrets”—as defined in Section 4.23(a)(iv).

“Parascript’s Closing Documents”—as defined in Section 4.2(a).

“Parent Common Stock”—as defined in Section 2.1.

“Parent Option”—as defined in Section 3.6.5.

“Parent Options”—as defined in Section 3.6.5.

“Part”—a part or section of the Disclosure Letter.

“Pattern Recognition Technology”—shall mean collectively, all processes, methods designs, computer software (including all iterations thereof, in both object and source code formats), interfaces, formats, templates, data, documentation and works of authorship used in the development of Parascript’s pattern recognition technology and comprising or related to those programs and applications of such technology currently under consideration or development as of the date hereof, including, without limitation, Parascript’s stock selection program, Parascript’s breast cancer detection program and the dynamic learning technology currently being developed by Applied Intelligence Solutions, LLC.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plan Year”—as defined in Section 13.1(d).

“Pearlman Note”—shall mean the promissory note, dated February 15, 2007, as amended, in the principal amount of One Hundred Seventy Five Thousand Dollars ($175,000) plus any accrued but unpaid interest thereon from William Pearlman in favor of Parascript, which is due and payable on December 31, 2008.

“Preferred Units”—means the Preferred Units of Parascript.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Agreement”—as defined in Section 9.16 and 10.17.

“Proxy Statement”—as defined in Section 7.1(a).

“Real Property”—the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Receiving Party”—as defined in Section 15.1.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Rights Agreement”—means the Registration Rights Agreement between Parent and the Member Representative substantially in the form attached hereto as Exhibit 3.

“Registration Statement”—as defined in Section 7.1(b).

“Related Person”—

With respect to a particular individual:

(a) each other member of such individual’s Family (as defined below);

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other individual who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural Person who resides with such individual; and (c)”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Registration Statement”—as defined in Section 7.1.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Review Period”—as defined in Section 3.6.7 (a)(ii).

“Sarbanes-Oxley Act”—as defined in Section 5.26.

“SEC”—the United States Securities and Exchange Commission.

“Securities Act”—as defined in Section 4.3.

“Silicon Valley Payment”—means the aggregate amount of principal and interest owing to Silicon Valley Bank as of the Effective Time to be repaid by Parascript to Silicon Valley Bank on or before the Closing Date, to the extent required by Silicon Valley Bank.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Supplemental Disclosure Letter” and “Supplemental Disclosure Letters”—as defined in Section 7.3.

“Surviving Companies”—as defined in Section 3.2 (a).

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased (wherever located and whether or not carried on Parascript’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Distribution Amount”—as defined in Section 7.5(a).

“Tax Distribution Statement”—as defined in Section 7.5(a).

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxable Income”—as defined in Section 7.5(a).

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transfer Agent”—shall mean Continental Stock Transfer & Trust Company, transfer agent of AHC.

“Unit”—a unit of ownership in Parascript, including all issued and outstanding Preferred Units and Common Units.

“Voting Agreement”—as defined in Section 3.10(a)(vi).

“WARN Act”—as defined in Section 4.21(d).

“WLLCA”—as defined in the Recitals to this Agreement.

“Year End Negative Net Working Capital”—as defined in Section 3.6.7 (b)(ii).

“Year End Net Working Capital”—is the Net Working Capital of Parascript as of December 31, 2008.

“Year End Net Working Capital Calculation”—as defined in Section 3.6.7 (a)(i).

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. FORMATION OF HOLDING COMPANY AND SUBSIDIARIES.

2.1 Organization of Parent. AHC has caused Parent, a new corporation and a wholly owned subsidiary of AHC, to be organized under the laws of the State of Delaware. The certificate of incorporation and bylaws of Parent contain, and immediately following the Effective Time (as defined in Section 3.2(b)) shall contain, provisions identical to the certificate of incorporation and bylaws of AHC immediately prior to the Effective Time, except as otherwise permitted by Section 251(g)(4) of the DGCL and agreed to by Seller. The authorized capital stock of Parent consists of 100 shares of common stock, par value $0.001 per share (“Parent Common Stock”), all of which shares have been issued to AHC at a price of $0.001 per share.

2.2 Organization of Merger Subsidiaries. Parent has caused to be organized, for the sole purpose of effectuating the Mergers contemplated herein:

(a) AHC Merger Sub, a corporation organized under the laws of the State of Delaware. The authorized capital stock of AHC Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued to Parent at a price of $0.01 per share; and

(b) Parascript Merger Sub, a limited liability company organized under the laws of the State of Delaware. All of the membership interests of Parascript Merger Sub are issued to Parent.

3. THE MERGERS.

3.1 The AHC Merger.

(a) At the Initial Effective Time, AHC Merger Sub shall be merged with and into AHC (the “AHC Merger”) in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of AHC Merger Sub shall cease and AHC shall be the surviving corporation (the “AHC Surviving Corporation”).

(b) As soon as practicable (and, in any event, within five (5) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Articles 10 and 11 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, AHC shall file a certificate of merger (“AHC Certificate of Merger”), certified by the secretary of AHC in accordance with Section 251(g) of the DGCL (the “AHC Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the AHC Merger. The AHC Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the AHC Certificate of Merger is filed and accepted by the Delaware Secretary of State (or any other time indicated and mutually agreed to by AHC and Parascript).

(c) From and after the Initial Effective Time, the separate corporate existence of AHC shall cease and the AHC Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of AHC and AHC Merger Sub, all as provided under the DGCL.

3.2 The Parascript Merger.

(a) At the Effective Time, Parascript Merger Sub shall be merged with and into Parascript (the “Parascript Merger” and, together with the AHC Merger, the “Mergers”) in accordance with the DLLCA and the WLLCA, and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Parascript Merger Sub shall cease and Parascript shall be the surviving limited liability company (the “Parascript Surviving Company” and, together with the AHC Surviving Corporation, the “Surviving Companies”).

(b) Immediately following the Initial Effective Time, Parascript and Parascript Merger Sub shall file a certificate of merger meeting the requirements of the DLLCA (the “Parascript Certificate of Merger”), and shall file articles of merger meeting the requirements of the WLLCA (“Parascript Articles of Merger”), to be properly executed and filed with the Delaware Secretary of State in accordance with the terms of conditions of the DLLCA and the Wyoming Secretary of State in accordance with the terms and conditions of the WLLCA, respectively (the “Parascript Merger Filings”), and make all other filings or recordings required by the DLLCA and the WLLCA, in connection with the Parascript Merger. The Parascript Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time one minute following the Initial Effective Time.

(c) The Parascript Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Parascript and Parascript Merger Sub, as provided under the WLLCA and the DLLCA, respectively.

3.3 Effects of the Mergers. At and after the Effective Time, the Mergers shall have the effects set forth in the applicable provisions of the WLLCA, the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges and powers of Parascript and Parascript Merger shall vest in the Parascript Surviving Company, and all debts, liabilities and duties of Parascript and Parascript Merger shall attach to the Parascript Surviving Company. Without limiting the generality of the foregoing and subject thereto, at the Initial Effective Time, all the property, rights, privileges and powers of AHC and AHC Merger Sub shall vest in the AHC Surviving Corporation, and all debts, liabilities and duties of AHC and AHC Merger shall attach to the AHC Surviving Corporation.

3.4 Certificate of Incorporation and By-Laws.

(a) The certificate of formation of Parascript Merger Sub that is in effect immediately prior to the Effective Time shall be the certificate of formation of the Parascript Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

(b) The certificate of incorporation of AHC that is in effect immediately prior to the Initial Effective Time shall be the certificate of incorporation of the AHC Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided that the certificate of incorporation of AHC Surviving Corporation shall be amended at the Initial Effective Time as required or permitted by Section 251(g) of the DGCL to reflect the changes mutually agreed to by the parties prior to the Initial Effective Time.

(c) At the Effective Time, the operating agreement of Parascript Merger Sub shall be the operating agreement of Parascript Surviving Company, and, at the Initial Effective Time, the bylaws of AHC shall be the bylaws of the AHC Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

(d) The certificate of incorporation and bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the certificate of incorporation and bylaws of AHC in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 251(g) of the DGCL, and the name of Parent immediately after the Initial Effective Time shall be “Authentidate Holding Corp.”.

3.5 Directors and Officers.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law (i) the manager of Parascript Merger Sub at the Effective Time shall be the manager of the Parascript Surviving Company; and (ii) the officers of Parascript at the Effective Time shall be the officers of the Parascript Surviving Company.

(b) From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law (i) the directors of AHC at the Initial Effective Time shall be the directors of AHC Surviving Corporation; and (ii) the officers of AHC at the Initial Effective Time shall be the officers of the AHC Surviving Corporation.

(c) Subject to the provisions of Section 12.3, the directors of Parent immediately before the Initial Effective Time shall be the directors of Parent immediately after the Effective Time, and the officers of Parent immediately before the Initial Effective Time shall be the officers of Parent immediately after the Effective Time. Such directors and officers shall be elected or appointed in the organizational consent of Parent, which shall be entered into immediately before the Initial Effective Time.

3.6 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of any party or the holders of any of the following securities:

3.6.1 AHC and AHC Merger Sub. At the Initial Effective Time, by virtue of the AHC Merger and without any action on the part of AHC, Parent, AHC Merger Sub or any holder of any shares of AHC Common Stock:

(a) All shares of AHC Common Stock that are held by AHC as treasury stock or that are owned by AHC, AHC Merger Sub or any other Subsidiary of AHC immediately prior to the Initial Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.6.1(a), each outstanding share of AHC Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Common Stock (the “AHC Merger Consideration”). All shares of Parent Common Stock issued pursuant to this Section 3.6.1(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Each share of AHC Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of AHC Surviving Corporation.

3.6.2 Parascript and Parascript Merger Sub. At the Effective Time, by virtue of the Parascript Merger and without any action on the part of Parascript, Parent, Parascript Merger Sub or any holder of Units:

(a) All Parascript Units that are held by Parascript or that are owned by Parascript, Parascript Merger Sub or any Subsidiary of Parascript immediately prior to the Effective Time, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.6.2(a), all of the Units collectively, by virtue of the Parascript Merger and without any action on the part of the holders thereof, shall be converted into the right to receive from AHC or Parent the consideration set forth in this Section 3.6.2(b), after deduction and payment of the Advisor Fee, which Advisor Fee and consideration will be paid to such Person entitled to the Advisor Fee and Unit holders upon the terms and conditions set forth herein and in the Exchange Agent Agreement, and which consideration shall be paid and delivered to the Exchange Agent, at the times provided for below (collectively, the “Parascript Merger Consideration”):

(i) To be paid at Closing, Ten Million Dollars ($10,000,000) in cash (“Closing Cash Payment”); provided, however, that if cash available to Parent and AHC on the Closing Date is less than $10,000,000, then the Closing Cash Payment shall be reduced to the greater of (A) $8,500,000 or (B) $10,000,000 less fifty percent (50%) of any discounts with respect to the ARS (i) realized by the Closing with respect to any ARS sold by Parent or AHC in its sole discretion on or before the Closing Date, and (ii) present but unrealized with respect to any ARS owned by Parent at the Closing; and provided, further, that the amount equal to the difference between (i) $10,000,000 and (ii) Closing Cash Payment shall be added on a dollar for dollar basis to the principal amount of the Note to be issued by Parent pursuant to Section 3.6.2(b)(iv); plus

(ii) At the Closing, 30,000,000 shares of Parent Common Stock (“Closing Shares”); plus

(iii) All of the shares of Authentidate AG (“AG Shares”) owned by AHC or Parent, to be distributed on January 2, 2009; plus

(iv) A promissory note with a Twenty Million Dollar ($20,000,000) aggregate principal amount (as may be increased pursuant to Section 3.6.2(b)(i) above) and an interest rate of 10%, to be issued by Parent on the Closing Date (the “Note”) in the form of Exhibit 3 attached hereto; plus

(v) The Earn-Out Payment (as defined in Section 3.6.2 (e)), to be distributed at the time provided for in Section 3.6.2(e).

Notwithstanding anything herein to the contrary, subject to Section 14.9, the Exchange Agent shall have the right to withhold from payment to the Unit holders any amount of the Parascript Merger Consideration as determined in its sole discretion.

(c) Each share of Parascript Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Parascript Surviving Company.

(d) The Designated Parascript Members, Parent and the Designated AHC Stockholders shall enter into the Proxy Agreement in the form to be mutually agreed upon by the parties thereto prior to the Closing Date which shall have a four year term and provide for the election of directors pursuant to which the board of directors of Parent following the Effective Time shall consist of nine (9) members, including one of whom will be the Chief Executive Officer of Parent, plus four other members nominated by the Member Representative and four members nominated by AHC.

(e) Following the Closing, Parent shall form a new subsidiary to exploit the Pattern Recognition Technology (“New Sub”). The holders of Units immediately prior to the Effective Time shall be entitled to receive additional shares of Parent Common Stock in an aggregate amount equal to the product of (i) ten (10) multiplied by (ii) one-half (1/2) of the sum of (a) the EBITDA of New Sub for its fiscal year 2010, plus (b) the EBITDA of New Sub for its fiscal year 2011, with such product divided by the Assumed Value of Parent Common Stock (the “Earn-Out Payment”). Such additional shares of Parent Common Stock shall be delivered on or before June 1, 2012. For purposes of this Section 3.6.2(e), the “Assumed Value of Parent Common Stock” shall be equal to $3.00. Prior to delivering the Earn-Out Payment to Members under this Section 3.6, AHC shall deliver to the Member Representative, no later than 15 days following the Audit Delivery Date, a schedule setting forth the computation of the Earn-Out Payment and a copy of the financial information used in making such computation. Parent shall provide the Member Representative reasonable access to the officers, employees, books and records of Parent as the Member Representative may reasonably request in order to verify such amounts. Parent’s computation of any payment under this Section 3.6.2 (e) shall be conclusive and binding upon the parties hereto unless, within 30 days following the Member Representative’s receipt of the payment information, the Member Representative notifies Parent in writing that it disagrees with Parent’s computation of the Earn-Out Payment. Such notice shall include a schedule setting forth the Member Representative’s computation of the payment together with a copy of any information used in making such computation. If Parent disagrees with the Member Representative’s computation, the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within 15 days after delivery of the Member Representative’s notice, a nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Member Representative in writing (the “Earn-Out Resolution Accounting Firm”) shall be directed to compute the amount of the Earn-Out Payment as promptly as practicable and such computation shall be binding upon the parties hereto. The Non-Prevailing Party in any arbitration before the Earn-Out Resolution Accounting Firm shall pay its own expenses incurred with respect to the arbitration and shall pay a percentage of (i) the fees and expenses of the Earn-Out Resolution Accounting Firm plus (ii) the reasonable out-of-pocket expenses (including reasonable attorneys’ fees) of the other party incurred with respect to the arbitration, which percentage shall be calculated by dividing (A) an amount equal to the difference between the Non-Prevailing Party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm, and the Earn-Out Resolution Accounting Firm’s determination of the Earn-Out Payment by (B) an amount equal to the difference between the parties’ respective determinations of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm. The other party shall pay the remainder of the fees and expenses of the Earn-Out Resolution Accounting Firm and its own expenses not required to be paid by the Non-Prevailing Party hereunder. For purposes of this Section 3.6.2(e), a party is the “Non-Prevailing Party” if the Earn-Out Resolution Accounting Firm’s determination of the Earn-Out Payment is closer to the other party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm, than it is to that party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm. Parent will not knowingly or willfully take actions that have no reasonable business purpose and the effect of which is to impair or frustrate the achievement of any level of Earn-Out Payment.

(f) The Closing Shares shall be issued first to the Exchange Agent, then the Transfer Agent shall cancel such certificate and issue and deliver certificates representing each former Member’s proportionate Closing Shares directly to the former Members as instructed in writing by the Exchange Agent.

Notwithstanding the foregoing, Parascript Merger Sub and/or the Parent may withhold and pay to any appropriate Governmental Body any amounts from the Parascript Merger Consideration required to be so withheld and paid for applicable Taxes or applicable law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body by or on behalf of Parascript Merger Sub and/or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parascript Merger Sub and/or Parent.

(g) At and as of the Effective Time, the holders of Units at the Effective Time shall cease to have any rights as members of Parascript, except the right to receive the Parascript Merger Consideration in accordance with Article III hereof, the Exchange Agent Agreement and such rights, if any, as they may have pursuant to Wyoming law. Except as provided above, until an executed letter of transmittal is submitted by a holder of Units, each such Unit shall, after the Effective Time, represent for all purposes only the right to receive the Parascript Merger Consideration as described above.

3.6.3 Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of AHC Common Stock, the Parent Common Stock or Parascript Units, the Parascript Merger Consideration shall be appropriately adjusted accordingly to provide to the holders of Parascript Units the same economic effect as contemplated by this Agreement prior to such event.

3.6.4 Effect on Parent Stock. Immediately following the Effective Time, shares of the capital stock of Parent owned by the AHC Surviving Corporation shall be cancelled by Parent without payment therefor.

3.6.5 AHC Stock Options. As of the Initial Effective Time, Parent shall take all such actions as may to necessary to cause each stock option outstanding under any stock option or compensation plan or arrangement of AHC (each, an “AHC Stock Option” and collectively “AHC Stock Options”) that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire AHC Common Stock and shall be converted automatically into an option to purchase the same number of shares of Parent Common Stock (each, a “Parent Option and collectively, “Parent Options”), on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such AHC Option immediately prior to the Effective Time.

3.6.5.1 Parascript Common Unit Options. Each Parascript Common Unit Option granted prior to the Effective Time shall automatically vest in full so that each such Common Unit Option shall, immediately prior to the Effective Time, become fully exercisable for all of the Common Units at the time subject to such Option. Immediately following the Effective Time, all outstanding Common Unit Options shall terminate and cease to be outstanding. Parent will not assume any Common Unit Options.

3.6.5.2 Parascript Preferred Unit Options. Each Parascript Preferred Unit Option granted prior to the Effective Time shall automatically vest in full so that each such Preferred Unit Option shall immediately prior to the Effective Time, become fully exercisable for all of the Preferred Units at the time subject to such Option. Immediately following the Effective Time, all outstanding Preferred Unit Options shall terminate and cease to be outstanding. Parent will not assume any Preferred Unit Options.

3.6.6 No Fractional Shares of Parent Stock. No fractional shares of Parent Common Stock shall be issued in the Parascript Merger. All fractional shares of Parent Common Stock that a holder of Units would otherwise be entitled to receive as a result of the Parascript Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of AHC Common Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Units in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to forward such amounts to such former holders of Units in accordance with this Agreement.

3.6.7 Working Capital Adjustment.

(a) Determination of Year End Net Working Capital.

(i) As promptly as practicable after December 31, 2008, but in any event not more than sixty (60) days thereafter, Parent shall deliver to the Exchange Agent a calculation in reasonable detail setting forth Parent’s calculation (the “Year End Net Working Capital Calculation”) of the Net Working Capital of Parascript as of December 31, 2008 (the “Year End Net Working Capital”).

(ii) The Exchange Agent shall have thirty (30) days after delivery of the Year End Net Working Capital Calculation (the “Review Period”) to review the Year End Net Working Capital Calculation. If the Exchange Agent does not agree with the Year End Net Working Capital Calculation, the Exchange Agent shall, within the Review Period, deliver to Parent a written notice (a “Dispute Notice”) setting forth (i) the amount the Exchange Agent believes is the correct Year End Net Working Capital, and (ii) a reasonably detailed explanation of the basis of the Exchange Agent’s calculation of such amounts. If the Exchange Agent indicates in writing that the Exchange Agent does not dispute the Year End Net Working Capital Calculation, or if the Exchange Agent fails to deliver a Dispute Notice to Parent within the Review Period, the Year End Net Working Capital as shown on the Year End Net Working Capital Calculation shall deemed final and binding on the parties.

(iii) If a Dispute Notice shall be timely delivered by the Exchange Agent to Parent, the Exchange Agent and Parent shall, within thirty (30) days after such delivery, promptly and in good faith attempt to resolve the matters set forth therein and agree in writing upon the final amount of the Year End Net Working Capital. If the parties are unable to resolve the matters in dispute within that 30-day resolution period, then such parties shall agree on an independent accounting firm (the “Accounting Firm”) to resolve such matters as soon as reasonably practicable. The Exchange Agent and Parent shall each execute and deliver such retention agreements as the Accounting Firm may reasonably require in connection with its services pursuant to this section.

(iv) The Accounting Firm shall be instructed to promptly review the applicable provisions of this Agreement and shall only consider those items in Parent’s calculation of Year End Net Working Capital that are expressly identified as items of dispute in the Dispute Notice (and such matters that are necessarily connected therewith according to proper accounting rules and procedures). The Accounting Firm shall, as promptly as practicable, deliver to Parent and the Exchange Agent a report setting forth any adjustments to such disputed items necessary to make such items conform to the requirements of this Section 3.6.7, and setting forth its determination of the Year End Net Working Capital. The determination of the Accounting Firm with respect to such matters shall be final, conclusive and binding upon the parties and not subject to appeal on any ground.

(v) With respect to any dispute and/or resolution pursuant to this Section 3.6.7, the Exchange Agent and Parent shall each pay and be responsible for their own respective costs and expenses, including, without limitation, the fees and expenses of their respective legal, accounting and other advisors, and one-half of the fees and expenses of the Accounting Firm.

(b) Year End Payment Adjustment.

(i) In the event the Year End Net Working Capital is greater than $4,000,000, no Year End Payment Adjustment shall be payable and the Year End Net Working Capital shall become final and binding upon the parties.

(ii) In the event the Year End Net Working Capital is less than $4,000,000 (the “Year End Negative Net Working Capital”), the principal amount of the Note shall be deemed to be automatically reduced by (A) the Year End Negative Net Working Capital on the date the Year End Net Working Capital shall become final and binding upon the parties, and (B) the amount of any interest accrued on such reduced principal amount.

(c) Silicon Valley Payment. In the event that (i) the Silicon Valley Payment is repaid on or before the Closing Date, and (ii) the Year End Net Working Capital is greater than $4,000,000, then upon the final determination of the Year End Net Working Capital pursuant to this Section 3.6.7, Parent shall pay, or cause to be paid, to the Exchange Agent the Silicon Valley Payment to the extent that such payment would not cause the Year End Net Working Capital to be less than $4,000,000 immediately following such payment.

3.6.8 Withholding Rights.

(a) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

(b) To the extent that any member of Parascript is subject to withholding on any compensation relating to the Merger, such withholding shall be made by the Parent and shall reduce the Parascript Merger Consideration accordingly. The Exchange Agent shall then be authorized to sell or exchange any portion of the Parascript Merger Consideration necessary to enable the Exchange Agent to make, as nearly as possible, the payments described in Sections 3.6.2(b) and 3.6.2(c), treating the withheld amounts as payments made to the member with respect to which the withholding was required. To the extent that an amount withheld with respect to a member of Parascript exceeds the amount that such member would be entitled to currently under Section 3.6.2(b) or 3.6.2(c), such amount shall be treated as a loan to such member, with such loan to be repaid out of the first payment pursuant to Section 3.6.2(b) or 3.6.2(c) to which such member would otherwise be entitled.

3.6.9 Further Assurances. At and after the Effective Time, the officers and directors of Parent, the AHC Surviving Corporation or the Parascript Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the AHC Surviving Corporation, AHC Merger Sub or AHC, or the Parascript Surviving Company, Parascript Merger Sub or Parascript, any deeds, bills of sale, assignments or assurances and to take and to take and do, in the name of and on behalf of the AHC Surviving Corporation, AHC Merger Sub or AHC, or the Parascript Surviving Company, Parascript Merger Sub or Parascript, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the AHC Surviving Corporation or the Parascript Surviving Company, as applicable, as result of, or in connection with the Mergers or otherwise carry out the purposes of this Agreement.

3.7 Exchange of Units.

(a) After the Effective Time, each former Member of Parascript shall be entitled, upon surrender of the letter of transmittal described in Section 3.7(b), to receive such Member’s portion of the Closing Shares (and if applicable from time to time the Parascript Merger Consideration provided for in Section 3.6.2 (f)) from Parent and AHC through such reasonable procedures as Parent and AHC may adopt (including but not limited to those set forth in this Agreement and the Exchange Agent Agreement).

(b) Promptly after the Effective Time and no later than ten (10) Business Days after the Effective Time, Parent and AHC shall deliver to the Exchange Agent who shall deliver to each former Member of Parascript (i) two letters of transmittal in the forms to be mutually agreed upon by the parties hereto prior to the Closing Date and completed in a manner approved by the Exchange Agent, and (ii) instructions for use in effecting the surrender of the letters of transmittal in exchange for such former Member’s portion of the Closing Cash Payment and such Member’s Closing Shares, which instructions shall be approved by Parent, AHC and the Exchange Agent. Promptly after receipt of such letters of transmittal by a Member, such Member shall surrender to the Exchange Agent executed letters of transmittal for each of the Closing Cash Payment and Closing Shares. Upon surrender by a Member of the executed letters of transmittal and after the Effective Time, such Member shall be entitled to receive in exchange therefor such Member’s portion of the Parascript Merger Consideration in accordance with Section 3.6.2 and the Exchange Agent Agreement. Except with respect to such Member’s proportionate principal amount of the Note, no interest shall accrue or be payable with respect to any Merger Consideration which any person shall be so entitled to receive from time to time after the Effective Time.

(c) Prior to the Effective Time (and from time to time after the Effective Time), the Board of Directors of Parent and AHC shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to the Members in accordance herewith.

3.8 Closing of Transfer Books. From and after the Effective Time, the transfer books of Parascript shall be closed and no transfer of Units shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided for in this Agreement or by applicable Legal Requirements.

3.9 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place on the date on which the Initial Effective Time and Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Becker & Poliakoff LLP at 45 Broadway, 11th Floor, New York, NY 10006, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of Article 10.17, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.9 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.17.

3.10 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Parascript shall deliver to Parent and AHC:

(i) The employment agreement of Jeffrey Gilb executed by Parent, AHC, Parascript and Jeffrey Gilb on or prior to the date of filing with the SEC of the definitive proxy statement and Registration Statement but which shall be effective only as of the Closing Date in the form to be mutually agreed upon by Parent, AHC, Parascript and Jeffrey Gilb (the “Gilb Employment Agreement”);

(ii) noncompetition agreements in the form to be mutually agreed upon by the parties thereto and executed on or before the Closing Date by the Designated Parascript Members and Alexander Filatov (the “Noncompetition Agreements”);

(iii) the Exchange Agent Agreement in the form to be mutually agreed upon by the parties thereto and executed on or before the Closing Date by Parascript and the Member Representative;

(iv) a certificate executed by Parascript as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1, and as to its compliance with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(v) a certificate of the Secretary of Parascript certifying, as complete and accurate as of the Closing and attaching all requisite resolutions or actions of Parascript’s Members or shareholders approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (B) the incumbency and signatures of the officers of Parascript executing this Agreement and any other document relating to the Contemplated Transactions;

(vi) the Voting Agreement with Designated Parascript Members executed by Parascript, the Katz Family Limited Partnership, The Pearlman Family Limited Partnership, the Pachikov Kondratieva Family LLC and Parascript Management, Inc. and effective as of August 18, 2008 in the form attached hereto as Exhibit 1;

(vii) the Voting Agreement with Designated AHC Stockholders executed by Parascript and effective as of August 18, 2008 in the form attached hereto as Exhibit 2; and

(viii) the Proxy Agreement executed by the Designated Parascript Members, Parascript and Designated AHC Stockholders.

(b) Parent and AHC shall deliver to the Exchange Agent for the benefit of the former Members of Parascript:

(i) the Closing Cash Payment in accordance with Section 3.6.2(b)(iii);

(ii) the Closing Shares;

(iii) the Note; and

(iv) the Registration Rights Agreement.

(c) Parent and AHC shall deliver to Parascript:

(i) a certificate executed by AHC as to the accuracy of AHC’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of AHC’s covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(ii) a certificate of the Secretary of AHC certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of AHC’s board of directors and stockholders, as applicable, approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (B) the AHC Name Change, (C) the incumbency and signatures of the officers of AHC executing this Agreement and any other document relating to the Contemplated Transactions and (D) accompanied by the requisite documents for amending the relevant Governing Documents of AHC required to effect the AHC Name Change in form sufficient for filing with the appropriate Governmental Body;

(iii) evidence reasonably satisfactory to Parascript as to the formation of New Sub and the contribution of the Pattern Recognition Technology and the related assets thereto;

(iv) the Exchange Agent Agreement executed by Parent and AHC;

(v) the Registration Rights Agreement executed by Parent and AHC;

(vi) the Voting Agreement with Designated Parascript Members executed by Parent and AHC;

(vii) the Voting Agreement with Designated AHC Stockholders executed by Parent, AHC and certain directors and officers of AHC; and

(viii) the Proxy Agreement executed by Parent and AHC.

(d) Parascript shall assign to the Exchange Agent the ABK Note and the Pearlman Note, which notes shall be held by the Exchange Agent for the benefit of the Parascript Members pursuant to the Exchange Agent Agreement.

3.11 Stock Options and Warrants. At or prior to the Effective Time, Parascript will terminate any and all outstanding stock option plans or similar plans and any stock options, warrants, other instruments convertible into or exercisable for Units of Parascript, or similar rights issued thereunder. At the Effective Time, no stock options, warrants, other instruments convertible into or exercisable for Units of Parascript, or similar rights issued thereunder will remain outstanding.

3.12 Transaction Structure. Upon the mutual agreement of the parties, the parties may, with the approval of their respective boards of directors or managers or Member Representative, at any time prior to mailing the Proxy Statement, change the method of effecting the combination of Parascript and AHC contemplated hereby (including without limitation, the provisions of this Article 3). This Agreement and related documents will be appropriately amended in order to reflect any such revised transaction, if applicable.

4. REPRESENTATIONS AND WARRANTIES OF PARASCRIPT. Subject to disclosures and information contained in the Parascript Disclosure Letter, Parascript and Member Representative represent and warrant to AHC as follows:

4.1 Organization and Good Standing.

(a) The Parascript Data Room contains a list of Parascript’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Parascript is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Parascript Contracts. Parascript is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to so qualify would not have a Parascript Material Adverse Effect.

(b) The Parascript Data Room contains copies of the Governing Documents of Parascript, as currently in effect. Except as disclosed in Part 4.1(b), Parascript has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

4.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally and by general principles of equity. Upon the execution and delivery by Parascript of the Exchange Agent Agreement, and each other agreement to be executed or delivered by Parascript at the Closing (collectively, the “Parascript’s Closing Documents”), each of Parascript’s Closing Documents will constitute the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms. Parascript has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Parascript’s Closing Documents and to perform its obligations under this Agreement and Parascript’s Closing Documents, and such action has been duly authorized by all necessary action by Parascript’s Members and Manager. Except for the required approval of Parascript’s Members in connection with the consummation of the Parascript Merger, all necessary action on the part of Parascript has been obtained. The affirmative vote of the holders of 70% of the Parascript Units is the only vote of the holders of any of Parascript’s Units in connection with the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Part 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of Parascript or any resolution adopted by the Manager or the Members of Parascript;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which each Parascript, or any of its assets, may be subject, except where such Breach or challenge would not have a Parascript Material Adverse Effect;

(iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parascript or that otherwise relates to the assets or the business of Parascript, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract;

(v) Result in the imposition or creation of any Material Encumbrance upon or with respect to any of Parascript’s assets; or

(c) Except as set forth in Part 4.2(c), Parascript is not required to give any notice to or obtain any Material Parascript Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization. The authorized equity securities of Parascript consist of 14,000,000 Units, consisting of 4,000,000 Common Units and 10,000,000 Preferred Units, of which 205,000 Common Units, 9,846,724 Preferred Units, and 100,000 options to buy Preferred Units and 40,000 options to buy Common Units (together, the “Parascript Options”) are issued and outstanding on the date hereof. Other than for the Parascript Options, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Parascript. None of the outstanding equity securities of Parascript was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

4.4 Financial Statements. The Parascript Data Room contains copies of: (a) audited balance sheets of Parascript as of December 31, 2004, and the related audited statements of income, changes in Members’ equity and cash flows for the fiscal year then ended, including the notes thereto together with the report thereon of Mayer Hoffman McCann P.C., independent certified public accountants; (b) audited consolidated balance sheets of Parascript as of December 31 for each of the years 2005, 2006 and 2007 and the related audited consolidated statements of income, changes in Member’s equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Anton Collins Mitchell LLP and Mayer Hoffman McCann P.C., as applicable, independent certified public accountants; and (c) an unaudited consolidated balance sheet of Parascript as of March 31, 2008 (the “Parascript Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in Members’ equity, and cash flows for the three (3) months then ended (collectively, the “Parascript Financial Statements”). The Parascript Financial Statements fairly present in all material respects (and the financial statements delivered pursuant to Section 6.8 will fairly present in all material respects) the financial condition and the results of operations, changes in Members’ equity and cash flows of Parascript as at the respective dates of and for the periods referred to in the Parascript Financial Statements, all in accordance with GAAP in all material respects. The Parascript Financial Statements reflect and the financial statements delivered pursuant to Section 6.8 will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Parascript Financial Statements have been prepared from and are in accordance with the accounting Records of Parascript. The Parascript Data Room contains copies of all management letters from Parascript’s auditors to Parascript’s Manager since January 1, 2004, together with copies of all responses thereto.

4.5 Books and Records. The books of account and other financial Records of Parascript, all of which have been made available to AHC, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Parascript, all of which have been made available to AHC, contain accurate and complete Records of all properly called meetings of, or actions taken by, the Members, the Manager and committees of Parascript, and no properly called meeting of any such Members, Manager or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

4.6 Sufficiency of Assets. Except as set forth in Part 4.6, the assets owned, leased or licensed by Parascript constitute all of the material assets, tangible and intangible, of any nature whatsoever, that are, to Parascript’s Knowledge, necessary to operate Parascript’s business in the manner presently operated by Parascript.

4.7 Description of Leased Real Property. Part 4.7 contains the correct street address of all real property leased by Parascript and an accurate description by location of the name of lessor, the date of lease, a brief description of any rights to renew or extend the term and the term expiration date of all such real property leases, including any amendments thereof or options to renew thereon.

4.8 Title to Assets; Encumbrances. Parascript owns good and transferable title to all of the assets purported to be owned by Parascript, subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Parascript.

4.9 Condition of Assets.

(a) Parascript owns no Real Property. Use of the Real Property leased by Parascript for the various purposes for which it is presently being used by Parascript is permitted by the terms of the lease agreement related and, to Parascript’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by Parascript taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted and, to the Knowledge of Parascript, is suitable for immediate use by AHC in its Ordinary Course of Business. To the Knowledge of Parascript, no item of material Tangible Personal Property owned by Parascript is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Parascript.

4.10 Accounts Receivable. All Accounts Receivable that are reflected on the Parascript Balance Sheet or the Parascript Interim Balance Sheet or on the accounting Records of Parascript as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Parascript in Parascript’s Ordinary Course of Business. Except as set forth on Part 4.10 and to the extent paid prior to the Closing Date, such Accounts Receivable of Parascript are or will be as of the Closing Date current net of the respective reserves shown on the Parascript Balance Sheet or the Parascript Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Parascript Contract with any account debtor of an Account Receivable of Parascript relating to the amount or validity of such Account Receivable. The Parascript Data Room contains a listing and aging of all Accounts Receivable as of the date of the Parascript Interim Balance Sheet.

4.11 Inventories. Other than immaterial quantities of Parascript’s products held for sale in CD-ROM form, Parascript has no inventories as that term is used in GAAP.

4.12 No Undisclosed Liabilities. Except as set forth in Part 4.12, to the Knowledge of Parascript, Parascript has no Liabilities except for Liabilities reflected or reserved against in the Parascript Balance Sheet or the Parascript Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Parascript since the date of the Parascript Interim Balance Sheet.

4.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Parascript is a partnership for federal income tax purposes and has not elected to be treated as other than a partnership for such purposes. Parascript has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Parascript pursuant to applicable Legal Requirements, except where the failure to so file would not have a Parascript Material Adverse Effect. Except as set forth in Part 4.13(a), all Tax Returns and reports filed by Parascript are true, correct and complete in all material respects. Parascript has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Parascript, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 4.13(a), Parascript currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Parascript does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of Parascript’s assets that arose in connection with any failure (or alleged failure) to pay any Tax and Parascript has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance except as provided in Part 4.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Parascript Data Room contains copies and a list of all of Parascript’s Tax Returns filed since January 1, 2004. The federal and state income or franchise Tax Returns of Parascript have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2004. The Parascript Data Room contains a list of all Tax Returns of Parascript that have been audited after January 1, 2004 or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 4.13(b). The Parascript Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 4.13(b), to the Knowledge of Parascript, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Parascript claimed or raised by any Governmental Body in writing. Parascript has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 4.13(b), Parascript has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Parascript or for which Parascript may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 4.13(c)(i), to Parascript’s Knowledge, all material Taxes that Parascript is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person except where the failure to do so would not have a Parascript Material Adverse Effect on.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Parascript.

(iii) Substantial Understatement Penalty. Parascript has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Parascript Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Parascript are adequate (determined in accordance with GAAP) and are at least equal to Parascript’s liability for Taxes. There exists no proposed tax assessment or deficiency against Parascript except as disclosed in the Parascript Interim Balance Sheet or in Part 4.13(d).

(e) Tax Treatment. Neither Parascript nor the Member Representative nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance that would be reasonably likely to prevent the exchanges of Parascript Units and AHC Common Stock for Parent Common Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

4.14 No Material Adverse Change. To the Knowledge of Parascript, since the date of the Parascript Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Parascript, and no event has occurred or circumstance exists within the control of Parascript that would result in such a material adverse change.

4.15 Employee Benefits. For the purposes of this Section 4.15, a reference to Parascript will also include Manager and/or Member Representative, as appropriate.

(a) The Parascript Data Room contains a list of all of Parascript’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Parascript or any other corporation, entity or trade or business controlled by, controlling or under common control with Parascript (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Parascript or any ERISA Affiliate, or that Parascript or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Parascript Employee Plans implemented or established pursuant to this Agreement) or with respect to which Parascript or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Parascript or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Parascript Employee Plans”). Such list identifies as such any Parascript Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Parascript during the last six (6) years.

(b) Except as disclosed in Part 4.15(b), neither Parascript nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The Parascript Data Room contains copies of (i) the documents comprising each Parascript Employee Plan (or, with respect to any Parascript Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Parascript or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Parascript Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Parascript Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to the Parascript Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Parascript Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Parascript Employee Plans.

(d) Except as disclosed in Part 4.15(d), full payment has been made of all amounts that are required under the terms of each Parascript Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Parascript Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Parascript has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Parascript Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither Parascript nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Parascript Employee Plan has been completely or partially terminated.

(f) Parascript has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 4.15(g), the form of all Parascript Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Parascript Employee Plan documents. Neither Parascript nor any fiduciary of any Parascript Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Parascript Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Parascript Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Parascript Employee Plans have been appropriately given. No Parascript Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Parascript Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each Parascript Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Parascript Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Parascript, no circumstances exist that will result in a Parascript Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Parascript Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Parascript is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Parascript Employee Plan, to the Knowledge of Parascript, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Except as disclosed to AHC on Part 4.15(i), any Parascript Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 through December 31, 2007 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has been operated since January 1, 2008 in compliance with Treasury Regulations issued under Section 409A of the Code; (C) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (D) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (E) does not have a stock option, equity unit option, or stock appreciation right granted under the Parascript Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to Parascript’s Knowledge, threatened, Proceeding (other than routine claims for benefits in Parascript’s Ordinary Course of Business) relating to any Parascript Employee Plan, nor is there any basis for any such Proceeding.

(k) Parascript has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to AHC on Part 4.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of Parascript to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Parascript. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of any Parascript Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the Parascript Employee Plans, Parascript has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Parascript Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA).

(n) Except as necessary to implement the Contemplated Transaction, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Parascript Employee Plans. No written representations have been made to any employee or former employee of Parascript promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Parascript concerning the employee benefits of AHC.

4.16 Compliance with Legal Requirements; Governmental Authorizations. Except as set forth in Part 4.16(a):

(i) Parascript is, and at all times since January 1, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected not to have a Parascript Material Adverse Effect;

(ii) To the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Parascript of, or a failure on the part of Parascript to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) The Parascript Data Room contains a complete and accurate list of each Governmental Authorization that is held by Parascript or that otherwise relates to such Parascript’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 4.16(b):

(i) Parascript is, and at all times since January 1, 2004, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization, except where non-compliance would not have a Parascript Material Adverse Effect;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Parascript Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) to the Knowledge of Parascript, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Parascript Material Adverse Effect; and

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Parascript to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Parascript to own and use the its assets in the manner in which it currently owns and uses such assets.

4.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 4.17(a), there is no pending or, to the Knowledge of Parascript, threatened Proceeding:

(i) by or against Parascript that may have a Parascript Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Parascript’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Parascript has delivered to AHC copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 4.17(a). There are no Proceedings listed or required to be listed in Part 4.17(a) that would have a Material Adverse Effect on the business, operations, or condition of Parascript.

(b) Except as set forth in Part 4.17(b):

(i) there is no Order to which Parascript, its business or any of its assets is subject; and

(ii) to the Knowledge of Parascript, no officer, Member, Manager, or employee of Parascript is subject to any Order that prohibits such officer, Member, Manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parascript.

(c) Except as set forth in Part 4.17(c):

(i) Parascript is, and, at all times since January 1, 2004, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parascript or any of its assets is subject which would result in a Parascript Material Adverse Effect; and

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parascript or any of its assets is or has been subject.

4.18 Absence of Certain Changes and Events. Except as set forth in Part 4.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Parascript Balance Sheet, Parascript, has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in Parascript’s authorized capital;

(b) amendment to the Governing Documents of Parascript;

(c) payment (except in its Ordinary Course of Business, including monthly cash advances to certain Members) or increase by Parascript of any bonuses, salaries or other compensation to any Member, Manager, officer or employee or entry into any employment, severance or similar Contract with any Member, Manager, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Parascript Employee Plan;

(e) damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Parascript is a party, or (ii) any Contract or transaction involving total remaining payments by Parascript of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), or other disposition of any Asset or property of Parascript (including the Parascript Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than sales of assets or property of Parascript which would not have a Parascript Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to Parascript in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Parascript, which discontinuation or change would have a Parascript Material Adverse Effect;

(j) material change in the accounting methods used by Parascript; or

(k) to Parascript’s Knowledge, Contract by Parascript to do any of the foregoing.

4.19 Contracts; No Defaults.

(a) Part 4.19(a) contains an accurate and complete list, and the Parascript Data Room contains, accurate and complete copies, of the following Contracts which are referred to herein as “Material Parascript Contracts”:

(i) each Parascript Contract that involves a remaining obligation of performance of services or delivery of goods or materials by Parascript of an amount or value certain to be in excess of One Hundred Thousand Dollars ($100,000) per year;

(ii) each Parascript Contract that involves performance of services or delivery of goods or materials to Parascript of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each Parascript Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Parascript certain to be in excess of One Hundred Thousand Dollars ($100,000);

(iv) each Parascript Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each Parascript Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Parascript Contract (however named) involving a sharing of profits, losses, costs or liabilities by Parascript with any other Person;

(vii) each Parascript Contract containing covenants that in any way purports to restrict Parascript’s business activity or limits the freedom of Parascript to engage in any line of business or to compete with any Person;

(viii) each Parascript Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Parascript that is currently effective and outstanding;

(x) each Parascript Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by Parascript to be responsible for consequential damages;

(xi) each Parascript Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Parascript other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 4.19(a) sets forth the parties to each Material Parascript Contract, the effective date of each Material Parascript Contract, the term of each Material Parascript Contract, and the goods or services to which each Material Parascript Contract relates.

(b) Except as set forth in Part 4.19(b), no Member has or may acquire any rights under, and no Member has or may become subject to any obligation or liability under, any Material Parascript Contract that relates to the business of Parascript or any of its assets.

(c) Except as set forth in Part 4.19(c):

(i) each Material Parascript Contract identified or required to be identified in Part 4.19(a) has not been orally modified (other than as described in Part 4.19(c)), and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than Parascript, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material Parascript Contract identified or required to be identified in Part 4.19(a) shall not require the consent of any other Person as a result of the Contemplated Transactions.

(d) Except as set forth in Part 4.19(d):

(i) Parascript is, and at all times since January 1, 2004, has been, in compliance with all material terms and requirements of each Material Parascript Contract;

(ii) to the Knowledge of Parascript, each other Person that has any obligation or liability under any Material Parascript Contract is, and at all times since January 1, 2004, has been, in full compliance with all material terms and requirements of such Material Parascript Contract;

(iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Parascript or any other Persons the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract, except where the occurrence of such event or existence of such circumstance would not have a Parascript Material Adverse Effect;

(iv) to the Knowledge of Parascript, no event has occurred or circumstance exists under or by virtue of any Material Parascript Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of Parascript’s assets which would have a Parascript Material Adverse Effect; and

(v) Parascript has not given to or received from any other Person, at any time since January 1, 2004, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Parascript Material Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Parascript under any Parascript Material Contracts, except for such Parascript Material Contracts renegotiated, or to be renegotiated in the Ordinary Course of Business.

(f) Each Parascript Contract relating to the sale, design, manufacture or provision of products or services by Parascript has been entered into in the Ordinary Course of Business of Parascript and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.20 Insurance.

(a) The Parascript Data Room contains:

(i) copies of all current policies of insurance (and correspondence relating to coverage thereunder) to which Parascript is a party or under which Parascript is or has been covered at any time since January 1, 2004 a list of which is included in Part 4.20(a); and

(ii) copies of all pending applications by Parascript for policies of insurance.

(b) Part 4.20(b) describes:

(i) any self-insurance arrangement by or affecting Parascript, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Parascript is a party or which involves the business of Parascript; and

(iii) all obligations of Parascript to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 4.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 4.20(d):

(i) to the Knowledge of Parascript, all policies of insurance to which Parascript is a party or that provide coverage to Parascript are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) Parascript has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Parascript has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of Parascript, Parascript has given notice to the insurer of all claims that may be insured thereby.

4.21 Employees. For the purposes of this Section 4.21 a reference to Parascript will also include the Manager, as appropriate.

(a) The Parascript Data Room contains a list of the following information for Parascript’s ten (10) most highly compensated employees, including executive officers and all persons nominated or chosen to become such:

(i) positions and offices currently held;

(ii) a brief description of each executive officer’s business experience during the past five years;

(iii) any family relationships among executive officers and directors;

(iv) any legal proceedings (including any bankruptcy petition filed by or against any business of which an executive officer was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time) material to an evaluation of such executive officer’s ability or integrity;

(v) annual compensation which shall include total annual salary and bonus for the last completed fiscal year;

(vi) perquisites and other personal benefits, securities or property;

(vii) above-market or preferential earnings on restricted stock, options, SARS or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named employee; and

(viii) any amounts reimbursed during the fiscal year for the payment of taxes.

(b) Part 4.21(a) contains a list of all retired employees of Parascript receiving any retirement benefits from plans or arrangements maintained by Parascript and the amounts thereof.

(c) Part 4.21(b) states the number of employees terminated by Parascript since January 1, 2007, and contains a complete and accurate list of the following information for each employee of Parascript who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Parascript, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(d) Parascript has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Parascript has terminated no employees.

(e) Except for an Employee Confidentiality, Assignment and Noncompetition Agreement, to the Knowledge of Parascript, no officer, Manager, Member, agent, employee, consultant, or contractor of Parascript is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Parascript or (ii) to assign to Parascript or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Parascript is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Parascript to conduct the business carried on by Parascript as of the date hereof.

4.22 Labor Disputes; Compliance. For the purposes of this Section 4.22 a reference to Parascript will also include Manager, as appropriate.

(a) Parascript has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Parascript is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Parascript Material Adverse Effect.

(b) Except as disclosed in Part 4.22(b), (i) Parascript has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2004, there has not been, there is not presently pending or existing, and, to the Knowledge of Parascript, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Parascript; (iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Parascript, threatened against or affecting Parascript any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Parascript, there is no organizational activity or other labor dispute against or affecting Parascript; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Parascript or the conduct of its business; (vii) there is no lockout of any employees by Parascript, and no such action is contemplated by Parascript; and (viii) there has been no charge of discrimination filed against or, to Parascript’s Knowledge, threatened against Parascript with the Equal Employment Opportunity Commission or similar Governmental Body.

4.23 Parascript Intellectual Property Assets.

(a) The term “Parascript Intellectual Property Assets” means all assets that are intellectual property owned or licensed (as licensor or licensee) by Parascript, including, without limitation:

(i) Parascript’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Parascript (collectively, “Parascript Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by Parascript (collectively, “Parascript Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by Parascript (collectively, “Parascript Copyrights”);

(iv) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Parascript (collectively, “Parascript Trade Secrets”); and

(v) all rights in internet web sites and internet domain names presently owned by Parascript (collectively “Parascript Net Names”).

(b) Part 4.23(b) contains a complete and accurate list and summary description, including royalties paid or received by Parascript, and the Parascript Data Room contains accurate and complete copies of all Parascript Contracts (other than Material Parascript Contracts referred to in Section 4.19 hereof or listed in Part 4.19) relating to the Parascript Intellectual Property Assets, except for (i) any license implied by the sale of a product, (ii) Parascript Contracts related to the distribution, resale or similar arrangement of Parascript Intellectual Property Assets in the Ordinary Course of Business, and (iii) licenses for commonly available Software programs under which Parascript is the licensee (“Parascript Commercial Contracts”). There are no outstanding and, to the Knowledge of Parascript, no threatened disputes or disagreements with respect to any such Parascript Contract.

(c) Except as set forth in Part 4.23(c),

(i) To the Knowledge of Parascript, other than Parascript Intellectual Property Assets and intellectual property covered by Parascript Commercial Contracts, there is no other material intellectual property used in the operation of Parascript’s business as it is currently conducted. Such Parascript is the owner or licensee of all right, title and interest in and to each of the registered Parascript Intellectual Property Assets, and, to the Knowledge of Parascript, has the right to use all of the Parascript Intellectual Property Assets subject to any Parascript Contracts with Third Parties related to such Parascript Intellectual Property Assets which Parascript Contracts with Third Parties are listed in Part 4.23(c).

(ii) all former and current employees of Parascript have executed written Contracts with Parascript that assign to Parascript all rights to any inventions, improvements, discoveries or information relating to the business of Parascript.

(iii) all Parascript Contracts related to Parascript Intellectual Property Assets with any Related Person of Parascript are upon commercially reasonable terms.

(d) Part 4.23(d) contains a complete and accurate list of all Parascript Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the issued Parascript Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Parascript Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Parascript, there is no interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 4.23(d), to the Knowledge of Parascript (A) no Parascript Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used by Parascript infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 4.23(e) contains a complete and accurate list of all Parascript Marks that are registered or for which a trademark application has been filed (“Filed Parascript Marks”). With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) Other than as indicated in Part 4.23 (e)(i), all United States Patent and Trademark Office registrations for the Parascript Marks are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) Other than as set forth in Part 4.23 (e)(i), no Filed Parascript Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of Parascript, threatened with respect to any of the Filed Parascript Marks.

(iii) There is, to the Knowledge of Parascript, no potentially interfering trademark or trademark application of any other Person related to any Parascript Marks.

(iv) To the Knowledge of Parascript, no Filed Parascript Mark is infringed or has been challenged or threatened in any way. None of the Parascript Marks is alleged to infringe and, to the Knowledge of Parascript, none of the Filed Parascript Marks infringes any trade name, trademark or service mark of any other Person.

(f) Part 4.23(f) contains a complete and accurate list of all Parascript Copyrights that have been registered or for which a copyright application has been filed (“Filed Parascript Copyrights”). With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the Parascript Copyright registrations are currently in compliance with formal Legal Requirements and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To the Knowledge of Parascript, no Parascript Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Parascript Copyrights is alleged to infringe or, to the Knowledge of Parascript, infringes any copyright of any Third Party, to the Knowledge of Parascript, or is a derivative work based upon the work of any other Person.

(g) Parascript has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Material Trade Secrets. No Parascript Trade Secret is subject to any adverse claim or has been challenged, or to the Knowledge of Parascript,, (i) is threatened in any way or, (ii) based on a misappropriation of any intellectual property of any other Person.

(h) Part 4.23(h) contains a complete and accurate list of all Parascript Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All Parascript Net Names have been registered in the name of Parascript and are in compliance with all formal Legal Requirements.

(ii) Other than as set forth in Part 4.23 (e)(iii), no Parascript Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of Parascript, threatened with respect to any Net Name.

(iii) Other than as set forth in Part 4.23 (e)(iii), to the Knowledge of Parascript, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Parascript Net Name.

(iv) Other than as set forth in Part 4.23 (e)(iv), to the Knowledge of Parascript, no Parascript Net Name is infringed or has been challenged, interfered with or threatened in any way. To the Knowledge of Parascript no Parascript Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) To the knowledge of Parascript, except as specifically disclosed in Part 4.23(c), (d), (e), (f) and (h), none of the Parascript Intellectual Property Assets infringe or is alleged to infringe the intellectual property of any other Person. Parascript has secured or will secure by the Closing Date from any third party who contributed to the Parascript Intellectual Property Assets (including, without limitation, third party code and third party development tools) written assignments or licenses for such Parascript Intellectual Property Assets which are acceptable to AHC. No software used by Parascript is derived from or was developed using open source of publicly available software. Parascript has properly protected all confidential information related to the Parascript Intellectual Property Assets through written agreements with all Persons with whom Parascript has shared confidential information. No Persons other than Parascript have access to or possess any copies of any source code that is part of the Parascript Intellectual Property Assets, except that Parascript has granted a limited exclusive license in perpetuity to AIS to use the Pattern Recognition Technology in the retail sector and a limited non-exclusive license in perpetuity to Evernote Corporation to use the Pattern Recognition Technology in its software that captures and categorizes digital images.

(j) Except for the Parascript Contracts set forth in Part 4.23(b), since January 1, 2006 Parascript has not transferred the ownership of any Parascript Intellectual Property to any other party and has not licensed any Parascript Intellectual Property except in the Ordinary Course of Business.

4.24 Relationships With Related Persons. Except as disclosed in Part 4.24, no Related Person of Parascript has or, since January 1, 2004, has had, any interest in any of Parascript’s assets. No Related Person of Parascript owns or, since January 1, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Parascript other than business dealings or transactions disclosed in Part 4.24, each of which has been conducted in the Ordinary Course of Business with Parascript at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 4.24, no Related Person of Parascript is a party to any Contract with or has any claim or right against Parascript.

4.25 Brokers or Finders. Except as disclosed in Part 4.25, neither Parascript nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Parascript’s business or its assets or the Contemplated Transactions.

4.26 The Parascript Data Room. Parascript has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Parascript’s documents and information in electronically readable and retrievable form. The phrase “The Parascript Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Parascript Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Parascript Data Room and is readable by computer access and may be reproduced in full by printer.

4.27 Information Provided. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, the information supplied by Parascript for inclusion or incorporation in the Registration Statement (as defined in Section 7.1(b)) on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Mergers will be registered with the SEC shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, the information supplied by Parascript for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Parascript Members in connection with the Parascript Merger and the other transactions contemplated by this Agreement shall not, on the date the Proxy Statement (as defined in Section 7.1 (a) hereof) is first mailed to the Parascript Members or at the time of the Parascript Member Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.28 Disclosure. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, no representation or warranty contained in this Agreement, the Parascript Disclosure Letter, any supplement to the Parascript Disclosure Letter or any certificates delivered by Parascript pursuant to this Agreement and any information provided by Parascript for use in the Registration Statement and the Proxy Statement contains any untrue material statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF AHC. Subject to disclosures and information contained in the AHC Disclosure Letter, Parent, AHC and Merger Subs, jointly and severally represent and warrant to Parascript as follows:

5.1 Organization and Good Standing.

(a) The AHC Data Room contains a complete and accurate list of the jurisdiction of organization and any other jurisdictions in which each of AHC, Parent and each Merger Sub is qualified to do business as a foreign corporation. Each of AHC, Parent and Merger Sub is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and, with respect to AHC, to perform all its obligations under the AHC Contracts. Each of AHC, Parent and Merger Sub is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a AHC Material Adverse Effect.

(b) The AHC Data Room contains copies of the Governing Documents of AHC, as currently in effect. Except as disclosed in Part 5.1(b), AHC has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

5.1.1 Parent and Merger Subs.

(a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized capital stock of Parent consists of 100 shares of Parent Common Stock, all of which shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, are fully paid and nonassessable and are owned directly by AHC free and clear of any Lien. The authorized capital stock of AHC Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized equity securities of Parascript Merger Sub consists of 100 membership units, all of which have been validly issued and outstanding.

5.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each of AHC, Parent and each Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by each of AHC, Parent and each Merger Sub of each agreement to be executed or delivered by each of AHC, Parent and Merger Sub at the Closing (collectively, the “AHC’s Closing Documents”), each of AHC’s Closing Documents will constitute the legal, valid and binding obligation of each of AHC, Parent and each Merger Sub enforceable against each of them in accordance with its terms. Each of AHC, Parent and each Merger Sub has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and AHC’s Closing Documents and to perform its obligations under this Agreement and AHC’s Closing Documents. The execution, delivery and performance by AHC, Parent and each Merger Sub of this Agreement and the consummation by AHC, Parent and each Merger Sub of the transactions contemplated hereby are within the powers of AHC, Parent or such Merger Sub, as applicable, and, except for the approval of the sole stockholder of each of Parent and each Merger Sub which shall have been obtained prior to the Closing Date, and subject to the required approval and adoption of this Agreement and the AHC Merger by the stockholders of AHC have been duly authorized by all necessary action on the part of AHC, Parent and each Merger Sub.

(b) Except as set forth in Part 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of AHC, Parent or either Merger Sub or any resolution adopted by the Board of Directors or stockholders of AHC, Parent or either Merger Sub;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, other than as related to the HSR Act, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which AHC, Parent or either Merger Sub, or any of its assets, may be subject, except where such Breach or challenge would not have a AHC Material Adverse Effect;

(iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by AHC, Parent or either Merger Sub or that otherwise relates to its assets or to the business of AHC, Parent or either Merger Sub, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a AHC Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material AHC Contract;

(v) Result in the imposition or creation of any material Encumbrance upon or with respect to any of its assets; or

(c) Except as set forth in Part 5.2(c), neither AHC, Parent or either Merger Sub is required to give any notice to or obtain any Material AHC Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3 Capitalization. The authorized capital stock of AHC consists of 75,000,000 shares of AHC Common Stock and 5,000,000 shares of preferred stock $.10 par value. As of the date hereof (a) 34,614,834 shares of AHC Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 28,000 shares of Series B convertible preferred stock (convertible into 500,000 shares of AHC Common Stock), (c) 5,542,101 shares of AHC Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to AHC’s employee stock plans (“AHC Stock Options”), (d) 400,000 shares of AHC Common Stock are reserved for issuance upon exercise of outstanding warrants of AHC and (e) 4,410,169 shares of AHC Common Stock are reserved for issuance pursuant to AHC Stock Options not yet granted. There are not any bonds, debentures, notes or other indebtedness or securities of AHC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of AHC may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of AHC are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of AHC will be issued or become outstanding after the date hereof other than upon exercise of AHC stock options and AHC warrants outstanding as of the date hereof. Except as set forth in this Section 5.3 or Part 5.3, there are no AHC Stock Options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “AHC Options”) relating to the issued or unissued capital stock of AHC, or obligating AHC to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, AHC. Except as set forth in Part 5.3, since January 1, 2008, AHC has not issued any shares of its capital stock or AHC Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of AHC Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 5.3, AHC is not a party to any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of AHC Common Stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the outstanding equity securities or other securities of AHC was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 5.3, AHC does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. AHC is not and has never been a general partner of any general or limited partnership.

5.4 Financial Statements. The AHC Data Room contains: (a) an audited balance sheet of AHC as of June 30, 2007 (including the notes thereto, the “AHC Balance Sheet”), and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Eisner LLP, independent certified public accountants; (b) audited consolidated balance sheets of AHC as of September 30 in each of the fiscal years 2005 and 2006, and the related audited statements of operations, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Eisner, LLP, independent certified public accountants, for fiscal year 2005 and 2006; and, (c) will contain, as soon as practicable after completion thereof, an unaudited, consolidated balance sheet of AHC as of March 31, 2008 (the “AHC Interim Balance Sheet”) and the related unaudited, consolidated statements of operations, and cash flows for the nine (9) months then ended (collectively, the “AHC Financial Statements”). The AHC Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of AHC as at the respective dates of and for the periods referred to in such AHC Financial Statements, all in accordance with GAAP in all material respects. The AHC Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The AHC Financial Statements have been prepared from and are in accordance with the accounting Records of AHC. The AHC Data Room contains copies of all management letters from AHC’s auditors to AHC since January 1, 2005, together with copies of all responses thereto.

5.5 Books and Records. The books of account and other financial Records of AHC, all of which have been made available to Parascript, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of AHC, all of which have been made available to Parascript, contain accurate and complete Records of all properly called meetings of, or actions taken by, the stockholders, the Board of Directors and committees of AHC, and no properly called meeting of any such stockholders, Board of Directors or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

5.6 Sufficiency of Assets. Except as set forth in Part 5.6, AHC’s assets (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever; to AHC’s belief, necessary to operate AHC’s business in the manner presently operated by AHC and (b) include all of the operating assets of AHC.

5.7 Description of Leased Real Property. Part 5.7 contains a correct street address of all real property leased by AHC and an accurate description by location, name of lessor, date of lease, a brief description of any rights to renew or extend the term and term expiration date of all real property leases including any amendments thereof or options to renew thereon.

5.8 Title to Assets; Encumbrances. AHC owns good and transferable title to all of its assets subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not constitute an AHC Material Adverse Effect.

5.9 Condition of Assets.

(a) Except as set forth in Part 5.9, AHC owns no Real Property. Use of the Real Property leased by AHC for the various purposes for which it is presently being used by AHC is permitted by the terms of the lease agreement related and, to AHC’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by AHC taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted, and, to the Knowledge of AHC, is suitable for immediate use by AHC in its Ordinary Course of Business. To the Knowledge of AHC, no item of material Tangible Personal Property owned by AHC is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of AHC.

5.10 Accounts Receivable. All Accounts Receivable that are reflected on the AHC Balance Sheet or the AHC Interim Balance Sheet or on the accounting Records of AHC as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by AHC in AHC’s Ordinary Course of Business. Except as set forth on Part 5.10 and to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the AHC Balance Sheet or the AHC Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any AHC Contract with any account debtor of an Account Receivable of AHC relating to the amount or validity of such Account Receivable. Part 5.10 contains a listing and aging of all Accounts Receivable as of the date of the AHC Interim Balance Sheet.

5.11 Inventories. Except as set forth in Part 5.11 or the AHC SEC Documents, AHC has no inventories as that term is used in GAAP.

5.12 No Undisclosed Liabilities. Except as set forth in Part 5.12, to the Knowledge of AHC, AHC has no Liabilities except for Liabilities reflected or reserved against in the AHC Balance Sheet or the AHC Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of AHC since the date of the AHC Interim Balance Sheet.

5.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. AHC has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to so file would not have a AHC Material Adverse Effect. Except as set forth in Part 5.13(a) all Tax Returns and reports filed by AHC are true, correct and complete in all material respects. AHC has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by AHC, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 5.13(a), AHC currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where AHC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of its assets that arose in connection with any failure (or alleged failure) to pay any Tax and AHC has no Knowledge of any basis for assertion of any claims attributable to Taxes exists which, if adversely determined, would result in any such Encumbrance except as provided in Part 5.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The AHC Data Room contains copies and a list of all Tax Returns filed since December 31, 2004. The federal and state income or franchise Tax Returns of AHC have not been audited by the IRS or relevant state tax authorities. Tax Returns filed for the years ended June 30, 2005, 2006 and 2007 are generally open for examination by the IRS and other taxing authorities, and prior period Tax Returns are generally open for examination to the extent net operating loss carry forwards generated in prior periods are utilized in future Tax Returns. The AHC Data Room contains a complete and accurate list of all Tax Returns of AHC that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 5.13(b). The AHC Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 5.13(b), to the Knowledge of AHC, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of AHC claimed or raised by any Governmental Body in writing. AHC has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 5.13(b), AHC has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of AHC or for which AHC may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 5.13 (c)(i), to AHC’s Knowledge all material Taxes that AHC is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to do so would not have a AHC Material Adverse Effect.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by AHC.

(iii) Substantial Understatement Penalty. AHC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a AHC Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of AHC are adequate (determined in accordance with GAAP) and are at least equal to AHC’s liability for Taxes. There exists no proposed tax assessment or deficiency against AHC except as disclosed in the AHC Interim Balance Sheet or in Part 5.11(d).

(e) Tax Treatment. Neither AHC nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance that would be reasonably likely to prevent the exchanges of Parascript Units and AHC Common Stock for Parent Common Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

5.14 No Material Adverse Change. Except as disclosed in Part 5.14, to the Knowledge of AHC, since the date of the AHC Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of AHC, and no event has occurred or circumstance exists within the control of AHC that may result in such a material adverse change.

5.15 Employee Benefits.

(a) Except as provided in Part 5.15 (a), the AHC Data Room contains a list of all of AHC’s current “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life- insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe- benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by AHC or any other corporation, entity or trade or business controlled by, controlling or under common control with AHC (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) or has been maintained or contributed to in the last six (6) years by AHC or any ERISA Affiliate, or that AHC or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than AHC Employee Plans implemented or established pursuant to this Agreement) or with respect to which AHC or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of AHC or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “AHC Employee Plans”). Such list identifies as such any AHC Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of AHC during the last six (6) years.

(b) Except as disclosed in Part 5.15(b), neither AHC nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The AHC Data Room contains copies of (i) the documents comprising each AHC Employee Plan (or, with respect to any AHC Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of AHC or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the AHC Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each AHC Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to the AHC Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any AHC Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the AHC Employee Plans.

(d) Except as disclosed in Part 5.15(d), full payment has been made of all amounts that are required under the terms of each AHC Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such AHC Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. AHC has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the AHC Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither AHC nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. Since June 30, 2007, no AHC Employee Plan has been completely or partially terminated.

(f) AHC has, at all times, complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 5.15(g), the form of all AHC Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written AHC Employee Plan documents. Neither AHC nor any fiduciary of any AHC Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each AHC Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the AHC Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the AHC Employee Plans have been appropriately given. No AHC Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a AHC Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each AHC Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such AHC Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of AHC, no circumstances exist that will result in a AHC Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any AHC Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and AHC is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each AHC Employee Plan, to the Knowledge of AHC, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Any AHC Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 through December 31, 2007 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has been operated since January 1, 2008 in compliance with Treasury Regulations issued under Section 409A of the Code; (C) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (D) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (E) does not have a stock option, equity unit option, or stock appreciation right granted under the AHC Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to AHC’s Knowledge, threatened Proceeding (other than routine claims for benefits in the Ordinary Course of Business of AHC) relating to any AHC Employee Plan, nor is there any basis for any such Proceeding.

(k) AHC has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Parascript on Part 5.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of AHC to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of AHC. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of the any AHC Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the AHC Employee Plans, AHC has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the AHC Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(l) of ERISA).

(n) Except as contemplated in Section 13, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the AHC Employee Plans. No written representations have been made to any employee or former employee of AHC promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of AHC concerning the employee benefits of Parascript.

5.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 5.16(a):

(i) AHC is, and at all times since January 1, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected to have a AHC Material Adverse Effect on AHC’s assets taken as a whole;

(ii) To the Knowledge of AHC, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by AHC of, or a failure on the part of AHC to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of AHC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) AHC has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of AHC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 5.16(b) contains a complete and accurate list of each Governmental Authorization that is held by AHC or that otherwise relates to AHC’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 5.16(b):

(i) AHC is, and at all times since January 1, 2004, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization;

(ii) To the Knowledge of AHC, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a AHC Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such material Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a AHC Material Adverse Effect;

(iii) AHC has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) To the knowledge of AHC, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a AHC Material Adverse Effect;

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit AHC to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit AHC to own and use its assets in the manner in which it currently owns and uses such assets.

5.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 5.17(a), there is no pending or, to the Knowledge of AHC, Parent or either Merger Sub threatened Proceeding:

(i) by or against AHC, Parent or either Merger Sub that may have a AHC Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge, of AHC, Parent or either Merger Sub no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. AHC has delivered to Parascript copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 5.17(a). There are no Proceedings listed or required to be listed in Part 5.17(a) that would have a AHC Material Adverse Effect.

(b) Except as set forth in Part 5.17 (b):

(i) there is no Order to which any of AHC, Parent or either Merger Sub its business or any of its assets is subject; and

(ii) to the Knowledge of AHC, no officer, stockholder, director or employee of AHC, Parent or either Merger Sub is subject to any Order that prohibits such officer, stockholder, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of AHC, Parent or either Merger Sub.

(c) Except as set forth in Part 5.17(c):

(i) AHC is, and, at all times since January 1, 2004, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of AHC, Parent or either Merger Sub no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of AHC, Parent or either Merger Sub or any of its assets is subject which would result in a AHC Material Adverse Effect; and

(iii) None of AHC, Parent or either Merger Sub has received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any of AHC, Parent or either Merger Sub or any of its assets is or has been subject.

5.18 Absence of Certain Changes and Events. Except as set forth in Part 5.18 and except for the actions taken related to the Contemplated Transactions, since the date of the AHC Balance Sheet, AHC has conducted its business only in its Ordinary Course of Business and there has not been any:

(a) change in AHC’s authorized stock;

(b) amendment to the Governing Documents of AHC;

(c) payment (except in its Ordinary Course of Business) or increase by AHC of any bonuses, salaries or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any stockholder, director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any AHC Employee Plan;

(e) damage to or destruction or loss of any material asset of AHC, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which AHC is a party, or (ii) any Contract or transaction involving a total remaining payments by AHC of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), lease or other disposition of any asset or property of AHC (including the AHC Intellectual Property Assets) or the creation of any Encumbrance on any asset of AHC other than sales of assets or property of AHC which would not have a AHC Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to AHC in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with AHC, which discontinuation or change would have a AHC Material Adverse Effect;

(j) material change in the accounting methods used by AHC; or

(k) To AHC’s Knowledge, Contract by AHC to do any of the foregoing.

5.19 Contracts; No Defaults.

(a) Part 5.19(a) contains an accurate and complete list, and the AHC Data Room contains, accurate and complete copies, of the following Contracts, which are referred to herein as “Material AHC Contracts”:

(i) each AHC Contract that involves a remaining obligation of performance of services or delivery of goods or materials by AHC of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(ii) each AHC Contract that involves performance of services or delivery of goods or materials to AHC of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each AHC Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of AHC in excess of One Hundred Thousand Dollars ($100,000);

(iv) each AHC Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each AHC Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each AHC Contract (however named) involving a sharing of profits, losses, costs or liabilities by AHC with any other Person;

(vii) each AHC Contract containing covenants that in any way purport to restrict AHC’s business activity or limit the freedom of AHC to engage in any line of business or to compete with any Person;

(viii) each AHC Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of AHC that is currently effective and outstanding;

(x) each AHC Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by AHC to be responsible for consequential damages;

(xi) each AHC Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by AHC other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 5.19(a) sets forth the parties to each Material AHC Contract, the effective date of each Material AHC Contract, the term of each Material AHC Contract, and the goods or services to which each Material AHC Contract relates.

(b) Except as set forth in Part 5.19(b), no stockholder of AHC has or may acquire any rights under, and no stockholder of AHC has or may become subject to any obligation or liability under, any Contract that relates to the business of AHC or any of its assets.

(c) Except as set forth in Part 5.19(c):

(i) each Material AHC Contract identified or required to be identified in Part 5.19(a) has not been orally modified in any material respect (other than as described in Part 5.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than such AHC, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material AHC Contract identified or required to be identified in Part 5.19(a) does not require the receipt of consent of any other Person as a result of the contemplated Transactions.

(d) Except as set forth in Part 5.19(d):

(i) AHC is, and at all times since January 1, 2004, has been, in compliance with all material terms and requirements of each Material AHC Contract required to be identified in Part 5.19 (a);

(ii) to the Knowledge of AHC, each other Person that has any obligation or liability under any Material AHC Contract, and at all times since January 1, 2004, has been, in full compliance with all material terms and requirements of such Material AHC Contract;

(iii) to the Knowledge of AHC, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give AHC or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material AHC Contract, except where the occurrence of such event or existence of such circumstance would not have a AHC Material Adverse Effect;

(iv) to the Knowledge of AHC, no event has occurred or circumstance exists under or by virtue of any Material AHC Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of its assets which would have a AHC Material Adverse Effect; and

(v) AHC has not given to or received from any other Person, at any time since January 1, 2004, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material AHC Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to AHC under any AHC Contracts, except for such AHC Contracts renegotiated, or to be renegotiated in the Ordinary Course of Business.

(f) Each AHC Contract relating to the sale, design, manufacture or provision of products or services by AHC has been entered into in the Ordinary Course of Business of AHC and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

5.20 Insurance.

(a) The AHC Data Room contains:

(i) copies of all policies of insurance (and correspondence relating to coverage thereunder) to which AHC is a party or under which AHC is or has been covered at any time since January 1, 2004 a list of which is included in Part 5.20(a); and

(ii) copies of all pending applications by AHC for policies of insurance.

(b) Part 5.20(b) describes:

(i) any self-insurance arrangement by or affecting AHC, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which AHC is a party or which involves the business of AHC; and

(iii) all obligations of AHC to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 5.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 5.20(d):

(i) to the Knowledge of AHC, all policies of insurance to which AHC is a party or that provide coverage to AHC are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) AHC has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) AHC has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of AHC, AHC has given notice to the insurer of all claims that may be insured thereby.

5.21 Employees.

(a) The AHC Data Room contains a complete and accurate list of the following information for each current employee, officer, independent contractor, consultant and agent of AHC, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2008; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any AHC Employee Plan, or any other employee or director benefit plan. Part 5.21(a) contains a list of all retired employees of AHC receiving any retirement benefits from plans or arrangements maintained by AHC and the amounts thereof.

(b) Part 5.21(b) states the number of employees terminated by AHC since January 1, 2007 (excluding for purposes of this Section 5.21(b) those employees of AHC employed in the docStar division and those employees of DJS Marketing Group, Inc.), and contains a complete and accurate list of the following information for each employee of AHC who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by AHC, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(c) AHC has not violated the WARN Act or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, AHC has terminated no employees.

(d) Except for AHC Employee Confidentiality, Assignment and Noncompetition Agreements, to the Knowledge of AHC, no officer, stockholder, director, agent, employee, consultant, or contractor of AHC is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of AHC or (ii) to assign to AHC or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of AHC is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of AHC to conduct the business carried on by AHC as of the date hereof.

5.22 Labor Disputes; Compliance.

(a) AHC has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. AHC is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Material Adverse Effect on AHC.

(b) Except as disclosed in Part 5.22(b), (i) AHC has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2004, there has not been, there is not presently pending or existing, and, to the Knowledge of AHC, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving AHC; (iii) to the Knowledge of AHC, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of AHC, threatened against or affecting AHC any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of AHC, there is no organizational activity or other labor dispute against or affecting AHC; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon AHC or the conduct of its business; (vii) there is no lockout of any employees by AHC, and no such action is contemplated by AHC; and (viii) there has been no charge of discrimination filed against or, to AHC’s Knowledge, threatened against AHC with the Equal Employment Opportunity Commission or similar Governmental Body.

5.23 AHC Intellectual Property Assets.

(a) The term “AHC Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by AHC, including without limitation:

(i) AHC’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by AHC (collectively, “AHC Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by AHC (collectively, “AHC Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by AHC (collectively, “AHC Copyrights”);

(iv) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by AHC (collectively, “AHC Trade Secrets”); and

(v) all rights in internet web sites and internet domain names presently owned by AHC (collectively “AHC Net Names”).

(b) Part 5.23(b) contains a complete and accurate list and summary description including royalties paid or received by AHC and the AHC Data Room contains accurate and complete copies of all AHC Contracts (other than Material AHC Contracts referred to in Section 5.19 or listed in Part 5.19) relating to the AHC Intellectual Property Assets, except for (i) any license implied by the sale of a product, (ii) AHC Contracts related to the distribution, resale or similar arrangement of AHC Intellectual Property Assets in the Ordinary Course of Business and (iii) licenses for commonly available Software programs under which AHC is the licensee (“AHC Commercial Contracts”). There are no outstanding and, to the Knowledge of AHC, no threatened disputes or disagreements with respect to any such AHC Contract.

(c) Except as set forth in Part 5.23(c),

(i) To the Knowledge of AHC other than AHC Intellectual Property Assets and intellectual property covered by AHC Commercial Contracts, there is no other material intellectual property used in the operation of AHC’s business as it is currently conducted. AHC is the owner or licensee of all right, title and interest in and to each of the registered AHC Intellectual Property Assets, and, to the Knowledge of AHC, has the right to use all of the AHC Intellectual Property Assets, subject to any AHC Contracts with Third Parties related to such AHC Intellectual Property Assets which AHC Contracts with Third Parties are listed on Part 5.23(c).

(ii) all former and current employees of AHC have executed written Contracts with AHC that assign to AHC all rights to any inventions, improvements, discoveries or information relating to the business of AHC.

(iii) all contracts or license agreements with any Related Person of AHC are arms-length transactions.

(d) Part 5.23(d) contains a complete and accurate list of all AHC Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All of the issued AHC Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No AHC Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of AHC, there is no potentially interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 5.23(d), to the Knowledge of AHC (A) no AHC Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by AHC infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 5.23(e) contains a complete and accurate list of all AHC Marks that are registered or for which a trademark application has been filed (“Filed AHC Marks”). With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) Other than as indicated in Part 5.23 (e)(i), all United States Patent and Trademark Office registrations for the AHC Marks, are currently in compliance with all formal Legal Requirements

(including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) Other than as set forth in Part 5.23 (e)(ii), no Filed AHC Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of AHC, threatened with respect to any of the AHC Marks.

(iii) There is, to the Knowledge of AHC, no potentially interfering trademark or trademark application of any other Person related to any Filed AHC Marks.

(iv) To the Knowledge of AHC, no Filed AHC Mark is infringed or has been challenged or threatened in any way. None of the AHC Marks is alleged to infringe and, to the Knowledge of AHC, non of the Filed AHC Marks infringes any trade name, trademark or service mark of any other Person.

(f) Part 5.23(f) contains a complete and accurate list of all AHC Copyrights that have been registered or for which a copyright application has been filed (“Filed AHC Copyrights”). With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All of the AHC Copyright registrations are currently in compliance with formal Legal Requirements, and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To the Knowledge of AHC, no AHC Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the AHC Copyrights is alleged to infringe or, to the Knowledge of AHC, infringes any copyright of any Third Party or, to the Knowledge of AHC, is a derivative work based upon the work of any other Person.

(g) AHC has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its material AHC Trade Secrets. No AHC Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of AHC, is (i) threatened in any way or (ii) based on a misappropriation of any intellectual property of any other Person.

(h) Part 5.23(h) contains a complete and accurate list of all AHC Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All AHC Net Names have been registered in the name of AHC and are in compliance with all formal Legal Requirements.

(ii) Other than as set forth in Part 5.23 (e)(iii), no AHC Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of AHC, threatened with respect to any AHC Net Name.

(iii) Other than as set forth in Part 5.23 (e)(iii), to the Knowledge of AHC, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any AHC Net Name.

(iv) Other than as set forth in Part 5.23 (e)(iv), to the Knowledge of AHC, no AHC Net Name is infringed or has been challenged, interfered with or threatened in any way. To the Knowledge of AHC, no AHC Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) Except as set forth in Part 5.23(i), since January 1, 2006, AHC has not transferred the ownership of any AHC Intellectual Property to any other party and has not licensed any AHC Intellectual Property except in the Ordinary Course of Business.

5.24 Relationships With Related Persons. Except as disclosed in Part 5.24, no Related Person of AHC has, or since January 1, 2004, has had, any interest in any of AHC’s assets. No Related Person of AHC owns, or since January 1, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with AHC other than business dealings or transactions disclosed in Part 5.24, each of which has been conducted in the Ordinary Course of Business with AHC at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 5.24, no Related Person of AHC is a party to any Contract with, or has any claim or right against, AHC.

5.25 Brokers or Finders. Except as disclosed in Part 5.25, neither AHC nor any of its Affiliates or Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

5.26 SEC Reports.

(a) AHC has filed all reports, schedules, forms, certifications, statements and other documents required to be filed by AHC with the SEC (the “AHC SEC Documents”). All AHC SEC Documents are available from the SEC on the EDGAR System or in the AHC Data Room.

(b) As of its respective date, each AHC SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AHC SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AHC SEC Document has been revised or superseded by a later filed AHC SEC Document, none of the AHC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of AHC included in the AHC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AHC as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The principal executive officer of AHC and the principal financial officer of AHC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the AHC SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.27 NASDAQ Listing. AHC represents that shares of AHC Common Stock currently trade on the NASDAQ Capital Market.

5.28 The AHC Data Room. AHC has established a limited access, coded data room through the services of Merrill Corp. as a repository for certain of AHC’s documents and information in electronically readable and retrievable form. The phrase “The AHC Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the AHC Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the AHC Data Room and is readable by computer access and may be reproduced in full by printer.

5.29 Sufficiency of Funds. Except as disclosed on Part 5.29, at the Effective Time, AHC will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the Closing Cash Payment of the Parascript Merger Consideration.

5.30 Disclosure. Except as would not reasonably be expected to have an AHC Material Adverse Effect, no representation or warranty made by AHC in this Agreement, the AHC Disclosure Letter, any supplement to the AHC Disclosure Letter, or any certificate delivered by AHC pursuant to this Agreement and any information provided by AHC for use in the Registration Statement and the Proxy Statement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

6. COVENANTS OF PARASCRIPT PRIOR TO CLOSING.

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from AHC, Parascript shall during regular business hours, (a) afford AHC and its Affiliates and Representatives and prospective investors and/or lenders and their Representatives (collectively, “AHC Group”) full and free access to Parascript’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Parascript; (b) furnish AHC Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as AHC may reasonably request; (c) furnish AHC Group with such additional financial, operating and other relevant data and information as AHC may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by AHC, with AHC’s investigation of the properties, assets and financial condition related to Parascript. In addition, AHC shall have the right to have the Real Property of Parascript and Tangible Personal Property of Parascript inspected by AHC Group, at AHC’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Parascript.

6.2 Operation of the Business of Parascript. Between the date of this Agreement and the Closing, Parascript shall, except for actions related to the Contemplated Transactions:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) make no distributions of cash in excess of Five Hundred Thousand Dollars ($500,000), other than the distributions provided for in Section 7.5; provided that Parascript shall be entitled to make payments of amounts required to be withheld under Code Section 1446 with respect to Members who are foreign persons, including required quarterly estimated withholding payments under such Code section;

(d) confer with AHC prior to implementing material operational decisions outside Parascript’s Ordinary Course of Business or Parascript’s current business plan;

(e) otherwise verbally report periodically to AHC upon AHC’s reasonable request concerning the overall status of its business, operations and finances;

(f) make no material changes in management personnel without prior consultation with AHC;

(g) maintain Parascript’s assets in a state of repair and condition that complies with Legal Requirements and is consistent with Parascript’s Ordinary Course of Business;

(h) keep in full force and effect, without amendment, all material rights relating to Parascript’s business;

(i) comply with all Legal Requirements and contractual obligations applicable to the operations of Parascript’s business in all material respects;

(j) continue in full force and effect its current insurance coverage;

(k) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Parascript Employee Plan without the express written consent of AHC, and except as required under the provisions of any Parascript Employee Plan, not make any contributions to or with respect to any Parascript Employee Plan without the express written consent of AHC;

(l) cooperate with AHC and Parent and assist AHC and Parent in identifying the Governmental Authorizations required by AHC and Parent to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Parascript to AHC or Parent, where permissible, or obtaining new Governmental Authorizations for AHC or Parent;

(m) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of AHC to consummate the Contemplated Transactions, all without further consideration; and

(n) maintain in the Ordinary Course of Business all books and Records of Parascript relating to Parascript’s business.

6.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Parascript shall not, without the prior written Consent of AHC which shall not be unreasonably withheld, conditioned or delayed:

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 4.14 or 4.18 would be likely to occur;

(b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Parascript’s assets, the business of Parascript or Parascript’s Liabilities.

(c) increase the compensation payable to or to become payable to any executive officer or any employee, consultant or independent contractor of Parascript or the Member Representative;

(d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in Parascript’s Ordinary Course of Business);

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

(f) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(g) change any of its methods of accounting in effect at December 31, 2007, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2007, except, in each case, as may be required by law or GAAP;

(h) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice, and in no event in excess of the limit on Advances (as defined in the Loan Agreement) under the Loan Agreement in the aggregate;

(i) enter into any material arrangement, agreement or contract with any Third Party which provides for an exclusive arrangement with that Third Party or is substantially more restrictive on Parascript or substantially less advantageous to Parascript than arrangements, agreements or contracts existing on the date hereof;

(j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parascript;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its Ordinary Course of Business, or (ii) which are legally required to be paid, discharged or satisfied;

(l) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Parascript contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date;

(m) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Parascript for an amount in excess of One Hundred Thousand Dollars ($100,000); or

(n) agree in writing or otherwise to do any of the foregoing.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Parascript shall make all filings, including, but not limited to, all foreign filings, required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Parascript also shall cooperate with AHC and its Representatives with respect to all filings that AHC elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Parascript also shall cooperate with AHC and its Representatives in obtaining all Parascript Consents.

6.5 Notification. Between the date of this Agreement and the Closing, Parascript shall promptly notify AHC in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Parascript’s representations and warranties contained in Article 4 made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Parascript’s discovery of, such fact or condition. Should any such fact or condition require any change to the Parascript Disclosure Letter, Parascript shall promptly deliver to AHC a supplement to the Parascript Disclosure Letter specifying such change. Such delivery shall not affect any rights of AHC under Sections 11.2 (Effect of Termination), 11.3 (Fees, Expenses and Other Payments) or Article 14 (Indemnification; Remedies). During the same period, Parascript also shall promptly notify AHC of the occurrence of any Breach of any covenant of Parascript in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Parascript shall not, and shall cause Parascript’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than AHC) relating to any Acquisition Proposal. Parascript shall notify AHC of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Parascript. Notwithstanding the foregoing, prior to the approval of this Agreement by the Members of such Parascript, this Section 6.6 shall not prohibit Parascript from furnishing nonpublic information regarding Parascript to, or entering into discussions with, any person, group or entity in response to any such inquiry or proposal that is submitted to Parascript by such person, group or entity (and not withdrawn) if the boards of directors (or similar governing body) of Parascript concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors (or similar governing body) of Parascript to comply with its fiduciary obligations to Parascript’s Members under applicable Law.

6.7 Best Efforts. Parascript shall use its Best Efforts to cause the conditions in Article 9 to be satisfied.

6.8 Interim Financial Statements. Until the Closing Date, Parascript shall deliver to AHC within fifteen (15) days after the end of each month a copy of Parascript’s unaudited consolidated financial statements for such month prepared in a manner and containing information consistent with Parascript’s current practices and certified by such Parascript’s chief financial officer, director of finance or comparable position as to compliance with Section 4.4.

6.9 Payment of Liabilities. Parascript shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. AHC and Parascript hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.10 Parascript Options. At or prior to the Effective Time, Parascript shall terminate any and all stock option plans or agreements, including, without limitation, the Common Unit Option/Issuance Plan.

6.11 ABK/Pearlman Note Delivery. At or prior to the Closing Date, Parascript shall deliver or shall cause to be assigned the ABK Note and the Pearlman Note to the Exchange Agent for the benefit of the Unit holders.

6.12 Employees. Parascript and the Member Representative will provide and make available to Parent and AHC necessary information related to the employees of the Member Representative to be transferred to Parascript on or before the Effective Date, or to AHC on the Effective Date, at the option of Parascript.

7. ADDITIONAL AGREEMENTS.

7.1 Preparation of the Proxy Statement and Registration Statement; AHC Stockholders Meeting; Parascript Members Meeting.

(a) As soon as practicable following the date of this Agreement, each of Parent and AHC shall, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by AHC and Parent, prepare and after receipt of approval by Parascript which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC the proxy statement in preliminary form (the “Proxy Statement”), and each of Parascript, Parent and AHC shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of Parent and AHC shall use its Best Efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement (as that term is defined below), including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to AHC’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Each of Parent and AHC shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Contemplated Transactions. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions.

(b) As soon as practicable following the date of this Agreement, AHC, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by each of Parent and AHC, shall prepare and, after receipt of approval by Parascript, which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC a Registration Statement on Form S-4 that registers for resale the Closing Shares (the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall each use their Best Efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Each of Parent and AHC shall after consultation with Parascript, respond promptly to any comments made by the SEC with respect to the Registration Statement. Each of Parent and AHC shall allow Parascript’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with Parascript and its advisors concerning any comments from the SEC with respect thereto.

(c) If, prior to the Closing, any event occurs with respect to Parascript, or any change occurs with respect to other information supplied by Parascript for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parascript shall promptly notify each of Parent and AHC of such event, and Parascript and each of Parent and AHC shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to AHC’s stockholders.

(d) If, prior to the Closing, any event occurs with respect to each of Parent and AHC, or any change occurs with respect to other information supplied by each of Parent and AHC for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, each of Parent and AHC shall promptly notify Parascript of such event, and each of Parent and AHC and Parascript shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to AHC’s stockholders.

(e) Each of Parent and AHC shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “AHC Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Each of Parent and AHC shall use its Best Efforts to cause the Proxy Statement to be mailed to AHC’s stockholders as soon as practicable after the Registration Statement is declared effective. Each of Parent and AHC shall, through its board of directors, recommend to its stockholders that they approve the Contemplated Transactions, the Merger, the Amendment to the Certificate of Incorporation increasing the number of authorized shares of AHC’s common stock from 75,000,000 to 100,000,000 and to provide for restrictions on transfer of Parent stock that will prevent a Code Section 382 ownership change (the “Certificate Amendment”), except to the extent that AHC’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by AHC’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, AHC shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) Parascript shall take all action necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Parascript Meeting”), as soon as practicable after the Registration Statement is declared effective. Parascript shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Members as soon as practicable after the Registration Statement is declared effective. Parascript shall, through its Managing Member or equivalent governing body, recommend to the Members that they approve the Contemplated Transactions and the Merger, except to the extent that Parascript’s Managing Member or equivalent governing body shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Parascript’s Managing Member or equivalent governing body to be necessary in order to comply with its fiduciary duties.

7.2 Initial Disclosure Letter; Acceptance or Rejection of Initial Disclosure Letter and Termination of Agreement. (a) On or prior to August 12, 2008, Parascript shall deliver a Parascript Disclosure Letter to each of Parent and AHC and each of Parent and AHC shall deliver a AHC Disclosure Letter to Parascript. Such Parascript Disclosure Letter and AHC Disclosure Letter (each an “Initial Disclosure Letter” and collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Sections 4 and 5, respectively, and the disclosure in any section or subsection of the Initial Disclosure Letters shall qualify only the corresponding section or subsection in Section 4 or Section 5, as the case may be, unless it is reasonably apparent that the disclosure in any section or subsection of such Initial Disclosure Letters should apply to one or more other sections or subsections thereof, (ii) constitute representations and warranties of the respective parties, and (iii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter(s) (as defined below) through the Closing, so that the Parascript Disclosure Letter and AHC Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parascript, on one hand, and each of Parent and AHC on the other, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letter and the Supplemental Disclosure Letter. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) Following the delivery of each of the Parascript Initial Disclosure Letter and the AHC Initial Disclosure Letter pursuant to Section 7.2(a), each party will have until 5:00 p.m., EDT on August 18, 2008 to review the other party’s Initial Disclosure Letter and either in writing (i) accept such Initial Disclosure Letter or (ii) if a party determines in good faith that an item disclosed on the other party’s Initial Disclosure Letter has or is reasonably expected to have a Material Adverse Effect on the disclosing party, reject such Initial Disclosure Letter in writing and terminate this Agreement as of August 18, 2008.

7.3 Supplemental Disclosure Letter. Parascript and each of Parent and AHC agree that, with respect to their respective Initial Disclosure Letter, they shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly their respective Initial Disclosure Letter with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letter (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letter as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (each a “Supplemental Disclosure Letter” and, collectively, the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of Parascript or AHC, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of Parascript or each of Parent and AHC, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes and (iii) shall constitute representations and warranties of the respective parties. On or before the Closing Date, Parascript will prepare and deliver to Parent and AHC, and Parent and AHC will prepare and deliver to Parascript a copy of the Supplemental Disclosure Letter revised to reflect any supplement, modification or amendment required pursuant to this Section 7.3. Parascript and Parent and AHC shall deliver their respective Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by Parascript or Parent and AHC, as the case may be, the Initial Disclosure Letter as delivered upon the execution of this Agreement shall continue to apply. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.4 Authorization of the Member Representative.

(a) The Member Representative is authorized and empowered to act as a representative for the benefit of the each Member as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Member in connection with and to facilitate the consummation of the Merger and the other transactions contemplated herein, including pursuant to the Exchange Agent Agreement, which shall include the power and authority:

(i) to execute and deliver the Exchange Agent Agreement (with such modifications or changes therein as to which the Member Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Member Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Exchange Agent Agreement and the consummation of the transactions contemplated hereby and thereby as the Member Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Member Representative, to enforce and protect the rights and interests of the Members (including, if applicable, the Member Representative, in its capacity as a Member or affiliate of a Member) and to enforce and protect the rights and interests of the Member Representative arising out of or under or in any manner relating to this Agreement and the Exchange Agent Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein (including in connection with any and all claims for reimbursement or indemnification as the case may be), and to take any and all actions that the Member Representative believes are necessary or appropriate under the Exchange Agent Agreement or this Agreement for and on behalf of the Members, including defending any claims by any AHC Indemnified Person or AHC Surviving Corporation, consenting to, compromising or settling any such claims, conducting negotiations with any AHC Indemnified Person, AHC Surviving Corporation and their respective representatives regarding such claims, and, in connection therewith, to investigate, defend, contest or litigate any claim initiated by any AHC Indemnified Person, AHC Surviving Corporation, or any other Person, or by any federal, state or local Governmental Body against the Member Representative or any Member, and receive process on behalf of any or all Members in any such claim and compromise or settle on such terms as the Member Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; file any proofs of debt, claims and petitions as the Member Representative may deem advisable or necessary; settle or compromise any claims asserted under the Exchange Agent Agreement; and file and prosecute appeals from any decision, judgment or award rendered in any such claim;

(iv) to refrain from enforcing any right of the Members or any of them or the Member Representative arising out of or under or in any manner relating to this Agreement or the other documents contemplated herein; provided, however, that no such failure to act on the part of the Member Representative, except as otherwise provided in this Agreement or in the Exchange Agent Agreement, shall be deemed a waiver of any such right or interest by the Member Representative or by the Members unless such waiver is in writing signed by the waiving party; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Member Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or the other documents contemplated herein.

(b) The Member Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Member Representative. In connection with the foregoing, at the Closing, Parascript Surviving Company shall transfer One Hundred Thousand Dollars ($100,000) (the “Expense Funds”) to the Member Representative, to be used by the Member Representative to pay expenses incurred by the Member Representative in its capacity as the Member Representative. Once the Member Representative determines, in its sole discretion, that the Member Representative will not incur any additional expenses in its capacity as the Member Representative, then the Member Representative will appropriately distribute the remaining unused Expense Funds, if any, to the Members. In connection with this Agreement and the other documents contemplated herein, and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative hereunder, the Member Representative shall (i) incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other Merger Document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member Representative pursuant to such advice shall in no event subject the Member Representative to liability to any Members. Each Member shall indemnify, pro rata based on the amount of consideration such holder received in connection with the Merger in respect of such holder’s Units, the Member Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Member Representative hereunder, or under the Exchange Agent Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Member Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification under this section, upon written notice from the Member Representative to the Members as to the existence of a deficiency toward the payment of any such indemnification amount, each Member shall promptly deliver to the Member Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share of the number of Units outstanding immediately prior to the Closing.

(c) All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the Effective Time or any termination of this Agreement or the Proxy Agreement.

(d) Except as reserved in Section 14.9, each of AHC, Parent, AHC Surviving Corporation and Parascript Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Member Representative pursuant to this Agreement and the Exchange Agent Agreement, all of which actions or omissions shall be legally binding upon the Members.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Member and (ii) shall survive the consummation of the Merger.

7.5 Tax Distributions; Tax Treatment.

(a) Prior to the Closing Date, in the event Parascript, from time to time, determines to make tax distributions to Members with respect to Taxable Income (as defined below), Parascript shall, at least five (5) Business Days prior to such a tax distribution, provide to Parent and AHC a statement, along with supporting workpapers (each, a “Tax Distribution Statement”) which shall set forth the estimated amount of Parascript’s taxable income (as such term is defined under Section 702(a)(8) of the Code) for the relevant period, with the first such period beginning on January 1, 2008, and the last such period ending on the Closing Date (for the avoidance of doubt, the taxable income so determined shall not include any taxable income resulting from the consummation of the Merger) (the “Taxable Income”). The Taxable Income reflected on each Tax Distribution Statement shall be determined in a manner consistent with past practice. Notwithstanding any other provision in this Agreement, from time to time at or before the Closing Date, Parascript shall be entitled to distribute to, and/or withhold and pay to an applicable taxing authority on behalf of Members, an amount, if any, equal to forty percent (40%) of the Taxable Income as shown on the applicable Tax Distribution Statement (the “Tax Distribution Amount”).

(b) Prior to and at the Effective Time, each party hereto shall use its Best Efforts to cause the exchanges of AHC Common Stock and Parascript Units for Parent Common Stock, respectively pursuant to the Mergers, taken together, to qualify as exchanges described in Section 351 of the Code, and to cause the exchange of AHC Common Stock to Parent Common Stock to qualify as a reorganization within the meaning of Section 368 of the Code, and shall not take any action reasonably likely to cause the exchanges not to so qualify.

7.6 Fairness Opinion. Parent, AHC and Parascript shall cooperate and assist in the preparation of an opinion of AHC’s financial advisor to the effect that the terms of this Agreement are fair to Parent, AHC and its stockholders from a financial point of view; provided, however, that Parent and AHC shall be solely responsible for the costs and Expenses of obtaining such opinion.

8. COVENANTS OF AHC PRIOR TO CLOSING.

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parascript, AHC shall during regular business hours, (a) afford Parascript and its Representatives (collectively, “Parascript Group”) full and free access, to AHC’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of AHC; (b) furnish Parascript Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Parascript may reasonably request; (c) furnish Parascript Group with such additional financial, operating and other relevant data and information as Parascript may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Parascript, with Parascript’s investigation of the properties, assets and financial condition related to AHC. In addition, Parascript shall have the right to have the Real Property of AHC and Tangible Personal Property of AHC inspected by Parascript Group, at Parascript’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of AHC.

8.2 Operation of the Business of AHC. Between the date of this Agreement and the Closing, AHC shall:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with Parascript prior to implementing material operational decisions outside AHC’s Ordinary Course of Business or AHC’s current business plan;

(d) otherwise verbally report periodically to Parascript upon Parascript’s reasonable request concerning the overall status of its business, operations and finances;

(e) make no material changes in management personnel without prior consultation with Parascript;

(f) maintain its assets in a state of repair and condition that complies with Legal Requirements and is consistent with AHC’s Ordinary Course of Business;

(g) keep in full force and effect, without amendment, all material rights relating to AHC’s business;

(h) comply with all Legal Requirements and contractual obligations applicable to the operations of AHC’s business in all material respects;

(i) continue in full force and effect its current insurance coverage;

(j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any material AHC Employee Plan without the express written

Consent of Parascript, and except as required under the provisions of any AHC Employee Plan, not make any contributions to or with respect to any AHC Employee Plan without the express written Consent of Parascript;

(k) maintain in the Ordinary Course of Business all books and Records of AHC relating to AHC’s business;

(l) maintain the quotation of Common Stock on the NASDAQ Capital Market and timely file all reports, forms, and other documents required by the SEC under the Exchange Act and Securities Act, by Nasdaq and by any state regulatory authorities under applicable rules and regulations. Each such report, form and document shall comply in all material respects with such applicable rules and regulations and none of such filings shall contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

8.3 Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, AHC shall not, without the prior written Consent of Parascript which shall not be unreasonably withheld, conditioned or delayed,

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.14 or 5.18 would be likely to occur;

(b) make any material modification to any Material AHC Contracts or Governmental Authorizations;

(c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to AHC’s assets, the business of AHC or AHC’s Liabilities;

(d) increase the compensation payable to or to become payable to any director or executive officer or any employee, consultant or independent contractor of AHC or Parent;

(e) unless obligated therefore pursuant to contract, policy or practice as of the date hereof, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

(f) establish, adopt or enter into any employee benefit plan or arrangement;

(g) except as may be required by applicable law, amend, or take any other actions with respect to, any of the AHC Employee Plans;

(h) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards) except for any grant of options in the Ordinary Course of Business, consistent with past practices or as disclosed in Part 8.2(i), with the express written consent of Parascript which consent shall not be unreasonably withheld;

(j) amend or otherwise modify the terms of any such rights, warrants or options;

(k) take any action to accelerate the exercisability of stock options;

(l) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business and consistent with past practice);

(m) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries,

(n) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(o) adopt or propose to adopt any amendments to its charter or bylaws;

(p) change any of its methods of accounting in effect at December 31, 2007, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended June 30, 2007, except, in each case, as may be required by law or GAAP;

(q) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice and in no event in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; provided that for purposes of this subparagraph (q) any transaction in respect of the ARS shall be excluded;

(r) enter into any material arrangement, agreement or contract with any Third Party which provides for an exclusive arrangement with that Third Party or is substantially more restrictive on AHC or substantially less advantageous to AHC than arrangements, agreements or contracts existing on the date hereof;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of AHC;

(t) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in the Ordinary Course of Business consistent with past practice, or (ii) which are legally required to be paid, discharged or satisfied;

(u) knowingly take, or agree to commit to take, any action that would make any representation or warranty of AHC contained herein materially inaccurate, or as of any time prior to, the Closing Date;

(v) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating AHC for an amount in excess of One Hundred Thousand Dollars ($100,000); or

(w) agree in writing or otherwise to do any of the foregoing.

8.4 Required Approvals. As promptly as practicable after the date of this Agreement, AHC shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. AHC also shall cooperate with Parascript and its Representatives with respect to all filings that Parascript elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. AHC also shall cooperate with Parascript and its Representatives in obtaining all Material Consents.

8.5 Notification. Between the date of this Agreement and the Closing, AHC shall promptly notify Parascript in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of AHC’s representations and warranties contained in Article 5 and made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or AHC’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, AHC shall promptly deliver to Parascript a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Parascript under Sections 11.2, 11.3 or Article 14. During the same period, AHC also shall promptly notify Parascript of the occurrence of any Breach of any covenant of AHC in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely.

8.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, AHC shall not, and shall cause AHC’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Parascript ) relating to any Acquisition Proposal. AHC shall notify Parascript of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by AHC. Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders of AHC, this Section 8.6 shall not prohibit AHC from furnishing nonpublic information regarding AHC to, or entering into discussions with, any Person, group or entity in response to any such inquiry or proposal that is submitted to AHC by such Person, group or entity (and not withdrawn) if the Board of Directors of AHC concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of AHC to comply with its fiduciary obligations to AHC’s stockholders under applicable Law.

8.7 Best Efforts. AHC shall use its Best Efforts to cause the conditions in Article 10 to be satisfied and to take such actions as are necessary in order for Parent and AHC to fulfill the obligations as set forth in Section 3.10(b), including the sale of the ARS for cash.

8.8 Payment of Liabilities. AHC shall pay or otherwise satisfy in its Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. In addition, for the avoidance of doubt, nothing herein including Section 8.2 and 8.3, shall restrict or prohibit in any manner AHC’s and Parent’s ability to pay the Parascript Payments or any fees or expenses incurred in connection with the Contemplated Transactions, on or prior to the Closing Date.

8.9 Shareholder Rights Plan. On or prior to the Closing, Parent and AHC shall have adopted a shareholder rights plan in order to preserve the net operating loss, which plan shall be in form mutually acceptable to Parascript, Parent and AHC.

8.10 AG Continuing Operations. Except as otherwise expressly permitted herein, between the date of signing of this Agreement and the distribution of the AG Shares on January 2, 2009, AG shall not, and Parent will not allow or permit AG to take, without the prior written Consent of Parascript, or following the Closing, the Member Representative, which shall not be unreasonably withheld, conditioned or delayed, any of the actions that would be otherwise be prohibited by Sections 8.2 or 8.3 if AG were to be substituted for AHC under such sections; provided, however, that during the period between the Closing Date and January 2, 2009, the Member Representative shall have the right, in its sole discretion, to provide funding for the operation of AG in the ordinary course of business consistent with past practice; and provided, further, that neither Parent nor AHC shall have any liability of AG that may result from the absence of any funding by the Member Representative. Prior to the Effective Date, AG, Parent and AHC will execute a license agreement in respect of the Intellectual Property of each of AG and AHC being used as of the date hereof by the other party, provided that such license agreement shall be approved by the express written consent of Parascript which consent shall not be unreasonably withheld.

8.11 Tax Deductions. Parent and AHC acknowledge that Parascript is entitled to claim, on its final partnership tax return, any deductions for compensation paid to employees of Parascript resulting from the vesting, exercise, or exchange of any options, other Parascript equity, or any other form of compensation in connection with this transaction. Parent and AHC will not attempt to claim such deductions on their tax returns.

8.12 NASDAQ Listing of Parent Common Stock. Parent will use its best efforts to cause Parent Common Stock to be listed on the NASDAQ Capital Market.

9. CONDITIONS PRECEDENT TO AHC’S OBLIGATION TO CLOSE. AHC’s obligation to consummate the Merger and to take the other actions required to be taken by AHC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AHC, in whole or in part):

9.1 Accuracy of Representations. All of Parascript’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2 Parascript’s Performance. All of the covenants and obligations that Parascript is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

9.3 Consents. Each of the Consents to be mutually agreed by the parties thereto prior to the Closing Date (the “Parascript Consents”) shall have been obtained and shall be in full force and effect.

9.4 Additional Documents. Parascript shall have caused the documents and instruments required by Section 3.10(a) and the following documents to be delivered (or tendered subject only to Closing) to AHC:

(a) The Parascript Articles of Merger and Parascript Certificate of Merger, duly executed by Parascript;

(b) The Articles of Organization and all amendments thereto of Parascript, duly certified as of a recent date by the Secretary of State of the State of Wyoming;

(c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Parascript, executed by the appropriate officials of the State of Wyoming and each jurisdiction in which Parascript is licensed or qualified to do business as a limited liability company as specified in Part 3.1(a); and

(d) Such other documents as AHC may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Parascript’s representations and warranties set forth in Article 4;

(ii) evidencing the performance by Parascript of, or the compliance by each Parascript with, any covenant or obligation required to be performed or complied with by Parascript;

(iii) evidencing the satisfaction of any condition referred to in this Section 9.4; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

9.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

9.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause AHC to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

9.7 Governmental Authorizations. AHC shall have received such Governmental Authorizations as are necessary to allow AHC to consummate the Merger.

9.8 Silicon Valley Bank Loan. To the extent required to be paid by Silicon Valley Bank on or prior to the Closing Date, AHC shall have received, in a form reasonably acceptable to it, a payoff letter and release for Parascript’s Liability to Silicon Valley Bank as set forth in Part 4.19(c)(ii) of the Parascript Disclosure Letter.

9.9 Assignment of Assets, Liabilities and Contracts. On or prior to the Closing Date, Parascript shall cause or have caused such assets, Liabilities and Contracts as relate to Parascript’s business and which are currently the assets or obligations of Parascript Management, Inc., a Wyoming corporation, Total Recognition Products, LLC, a Colorado limited liability company, Total Recognition Systems, LLC, a Colorado limited liability company, Governmental Postal Recognition Systems, LLC, a Colorado limited liability company, and Parascript International, Inc., a Colorado corporation, to be transferred and assigned to Parascript and Parascript shall cause or have caused either the transfer of ownership of the entities set forth above (other than Parascript Management, Inc.) to an entity other than Parascript, or the dissolution of the entities set forth above (other than Parascript Management, Inc.).

9.10 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, Liabilities, financial condition or results of operations of Parascript having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Parascript.

9.11 Certificate Amendment. The Certificate Amendment shall have been approved by the AHC stockholders at the AHC Stockholders’ Meeting.

9.12 Appointment to Audit Committee. The three directors who shall serve on the Audit Committee of AHC’s Board of Directors shall be appointed and agree to serve.

9.13 AHC Stockholder Approval. The AHC Stockholder Approval shall have been obtained.

9.14 Parascript Financial Statements; Parascript Projections. Prior to the Closing Date, AHC shall have received from Parascript audited financial statements for the last three fiscal years, or longer if required by Regulation S-X and the General Rules and Regulations of the Securities Act. Prior to the Closing Date, AHC shall have received from Parascript cash flow projections for calendar years 2008, 2009 and 2010.

9.15 Parascript Expense. Parascript shall have paid in full all Expenses incurred by it as of the Closing Date in connection with the Contemplated Transactions, including, without limitation, all Expenses related to investment bankers, business brokers, attorneys, accountants and other professional advisors, other than the Advisor Fee, which the Exchange Agent shall pay after the Closing from the Parascript Merger Consideration.

9.16 Proxy Agreement. The Designated Parascript Members as of the Closing Date shall have executed a proxy agreement to be mutually agreed by the parties thereto (the “Proxy Agreement”) prior to the filing of the definitive Proxy Statement with the SEC, providing for the election of directors as contemplated by Section 12.3 hereof.

9.17 Non-Competition Agreements. Designated Parascript Members shall have executed with AHC and Parascript, on or prior to the Closing Date, the Non-Competition Agreements for a period of five (5) years in the form to be mutually agreed by the parties thereto prior to the filing of the definitive Proxy Statement.

9.18 Fairness Opinion. AHC shall have received an opinion of AHC’s financial advisor to the effect that the terms of this Agreement are fair to AHC and its stockholders from a financial point of view.

9.19 Parascript Member Approval. The Parascript Member Approval shall have been obtained.

9.20 Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

9.21 Exchange Agent Agreement. Parascript and the Member’s Representative shall have executed the Exchange Agent Agreement as contemplated by Section 3.10 (a)(iii) hereof.

9.22 Affiliates. Prior to the Closing Date, Parascript shall deliver to AHC a letter identifying all Persons who hold membership Units in Parascript immediately prior to the Closing and are expected by Parascript to be affiliates of AHC for purposes of Rule 145 under the Securities Act immediately following the Closing. Parascript shall use its Best Efforts to cause each such Person to deliver on or prior to the Closing Date a written agreement in the form to be mutually agreed by the parties thereto prior to the filing of the definitive Proxy Statement. (the “Affiliate Letters”).

9.23 AIS License. On or prior to the Closing Date, the AIS License shall have been terminated.

9.24 NASDAQ Listing. On or prior to the Closing Date, the listing of Parent Common Stock on the NASDAQ Capital Market shall have been obtained.

10. CONDITIONS PRECEDENT TO PARASCRIPT’S OBLIGATION TO CLOSE. Parascript’s obligation to consummate the Merger and to take the other actions required to be taken by Parascript at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parascript in whole or in part):

10.1 Accuracy of Representations. All of Parent and AHC’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2 Parent and AHC’s Performance. All of the covenants and obligations that each of Parent and AHC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

10.3 Consents and Release. Each of the Consents to be mutually agreed by the parties prior to the Closing Date (the “AHC Consents”) shall have been obtained and shall be in full force and effect.

10.4 Additional Documents. Each of Parent, AHC and the Merger Subs shall have caused the documents and instruments required by Section 3.10(b) and the following documents to be delivered (or tendered subject only to Closing) to Parascript:

(a) The Articles of Merger, duly executed by each of AHC Merger Sub and Parascript Merger Sub;

(b) The Certificates of Merger, duly executed, by each of AHC Merger Sub and Parascript Merger Sub; and

(c) The certificate of incorporation and all amendments thereto of each of Parent, AHC and each Merger Sub, duly certified as of a recent date by the Secretary of State of the State of Delaware.

(d) The organizational consent of Parent appointing and electing executive officers and directors, duly executed by Parent; and

(e) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of each of Parent, AHC and each Merger Sub and payment of all applicable state Taxes by each of Parent, AHC and each Merger Sub, executed by the appropriate officials of the State of Delaware and each jurisdiction in which each of Parent, AHC and each Merger Sub is licensed or qualified to do business as a corporation as specified in Part 5.1; and

(f) Such documents as Parascript may reasonably request for the purpose of:

(i) evidencing the accuracy of any representation or warranty of AHC set forth in Article 5;

(ii) evidencing the performance by AHC of, or the compliance by AHC with, any covenant or obligation required to be performed or complied with by AHC;

(iii) evidencing the satisfaction of any condition referred to in this Article 10; or

(iv) otherwise facilitating the consummation or performance of any of the contemplated transactions.

10.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

10.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause AHC or Parascript to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

10.7 Governmental Authorizations. AHC shall have received such Governmental Authorization, if any, as are necessary to allow AHC to consummate the Merger.

10.8 Employees. AHC shall have made a written offer of employment to all of the Persons providing services to Parascript and the Member Representative, as the case may be, in form and substance reasonably acceptable to Parascript.

10.9 Certificate Amendment. The Certificate Amendment shall have been approved by the AHC stockholders at the AHC Stockholders’ Meeting.

10.10 Board Composition; Officers.

(a) AHC and AHC’s Board of Directors shall have caused the nomination and election to the Board of Directors of four (4) individuals designated by AHC’s Board of Directors, and four (4) individuals designated by Parascript, and the Chief Executive Officer of Parent as the ninth director. Three (3) nominees of each of AHC and Parascript shall meet the “independent director” definition under the NASDAQ rules and under any Legal Requirement in order to implement the transactions contemplated herein.

(b) AHC’s Board of Directors shall have appointed Jeffrey Gilb as AHC’s Chief Executive Officer.

10.11 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of AHC having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of AHC.

10.12 Appointment of Audit Committee. The three directors who shall serve on the Audit Committee of AHC’s Board of Directors shall be appointed and agree to serve.

10.13 Parascript Member Approval. The Parascript Member Approval shall have been obtained.

10.14 AHC Projections. Prior to the Closing Date, Parascript shall have received from AHC cash flow projections for calendar years 2008, 2009 and 2010.

10.15 AHC Expenses. Each of Parent and AHC shall have paid in full all Expenses incurred by it as of the Closing Date in connection with the Contemplated Transactions, including, without limitation, all expenses related to investment bankers, business brokers, attorneys, accountant and other professional advisors.

10.16 Proxy Agreement. Each of Parent, AHC and the Designated AHC Stockholders shall have executed the Proxy Agreement prior to the filing of the definitive Proxy Statement providing for the election of directors as contemplated by Section 12.3 hereof.

10.17 Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement.

10.18 Exchange Agent Agreement. Parent and AHC shall have executed the Exchange Agent Agreement as contemplated by Section 3.10 (c)(iv) hereof.

10.19 Registration Rights Agreement. Parent and AHC shall have executed the Registration Rights Agreement as contemplated in Section 3.10 (c)(v) hereof.

10.20 NASDAQ Listing. On or prior to the Closing Date, the listing of Parent Common Stock on the NASDAQ Capital Market shall have been obtained.

11. TERMINATION.

11.1 Termination Events. Assuming this Agreement was not previously terminated pursuant to Section 7.2(b)(ii), by notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by AHC (provided that AHC is not then in material breach of any material provision of this Agreement such that the conditions to closing the Merger set forth in Section 9 would not be satisfied at the time of breach) if a material Breach of any provision of this Agreement has been committed by Parascript, is not cured by Parascript within thirty (30) days of the delivery of a written notice of such material Breach by AHC to Parascript, and such material Breach has not been waived by AHC;

(b) by Parascript (provided that Parascript is not then in material breach of any material provision of this Agreement such that the conditions to closing the Merger set forth in Section 10 would not be satisfied at the time of breach) if a material Breach of any provision of this Agreement has been committed by AHC, is not cured by AHC within thirty (30) days of the delivery of a written notice of such material Breach by Parascript to AHC, and such material Breach has not been waived by Parascript;

(c) by AHC if any condition in Article 9 is or becomes impossible (other than through the failure of AHC to comply with its obligations under this Agreement), and AHC has not waived such condition on or before such date;

(d) by Parascript if any condition in Article 10 is or becomes impossible (other than through the failure of Parascript to comply with its obligations under this Agreement), and Parascript has not waived such condition on or before such date;

(e) by AHC if AHC determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Parascript reflects any material adverse change to the business, financial condition, or results of operations of Parascript. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Parascript constitutes a New Matter, then termination shall be AHC’s sole remedy;

(f) by Parascript, if Parascript determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by AHC reflects any material adverse change to the business, financial condition or results of operations of AHC. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of AHC constitutes a New Matter, then termination shall be Parascript’s sole remedy;

(g) by mutual consent of AHC and Parascript;

(h) by AHC if the Closing has not occurred on or before December 31, 2008, or such later date as the parties may agree upon, unless AHC is in material Breach of this Agreement;

(i) by Parascript if the Closing has not occurred on or before December 31, 2008, or such later date as the parties may agree upon, unless Parascript is in material Breach of this Agreement;

(j) by either AHC or Parascript, if the Contemplated Transactions shall fail to receive the requisite vote for approval and adoption by the stockholders of AHC or the Members;

(k) by Parascript, if (i) the Board of Directors of AHC withdraws, modifies or changes its recommendation of the Contemplated Transactions in a manner adverse to Parascript or shall have resolved to do any of the foregoing; (ii) the Board of Directors of AHC shall have recommended to the stockholders of AHC any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AHC is commenced, and the Board of Directors of AHC does not recommend that stockholders not tender their shares into such tender or exchange offer; or (iv) any Person (other than Parascript or an affiliate thereof, or any stockholder of Parascript as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of AHC;

(l) by AHC, if the Manager or managing board of Parascript (or any equivalent managing body) shall have recommended to the Members of Parascript any Competing Transaction or shall have resolved to do so;

(m) by AHC, in the event that the audit of Parascript or due diligence investigation of Parascript reveals a material adverse variation from any of the unaudited financial statements of Parascript previously delivered by Parascript to AHC for the fiscal years ended 2005, 2006 and 2007, and the period from January 1, 2008 through June 30, 2008; and

(n) by Parascript, if Parent and AHC have insufficient cash in immediately available funds to pay the Closing Cash Payment on the Closing Date.

11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2, Section 11.3, Section 11.4 and Articles 15 (Confidentiality) and 16 (General Provisions) (except for those in Section 16.5) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.3 Fees, Expenses and Other Payments. All fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated herein are consummated.

11.4 Parascript Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AHC pursuant to Section 11.1(a) or (e), then Parascript shall pay to AHC a fee equal to Three Million Dollars ($3,000,000). Such fee shall be payable in cash in immediately available funds on the second Business Day following the termination of this Agreement.

11.5 AHC Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parascript pursuant to Section 11.1(b) (unless this Agreement is terminated based upon a breach of Section 5.29) or (k), then AHC shall pay to Parascript a fee equal to Three Million Dollars ($3,000,000); provided that in the event Parascript terminates this Agreement pursuant to Section 11.1(n), then AHC shall pay to Parascript a fee equal to Five Hundred Thousand Dollars ($500,000). Such fee shall be payable in cash in immediately available funds on the second Business Day following the termination of this Agreement.

12. POST-CLOSING COVENANTS OF PARTIES.

12.1 Governance and Management. Immediately after Closing, Jeffrey Gilb will be the Chief Executive Officer of Parent, AHC Surviving Corporation and Parascript Surviving Company.

12.2 Change of Fiscal Year. Parascript will use commercially reasonable efforts to change its fiscal year end to June 30 as soon as is reasonably practicable following the Closing.

12.3 Board of Directors of AHC. Following the Effective Time, the Board of Directors of Parent will consist of nine (9) directors including the Chief Executive Officer of Parent, four (4) individuals nominated by Parascript and four (4) directors nominated by AHC. Each of Parent and Parascript will use their Best Efforts to nominate four persons to the Board of Directors of Parent in addition to the Chief Executive Officer of Parent.

12.4 Directors and Officers Insurance. Parent and AHC shall provide and maintain, for at least a three-year period following the Closing Date, directors and officers insurance at levels at least equal to those carried by Parascript prior to the Closing Date, and shall, as a part thereof, cause all former Parascript directors and officers to be insured pursuant to the provisions thereof. In addition, following the Closing Date, Parent and AHC shall provide and maintain directors and officers insurance at levels at least equal to that carried by AHC prior to the Closing Date, and shall, as a part thereof, cause all of its directors and officers to be insured pursuant to the provisions thereof.

12.5 Agreement Not to Liquidate. Following the Effective Time, neither Parent nor AHC Surviving Corporation shall take any action to liquidate or dissolve AHC Surviving Corporation, or to adopt a plan of liquidation for AHC Surviving Corporation, or otherwise cause AHC Surviving Corporation to be disregarded as an entity for federal tax purposes for a period of eighteen (18) months following the Effective Time.

13. ADDITIONAL COVENANTS.

13.1 Employees and Employee Benefits.

(a) It is contemplated that all of the employees currently providing services to Parascript, whether as employees of Parascript or the Member Representative, will become employees of AHC or its professional employer organization consistent with past practices of AHC and its professional employer organization. Prior to Closing, the parties will formally document their agreement regarding such employees, which agreement will address salaries and benefits, retirement and savings plans and general employee provisions.

(b) AHC shall assume sponsorship of the Parascript Employee Plans effective as of the Closing Date. Participation in the Parascript Employee Plans by such employees will continue uninterrupted.

(c) As soon as administratively feasible following the Closing, AHC shall merge the AHC 401(k) Retirement Savings Plan, (the “AHC 401(k) Plan”) and the Parascript 401(k) Plan (the “Parascript 401(k) Plan”).

(d) As soon as administratively feasible following the Closing, AHC shall merge the AHC Flexible Benefits Plan (the “AHC Cafeteria Plan”) and the Parascript Management, Inc. Flexible Benefits Plan (the “Parascript Cafeteria Plan”). Participant elections made for the plan year that includes the Closing Date (the “Plan Year”) will continue to be effective on and after the Closing Date. Participant reimbursements made during the Plan Year prior to the Closing Date will be carried forward.

(e) AHC will take all actions necessary to continue to provide continuation coverage, as required under COBRA, following the Closing Date to any former employee that provided services to Parascript (or dependent of any employee or former employee of Parascript) whose COBRA qualifying event occurred on or before the Closing Date at a time when the individual was covered by such Parascript Employee Plan. Parascript will provide AHC with a list of all Persons currently or formerly associated with Parascript who have elected continuation coverage under COBRA under Parascript’s health plan, and who are still in their available continuation period, as well as a list of all such Persons whose qualifying event has occurred before the Closing, and who are in their COBRA election period, but who have not yet made such election. Parascript will provide the foregoing information to AHC at least seven (7) days prior to Closing and will update such information on the Closing Date, if necessary.

(f) AHC and Parascript will cooperate prior to the Effective Time to develop and implement appropriate incentive arrangements, including, without limitation, non-competition provisions standard for AHC for similarly situated employees, for Parascript employees who will continue to be employed by Parascript or to be employed by AHC after the Closing Date.

13.2 Tax Matters.

(a) Overview. Parascript shall not elect to be treated for federal income tax purposes as a corporation or as an association taxable as a corporation for any period or partial period up to and including the Closing Date. For federal and applicable state income tax purposes, all of Parascript’s and its Subsidiaries’ taxable income, gains, losses, deductions, expenses and credits, up to and including the Closing Date, shall be allocated to the Members. Thereafter, all taxable income, gains, losses, deductions and expenses of the Surviving Company shall be allocated to AHC.

(b) Preparation of Income Tax Returns. After Closing, the Member Representative shall prepare (or cause to be prepared) and deliver to AHC and Parent proposed forms of the federal and applicable state income Tax Returns for Parascript for the period ending on or prior to the Closing Date, and all related schedules including, but not limited to, forms K-1 (the “Final Parascript Tax Returns”). The Final Parascript Tax Returns shall be prepared in accordance with Parascript’s past practice in preparing its income Tax Returns previously filed; provided that Parascript shall make an election in accordance with Code § 754 effective for the taxable year that ends on the date of the Closing and shall not seek to revoke that election at any time. After Closing, AHC shall prepare (or cause to be prepared) and deliver to Parascript and Parent proposed forms of the federal and applicable state income Tax Returns for AHC for the period ending on or prior to the Closing Date, and all related schedules (the “Final AHC Tax Returns”). With respect to each Final Parascript Tax Return (i) no later than 60 days following the date of Closing the Member Representative shall deliver to Parent and AHC a copy of the prepared Tax Return, (ii) Parent and AHC shall have the opportunity to examine the Tax Return and the associated work papers, schedules and other documents prepared in connection with the preparation of the Tax Return and (iii) after approval thereof by Parent and AHC, which shall not be unreasonably withheld, Parent and AHC shall cause the Parascript Surviving Company to timely file the Tax Return.

(c) Cooperation. Parascript Surviving Company and each of Parent and AHC Surviving Corporation shall cooperate fully as and to the extent reasonably requested by the Member Representative in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of Parascript for any period or partial period that ends on or prior to the Closing Date. The Parascript Surviving Company shall make available to the Member Representative such records as the Member Representative may reasonably request for the preparation of any Tax Return of Members, Parascript or its Subsidiaries or the substantiation of any position or claim thereon. Likewise, AHC Surviving Corporation and each of Parent and Parascript Surviving Company shall cooperate fully as and to the extent reasonably requested by AHC in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of AHC for any period or partial period that ends on or prior to the Closing Date. The AHC Surviving Corporation and Parent shall make available to AHC such records as AHC may reasonably request for the preparation of any Tax Return of AHC or its Subsidiaries or the substantiation of any position or claim thereon. The parties shall cooperate with each other in the handling of any audit referenced in this Section 13.2 (any subsequent proceedings arising out of the audit, including, but not limited to, litigation proceedings). Parent and AHC shall cause the Parascript Surviving Company to make available to the Member Representative any records that the Member Representative may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Likewise, Parent shall cause the AHC Surviving Corporation to make available to AHC any records that AHC may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Parent, Parascript and AHC agree that the Parascript Surviving Company and the AHC Surviving Corporation shall retain all tax and financial accounting records of Parascript and AHC respectively for periods on or before the Closing Date for at least six (6) years after the Closing Date. Parent, Parascript, and AHC agree that the Parascript Surviving Company and AHC Surviving Corporation shall retain all tax and financial accounting records of Parascript and AHC, respectively, for periods on or before the Closing Date for at least six (6) years after the Closing Date.

(d) Treatment of Parascript Surviving Company. From and after the Closing, AHC shall not take any action that will cause Parascript Surviving Company to not be treated as a disregarded entity for federal income tax purposes immediately after Closing. On the Final Parascript Tax Return, Parascript Surviving Company shall be entitled to claim deductions for Parascript Payments that are deductible, and neither Parent, AHC nor the Parascript Surviving Company shall claim current deductions for Parascript Payments on its federal income tax return.

13.3 Retention of and Access to Records. After the Closing Date, Parent and AHC shall retain for a period consistent with Parent and AHC’s record-retention policies and practices those Records of Parascript delivered to AHC. Parent and AHC also shall provide the Members and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

13.4 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

14. INDEMNIFICATION; REMEDIES.

14.1 Survival. The representations and warranties and covenants of Parascript to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year. The representations and warranties and covenants of Parent, Merger Subs and AHC to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year.

14.2 Indemnification and Reimbursement of AHC. After the Closing, if Parent, AHC and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “AHC Indemnified Person”), suffers any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Parascript in (i) Article 4 of this Agreement, (ii) Parascript’s Initial Disclosure Letter, (iii) Parascript’s Supplemental Disclosure Letter, (iv) the certificates delivered by Parascript pursuant to Section 3.10 (for this purpose, each such certificate will be deemed to have stated that Parascript’s representations and warranties in this Agreement fulfill the requirements of Section 9.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a Supplemental Disclosure Letter have caused a condition specified in Section 9.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Parascript in this Agreement or in any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement; or

(c) any undisclosed liabilities of Parascript and any undisclosed expenses, costs, liabilities and damages arising out of Parascript’s Management and operations prior to the Closing Date, whether or not disclosed to AHC in the Disclosure Letter including, without limitation, liabilities relating to Parascript employees;

(d) any withholding tax liability related to stock options issued to employees,

then subject to the other provisions of this Article 14, the AHC Indemnified Person shall be entitled to be reimbursed the amount of such Damages up to $5,000,000 from the (i) Note and (ii) New Sub Earn-Out Payment, except in the event of fraud, willful misstatement or willful omissions, and any liability for Taxes, for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.3 Indemnification and Reimbursement of Parascript. After the Closing, if Parascript and its Representatives, Members, shareholders, subsidiaries and Related Persons (collectively, the “Parascript Indemnified Person”), suffers Damages, arising from or in connection with:

(a) any Breach of any representation or warranty made by Parent, AHC and each Merger Sub in (i) Article 5 of this Agreement, (ii) AHC’s Initial Disclosure Letter, (iii) AHC’s Supplemental Disclosure Letter, (iv) the certificates delivered by AHC pursuant to Section 3.10 (for this purpose, each such certificate will be deemed to have stated that AHC’s representations and warranties in this Agreement fulfill the requirements of Section 10.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a Supplemental Disclosure Letter have caused a condition specified in Section 10.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by AHC pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of any of Parent, AHC or either Merger Sub in this Agreement or in any other certificate, document, writing or instrument delivered by any of Parent, AHC or either Merger Sub pursuant to this Agreement; or

(c) any undisclosed liabilities of AHC and any undisclosed expenses, costs, liabilities and damages arising out of AHC’s Management and operations prior to the Closing Date not appearing on the Parascript Interim Balance Sheet, whether or not disclosed to AHC in the Disclosure Letter including, without limitation, liabilities relating to AHC employees;

then subject to the other provisions of this Article 14, the Parascript Indemnified Person shall be entitled to be reimbursed the amount of such Damages up to $5,000,000 from Parent, except in the event of fraud, willful misstatement or willful omissions, and any liability for Taxes, for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.4 Limitations on Amount and Recovery.

(a) An AHC Indemnified Person or Parascript Indemnified Person, as the case may be (an “Indemnified Person”) shall not be entitled to recover for any Damages from Parascript or AHC, as the case may be (an “Indemnifying Person”) pursuant to Section 14.2 or 14.3, as the case may be unless and until the aggregate amount of Damages asserted by such Indemnified Person exceed $500,000 (the “Indemnification Threshold”), and then the Indemnified Person shall be entitled to recover for Damages only in excess of the Indemnification Threshold.

(b) Parascript and AHC agree that in no event shall the liability for indemnification under this Section 14 exceed $5,000,000 and, in the case of Section 14.2, be limited exclusively to the Note and the New Sub Earn-Out Payment.

14.5 Time Limitations. If the Closing occurs, an Indemnified Person may recover Damages with respect to a Breach of (i) a covenant or obligation to be performed or complied with by the Indemnifying Party prior to the

Closing Date or (ii) a representation or warranty by the Indemnified Person, only if on or before the one year anniversary of the Closing Date, the Indemnified Person notifies the Indemnifying Party and the Proxy Agent pursuant to the terms of the Proxy Agreement in writing of such a claim specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person. After the expiration of such one-year period, no further claim for indemnification may be made.

14.6 Third-Party Claims.

(a) Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to Indemnifying Party of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the indemnification obligation under Section 14.2 or 14.3, as the case may be, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Party pursuant to Section 14.7(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 14 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation directed by the Indemnifying Party to be performed. If Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Person’s Consent unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to the Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person’s notice is received by the Indemnifying Party, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Parties will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnified Parties will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld) or be obligated in any way to indemnify.

(d) Notwithstanding the provisions of Section 16.4, each party hereto hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Parascript with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 14, (i) both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 14, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

14.7 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

14.8 Waiver of Contribution and Indemnification. No Person satisfying or discharging an indemnification obligation under this Article 14 shall have a right of contribution or indemnification against any other Person and by executing this Agreement expressly waives such rights against any other Person who or which may have also joined in representations, warranties and/or covenants hereunder.

14.9 Indemnification and Reimbursement of AHC Indemnified Persons by the Exchange Agent. After the Closing, if any AHC Indemnified Person suffers any Damages arising from or in connection with any actions or failure to act by the Exchange Agent with respect to the Merger Consideration to be allocated or distributed by the Exchange Agent to former members of Parascript pursuant to the Exchange Agent Agreement (including, without limitation, the issuance and delivery of certificates representing former Members’ proportionate Closing Shares and any liability for withholding under this Agreement) then the AHC Indemnified Persons shall be entitled to be reimbursed in the amount of such Damages for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.10 Exclusive Remedy. Parascript and AHC acknowledge and agree that the foregoing indemnification provisions in this Section 14 shall be the exclusive remedy of Parascript and AHC with respect to the Contemplated Transactions.

15. CONFIDENTIALITY.

15.1 Definition of Confidential Information.

(a) As used in this Article 15, the term “Confidential Information” includes any and all of the following information of Parascript or AHC that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (AHC on the one hand or Parascript, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 15, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 15 to the extent included within the definition. In the case of trade secrets, each of AHC, Parascript and Members hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

15.2 Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Parascript with respect to Confidential Information of Parascript (each, a “Parascript Contact”) or an authorized representative of AHC with respect to Confidential Information of AHC (each, a “AHC Contact”). Each of AHC and Parascript shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by AHC or Parascript, as the case may be, of the obligations of this Article 15 with respect to such information. Each of AHC and Parascript shall (iv) enforce the terms of this Article 15 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 15; and (vi) be responsible and liable for any Breach of the provisions of this Article 15 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Parascript shall maintain as confidential any Confidential Information (including for this purpose any information of Parascript of the type referred to in Sections 15.1(a)(i), 15.1(a)(ii) and 15.1(a)(iii)), whether or not disclosed to AHC, of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities. Notwithstanding the preceding sentence, Parascript may use any Confidential Information of Parascript before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

(c) From and after the Closing, the provisions of Section 15.2(a) above shall not apply to or restrict in any manner AHC’s use of any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities.

15.3 Exceptions. Sections 15.2(a) and 15.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article 15 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Parascript shall not disclose any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities in reliance on the exceptions in clauses (b) or (c) above.

15.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 15.4 do not apply to any Proceedings between the parties to this Agreement.

15.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Parascript Contact or a AHC Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

15.6 Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

16. GENERAL PROVISIONS.

16.1 Expenses. Each of AHC and Parascript shall bear and be responsible for its fees and Expenses in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions, including, without limitation, all fees of their respective professional advisors.

16.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as AHC and Parascript agree; provided, however, that if the parties have not or cannot agree to the content of an announcement by the date AHC is obligated by Legal Requirements to disclose the substance of the disputed announcement, then AHC shall be free to make such disclosure in such filing(s) as may be required of AHC under such Legal Requirements. Except with the prior consent of AHC or Parascript, as applicable, or as otherwise required by law, neither Parascript, AHC nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Parascript or Members has been disclosed to AHC or its Representatives, that AHC or its Representatives have inspected any portion of the Confidential Information of Parascript or Members, that any Confidential Information of AHC has been disclosed to Parascript, Members or their Representatives or that Parascript, Members or their Representatives have inspected any portion of the Confidential Information of AHC or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Parascript and AHC will consult with each other concerning the means by which Parascript’s and AHC’s employees, customers, suppliers and others having dealings with Parascript or AHC will be informed of the Contemplated Transactions, and each of Parascript and AHC will have the right to be present for any such communication.

16.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Parascript (before the Closing):	Parascript, LLC
Attention: Jeffrey Gilb
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@Parascript.com

with a copy to:	Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

Member Representative:	Parascript Management, Inc.
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@Parascript.com

with a copy to:	Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

AHC, Parent or Merger Subs:	Authentidate Holding Corp.
Attention: O’Connell Benjamin
Fax no.: (908) 673-9921
E-mail address: OBenjamin@Authentidate.com

with a copy to:	Becker & Poliakoff LLP
Attention: Victor J. DiGioia, Esq.
Fax no.: (212) 557-0295
E-mail address: vdigioia@bppa.com

16.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled solely by arbitration in accordance with the following provisions:

(a) The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) The forum for the arbitration shall be Denver, Colorado.

(c) The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(d) There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Parascript shall select one arbitrator and AHC shall select one arbitrator and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of JAMS. The decision in writing of at least two of the three parties shall be final and binding on the parties.

(e) The arbitration shall be administered by JAMS.

(f) The rules of the arbitration shall be the Comprehensive Arbitration Rules of JAMS, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this Section, the provisions of this Section shall prevail.

(g) The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies.

(h) The arbitrators’ decision shall provide a reasoned basis for the resolution of any dispute and any award. The arbitrators shall not have the power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees of JAMS and the arbitrators.

(j) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the state of Colorado. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

16.5 Enforcement of Agreement. The parties hereto acknowledge and agree that the other party or parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party or parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other party or parties may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.6 Waiver; Remedies Cumulative. Except as otherwise provided for herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, term sheet, any confidentiality agreement between AHC and Parascript) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

16.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that AHC may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of AHC and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, except with respect to Article 3, Article 14, and to the holders of Units immediately prior to the Effective Time, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 16.8.

16.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

16.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.12 Governing Law. The WLLCA and DGCL shall govern all issues concerning the effectiveness of the Parascript Merger. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

16.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

16.14 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AHC:

AUTHENTIDATE HOLDING CORP., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

AHC MERGER SUBSIDIARY:

AHC MERGER SUB, INC., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARASCRIPT MERGER SUBSIDIARY

PARASCRIPT MERGER SUB, LLC, a Delaware limited liability company:

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARENT:

AHC GROUP INC., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARASCRIPT:

PARASCRIPT, LLC, a Wyoming limited liability company

By: PARASCRIPT MANAGEMENT, INC., a Wyoming corporation, its Manager

By:	/s/ ARON B. KATZ
Aron B. Katz
Manager

MEMBER REPRESENTATIVE AND EXCHANGE AGENT:

PARASCRIPT MANAGEMENT, INC., a Wyoming corporation

By:	/s/ ARON B. KATZ
Name:	Aron B. Katz
Title:	Director

Annex B

DUFF & PHELPS

July 21, 2008

CONFIDENTIAL

The Special Committee of the Board of Directors of

AuthentiDate Holding Corp.

Connell Corporate Center

300 Connell Drive, Fifth Floor

Berkeley Heights, NJ 07922

Dear Members of the Special Committee:

The Special Committee of the Board of Directors (the “Special Committee”) of AuthentiDate Holding Corp., a Delaware corporation (“AuthentiDate” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide our opinion (“Opinion”), as of the date hereof, as to the fairness, from a financial point of view, to the Company of the Closing Consideration (defined below) to be paid by the Company in the transactions contemplated by the draft Agreement and Plan of Merger (the “Proposed Transaction”), dated July 20, 2008 (the “Merger Agreement”), by and among AuthentiDate, Parascript, LLC, a Wyoming limited liability company (“Parascript”), Parascript Management, Inc., a Wyoming corporation, AHC Group Inc., a Delaware corporation and wholly owned subsidiary of AuthentiDate (“Parent”), AHC Merger sub. Inc., a Delaware corporation and wholly owned subsidiary of Parent (“AHC Merger Sub”) and Parascript Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parascript Merger Sub”). All capitalized terms used and not specifically defined herein have the respective meanings assigned to them in the Merger Agreement.

Description of the Proposed Transaction

We understand that the Proposed Transaction involves the acquisition of all of the outstanding membership units of Parascript through a series of mergers, for a combination of cash, securities and other consideration and commitments described below. You have informed us that pursuant to the Merger Agreement, at the Initial Effective Time, AHC Merger Sub will merge with and into AuthentiDate, with AuthentiDate continuing as the surviving corporation and a wholly owned subsidiary of Parent ( the “AHC Surviving Corporation”), and that at the Effective Time (which will occur substantially concurrently with the Initial Effective Time), Parascript Merger Sub will merge with and into Parascript, with Parascript continuing as the surviving limited liability company and also as a wholly owned subsidiary of Parent. You have further informed us that, by virtue of the AHC Merger and the Parascript Merger and without any action on the part of AuthentiDate, Parent, AHC Merger Sub, Parascript, Parascript Merger Sub or any holder of AuthentiDate Common Stock or Units, (i) at the Initial Effective Time, all shares of AuthentiDate’s common stock, par value $0.01 per share (“AuthentiDate Common Stock”), held by AuthentiDate as treasury stock or owned by AuthentiDate, AHC Merger Sub or any other subsidiary of AuthentiDate immediately prior to the Initial Effective Time will cease to be outstanding and will be cancelled and no consideration will be delivered in exchange therefor; (ii) each share of AuthentiDate Common Stock outstanding immediately prior to the Initial Effective Time will be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Common Stock (the “AuthentiDate Merger Consideration”); (iii) each share of AHC Merger Sub’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of AHC Surviving Corporation; and (iv) at the Effective Time, all of the outstanding Preferred Units and Common Units of Parascript (collectively, the “Units”) will be automatically cancelled and converted into the right to receive in the aggregate, and paid in accordance with the terms of the Exchange Agent Agreement (the consideration referred to in this clause (iv) being hereinafter referred to as the “Closing Consideration”):

(A)	up to $10,000,000 in cash, subject to reduction as provided in the Merger Agreement;

(B)	30,000,000 shares of Parent Common Stock;

The Special Committee of the Board of Directors of AuthentiDate Holding Corp.

July 21, 2008

(C)	all of the shares of AuthentiDate International AG owned by AuthentiDate or Parent, to be distributed on January 2, 2009; and

(D)	a junior unsecured promissory note in the aggregate principal (face) amount of $20,000,000 (as may be increased pursuant to the Merger Agreement ) bearing interest at the rate of 10% per annum, to be issued by Parent on the Closing Date.

Our Opinion is limited to the fairness, from a financial point of view, to the Company of the Closing Consideration to be paid by the Company in the Proposed Transaction and is subject to the assumptions, limitations, qualifications and other conditions contained herein. We express no opinion herein as to the Earn-Out Payment or any other consideration, and we have not included the Earn-Out Payment or any other consideration in the Closing Consideration for purposes of our Opinion. We have assumed, with your express permission, that there will be no increase in the Closing Consideration as result of any purchase price or similar adjustment, indemnification provision, escrow, holdback or any other agreement or arrangement.

The Proposed Transaction, among other things, is subject to the recommendation and approval of the Special Committee.

Scope of Analysis

In connection with our Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to transactions that Duff & Phelps deemed similar, in particular. In conducting our analyses and arriving at our Opinion as expressed herein, we reviewed and analyzed, among other things, the following:

1.	the Annual Report on Form 10-K filed by AuthentiDate with the Securities and Exchange Commission (the “SEC”) with respect to its fiscal year ended June 30, 2007, as amended by Amendment No.1 thereto, and the Quarterly Reports on Form 10-Q filed by AuthentiDate with the SEC with respect to its fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008;

2.	certain other publicly available business and financial information concerning AuthentiDate and the industry in which it operates that we believed to be relevant;

3.	the historical trading price and trading volume of AuthentiDate’s common stock, and the publicly traded securities of certain other companies that we believed to be relevant;

4.	certain publicly available information concerning certain other companies which we believed to be relevant and the trading markets for certain of such other companies’ securities;

5.	certain interim and internal financial statements and operating data concerning AuthentiDate and Parascript that the companies’ respective management provided to us and identified as being the most current financial and operating data available;

6.	certain financial forecasts prepared by Parascript’s management, including detailed cash flow projections, which were represented to us as being reasonably prepared and based upon the best currently available information and good faith estimates;

7.	the July 20, 2008 draft of the Merger Agreement; and

8.	such other analyses and considered such other factors as we deemed appropriate.

The Special Committee of the Board of Directors of AuthentiDate Holding corp.

July 21, 2008

For purposes of our Opinion, we also participated in discussions with AuthentiDate’s and Parascript’s respective management concerning their respective businesses, operations, assets, financial condition and prospects, and we have undertaken such other studies, analyses and investigations as we deemed relevant to our Opinion hereinafter expressed. In addition, we have compared the financial performance of Parascript’s and AuthentiDate’s respective businesses with the performance of certain other publicly traded companies that we deemed relevant and compared certain financial terms of the Proposed Transaction to the financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant.

Assumptions, Qualifications, Limitations and Conditions

In performing our analyses and furnishing our Opinion with respect to the financial terms of the Proposed Transaction, Duff & Phelps, with your express permission and without any independent investigation or verification:

1.	Assumed and relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps from private sources, including AuthentiDate’s and Parascript’s respective management;

2.	Assumed that any estimates, valuations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3.	Assumed that the drafts of all instruments, agreements and other documents (including, without limitation, the Merger Agreement) furnished to and reviewed by Duff & Phelps are, with respect to price, identical to that to be set forth in, and with respect to all other material terms and conditions thereof, substantially in the form of, the corresponding definitive agreements to be executed and delivered by the parties thereto immediately after the receipt of our Opinion;

4.	Assumed that information supplied to Duff & Phelps by and on behalf of the Special Committee, the Company and Parascript and all representations, covenants and warranties made in the Merger Agreement are accurate and complete in all respects;

5.	Assumed that all of the conditions required to consummate the transactions contemplated by the Merger Agreement will be timely satisfied and that the Proposed Transaction will be completed in all respects in accordance with the financial, economic and other terms and covenants set forth in the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

6.	Relied that the Company has been advised and the Special Committee has asked Duff & Phelps to assume that the Proposed Transaction will not trigger a change of control and thus the Company’s NOLs can be applied toward pretax income of MergeCo. Further, the Special Committee has asked Duff & Phelps to assume that the Proposed Transaction will not limit in any way, the ability of the Company to use its NOLs;

7.	Relied upon the fact that the Special Committee, the Board of Directors of the Company and the Company have been properly and completely advised by counsel as to full compliance with all relevant and applicable legal matters with respect to the Proposed Transaction; and

8.	Assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Proposed Transaction will be timely obtained without any modification thereof having any adverse effect on the Company or any of the other parties to the Proposed Transaction or the contemplated benefits expected to be derived in the Proposed Transaction by all parties thereto.

The Special Committee of the Board of Directors of AuthentiDate Holding corp.

July 21, 2008

Although we have taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deemed to be relevant for purposes of our analyses herein, as well as our experience in the valuation of securities in general, our Opinion herein necessarily is based upon, subject to and limited to economic, financial, market, credit, industry, political, regulatory and other U.S. domestic and international events and conditions as they exist and are susceptible to evaluation on the date hereof and we assume no responsibility to update or revise our Opinion based upon any events or circumstances occurring or continuing from and after the date hereof. You have confirmed to us your understanding that events and conditions occurring and existing after the date hereof may affect our Opinion and the assumptions used in preparing it, and that we do not assume any obligation to update, revise or reaffirm our Opinion unless you expressly request us to do so, and, with your permission, we reserve the right to withdraw our Opinion if we deem such events and conditions to warrant such a withdrawal.

You hereby acknowledge that Duff & Phelps has not conducted a physical inspection of any of the properties, assets, liabilities (contingent or otherwise) or facilities of the Company or Parascript, or any of their respective affiliates, nor has Duff & Phelps made or obtained any independent valuation or appraisal thereof. Duff & Phelps did not make any independent evaluation or assessment of the solvency of any of the parties to the Merger Agreement following the consummation of the Proposed Transaction. Our Opinion should not be construed as providing any securities valuation opinion or any prediction as to the future price or value of any securities, credit rating assessment or an analysis of the Company’s credit worthiness, or any tax advice or accounting advice. Our Opinion does not constitute a recommendation to the Company, the Special Committee, the Company’s full Board of Directors, any holders of equity interests in or debt obligations of the Company, or any other constituent of the Company, person or entity as to any specific action that should be taken (or not be taken) in connection with the Proposed Transaction or as to any strategic or financial alternatives to the Proposed Transaction or as to the timing, non-economic factors or fairness of any of the foregoing. Our Opinion merely states whether the Closing Consideration to be paid in the Proposed Transaction is within a range of implied values suggested by the application of certain financial analyses and methodologies that we believed to be relevant. The decision as to whether to proceed with the Proposed Transaction or any related or alternative transaction necessarily depends on an assessment of factors wholly unrelated to the financial analysis on which our Opinion is based. Our Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

In furnishing our Opinion, Duff & Phelps has not been asked to assess nor does our Opinion address any aspects of any management, director or employee compensatory, equity participation or incentive, profit sharing, consulting, change-in-control benefit or any other similar remuneration arrangements entered into or paid and/or to be entered into or paid in connection with or as a result of the Proposed Transaction.

Subject to the prior written approval of Duff & Phelps, our Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the SEC, and you may include a fair summary of or otherwise reference the existence of our Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, our Opinion may not be reproduced, summarized, excerpted, quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Duff & Phelps has acted as independent financial advisor to the Special Committee, and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in our Opinion or whether the Proposed Transaction is successfully consummated or the timing thereof. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps’ fee is

The Special Committee of the Board of Directors of AuthentiDate Holding corp.

July 21, 2008

payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver our Opinion. During the two years preceding the date of this opinion letter, Duff & Phelps has provided certain due diligence and financial advisory services to the Company for which fixed fee compensation has been received. Such compensation received by Duff & Phelps was not material to the financial results of Duff & Phelps. Although at this time neither you nor the Company or any of its affiliates have made Duff & Phelps aware of any contemplated transactions for which Duff & Phelps may be engaged by you to perform future financial advisory services, you and Duff & Phelps acknowledge, without any obligation, commitment, arrangement or understanding, that future such engagements involving you, the Company and its affiliates are possible. During the preceding two years, Duff & Phelps has not been engaged by Parascript.

The content and delivery of our Opinion to you has been approved by the internal opinion committee of Duff & Phelps in accordance with such committee’s formal written policies and procedures.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Closing Consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.

Respectfully submitted,

/s/ DUFF & PHELPS, LLC

DUFF & PHELPS, LLC

Annex C

Certificate of Incorporation of AHC Group, Inc. (New Authentidate)

C-1

Annex D

By-Laws of AHC Group, Inc. (New Authentidate)

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

New Authentidate’s certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph             of New Authentidate’s certificate of incorporation provides:

“The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware as the same may be amended and supplemented.”

Item 21.	Exhibits and Financial Statements Schedules.

(a)(1) Financial	Statements

The following Financial Statements of AHC are set forth below:

•	Report of Independent Registered Public Accounting Firm;

•	Consolidated Balance Sheet as of June 30, 2007 and 2006;

•	Consolidated Statements of Operations for the years ended June 30, 2007, 2006, and 2005;

•	Consolidated Statements of Shareholders’ Equity for the years ended June 30, 2007, 2006, and 2005;

•	Consolidated Statements of Cash Flows for the years ended June 30, 2007, 2006, and 2005; and

•	Notes to Consolidated Financial Statements

(a)(2) Financial	Statement Schedules

There are no schedules required for any of the years in the three year period ended June 30, 2007 pursuant to item 15 (d)

(a)(3) Exhibits

The exhibits designated with an asterisk (*) are filed herewith. Exhibits marked (**) will be filed by amendment. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. ss. 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. Certain portions of exhibits marked with the symbol (++) have been granted confidential treatment by the Securities and Exchange Commission. Such portions were omitted and filed separately with the Securities and Exchange Commission. Certain portions of exhibits marked with the symbol (#) have been omitted and are subject to our request for confidential treatment by the Securities and Exchange Commission. Such portions have been omitted and filed separately with the Commission.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of August 13, 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company. Annexed to joint proxy statement/prospectus.

3.1**	Certificate of Incorporation of AHC Group, Inc.

3.2**	By-Laws of AHC Group, Inc.

4.1**	Form of Common Stock Certificate

4.2**	Form of Series B Preferred Stock Certificates

4.8	Senior Subordinated Secured Note, dated as of May 31, 2007, executed by Astria Solutions Group, LLC (Exhibit 4.1 to Form 8-K filed June 11, 2007).

5.1**	Opinion of Becker & Poliakoff, LLP

10.1**	2008 Non-executive Directors stock option plan

10.2**	2008 Employee Stock Option Plan

10.3**	Employment Agreement between William A. Marshall and Authentidate Holding Corp. (filed as Exhibit 10.1 to Current Report on Form 8-K dated February 15, 2006).

10.37**#	License Agreement between Authentidate Holding Corp. and U.S. Postal Service

23.1*	Consent of Eisner LLP

23.2**	Consent of Becker & Poliakoff, LLP (Included as part of its opinion filed as Exhibit 5.1)

23.3*	Consent of Anton Collins Mitchell LLP

23.4*	Consent of Mayer Hoffman McCann P.C.

99.1**	Form of Authentidate Proxy Card

99.2**	Form of Parascript proxy card

99.3**	Consent of Duff & Phelps, LLC

99.4**	Consent of Aron B. Katz to be named Director of AHC Group, Inc.

99.5**	Consent of Jeffrey Gilb to be named Director of AHC Group, Inc. LLP

*	Filed herewith.
**	To be filed by Amendment.
#	Certain portions have been omitted and filed separately with the Securities and Exchange Commission.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a) Regulation S-K Item 512 Undertakings.

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For purposes of determining any liability under the Securities Act of 1933, each filing of Authentidate’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To deliver of cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6. (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(C), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) The registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-4 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, New York, on August 13, 2008.

AUTHENTIDATE HOLDING CORP.

By:	/S/ O’CONNELL BENJAMIN
O’Connell Benjamin,
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints O’Connell Benjamin his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Name	Title	Date

/S/ O’CONNELL BENJAMIN O’Connell Benjamin	President	August 13, 2008

/S/ F. ROSS JOHNSON F. Ross Johnson	Chairman of the Board	August 13, 2008

/S/ J. DAVID LUCE J. David Luce	Director	August 13, 2008

/S/ JOHN S. WATERS John S. Waters	Director	August 13, 2008

/S/ J. EDWARD SHERIDAN J. Edward Sheridan	Director	August 13, 2008

/S/ CHARLES C. JOHNSTON Charles C. Johnston	Director	August 13, 2008

/S/ RANJIT C. SINGH Ranjit C. Singh	Director	August 13, 2008

/S/ WILLIAM A. MARSHALL William A. Marshall	Chief Financial Officer and Principal Accounting Officer	August 13, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of August , 2008, by and among Authentidate Holding Corp, a Delaware corporation, Parascript, LLC, a Wyoming limited liability company, Parascript Management, Inc., a Wyoming corporation solely in the role as the Member Representative and Exchange Agent, AHC Group Inc,, a Delaware corporation, AHC Merger Sub Inc., a Delaware corporation and Parascript Merger Sub LLC, a Delaware limited liability company. Annexed to joint proxy statement/prospectus.

3.1**	Certificate of Incorporation of AHC Group, Inc.

3.2**	By-Laws of AHC Group, Inc.

4.1**	Form of Common Stock Certificate

4.2**	Form of Series B Preferred Stock Certificates

4.8	Senior Subordinated Secured Note, dated as of May 31, 2007, executed by Astria Solutions Group, LLC (Exhibit 4.1 to Form 8-K filed June 11, 2007).

5.1**	Opinion of Becker & Poliakoff, LLP

10.1**	2008 Non-executive Directors stock option plan

10.2**	2008 Employee Stock Option Plan

10.3**	Employment Agreement between William A. Marshall and Authentidate Holding Corp. (filed as Exhibit 10.1 to Current Report on Form 8-K dated February 15, 2006).

10.37**#	License Agreement between Authentidate Holding Corp. and U.S. Postal Service

23.1*	Consent of Eisner LLP

23.2**	Consent of Becker & Poliakoff, LLP (Included as part of its opinion filed as Exhibit 5.1)

23.3*	Consent of Anton Collins Mitchell LLP

23.4*	Consent of Mayer Hoffman McCann P.C.

99.1**	Form of Authentidate Proxy Card

99.2**	Form of Parascript proxy card

99.3**	Consent of Duff & Phelps, LLC

99.4**	Consent of Aron B. Katz to be named Director of AHC Group, Inc.

99.5**	Consent of Jeffrey Gilb to be named Director of AHC Group, Inc. LLP

*	Filed herewith.
**	To be filed by Amendment.
#	Certain portions have been omitted and filed separately with the Securities and Exchange Commission.